As filed with the Securities and Exchange Commission on October 27, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________

BRANDYWINE REALTY TRUST
(Exact name of registrant as specified in its charter)

Maryland	6798	23-2413352
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

401 Plymouth Road, Suite 500
Plymouth Meeting, Pennsylvania 19462
(610) 325-5600

(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant's Principal Executive Offices)

________________

Gerard H. Sweeney
President and Chief Executive Officer
401 Plymouth Road, Suite 500
Plymouth Meeting, Pennsylvania 19462
Telephone: (610) 325-5600

(Names and Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent For Service)

_______________

Copies to:

Michael H. Friedman, Esq. Pepper Hamilton LLP 3000 Two Logan Square Philadelphia, Pennsylvania 19103-2799 (215) 981-4000	Michael E. Dillard, P.C. Akin Gump Strauss Hauer & Feld LLP 1700 Pacific Avenue, Suite 4100 Dallas, Texas 75201-4675 (214) 969-2800

_______________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the merger of Prentiss Properties Trust with a subsidiary of Brandywine Realty Trust pursuant to the Agreement and Plan of Merger, dated as of October 3, 2005, included as Annex A to the enclosed joint proxy statement/prospectus, have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares of Beneficial Interest, $.01 par value per share (1)	38,435,951 (1)(2)	N/A	$1,008,310,543 (3)	$118,679

(1)	This Registration Statement relates to the common shares of beneficial interest, $.01 par value per share (“Brandywine common shares”), of the Registrant issuable upon the completion of the merger (the “REIT Merger”) of Brandywine Cognac I, LLC, a Maryland limited liability company and an indirect subsidiary of Brandywine Realty Trust, a Maryland real estate investment trust (“Brandywine”), with Prentiss Properties Trust, a Maryland real estate investment trust (“Prentiss”). This Registration Statement also relates to the Brandywine common shares issuable upon exchange of Class A units of limited partnership interest (“Brandywine Operating Partnership Class A common units”) in Brandywine Operating Partnership, L.P., a Delaware limited partnership (“Brandywine Operating Partnership”), to be issued to the holders of common units (“Prentiss Operating Partnership common units”) in Prentiss Properties Acquisition Partners, L. P. (“Prentiss Operating Partnership”) upon completion of the merger (the “Partnership Merger”) of Brandywine Cognac II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Brandywine Operating Partnership, with and into Prentiss Operating Partnership.

(2)	The number of Brandywine common shares to be registered pursuant to this Registration Statement is based on (x) the maximum number of Brandywine common shares issuable to holders of Prentiss common shares of beneficial interest, par value $.01 per share (“Prentiss common shares”), in the REIT Merger at the exchange ratio of 0.69 of a Brandywine common share in exchange for each Prentiss common share (based on 52,114,578 Prentiss common shares outstanding on October 27, 2005, assuming the exercise prior to the REIT Merger of all outstanding options to acquire Prentiss common shares, the conversion prior to the REIT Merger of all outstanding Prentiss Series D Cumulative Convertible Redeemable Preferred Shares of beneficial interest (“Series D preferred shares”) into Prentiss common shares and the redemption prior to the REIT Merger of all Prentiss Operating Partnership common units for Prentiss common shares) and (y) the maximum number of Brandywine common shares issuable in redemption of Brandywine Operating Partnership Class A common units issuable in the Partnership Merger at the exchange ratio of 1.3799 of a Brandywine Operating Partnership Class A common unit in exchange for each Prentiss Operating Partnership common unit (based on 1,794,979 Prentiss Operating Partnership common units outstanding on October 27, 2005).

(3)	Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price of the Brandywine common shares is equal to (1) (x) the estimated number of Prentiss common shares to be exchanged in the REIT Merger (assuming the exercise prior to the REIT Merger of all outstanding options to acquire Prentiss common shares, the conversion prior to the REIT Merger of all outstanding Series D preferred shares into Prentiss common shares and the redemption prior to the REIT Merger of all Prentiss Operating Partnership common units for Prentiss common shares) multiplied by (y) $39.54, the average of the high and low reported sales prices per Prentiss common share on the New York Stock Exchange on October 26, 2005 plus (2) (x) 2,476,892 Brandywine common shares issuable in redemption of Brandywine Operating Partnership Class A common units issued in the Partnership Merger multiplied by (y) $27.63, the average of the high and low reported sales prices per Brandywine common share on the New York Stock Exchange on October 26, 2005 less (3) $1,120,463,427, the aggregate amount of cash to be payable to the Prentiss common shareholders in the REIT Merger per the above described assumptions.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to said Section 8(a), may determine.

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The information in this document is not complete and may be changed. A registration statement related to the Brandywine Realty Trust common shares of beneficial interest being registered pursuant to this document has been filed with the Securities and Exchange Commission. Brandywine may not sell or issue these securities until the registration statement is effective. This document is not an offer to sell these securities and Brandywine is not soliciting offers to buy these securities in any state where such offer, solicitation or sale is not permitted.

PROPOSED MERGER–YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

     On October 3, 2005, Brandywine Realty Trust, a Maryland real estate investment trust, and Prentiss Properties Trust, a Maryland real estate investment trust, agreed to combine their businesses by merging Prentiss and a subsidiary of Brandywine under the terms of the merger agreement described in this joint proxy statement/prospectus. Both of our boards of trustees have unanimously approved the merger, which we refer to as the REIT Merger. We are proposing the REIT Merger because we believe that it will benefit the shareholders of our respective companies by creating more shareholder value than either company could create individually and by allowing shareholders to participate in a larger, more diversified company. We expect our combined company to have significantly increased equity market capitalization, which we expect will provide greater financial flexibility and liquidity. We further believe that our combined resources will create opportunities for long-term growth and value-creation.

     Upon completion of the REIT Merger, each Prentiss common share will be converted into the right to receive $21.50 in cash, subject to reduction by the amount of a special pre-closing cash dividend if the special pre-closing cash dividend is paid as described below, and 0.69 of a Brandywine common share. Cash will be paid in lieu of fractional shares. Because the portion of the merger consideration to be received in Brandywine common shares is fixed, the value of the consideration to be received by Prentiss common shareholders in the REIT Merger will depend upon the market price of Brandywine common shares at the time of the REIT Merger. You should obtain current market quotations for both Brandywine common shares and Prentiss common shares.

     Brandywine common shares are traded on the New York Stock Exchange under the symbol “BDN.” On ______ ___, 2005, Brandywine common shares closed at $___ per share. Assuming the exercise prior to the REIT Merger of all outstanding options to acquire Prentiss common shares, all Prentiss Operating Partnership common units are converted into Brandywine Operating Partnership Class A Units in the Partnership Merger described below and the conversion prior to the REIT Merger of all outstanding Prentiss Series D Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest into Prentiss common shares, we estimate that immediately after completion of the REIT Merger, ___% of the then-outstanding Brandywine common shares on a fully diluted basis will be held by former Prentiss common shareholders, based on the number of Brandywine common shares and Prentiss common shares outstanding on ______ __, 2005. Brandywine common shareholders will continue to hold their existing shares, which will not be affected by the REIT Merger.

     Prentiss common shareholders will recognize gain or loss for U.S. federal income tax purposes on the Brandywine common shares and the cash they receive in the REIT Merger.

     In addition, if any Prentiss Series D Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest remain outstanding at the effective time of the REIT Merger, they will be converted into an equal number of newly created Brandywine Series E Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest with terms that will be identical in all material respects to the terms of the Series D preferred shares.

     As part of the merger transaction, Brandywine and Prentiss have entered into separate agreements with The Prudential Insurance Company of America (which, together with the insurance company separate accounts and other funds managed by The Prudential Insurance Company of America, we sometimes refer to as Prudential). These agreements provide for the acquisition by Prudential (either on the day prior to, or the day of, the closing of the REIT Merger) of Prentiss

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properties that contain up to an aggregate of approximately 4.32 million net rentable square feet for total consideration of up to approximately $747.7 million. We refer to the Prudential acquisition as the Prudential Acquisition and we refer to the properties that Prudential will acquire as the Prudential Properties. Please see “The Prudential Acquisition and Related Agreements” on page 5 of this joint proxy statement/prospectus for a discussion of the Prudential Acquisition.

     If Prudential acquires the Prudential Properties on the day prior to the closing of the REIT Merger, Prentiss will cause Prentiss Operating Partnership to authorize a distribution payable to holders of Prentiss Operating Partnership common units on such date and then the Prentiss board of trustees would declare a special cash dividend (which we refer to as the Special Dividend) that would be payable to holders of record of Prentiss common shares on such date and the cash portion of the REIT Merger consideration would be reduced by the per share amount of the Special Dividend. The Prentiss Operating Partnership distribution, and the Special Dividend, if declared, would be funded from net cash proceeds of the Prudential Acquisition. If Prudential acquires the Prudential Properties on the closing date of the REIT Merger then the Special Dividend will not be declared and the cash portion of the REIT Merger consideration would not be reduced. Whether or not the Special Dividend is declared, the total cash that each Prentiss shareholder will receive in connection with the consummation of the REIT Merger (either solely from the cash portion of the REIT Merger consideration or from a combination of the Special Dividend and the cash portion of the REIT Merger consideration) will equal the same aggregate amount and will be payable at the same time.

     We cannot complete the REIT Merger unless Prentiss common shareholders approve the merger agreement, the REIT Merger and the related transactions at the special meeting to be held by Prentiss, and the Brandywine common shareholders approve the issuance of Brandywine common shares under and as contemplated by the merger agreement at the special meeting to be held by Brandywine. Each of Brandywine and Prentiss has scheduled a special meeting of its common shareholders at ____ a.m. Eastern time on ________ ___, 2005 to vote on these matters. Regardless of the number of shares that you own or whether you plan to attend your special meeting, it is important that your shares be represented and voted at the meeting. Voting instructions are provided inside.

     The Brandywine board of trustees has unanimously approved the merger agreement, the REIT Merger and the related transactions and declared that the merger agreement, the REIT Merger and the related transactions are advisable and fair to, and in the best interests of, Brandywine and its shareholders. Brandywine’s board of trustees unanimously recommends that Brandywine common shareholders vote “FOR” approval of the issuance of Brandywine common shares under and as contemplated by the merger agreement.

     The Prentiss board of trustees has unanimously approved the merger agreement, the REIT Merger and the related transactions and declared that the merger agreement, the REIT Merger and the related transactions are advisable and fair to, and in the best interests of, Prentiss and its shareholders. The Prentiss board of trustees unanimously recommends that Prentiss common shareholders vote “FOR” approval of the merger agreement, the REIT Merger and the related transactions.

     This joint proxy statement/prospectus provides you with detailed information about the proposed REIT Merger. We encourage you to read the entire document carefully, including “Risk Factors” beginning on page 5 of this joint proxy statement/prospectus for a discussion of risks relevant to the REIT Merger.

Gerard H. Sweeney	Thomas F. August
President and Chief Executive Officer	President and Chief Executive Officer
BRANDYWINE	PRENTISS

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

         This joint proxy statement/prospectus is dated __ __, 2005, and it is first being mailed to shareholders on or about  __________ __, 2005.

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ADDITIONAL INFORMATION

     This joint proxy statement/prospectus incorporates by reference important business and financial information about both Brandywine and Prentiss that is not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents incorporated by reference into this joint proxy statement/prospectus through Brandywine or Prentiss, as the case may be, or from the Securities and Exchange Commission’s website at www.sec.gov. Documents incorporated by reference are available from Brandywine and Prentiss, without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into this joint proxy statement/prospectus. You may obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company as follows:

BRANDYWINE	PRENTISS
401 Plymouth Road, Suite 500 Plymouth Meeting, Pennsylvania 19462 Attention: Investor Relations Telephone: (610) 325-5600	3890 W. Northwest Highway, Suite 400, Dallas, Texas 75220 Attention: Investor Relations Telephone: (214) 654-0886

     If you would like to request documents, in order to ensure timely delivery you must do so at least five business days before the date of the special meetings. This means you must request this information no later than __________, 2005. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     You can also get more information by visiting Brandywine’s website at www.brandywinerealty.com and the Prentiss website by visiting www.prentissproperties.com. We are not incorporating the contents of the websites of the SEC, Brandywine or Prentiss or any other person into this joint proxy statement/prospectus.

     See “Where You Can Find More Information” beginning on page 5.

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BRANDYWINE REALTY TRUST
401 Plymouth Road
Plymouth Meeting, Pa 19462
(610) 325-5600

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held ___________ __, 2005

     A special meeting of the shareholders of Brandywine Realty Trust, a Maryland real estate investment trust, will be held at [The Four Seasons Hotel, One Logan Square], Philadelphia, Pennsylvania, [19103] at ____ a.m., Eastern time, on _______ __, 2005, for the following purposes:

(1)	To consider and vote on a proposal to approve the issuance of Brandywine common shares under and as contemplated by the agreement and plan of merger, dated as of October 3, 2005, by and among Brandywine Realty Trust, Brandywine Operating Partnership, L.P., Brandywine Cognac I, LLC, Brandywine Cognac II, LLC, Prentiss Properties Trust and Prentiss Properties Acquisition Partners, L.P., a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus; and

(2)	To transact such other business as may properly come before the special meeting or any adjournments or postponements of the meeting.

     Only holders of record of Brandywine common shares at the close of business on _______ __, 2005, the record date for the Brandywine special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the meeting.

     IT IS IMPORTANT THAT YOUR BRANDYWINE COMMON SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE INSTRUCT THE PROXY HOLDERS HOW TO VOTE YOUR SHARES IN ONE OF THE FOLLOWING WAYS:

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope (it requires no postage if mailed in the United States);
•	USE THE TOLL-FREE TELEPHONE NUMBER shown on the enclosed proxy card (this call is free in the United States and Canada) and follow the recorded instructions; or
•	VISIT THE INTERNET WEBSITE shown on the enclosed proxy card and follow the instructions provided to vote through the internet.

     Any proxy or instruction may be revoked at any time before its exercise at the special meeting. Please authorize your proxy using one of the methods set forth above so that your common shares will be represented and voted at the special meeting.

By Order of the Board of Trustees,

/s/ Brad A. Molotsky

Brad A. Molotsky Senior Vice President, General Counsel and Secretary Plymouth Meeting, Pennsylvania ___________ __, 2005

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PRENTISS PROPERTIES TRUST
3890 West Northwest Highway, Suite 400
Dallas, Texas 75220
(214) 654-0886

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On __________, 2005

     A special meeting of the shareholders of Prentiss Properties Trust, a Maryland real estate investment trust, will be held at 3890 West Northwest Highway, Dallas, Texas, 75220 at ____ a.m., local time, on ________ __, 2005, for the following purposes:

(1) To consider and vote on the approval of the Agreement and Plan of Merger, dated as of October 3, 2005, by and among Brandywine Realty Trust, Brandywine Operating Partnership, L.P., Brandywine Cognac I, LLC, Brandywine Cognac II, LLC, Prentiss Properties Trust and Prentiss Properties Acquisition Partners, L.P., a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus and the merger of Prentiss with a subsidiary of Brandywine under the merger agreement, and the related transactions; and

(2) To transact such other business as may properly come before the special meeting or any adjournments or postponements of the meeting.

     Only holders of record of Prentiss common shares at the close of business on ______ __, 2005, the record date for the Prentiss special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the meeting.

IT IS IMPORTANT THAT YOUR PRENTISS COMMON SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE INSTRUCT THE PROXY HOLDERS HOW TO VOTE YOUR SHARES IN ONE OF THE FOLLOWING WAYS:

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope (it requires no postage if mailed in the United States);
•	USE THE TOLL-FREE TELEPHONE NUMBER shown on the enclosed proxy card (this call is free in the United States and Canada) and follow the recorded instructions; or
•	VISIT THE INTERNET WEBSITE shown on the enclosed proxy card and follow the instructions provided to vote through the internet.

     Any proxy or instruction may be revoked at any time before its exercise at the special meeting. Please authorize your proxy using one of the methods set forth above so that your common shares will be represented and voted at the special meeting.

By Order of the Board of Trustees, /s/ Gregory S. Imhoff Gregory S. Imhoff
Senior Vice President, General Counsel and Secretary
Dallas, Texas _______ __, 2005

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Page

MATERIAL FEDERAL INCOME TAX CONSEQUENCES RELATING TO BRANDYWINE’S TAXATION AS A REIT	139

Taxation of Brandywine as a REIT	139

Qualification of Brandywine as a REIT	140

Qualified REIT Subsidiaries	141

Taxable REIT Subsidiaries	142

Ownership of Partnership Interests by a REIT	142

Income Tests	142

Asset Tests	144

Annual Distribution Requirements	146

Failure to Qualify	147

Income Taxation of the Brandywine Operating Partnership, Subsidiary Partnerships and Their Partners	147

Classification of the Brandywine Operating Partnership and Subsidiary Partnerships as Partnerships	147

Partnership Allocations	148

Tax Allocations With Respect to Contributed Properties	149

Depreciation	149

Basis in Brandywine Operating Partnership Interest	150

Sale of Partnership Property	151

MATERIAL FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF BRANDYWINE’S COMMON SHARES AND SERIES E CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED SHARES	152

Taxation of Taxable U.S. Shareholders	153

Tax Considerations With Respect to Ownership and Disposition of Brandywine Series E Cumulative Convertible Redeemable Preferred Shares	154

Backup Withholding and Information Reporting	155

Taxation of Tax-Exempt Shareholders	156

Taxation of Non-U.S. Shareholders	156

Statement of Share Ownership	158

Other Tax Consequences	158

DESCRIPTION OF BRANDYWINE SHARES OF BENEFICIAL INTEREST	159

COMPARISON OF THE RIGHTS OF BRANDYWINE COMMON SHAREHOLDERS AND PRENTISS COMMON SHAREHOLDERS	164

DEADLINE FOR FUTURE SHAREHOLDER PROPOSALS	170

LEGAL MATTERS	170

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ANNEXES
Annex A:	Agreement and Plan of Merger	A-1
Annex B:	Master Agreement	B-1
Annex C:	Prudential Asset Purchase Agreement	C-1
Annex D:	Opinion of J.P. Morgan Securities Inc. to the Brandywine Board of Trustees	D-1
Annex E:	Opinion of Lazard Frères & Co. LLC to the Prentiss Board of Trustees	E-1

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QUESTIONS AND ANSWERS ABOUT THE MERGERS

About the Mergers

Q:	Why am I receiving this document?

A:	The Brandywine board of trustees and the Prentiss board of trustees have each approved a merger agreement among Brandywine Realty Trust (which we refer to as Brandywine), Brandywine Operating Partnership, L.P. (which we refer to as the Brandywine Operating Partnership), Brandywine Cognac I, LLC, Brandywine Cognac II, LLC, Prentiss Properties Trust (which we refer to as Prentiss) and Prentiss Properties Acquisition Partners, L.P. (which we refer to as the Prentiss Operating Partnership). The merger agreement provides for either the merger of Brandywine Cognac I, LLC with and into Prentiss, with Brandywine Cognac I, LLC surviving as a subsidiary of the Brandywine Operating Partnership (which we refer to as the Forward REIT Merger) or the merger of Prentiss with and into Brandywine Cognac I, LLC, with Prentiss surviving (which we refer to as the Reverse REIT Merger).

If Brandywine obtains a private letter ruling from the Internal Revenue Service, as described in more detail in “Material Federal Income Tax Consequences of the Mergers–Tax Consequences of the REIT Merger – General –The Private Letter Ruling” and if the other conditions to closing set forth in the merger agreement are satisfied or waived, then the REIT Merger would take the form of the Forward REIT Merger. If Brandywine does not obtain a private letter ruling, and if the other conditions to closing set forth in the merger agreement are satisfied or waived, then the REIT Merger would take the form of the Reverse REIT Merger. We refer to either the Forward REIT Merger or the Reverse REIT Merger, whichever is consummated pursuant to the merger agreement, as the REIT Merger.

As part of the merger transaction, Brandywine and Prentiss have entered into separate agreements with The Prudential Insurance Company of America (which, together with the insurance company separate accounts and other funds managed by The Prudential Insurance Company of America, we sometimes refer to as Prudential). These agreements provide for the acquisition by Prudential (either on the day prior to, or the day of, the closing of the REIT Merger) of identified Prentiss properties that contain up to an aggregate of approximately 4.32 million net rentable square feet for total consideration of up to approximately $747.7 million. The master agreement between Prudential and Brandywine provides Prudential with a limited right to change the composition of the portfolio of Prudential Properties. Generally, Prudential’s right to change the composition of the portfolio, either by electing not to purchase a property, or to substitute a property for another Prentiss property, is subject to the occurrence of an uncured adverse change at a property and is limited to properties that have, in aggregate, an agreed upon value of $150 million. We refer to this acquisition as the Prudential Acquisition and we refer to the properties that Prudential will acquire as the Prudential Properties.

If Brandywine does not obtain a private letter ruling from the Internal Revenue Service, Prudential will acquire the Prudential Properties on the day prior to the closing of the REIT Merger, Prentiss will cause Prentiss Operating Partnership to authorize a distribution payable to holders of Prentiss Operating Partnership common units on such date and the Prentiss board of trustees will declare a special cash dividend (which we refer to as the Special Dividend) that will be payable to holders of record of Prentiss common shares on such date. In that case, the cash portion of the REIT Merger consideration would be reduced by the per share amount of the Special Dividend and the conversion ratio applicable to the Partnership Merger would be reduced. If Brandywine does obtain the private letter ruling from the Internal Revenue Service, Prudential will acquire the Prudential Properties on the closing date of the REIT Merger. In that case, the Special Dividend will not be declared and the cash portion of the REIT Merger consideration will not be reduced and the conversion ratio applicable to the Partnership Merger will not be reduced. The amount of the Prentiss Operating Partnership distribution, if authorized, and the Special Dividend, if declared, will be funded from net cash proceeds of the Prudential Acquisition.

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The Brandywine common shares to be issued in connection with the REIT Merger cannot be issued without the approval of Brandywine common shareholders, and the REIT Merger and the Prudential Acquisition cannot be completed without the approval of the Prentiss common shareholders. Brandywine and Prentiss will hold separate special meetings of their respective common shareholders to obtain these approvals. This document is the joint proxy statement for Brandywine and Prentiss to solicit proxies for their respective special meetings. It is also the prospectus of Brandywine regarding the Brandywine common shares of beneficial interest (which we refer to as Brandywine common shares) to be issued under and as contemplated by the merger agreement.

This joint proxy statement/prospectus contains important information about the proposed merger, the Prudential Acquisition and the special meetings of Brandywine and Prentiss, and you should read it carefully.

Q:	Why are Brandywine and Prentiss proposing the REIT Merger?

A:	The boards of trustees of both companies believe that the REIT Merger represents a strategic combination that will be in the best interests of their respective shareholders and will achieve key elements of Brandywine’s strategic business plan to expand its operations and become a more diversified company while retaining a disciplined focus in each of its geographic markets. The boards expect that the combined company will have significantly increased equity market capitalization, which the boards expect will provide greater financial flexibility and liquidity. The boards of trustees of both companies believe that the combined resources of our companies will create additional and more significant opportunities for long-term growth and value-creation than either company could achieve independently. To review the reasons of the companies for the REIT Merger in greater detail, please see “The Mergers–Recommendation of Brandywine’s Board of Trustees and Brandywine’s Reasons for the REIT Merger” and “The Mergers–Recommendation of the Prentiss Board of Trustees and Reasons of Prentiss for the REIT Merger.”

Q:	What will Prentiss common shareholders receive in the REIT Merger?

A:	Prentiss common shareholders will receive $21.50 in cash, without interest, subject to reduction by the per share amount of the Special Dividend if the Special Dividend is declared as described below, and 0.69 of a Brandywine common share for each outstanding common share of beneficial interest of Prentiss (which we refer to as Prentiss common shares) they own immediately prior to the REIT Merger. Cash will be paid instead of issuing fractional shares. In this joint proxy statement/prospectus, we refer to the cash and Brandywine common shares to be issued in the REIT Merger as the REIT Merger consideration.

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Q:	What will Brandywine common shareholders receive in the REIT Merger?

A:	Brandywine common shareholders will not receive any additional shares in connection with the REIT Merger. Each Brandywine common share held by Brandywine common shareholders will continue to represent one Brandywine common share after the REIT Merger.

Q:	What happens if the market price of Brandywine common shares or Prentiss common shares changes before the closing of the REIT Merger?

A:	No change will be made to the 0.69 exchange ratio for the exchange of Prentiss common shares for Brandywine common shares in the REIT Merger. Because the exchange ratio is fixed, the value of the consideration to be received by Prentiss common shareholders in the REIT Merger will depend upon the market price of Brandywine common shares at the time of the REIT Merger.

Q:	How many Brandywine common shares will be owned after the REIT Merger by former Prentiss common shareholders?

A:	Based on the number of Brandywine common shares and Prentiss common shares outstanding as of ________ __, 2005, the record date for the special meetings, immediately after the REIT Merger, former Prentiss common shareholders will own approximately ____% of the then-outstanding Brandywine common shares, on a fully-diluted basis (assuming that all options to purchase Prentiss common shares are exercised prior to the REIT Merger, all Prentiss Operating Partnership common units are converted into Brandywine Operating Partnership Class A Units in the Partnership Merger described below and the conversion prior to the REIT Merger of all outstanding Prentiss Series D Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, which we refer to as Prentiss Series D preferred shares, into Prentiss common shares).

Q:	On what am I being asked to vote?

A:	Prentiss common shareholders. Holders of Prentiss common shares are being asked to vote to approve the merger agreement, the REIT Merger and the related transactions. Your approval of the REIT Merger will constitute your approval of both the Forward REIT Merger and the Reverse REIT Merger. Please see “The Merger Agreement–Structure of the REIT Merger” for a discussion of whether the REIT Merger will be completed through the Forward REIT Merger or the Reverse REIT Merger.

The merger agreement also provides for the merger of Brandywine Cognac II, LLC, a wholly owned subsidiary of Brandywine Operating Partnership, with and into the Prentiss Operating Partnership. We refer to this merger as the Partnership Merger and we refer to the REIT Merger and the Partnership Merger collectively as the Mergers. You are not being asked to vote on the Partnership Merger, which does not require the vote or consent of the holders of Prentiss Operating Partnership common units and can be consummated upon the sole approval of the general partner of the Prentiss Operating Partnership.

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Holders of Prentiss Series D preferred shares are not entitled to vote on the REIT Merger or the Partnership Merger.

The Prentiss board of trustees has unanimously approved the merger agreement, the REIT Merger and the related transactions and declared that the merger agreement, the REIT Merger and the related transactions are advisable and fair to, and in the best interests of, Prentiss and its shareholders. The Prentiss board of trustees unanimously recommends that Prentiss common shareholders vote “FOR” the approval of the merger agreement, the REIT Merger and the related transactions.

Brandywine common shareholders. You are being asked to approve the issuance of Brandywine common shares under and as contemplated by the merger agreement.

Brandywine’s board of trustees has unanimously approved the merger agreement, the REIT Merger and the related transactions and declared that the merger agreement, the REIT Merger and the related transactions are advisable and fair to, and in the best interests of, Brandywine and its shareholders. Brandywine’s board of trustees unanimously recommends that Brandywine common shareholders vote “FOR” approval of the issuance of the Brandywine common shares to be issued under and as contemplated by the merger agreement.

Q.	What is the Partnership Merger?

A:	Immediately after the consummation of the REIT Merger, Brandywine Cognac II, LLC will merge with and into the Prentiss Operating Partnership. In the Partnership Merger, each common unit of the Prentiss Operating Partnership (excluding common units owned by Prentiss, the Prentiss Operating Partnership, Brandywine, the Brandywine Operating Partnership or their direct or indirect wholly owned subsidiaries, which shall be cancelled in the Partnership Merger) will be converted into 1.3799 Brandywine Operating Partnership Class A units (subject to reduction if the Special Dividend is declared). However, the holders of Prentiss Operating Partnership common units have the right to convert their Prentiss Operating Partnership common units into Prentiss common shares prior to the REIT Merger, and any such Prentiss common shares that are issued upon conversion shall then be converted into the right to receive the REIT Merger consideration in the REIT Merger.

The Brandywine Operating Partnership Class A units to be issued in the Partnership Merger will, at any time and from time to time after the Partnership Merger, be exchangeable, at the request of the holder of such units, for cash or, at Brandywine’s option, for Brandywine common shares on a one-for-one basis.

We refer to the Brandywine Operating Partnership Class A units issued in the Partnership Merger as the Partnership Merger Consideration.

The Partnership Merger will be completed immediately after the closing of the REIT Merger, with the Prentiss Operating Partnership surviving the Partnership Merger as a subsidiary of Brandywine Operating Partnership.

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Prentiss is not required to obtain the approval of the holders of Prentiss units of Prentiss Operating Partnership with respect to the REIT Merger, the Partnership Merger, the merger agreement or the related transactions.

Q:	What is the Prudential Acquisition?

A:	As part of the merger transaction, Brandywine and Prentiss have entered into separate agreements with The Prudential Insurance Company of America (which we refer to as Prudential). These agreements provide for the acquisition by Prudential (either on the day prior to, or the day of, the closing of the REIT Merger) of identified Prentiss properties that contain up to an aggregate of approximately 4.32 million net rentable square feet for total consideration of up to approximately $747.7 million. The master agreement between Prudential and Brandywine provides Prudential with a limited right to change the composition of the portfolio of Prudential Properties. Generally, Prudential’s right to change the composition of the portfolio, either by electing not to purchase a property, or to substitute a property for another Prentiss property, is subject to the occurrence of an uncured adverse change at a property and is limited to properties that have, in aggregate, an agreed upon value of $150 million.

If Brandywine does not obtain a private letter ruling from the Internal Revenue Service, Prudential will acquire the Prudential Properties on the day prior to the closing of the REIT Merger, Prentiss will cause Prentiss Operating Partnership to authorize a distribution payable to holders of Prentiss Operating Partnership common units on such date and the Prentiss board of trustees will declare the Special Dividend that will be payable to holders of record of Prentiss common shares on such date. In that case, the cash portion of the REIT Merger consideration would be reduced by the per share amount of the Special Dividend and the 1.3799 conversion ratio applicable in the Partnership Merger would be reduced in accordance with a formula to reflect the amount of cash that would be distributed to holders of Prentiss common units in connection with the Special Dividend. If Brandywine does obtain the private letter ruling from the Internal Revenue Service, Prudential will acquire the Prudential Properties on the closing date of the REIT Merger. In that case, the Special Dividend will not be declared and the cash portion of the REIT Merger consideration will not be reduced and the conversion ratio applicable to the Partnership Merger will not be reduced.

Q:	How soon after the special meetings will the Mergers occur?

A:	We are working to complete the Mergers as soon as possible. A number of conditions must be satisfied before we can do so, including approval of the Brandywine common shareholders and the Prentiss common shareholders. Although we cannot be sure when all of the conditions to the Mergers will be satisfied, we hope to complete the Mergers as soon as practicable after the special meetings.

Q:	Who will manage Brandywine after the Mergers?

A:	Brandywine’s board of trustees will be increased from eight to 10 members at the effective time of the Mergers and will include the eight current Brandywine trustees, in addition to Michael V. Prentiss, who is currently the Chairman of the Prentiss board of trustees, and Thomas F. August, who is currently the President and Chief Executive Officer of Prentiss. Brandywine’s existing management team will be joined by several Prentiss executives who collectively will manage the operations of Brandywine after the REIT Merger. It is expected that the Prentiss regional operations will be incorporated into Brandywine’s operating platform.

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Q:	What will my dividends be before and after the REIT Merger?

A:	Until the REIT Merger is completed, Prentiss common shareholders will continue to receive regular dividends as authorized by the Prentiss board of trustees and declared by Prentiss. Other than the Special Dividend that may be declared in connection with the Prudential Acquisition, the merger agreement permits Prentiss to pay a regular quarterly cash dividend in an amount not to exceed $0.56 per Prentiss common share. Prentiss currently intends to continue to pay regular quarterly dividends for any quarterly period that ends before the closing of the REIT Merger. In addition, Prentiss may declare and pay, if necessary, a dividend in an amount equal to the minimum amount necessary to maintain the REIT status of Prentiss under the Internal Revenue Code. If any such dividend is declared and is in addition to the regular $0.56 per share quarterly dividend, then the cash portion of the REIT Merger consideration would be reduced by the per share amount of such additional dividend.

Brandywine common shareholders will continue to receive regular dividends as authorized by the Brandywine board of trustees and declared by Brandywine. The merger agreement permits Brandywine to pay regular quarterly cash dividends consistent with past practice. Brandywine currently intends to continue to pay regular quarterly dividends.

The merger agreement provides that Brandywine and Prentiss will coordinate the declaration, record and payment dates of any dividends in respect of their respective common shares. This coordination reflects the intention of Brandywine and Prentiss that the holders of Brandywine common shares and Prentiss common shares not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to the shares they currently own and any Brandywine common shares received in the REIT Merger.

After the closing of the REIT Merger, former holders of Prentiss common shares that receive Brandywine common shares in the REIT Merger will receive the dividends payable to all holders of Brandywine common shares with a record date after the closing. Upon the closing of the REIT Merger, former holders of Prentiss common shares will cease receiving any distributions or dividends on all Prentiss common shares held before the REIT Merger, other than any unpaid distributions or dividends declared by Prentiss before the closing of the REIT Merger.

For additional discussion of dividends, please see “The Merger Agreement –Coordination of Dividends.”

Q:	Do Brandywine common shareholders and Prentiss common shareholders have appraisal rights in connection with the REIT Merger?

A:	No. Brandywine and Prentiss are both formed under Maryland law. Under Maryland law, because the companies’ common shares are each listed on a national securities exchange, Brandywine common shareholders and Prentiss common shareholders do not have dissenters’ rights of appraisal in connection with the REIT Merger.

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Q:	What will be the U.S. federal income tax consequences of the REIT Merger?

A:	The exchange of Prentiss common shares for the applicable REIT Merger consideration will be a taxable transaction for U.S. federal income tax purposes. In general, a Prentiss shareholder will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the value of the applicable REIT Merger consideration the shareholder receives and the shareholder’s adjusted tax basis in the Prentiss common shares exchanged in the REIT Merger. Generally, if a Prentiss shareholder has held its shares for more than one year, the shareholder will recognize any gain as long-term capital gain. The deducibility of capital losses is subject to limitations.

If the REIT Merger takes the form of the Reverse REIT Merger, a Prentiss shareholder will recognize taxable dividend income with respect to the Special Dividend. For further information concerning the U.S. federal income tax consequences of the REIT Merger, please see “Material Federal Income Tax Consequences of the Mergers.” Because the tax consequences of the REIT Merger are complex and may vary depending on the particular circumstances of a Prentiss shareholder, each Prentiss shareholder is urged to consult its own tax advisors for a full understanding of the tax consequences of the REIT Merger.

About the Special Meetings

Q:	Where and when are the special meetings?

A:	Brandywine common shareholders. The Brandywine special meeting will take place at [The Four Seasons Hotel, One Logan Square], Philadelphia, Pennsylvania, [19103] on _____ __, 2005, at _______ a.m., Eastern time.

Prentiss common shareholders. The Prentiss special meeting will take place at the 3890 West Northwest Highway, Dallas, Texas, 75220 on ______ __, 2005, at _______ a.m., local time.

Q:	Who is entitled to vote?

A:	Holders of record of Brandywine common shares and Prentiss common shares, as applicable, at the close of business on ______ __, 2005, the record date for the Brandywine and Prentiss special meetings, are entitled to vote at their respective special meetings. On that date, there were ___________ Brandywine common shares outstanding and entitled to vote and __________ Prentiss common shares outstanding and entitled to vote.

Q:	How do I cast my vote?

A:	If you are a Brandywine common shareholder or a Prentiss common shareholder of record, you may vote in person at your special meeting or submit a proxy for your special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. You may also instruct the proxy holders how to vote by telephone or through the internet by following the instructions on your proxy card.

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Q:	What vote is required?

A:	Brandywine common shareholders. Approval of the issuance of the Brandywine common shares under and as contemplated by the merger agreement requires the affirmative vote of at least a majority of the Brandywine common shares cast on this proposal at the Brandywine special meeting, provided that the total votes cast on the proposal represents over 50% of the outstanding Brandywine common shares entitled to vote on this proposal.

Prentiss common shareholders. The affirmative vote in person or by proxy of the holders of at least a majority of the Prentiss common shares outstanding and entitled to vote is required to approve the merger agreement, the REIT Merger and the related transactions.

Q:	Can I change my vote after I have granted my proxy?

A:	Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at your special meeting by following the procedures set forth under the applicable section of this joint proxy statement/prospectus entitled “The Brandywine Special Meeting–How You May Revoke Your Proxy Instructions” and “The Prentiss Special Meeting–How You May Revoke Your Proxy Instructions.”

Q:	What happens if I am a Brandywine common shareholder and I do not indicate how I want to vote, do not vote or abstain from voting on the proposal to issue Brandywine common shares?

A:	If you are a Brandywine common shareholder and you sign and send in your proxy but do not indicate how you want to vote on this proposal, your proxy will be voted in favor of the proposal to approve the issuance of the Brandywine common shares under and as contemplated by the merger agreement. If you do not submit your proxy and do not attend the Brandywine special meeting, your shares will not count towards a quorum, and if a quorum is present, will have the effect of a vote against the proposal unless more than 50% of the votes entitled to be cast have been cast, in which case, it will have no effect on the vote. Abstentions will count towards a quorum and will be counted as votes cast. Accordingly, abstentions will have the effect of a vote against the proposal.

Q:	What happens if I am a Prentiss common shareholder and I do not indicate how I want to vote, do not vote or abstain from voting on the REIT Merger?

A:	If you are a Prentiss common shareholder and you sign and send in your proxy but do not indicate how you want to vote on the REIT Merger, your proxy will be voted in favor of the proposal to approve the merger agreement, the REIT Merger and the related transactions. If you do not submit your proxy and do not attend the Prentiss special meeting, your shares will not count towards a quorum, and if a quorum is present, your shares will have effect of a vote against the proposal. Abstentions will count towards a quorum but will not be counted as votes cast and will have the effect of a vote against the proposal.

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Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will NOT vote your Brandywine common shares or Prentiss common shares unless you tell the broker how to vote. To do so, you should follow the directions that your broker provides you.

Q:	Should I send in my Prentiss share certificates now?

A:	No. If you hold any Prentiss share certificates evidencing Prentiss common shares or Prentiss preferred shares, you will receive written instructions for exchanging those Prentiss share certificates for the REIT Merger consideration or the Brandywine Series E preferred shares, as and if applicable. You may not have received any stock certificates because your Prentiss securities were directly registered. The written instructions you will receive will also advise you what to do if your securities were directly registered.

How to Get More Information

Q:	Who can answer my questions?

A:	Brandywine common shareholders. Brandywine common shareholders who have questions about the REIT Merger or want additional copies of this joint proxy statement/prospectus or additional proxy cards should contact: Investor Relations, Brandywine Realty Trust, 401 Plymouth Road, Suite 500, Plymouth Meeting, Pennsylvania 19462, Telephone (610) 325-5600.

Prentiss common shareholders. Prentiss common shareholders who have questions about the REIT Merger or want additional copies of this joint proxy statement/prospectus or additional proxy cards should contact: Investor Relations, Prentiss Properties Trust, 3890 West Northwest Highway, Suite 400, Dallas, Texas 75220, telephone (214) 654-0886.

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SUMMARY

     This summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that may be important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents to which this joint proxy statement/prospectus refers for a more complete understanding of the matters being considered at the special meeting. In addition, we incorporate by reference important business and financial information about Brandywine and Prentiss into this joint proxy statement/prospectus. Unless we have otherwise stated, all references in this joint proxy statement/prospectus to Brandywine are to Brandywine Realty Trust, all references to the Brandywine Operating Partnership are to Brandywine Operating Partnership, L.P., all references to Prentiss are to Prentiss Properties Trust, all references to the Prentiss Operating Partnership are to Prentiss Properties Acquisition Partners, L.P. and all references to the Mergers are to the REIT Merger and the Partnership Merger. For more information about Brandywine and Prentiss, including where you can find the incorporated information free of charge, see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information.”

The Companies

Brandywine Realty Trust
401 Plymouth Road, Suite 500
Plymouth Meeting, PA 19462
(610) 325-5600

     Brandywine is a self-administered and self-managed Maryland real estate investment trust, or REIT, active in acquiring, developing, redeveloping, leasing and managing office and industrial properties. As of September 30, 2005, Brandywine owned 227 office properties, 23 industrial facilities and one mixed-use property containing an aggregate of approximately 19.6 million net rentable square feet (excluding two office properties held by two consolidated real estate ventures in which Brandywine owns interests). In addition, as of September 30, 2005, Brandywine held interests in nine unconsolidated real estate ventures that it formed with third parties to develop or own commercial properties. In addition to managing properties that it owns, Brandywine manages approximately 3.6 million net rentable square feet in office, industrial and other properties for third parties. Brandywine’s properties are located in the office and industrial markets in and surrounding Philadelphia, Pennsylvania; Wilmington, Delaware; Southern and Central New Jersey; and Richmond, Virginia.

     Brandywine was organized and commenced operations in 1986 as a Maryland REIT. The Brandywine Operating Partnership was formed and commenced operations in 1996 as a Delaware limited partnership. Brandywine owns its assets and conducts its operations through the Brandywine Operating Partnership. Brandywine controls the Brandywine Operating Partnership as its sole general partner and, as of September 30, 2005, Brandywine owned a 96.6% interest in the Brandywine Operating Partnership.

     If you want to find more information about Brandywine, please see the section entitled “Where You Can Find More Information.

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     Brandywine Cognac I, LLC is a Maryland limited liability company and a direct wholly owned subsidiary of the Brandywine Operating Partnership, L.P. Brandywine Cognac I, LLC was organized on September 28, 2005 solely for the purpose of effecting the REIT Merger. It has not carried on any activities other than in connection with the merger agreement. If the REIT Merger is completed through the Forward REIT Merger, then Prudential will receive an equity interest in this limited liability company immediately prior to the effective time of the REIT Merger in exchange for cash contribution. Immediately following the consummation of the Mergers, Prudential’s interest in Brandywine Cognac I, LLC will be exchanged with a subsidiary of Brandywine for the Prudential Properties.

     Brandywine Cognac II, LLC is a Delaware limited liability company and a direct wholly owned subsidiary of Brandywine Operating Partnership, L.P. Brandywine Cognac II, LLC was organized on September 28, 2005 solely for the purpose of effecting the Partnership Merger. It has not carried on any activities other than in connection with the merger agreement.

Prentiss Properties Trust
3890 West Northwest Highway
Suite 400
Dallas, Texas 75220
(214) 654-0886

     Prentiss is a self-administered and self-managed Maryland REIT. Prentiss acquires, owns, manages, leases, develops and builds primarily office properties throughout the United States. Prentiss is self-administered in that it provides its own administrative services, such as accounting, tax and legal, internally through its own employees. Prentiss is self-managed in that it internally provides all the management and maintenance services that its properties require through employees, such as, property managers, leasing professionals and engineers. Prentiss operates principally through Prentiss Operating Partnership and its subsidiaries, and two management service companies, Prentiss Properties Resources, Inc. and its subsidiaries and Prentiss Properties Management, L.P. Prentiss controls the Prentiss Operating Partnership as its sole indirect general partner and, as of September 30, 2005, Prentiss owned an approximately 96.6% interest in the Prentiss Operating Partnership.

     As of September 30, 2005, Prentiss owned interests in a diversified portfolio of 137 primarily suburban Class A office and suburban industrial properties containing an aggregate of approximately 20.0 million net rentable square feet. This includes 100% of the net rentable square feet of Prentiss wholly-owned, consolidated joint venture and unconsolidated joint venture properties, which totaled 17.5 million, 1.4 million and 1.1 million, respectively. Prentiss’ pro rata share of net rentable square feet totals 18.4 million and includes 714,000 and 556,000 from Prentiss consolidated and unconsolidated joint venture properties, respectively.

     In addition to managing properties that it owns, Prentiss manages approximately 6.9 million net rentable square feet in office, industrial and other properties for third parties.

     The primary business of Prentiss is the ownership and operation of office properties throughout the United States. The Prentiss organization, which includes approximately 480 employees, consists of a corporate office located in Dallas, Texas and five regional offices each of which operates under the guidance of a member of the senior management team.

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     The following are the 10 markets in which Prentiss properties are located with the first market being the location of each regional office:

Region	Market
Mid-Atlantic	Metropolitan Washington, DC
Midwest	Chicago, Suburban Detroit
Southwest	Dallas/Fort Worth, Austin, Denver
Northern California	Oakland, Silicon Valley
Southern California	San Diego, Los Angeles

     The Prentiss board of trustees has unanimously approved the sale of its commercial office real estate holdings in the Midwest Region comprising Chicago, Illinois and suburban Detroit, Michigan. The Prentiss Chicago portfolio consists of 16 office properties containing approximately 2.4 million square feet and four industrial properties containing approximately 681,934 square feet. Prentiss has one office property in Detroit, Michigan containing approximately 240,887 square feet. Prentiss has entered into several contracts to sell 10 real estate projects in this region, subject to customary closing conditions and due diligence periods.

     If you want to find more information about Prentiss, please see the section entitled “Where You Can Find More Information.”

The Special Meetings

Brandywine Special Meeting; Quorum and Required Vote (see page 52)

     The Brandywine special meeting will be held at [The Four Seasons Hotel, One Logan Square], Philadelphia, Pennsylvania, [19103] at ______ a.m., Eastern time on_______ __, 2005. At the Brandywine special meeting, holders of Brandywine common shares will consider and vote on a proposal to approve the issuance of Brandywine common shares under and as contemplated by the merger agreement.

     In accordance with the listing requirements of the New York Stock Exchange, or the NYSE, approval of the issuance of the Brandywine common shares requires the affirmative vote of the holders of at least a majority of the Brandywine common shares cast in person or by proxy on such proposal at the Brandywine special meeting, provided that the total votes cast on the proposal represents over 50% of the outstanding Brandywine common shares entitled to vote on the proposal.

     The holders of a majority of the outstanding common shares entitled to vote at the Brandywine special meeting must be present in person or by proxy to constitute a quorum for the transaction of business at the Brandywine special meeting. All Brandywine common shares represented at the Brandywine special meeting, including abstentions and “broker non-votes,” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

     Abstentions by holders of Brandywine common shares will be counted as votes cast and will have the effect of a vote against the proposal.

     Under the listing requirements of the NYSE, brokers who hold Brandywine common shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine,” such as approval of the issuance of Brandywine common shares under and as contemplated by the merger agreement, without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your Brandywine common shares in “street name,” your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this joint proxy statement/prospectus. Broker non-votes will not affect the outcome of the vote with respect to the issuance of Brandywine common shares unless the holders of less than a majority of the votes entitled to be cast of the Brandywine common shares vote, in which case broker non-votes will have the effect of a vote against the proposal.

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Prentiss Special Meeting; Quorum and Required Vote (see page 55)

     The Prentiss special meeting will be held at 3890 West Northwest Highway, Dallas, Texas, 75220 at _____ a.m., local time, on _______ __, 2005. At the Prentiss special meeting, holders of Prentiss common shares will consider and vote on a proposal to approve the merger agreement, the REIT Merger and the related transactions.

     Approval of the merger agreement, the REIT Merger and the related transactions requires the affirmative vote in person or by proxy of the holders of at least a majority of the Prentiss common shares outstanding and entitled to vote at the Prentiss special meeting.

     The holders of a majority of the Prentiss common shares outstanding and entitled to vote at the Prentiss special meeting must be present in person or by proxy to constitute a quorum for the transaction of business at the Prentiss special meeting. All Prentiss common shares represented at the Prentiss special meeting, including abstentions and “broker non-votes,” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

     Abstentions by holders of Prentiss common shares will not be counted as votes cast and will have the effect of a vote against the proposal.

     Broker non-votes, as discussed above, will not be counted as votes cast at the Prentiss special meeting and will have the effect of a vote against the proposal.

The REIT Merger

     The merger agreement provides for the REIT Merger to be completed either through the Forward REIT Merger or Reverse REIT Merger, with the actual form dependent on whether Brandywine receives the private letter ruling as described in more detail in “Material Federal Income Tax Consequences of the Mergers–Tax Consequences of the REIT Merger – General –The Private Letter Ruling” prior to the closing of the REIT Merger. If Brandywine receives the private letter ruling then the REIT Merger will be completed through the Forward REIT Merger in which Prentiss is merged with and into Brandywine Cognac I, LLC, with Brandywine Cognac I, LLC surviving in the REIT Merger and the Prudential Acquisition will occur on the closing date of the Forward REIT Merger. If Brandywine does not receive the private letter ruling prior to the closing of the REIT Merger then the Prudential Acquisition will occur on the day prior to the closing of the REIT Merger and the Special Dividend will be declared and would be payable to holders of record of Prentiss common shares on such date and the REIT Merger will be completed through the Reverse REIT Merger in which Brandywine Cognac I, LLC is merged with and into Prentiss, with Prentiss surviving the REIT Merger as a subsidiary of the Brandywine Operating Partnership. If the Reverse REIT Merger is completed, with Prentiss as the survivor, then Prentiss will continue to be operated in conformity with the requirements for qualification as a REIT until such time as it has been liquidated for U.S. federal income tax purposes.

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     Treatment of Prentiss Common Shares (see page 97)

     In the REIT Merger, each Prentiss common share (including shares held by Prentiss in trust or otherwise designated for participants in and beneficiaries of the Prentiss deferred compensation plan, but excluding any other shares owned by Prentiss, Brandywine or their direct or indirect wholly owned subsidiaries) shall be converted into the right to receive:

•	$21.50 in cash, subject to reduction by the per share amount of a Special Dividend if the Special Dividend is declared and paid prior to the REIT Merger, as discussed below; and
•	0.69 of a Brandywine common share.

     No change will be made to the 0.69 exchange ratio for the exchange of Prentiss common shares for Brandywine common shares in the REIT Merger. Because the exchange ratio is fixed, the value of the consideration to be received by Prentiss common shareholders in the REIT Merger will depend upon the market price of Brandywine common shares at the time of the REIT Merger.

     You will not receive any fractional Brandywine common shares in the REIT Merger. After taking into account all Brandywine common shares delivered by you, Brandywine will pay you cash in lieu of any fraction of a Brandywine common share in an amount equal to such fraction multiplied by the average closing prices of Brandywine common shares quoted on the NYSE for the ten trading day period ending on the trading date immediately prior to the closing date of the REIT Merger.

     As part of the merger transaction, Brandywine and Prentiss have entered into separate agreements with Prudential. These agreements provide for the acquisition by Prudential (either on the day prior to, or the day of, the closing of the REIT Merger) of identified Prentiss properties, the Prudential Properties, that contain up to an aggregate of approximately 4.32 million net rentable square feet for total consideration of up to approximately $747.7 million. The master agreement between Prudential and Brandywine provides Prudential with a limited right to change the composition of the portfolio of Prudential Properties. Generally, Prudential’s right to change the composition of the portfolio, either by electing not to purchase a property, or to substitute a property for another Prentiss property, is subject to the occurrence of an uncured adverse change at a property and is limited to properties that have, in aggregate, an agreed upon value of $150 million.

     If Brandywine does not obtain a private letter ruling from the Internal Revenue Service, Prudential will acquire the Prudential Properties on the day prior to the closing of the REIT Merger, and the Prentiss board of trustees will declare a special cash dividend (which we refer to as the Special Dividend) that will be payable to holders of record of Prentiss common shares on such date. In that case, the cash portion of the REIT Merger consideration would be reduced by the per share amount of the Special Dividend and the conversion ratio applicable to the Partnership Merger would be reduced. If Brandywine does obtain the private letter ruling from the Internal Revenue Service, Prudential will acquire the Prudential Properties on the closing date of the REIT Merger. In that case, the Special Dividend will not be declared and the cash portion of the REIT Merger consideration will not be reduced and the conversion ratio applicable to the Partnership Merger will not be reduced.

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     Until the REIT Merger is completed, Prentiss common shareholders will continue to receive regular dividends as authorized by the Prentiss board of trustees. Other than the Special Dividend, the merger agreement permits Prentiss to pay a regular quarterly cash dividend in an amount not to exceed $0.56 per Prentiss common share. In addition, Prentiss may pay, if necessary, a dividend in an amount equal to the minimum amount necessary to maintain the REIT status of Prentiss under the Internal Revenue Code. If any such dividend is declared and is in addition to the regular $0.56 per share quarterly dividend, then the cash portion of the REIT Merger consideration would be reduced by the per share amount of such additional dividend.

     Brandywine common shareholders will continue to receive regular dividends as authorized by the Brandywine board of trustees. The merger agreement permits Brandywine to pay regular quarterly cash dividends consistent with past practice.

     The merger agreement provides that Brandywine and Prentiss will coordinate the declaration, record and payment dates of any dividends in respect of their respective common shares. This coordination reflects the intention of Brandywine and Prentiss that the holders of Brandywine common shares and Prentiss common shares not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to the shares they currently own and any Brandywine common shares received in the REIT Merger.

     After the closing of the REIT Merger, former Prentiss common shareholders that receive Brandywine common shares in the REIT Merger will receive the dividends payable to all holders of Brandywine common shares with a record date after the closing. Upon the closing of the REIT Merger, you will cease receiving any distributions or dividends on all Prentiss common shares you held before the REIT Merger, other than any distributions or dividends declared by Prentiss before the closing of the REIT Merger but not yet paid.

     See “Questions and Answers About the Mergers” for a description of the dividends anticipated to be paid by Brandywine and Prentiss to holders of Brandywine common shares and Prentiss common shares, respectively, for periods prior to the effective date of the REIT Merger.

     Treatment of Prentiss Series D Preferred Shares (see page 98)

     If any shares of Prentiss Series D Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest remain outstanding at the effective time of the REIT Merger, they will be converted into an equal number of newly created Brandywine Series E Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest with terms that will be identical in all material respects to the terms of the Series D preferred shares.

     Treatment of Prentiss Options (see page 101)

     Each outstanding and unexercised option to purchase Prentiss common shares granted under any Prentiss incentive plan, whether or not exercisable or vested, will be converted at the REIT Merger into a replacement option to purchase Brandywine common shares on the same terms and conditions under which it was originally issued (but taking into account any changes thereto, including the acceleration thereof, provided for in, or required or permitted by, the Prentiss incentive plans and applicable award agreements). Each new Brandywine option will be exercisable for a number of Brandywine common shares equal to (i) the number of Prentiss common shares subject to the Prentiss option to which such new Brandywine option relates multiplied by (ii) the Option Exchange Ratio (as defined below), rounded to the nearest share. The per share exercise price of each new Brandywine option shall equal (A) the per share exercise price of the Prentiss option to which such new Brandywine option relates divided by (B) the Option Exchange Ratio, rounded to the nearest one-hundredth of a cent. The “Option Exchange Ratio” is equal to a fraction, the numerator of which is the per share dollar value of the REIT Merger consideration on the closing date of the REIT Merger, and the denominator of which is the average closing prices of Brandywine common shares for the ten trading day period ending on the trading date immediately prior to the closing date of the REIT Merger. That portion of the REIT Merger consideration that consists of Brandywine common shares will be valued to equal the average closing prices of Brandywine common shares for the ten trading day period ending on the trading date immediately prior to the closing date of the REIT Merger. If a Special Dividend is declared, the Option Exchange Ratio will be increased by an amount equal to the per share amount of the Special Dividend divided by the average of the closing prices of Brandywine common shares for the ten trading day period ending on the trading date immediately prior to the closing date of the REIT Merger.

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     Prior to the REIT Merger and subject to the terms of the Prentiss option plans, Prentiss may, in its sole discretion, take all actions necessary and appropriate to allow each holder of a Prentiss option (whether or not exercisable or vested) to elect, in lieu of the treatment provided above, to convert each Prentiss option so held into the right to receive an amount of cash at the effective time of the REIT Merger equal to the product of (i) the excess, if any, of the sum of (1) the per share dollar value of the REIT Merger consideration (computed as described in the preceding paragraph) on the closing date of the REIT Merger and (2) the amount of any Special Dividend over the per share exercise price of such Prentiss option and (ii) the number of Prentiss common shares subject to such Prentiss option (such payment to be net of all applicable withholding taxes).

     Recommendation of Brandywine’s Board of Trustees and Brandywine’s
     Reasons for the REIT Merger (see page 65)

     Brandywine’s board of trustees has unanimously approved the merger agreement, the REIT Merger and the related transactions and declared that the merger agreement, the REIT Merger and the related transactions are advisable and in the best interests of Brandywine and its shareholders.

     The Brandywine board of trustees unanimously recommends that Brandywine common shareholders vote “FOR” approval of the issuance of Brandywine common shares under and as contemplated by the merger agreement.

     You should refer to the factors considered by Brandywine’s board of trustees in making its decision to approve the merger agreement, the REIT Merger and the related transactions and to recommend to Brandywine’s shareholders the approval of the issuance of the Brandywine common shares under and as contemplated by the merger agreement.

     On the record date for the Brandywine special meeting, a total of _____, or approximately ____%, of the outstanding Brandywine common shares entitled to vote at the Brandywine special meeting were held by Brandywine trustees, executive officers and their respective affiliates, all of whom Brandywine expects will vote their shares for the approval of the issuance of the Brandywine common shares to be issued under and as contemplated by the merger agreement.

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     Recommendation of the Prentiss Board of Trustees and reasons of Prentiss for the REIT Merger (see page 68)

     The Prentiss board of trustees has unanimously approved the merger agreement, the REIT Merger and the related transactions and declared that the merger agreement, the REIT Merger and the related transactions are advisable and fair to, and in the best interests of, Prentiss and its shareholders.

     The Prentiss board of trustees unanimously recommends that Prentiss common shareholders vote “FOR” approval of the merger agreement, the REIT Merger and the related transactions.

     You should refer to the factors considered by the Prentiss board of trustees in making its decision to approve the merger agreement, the REIT Merger and the related transactions and to recommend to the Prentiss common shareholders the approval of the merger agreement, the REIT Merger and the related transactions.

     On the record date for the Prentiss special meeting, a total of _____, or approximately __%, of the outstanding Prentiss common shares entitled to vote at the Prentiss special meeting were held by Prentiss trustees, executive officers and their respective affiliates.

     As of the record date, Michael V. Prentiss, the Chairman of the Prentiss board of trustees, and Thomas F. August, the President and Chief Executive Officer of Prentiss, held a total of 2,015,201 or approximately 3.9%, of the outstanding Prentiss common shares entitled to vote at the Prentiss special meeting and have agreed to vote all Prentiss common shares held by them in favor of the REIT Merger. Prentiss expects that all of its other trustees, executive officers and their respective affiliates will also vote their shares in favor of the merger agreement, the REIT Merger and the related transactions.

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The Partnership Merger

     Treatment of Prentiss Operating Partnership Common Units (see page 99)

     At the effective time of the Partnership Merger, each issued and outstanding Prentiss Operating Partnership common unit (excluding common units owned or held by Brandywine, Brandywine Operating Partnership, Brandywine Cognac I, LLC, Brandywine Cognac II, LLC, Parent, the general partner of Prentiss Operating Partnership or Prentiss Operating Partnership or any of their respective direct or indirect wholly owned subsidiaries which shall remain issued and outstanding and unchanged by the Partnership Merger) shall be converted into the right to receive Brandywine Operating Partnership Class A units. If the cash portion of the REIT Merger consideration is not reduced, each Prentiss common unit will be converted into the right to receive 1.3799 Brandywine Operating Partnership Class A units. If the cash portion of the REIT Merger consideration is reduced because the Prentiss board of trustees declares either the Special Dividend, or a pre-closing dividend to maintain the REIT status of Prentiss that is in excess of the $0.56 per share quarterly dividend, then the 1.3799 exchange ratio will be adjusted to equal the sum of (i) 0.69 plus (ii) the quotient obtained by dividing the per share amount of the cash consideration payable in the REIT Merger by $31.1594. We refer to the exchange ratio, as it may be adjusted, as the Common Interest Exchange Ratio.

     The Brandywine Operating Partnership Class A units to be issued in the Partnership Merger will, at any time and from time to time after the Partnership Merger, be exchangeable, at the request of the holder of such units, for Brandywine common shares, or for cash, at Brandywine’s option, on a one-for-one basis.

     Prentiss is not required to obtain the approval of the holders of Prentiss units of Prentiss Operating Partnership with respect to the REIT Merger, the Partnership Merger, the merger agreement or the related transactions.

     The Optional Partnership Election (see page 99)

     In lieu of receiving Brandywine Operating Partnership Class A units in the Partnership Merger, holders of Prentiss Operating Partnership common units may elect to receive the REIT Merger consideration by converting their Prentiss Operating Partnership common units into Prentiss common shares immediately prior to the REIT Merger. Each Prentiss common share issued upon such conversion would then be converted in the REIT Merger into the right to receive the consideration payable to holders of Prentiss common shares in the REIT Merger.

     Interests of the Prentiss Executive Officers and Trustees in the Mergers (see page 89)

     In considering the recommendation of the Prentiss board of trustees with respect to the merger agreement, the REIT Merger and the related transactions, you should be aware that some of the Prentiss executive officers and trustees have interests in the Mergers that are different from, or in addition to, the interests of other Prentiss common shareholders. These interests include:

•	the appointment of Mr. Prentiss and Mr. August, both of whom are current members of the Prentiss board of trustees, to the Brandywine board of trustees upon completion of the Mergers;

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•	the receipt of change in control payments of approximately $12.1 million in the aggregate (excluding gross-up payments, if any) by Prentiss executive officers under existing employment arrangements;

•	the acceleration and conversion of all vested and unvested Prentiss options into the right to receive a payment in the form Brandywine common shares;

•	the ability of Prentiss to allow each holder of a Prentiss option (whether or not exercisable or vested) to elect, in lieu of receiving Brandywine options, to convert each Prentiss option so held into the right to receive an amount of cash at the effective time of the REIT Merger;

•	the vesting of restricted shares under Prentiss’ incentive plans and the impact of the Mergers on amounts held in Prentiss’ deferred compensation plans;

•	on October 3, 2005, Prentiss entered into two separate change of control severance protection plans in connection with the REIT Merger, one with respect to Prentiss hourly and salaried non-officer employees and the other with respect to Prentiss key employees;

•	in connection with the REIT Merger, the Prentiss compensation committee created a bonus pool of up to $10 million to provide incentives to Prentiss employees (other than the Chief Executive Officer) with respect to the consummation of the Mergers. Of the total bonus pool, $8 million has been allocated to specific Prentiss executive officers, payable upon closing of the REIT Merger if such officers remain employed by Prentiss at the closing of the REIT Merger unless previously decided otherwise by Prentiss’ compensation committee or the President of Prentiss;

•	the continued indemnification of current trustees and officers of Prentiss under the merger agreement and the provision of trustees’ and officers’ liability insurance to these individuals; and

•	the entry into the voting agreements and registration rights agreement described below.

     In addition, certain trustees and officers of Prentiss who own Prentiss Operating Partnership common units will be able to defer their taxable gains in their Prentiss Operating Partnership common units by receiving Brandywine Operating Partnership Class A units in exchange for their Prentiss Operating Partnership common units. The REIT Merger, in contrast, is a taxable transaction and, as a result, holders of Prentiss common shares other than certain tax-exempt holders will be required to pay tax on gains arising from exchanging their Prentiss common shares for the REIT Merger consideration.

     The Prentiss board of trustees was aware of these interests and considered them, among other matters, in approving the merger agreement, the REIT Merger and the related transactions and in making their recommendation.

Voting Agreements (see page 125)

     Michael V. Prentiss and Thomas F. August have each entered into a voting agreement with Brandywine and the Brandywine Operating Partnership which require each of them to vote all Prentiss common shares beneficially owned by each of them as of the record date for the Prentiss special meeting in favor of the merger proposal (and against competing proposals).

     As of the record date for the Prentiss special meeting, Michael V. Prentiss and Thomas F. August owned a total of 2,015,201 Prentiss common shares, representing approximately 3.9% of the outstanding Prentiss common shares.

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Registration Rights Agreement (see page 127)

     Brandywine has agreed to assume identified registration rights obligations of Prentiss after consummation of the REIT Merger, including the registration right of holders of Prentiss Operating Partnership common units. Brandywine has agreed that holders of registration rights under such agreements shall have substantially the same rights with respect to the registration of the Brandywine common shares that such holders may receive in the REIT Merger or upon conversion of securities received in the Mergers.

     Brandywine, Brandywine Operating Partnership and Michael V. Prentiss entered into a registration rights agreement pursuant to which Brandywine agreed to register the Brandywine common shares that Mr. Prentiss receives in the REIT Merger and upon conversion of Brandywine Operating Partnership Class A units received in the Partnership Merger. See “The Merger Agreement–Michael V. Prentiss Registration Rights Agreement.”

     Brandywine also agreed to use good faith commercially reasonable efforts to file, on or within thirty (30) days following the consummation of the REIT Merger, a shelf registration statement to register the resale of Brandywine common shares issuable by Brandywine upon the conversion or redemption of any Brandywine Operating Partnership Class A units received in the Partnership Merger.

Opinions of Financial Advisors

Opinion of Brandywine’s Financial Advisor (see page 71)

     J.P. Morgan Securities Inc., which we refer to as JPMorgan, has provided its opinion to Brandywine’s board of trustees dated as of October 2, 2005 that, as of that date, and subject to and based on the qualifications and assumptions set forth in its opinion, the Brandywine Consideration (as defined on page 72) to be paid by Brandywine in the proposed Transactions (as defined on page 72) for the Pro Forma Company (as defined on page 72) was fair, from a financial point of view, to Brandywine. The full text of JPMorgan’s opinion is attached as Annex D to this joint proxy statement/prospectus. Brandywine urges its shareholders to read that opinion in its entirety. JPMorgan’s opinion is addressed to the board of trustees of Brandywine, is directed only to the Brandywine Consideration to be paid in the proposed Transactions for the Pro Forma Company and does not constitute a recommendation to any shareholder of Brandywine as to how that shareholder should vote at the Brandywine special meeting and should not be relied upon by any Brandywine shareholder as such. The summary of the opinion of JPMorgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of that opinion. Pursuant to an engagement letter between Brandywine and JPMorgan, Brandywine has agreed to pay JPMorgan a fee a substantial portion of which is payable upon completion of the Transactions. Please see “The Mergers– Opinion of Brandywine’s Financial Advisor, JPMorgan.”

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Opinion of Prentiss’ Financial Advisor (see page 82)

     The Prentiss board of trustees received an opinion from Lazard Frères & Co. LLC, its financial advisor, that based on, and subject to the various assumptions and qualifications set forth in such opinion, as of the date of such opinion, the per share consideration of $21.50 in cash, plus 0.69 Brandywine shares to be paid to Prentiss’ common shareholders pursuant to the merger agreement (including, if the Reverse REIT Merger is to be consummated pursuant to the merger agreement, the payment of the Special Dividend) is fair from a financial point of view to the public holders of Prentiss common shares. The full text of Lazard’s written opinion dated October 3, 2005 is attached to this joint proxy statement/prospectus as Annex E. Prentiss common shareholders are encouraged to read the opinion carefully in its entirety, as well as the description of the analyses and assumptions on which the opinion was based and the limitations on the reviews undertaken in connection with the opinion. Lazard provided its opinion to the Prentiss board of trustees to assist the board in its evaluation of the merger consideration to be received by Prentiss common shareholders pursuant to the merger agreement. The opinion does not address any other aspect of the REIT Merger and does not constitute a recommendation to any shareholder as to how to vote at the Prentiss’ special meeting and should not be relied upon by any Prentiss shareholder as such. Pursuant to an engagement letter between Prentiss and Lazard, Prentiss has agreed to pay Lazard a fee which is payable upon completion of the REIT merger. Please see “The Mergers–Opinion of Prentiss’ Financial Advisor, Lazard Frères & Co. LLC.”

The Merger Agreement

     The merger agreement is attached to this joint proxy statement/prospectus as Annex A. We encourage you to read the merger agreement because it is the legal document that governs the Mergers. The merger agreement has been included in this joint proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide you with any factual information about Brandywine or Prentiss.

What We Need to Do to Complete the Mergers (see page 116)

     Brandywine and Prentiss will complete the Mergers only if the conditions set forth in the merger agreement are satisfied or, in some cases, waived. These conditions include:

•	the approval by Prentiss common shareholders of the merger agreement, the REIT Merger and the related transactions;

•	the approval by Brandywine common shareholders of the issuance of Brandywine common shares under and as contemplated by the merger agreement;

•	the approval for listing on the New York Stock Exchange of the Brandywine common shares to be issued under and as contemplated by the merger agreement;

•	the absence of legal prohibitions to the Mergers;

•	the continued effectiveness of the registration statement of which this joint proxy statement/prospectus is a part;

•	the accuracy of each company’s representations and warranties;

•	the performance by each company of its obligations under the merger agreement;

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•	the absence of any material adverse effect on Brandywine or Prentiss between October 3, 2005 and the date on which the Mergers are completed; and

•	the receipt of legal opinions from counsel to each company as to each company’s qualification as a REIT under the Internal Revenue Code.

Prentiss Prohibited from Soliciting Other Offers (see page 110)

     Prentiss has agreed not to solicit, initiate encourage or knowingly take any other action to facilitate any inquiries or other action by a third party that could reasonably be expected to lead to a competing transaction, including:

•	any merger or business combination (other than the REIT Merger discussed in this joint proxy statement/prospectus) involving Prentiss;

•	any sale of 30% or more of the assets of Prentiss; or

•	any tender offer or exchange offer for 30% or more of the voting power of outstanding equity securities of Prentiss.

Termination of the Merger Agreement (see page 118)

     Brandywine and Prentiss can agree to terminate the merger agreement at any time, even after shareholder approvals have been obtained. In addition, either Brandywine or Prentiss can terminate the merger agreement if any of the following occurs:

•	the REIT Merger is not completed on or before April 1, 2006, other than due to a breach of the merger agreement by the party seeking to terminate the merger agreement;

•	a legal prohibition to the REIT Merger has become final and non-appealable;

•	a breach by the other party of any of its representations, warranties or agreements under the merger agreement such that a condition to completing the REIT Merger cannot be satisfied by April 1, 2006; or

•	the necessary approval of the other party’s shareholders is not obtained at the other party’s special meeting.

     Prentiss can also terminate the merger agreement if Prentiss receives an offer for a superior competing transaction as long as (i) Prentiss has complied fully with its non-solicitation obligations under the merger agreement, (ii) within three business days after Prentiss notifies Brandywine of a superior competing transaction, Brandywine has not made a counter proposal that the Prentiss board of trustees determines in good faith is more favorable to Prentiss common shareholders than the superior competing transaction and (iii) the Prentiss board of trustees approves or recommends the superior competing transaction and determines that such action would be reasonably likely to cause a breach of the duties of the trustees of Prentiss to Prentiss and its shareholders under law. In such case, Prentiss must pay Brandywine a $60 million termination fee plus expenses of up to $6 million. Prentiss can also terminate the merger agreement if Brandywine fails to call or hold the special meeting of its shareholders to approve the issuance of the Brandywine common shares to be issued under and as contemplated by the merger agreement.

     Brandywine can also terminate the merger agreement if (i) the Prentiss board of trustees withdraws or modifies its recommendation of the REIT Merger to Prentiss common shareholders in a manner adverse to Brandywine or approves, recommends or enters into a superior competing transaction, as defined in the merger agreement, (ii) Prentiss shall have failed to call or hold the special meeting of its shareholders to vote on the REIT Merger and the merger agreement or (iii) Prentiss shall have intentionally and materially breached any of its obligations under the no solicitation covenant contained in the merger agreement.

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Termination Fees and Expenses (see page 120)

     If the merger agreement is terminated under specified circumstances involving a competing transaction, Prentiss will be required to pay Brandywine a termination fee of $60 million plus transaction expenses of up to $6 million.

     If the merger agreement is terminated under other specified circumstances not associated with the termination fee of $60 million, either Prentiss or Brandywine may be required to pay the other a termination fee of $12.5 million plus expenses of up to $6 million and in certain circumstances Brandywine would additionally be required to reimburse Prentiss for unrecoverable out-of-pocket expenses and any lost deposits related to Prentiss’ termination of a proposed loan related to its Barton Skyway property.

     The $12.5 million fee would be payable by Brandywine to Prentiss if (x) the Brandywine shareholders do not approve the issuance of Brandywine common shares under and as contemplated by the merger agreement and the Prentiss shareholders approve the REIT Merger and the merger agreement, (y) Brandywine fails to hold the Brandywine special meeting or (z) the REIT Merger has not been consummated by April 1, 2006 and Brandywine’s failure to comply with its obligations under the merger agreement is the primary cause of the REIT Merger not having been consummated by such date.

     Similarly, the $12.5 million fee would be payable by Prentiss to Brandywine if (x) the Prentiss shareholders do not approve the REIT Merger and the merger agreement and the Brandywine shareholders approve the issuance of Brandywine common shares under and as contemplated by the merger agreement or (y) the REIT Merger has not been consummated by April 1, 2006 and the failure of Prentiss to comply with its obligations under the merger agreement is the primary cause of the REIT Merger not having been consummated by such date. Prentiss would not be obligated to pay to Brandywine the $12.5 million fee in any circumstances in which Prentiss is also obligated to pay to Brandywine the $60 million termination fee.

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Other Information

The Prudential Acquisition (see page 128)

     As part of the merger transaction, Brandywine and Prentiss have entered into separate agreements with Prudential. These agreements provide for the acquisition by Prudential (either on the day prior to, or the day of, the closing of the REIT Merger) of the Prudential Properties.

     If Brandywine does not obtain a private letter ruling from the Internal Revenue Service, Prudential will acquire the Prudential Properties on the day prior to the closing of the REIT Merger, Prentiss will cause Prentiss Operating Partnership to authorize a distribution payable to holders of Prentiss Operating Partnership common units on such date and the Prentiss board of trustees will declare the Special Dividend and the cash portion of the REIT Merger consideration would be reduced by the per share amount of the Special Dividend and the conversion ratio applicable to the Partnership Merger would be reduced. If Brandywine does obtain the private letter ruling from the Internal Revenue Service, Prudential will acquire the Prudential Properties on the closing date of the REIT Merger. In that case, the Special Dividend will not be declared and the cash portion of the REIT Merger consideration will not be reduced and the conversion ratio applicable to the Partnership Merger would not be reduced. The amount of the Prentiss Operating Partnership distribution, if authorized, and the Special Dividend, if declared, will be funded from net cash proceeds of the Prudential Acquisition.

Material Federal Income Tax Consequences (see page 132)

     The exchange of Prentiss common shares for the applicable REIT Merger consideration will be a taxable transaction for U.S. federal income tax purposes. In general, a Prentiss shareholder will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the value of the applicable REIT Merger consideration the shareholder receives and the shareholder’s adjusted tax basis in the Prentiss common shares exchanged in the REIT Merger. Generally, if a Prentiss shareholder has held its shares for more than one year, the shareholder will recognize any gain as long-term capital gain. The deducibility of capital losses is subject to limitations.

     The exchange of Prentiss Operating Partnership common units for Brandywine Operating Partnership Class A units in the Partnership Merger is intended to be a tax-deferred transaction for U.S. federal income tax purposes.

     If the REIT Merger takes the form of the Reverse REIT Merger, a Prentiss shareholder will recognize taxable dividend income with respect to the Special Dividend. For further information concerning the U.S. federal income tax consequences of the REIT Merger, please see “Material Federal Income Tax Consequences of the Mergers.” Because the tax consequences of the REIT Merger are complex and may vary depending on the particular circumstances of a Prentiss shareholder, each Prentiss shareholder is urged to consult its own tax advisors for a full understanding of the tax consequences of the REIT Merger.

Merger Financing (see page 93)

     Brandywine has received a commitment from affiliates of JPMorgan for (i) a 364-day term loan in the amount of $750 million, (ii) an interim term loan in the amount of $240 million, and (iii) a back-stop revolving credit facility in the amount of $600 million. Brandywine expects to use the net proceeds from borrowings under the 364-day term loan to fund a portion of the cash component of the REIT Merger consideration. The interim term loan will only be drawn if (i) certain properties located in the Mid-west anticipated to be sold by Prentiss are not sold prior to the consummation of the REIT Merger, or (ii) if a portion of the Prudential Properties are not sold to Prudential. The interim term loan will be subject to mandatory pre-payment out of the proceeds of any sale of the Mid-west properties. The interim term loan will have a term of 60 days. The back-stop revolving credit facility will only be put into place if Brandywine is not successful in completing, prior to the consummation of the REIT Merger, an amendment and restatement of Brandywine’s existing revolving credit facility on terms which allow for the consummation of the REIT Merger and are otherwise satisfactory to Brandywine. The back-stop revolving credit facility will have a term of 60 days from the closing of the REIT Merger.

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Dissenters Rights of Appraisal (see page 94)

     Brandywine common shareholders do not have dissenters’ rights of appraisal in connection with the Mergers.

     Prentiss common shareholders do not have dissenters’ rights of appraisal in connection with the Mergers.

Regulatory Matters (see page 94)

     Neither Brandywine or Prentiss is aware of any material federal or state regulatory requirements that must be complied with or approvals that must be obtained by Brandywine, Brandywine Operating Partnership, Prentiss, or Prentiss Operating Partnership in connection with either the REIT Merger or the Partnership Merger.

Stock Exchange Listing and Related Matters (see page 95)

     Brandywine will list the Brandywine common shares to be issued to holders of shares of Prentiss common shares in connection with the REIT Merger on the NYSE. After the closing of the REIT Merger, there will be no further trading in shares of Prentiss common shares and Prentiss will delist its common shares from the NYSE and deregister it for purposes of the Securities Exchange Act of 1934.

Accounting Treatment (see page 95)

     The Mergers will be treated as a purchase for financial accounting purposes. This means that Brandywine will record the assets acquired and the liabilities assumed at their estimated fair values at the time the Mergers are completed.

Differences in Rights of Brandywine and Prentiss Common Shareholders (see page 166)

     The rights of Prentiss common shareholders are currently governed by Maryland law and Prentiss’ Declaration of Trust and Bylaws. Following the REIT Merger, the rights of former Prentiss common shareholders who receive Brandywine common shares will be governed by Maryland law and Brandywine’s Declaration of Trust and Bylaws. There are important differences in the rights of Prentiss common shareholders and Brandywine common shareholders with respect to voting requirements and various other matters.

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Selected Historical Consolidated Financial Data of Brandywine

     The following information is provided to assist you in your analysis of the financial aspects of the Mergers. This information has been derived from Brandywine’s audited consolidated financial statements for the years ended December 31, 2000 through 2004 and from Brandywine’s unaudited consolidated financial statements for the six months ended June 30, 2004 and 2005.

     This information is only a summary. You should read it along with Brandywine’s historical financial statements and related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Brandywine’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other information on file with the Securities and Exchange Commission and incorporated by reference into this joint proxy statement/prospectus. Please see “Where You Can Find More Information” beginning on page 175. Operating results for the six months ended June 30, 2005 are not necessarily indicative of results for the year ending December 31, 2005. For a discussion of certain factors that may materially affect the comparability of the selected historical financial information or cause the data reflected herein not be indicative of Brandywine’s future financial condition or results of operations, please see “Risk Factors.”

	Years Ended December 31,					Six Months Ended June 30,

	2004	2003	2002	2001	2000	2005	2004

						(unaudited)
Operating Results	(in thousands, except per share amounts and number of properties)
Total revenue	$323,592	$301,464	$286,712	$265,838	$249,141	$194,167	$149,413
Income from continuing operations including gain on sale	57,604	75,832	47,643	19,462	38,953	18,345	30,577
Net income	60,303	86,678	62,984	33,722	52,158	18,345	30,610
Income allocated to Common Shares	55,083	54,174	51,078	21,816	40,252	14,349	30,415
Income from continuing operations including gain on sale per Common Share
Basic	$1.09	$1.14	$0.97	$0.20	$0.75	$0.26	$0.68
Diluted	1.09	$1.14	$0.96	$0.20	$0.75	$0.26	$0.67
Cash distributions declared per Common Share	1.76	$1.76	$1.76	$1.70	$1.62	$0.88	$0.88
Balance Sheet Data
Real estate investments, net of accumulated depreciation	$2,363,865	$1,695,355	$1,745,981	$1,812,909	$1,674,341	$2,457,937	$1,724,913
Total assets	2,633,984	1,855,776	1,919,288	1,960,203	1,821,103	2,705,909	1,864,882
Total indebtedness	1,306,669	867,659	1,004,729	1,009,165	866,202	1,409,723	820,110
Total liabilities	1,444,116	950,431	1,097,793	1,108,213	923,961	1,539,945	888,877
Minority interest	42,866	133,488	135,052	143,834	144,974	41,336	33,889
Beneficiaries' equity	1,147,002	771,857	686,443	708,156	752,168	1,124,628	942,116
Other Data
Cash flows from:
Operating activities	153,183	118,793	128,836	152,040	103,123	62,505	73,342
Investing activities	(682,945)	(34,068)	5,038	(123,682)	(32,372)	(126,339)	(31,103)
Financing activities	536,556	(102,974)	(120,532)	(30,939)	(60,403)	57,807	(40,246)
Property Data
Number of properties owned at year end	246	234	238	270	250	248	231
Net rentable square feet owned at year end	18,172	17,093	16,958	16,928	18,828	18,820	18,216

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Selected Historical Consolidated Financial Data of Prentiss

     The following information is provided to assist you in your analysis of the financial aspects of the Mergers. This information has been derived from Prentiss’ audited consolidated financial statements for the years ended December 31, 2000 through 2004 and from Prentiss’ unaudited consolidated financial statements for the six months ended June 30, 2004 and 2005.

     This information is only a summary. You should read it along with Prentiss’ historical financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Prentiss’ annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other information on file with the Securities and Exchange Commission and incorporated by reference into this joint proxy statement/prospectus. Please see “Where You Can Find More Information.” Operating results for the six months ended June 30, 2005 are not necessarily indicative of results for the year ending December 31, 2005. For a discussion of certain factors that may materially affect the comparability of the selected historical financial information or cause the data reflected herein not be indicative of Prentiss’ future financial condition or results of operations, please see “Risk Factors.”

	Years Ended December 31,					Six Months Ended June 30,

	2004	2003	2002	2001	2000	2005	2004

						(unaudited)
Operating Results	(in thousands, except per share amounts and number of properties)
Total revenue	$370,734	$331,487	$311,873	$292,431	$293,283	$198,302	$178,336
Income from continuing operations including gain on sale	52,738	57,893	55,618	86,562	53,826	21,504	28,248
Net income	62,423	59,417	74,281	102,466	69,585	21,521	35,791
Income allocated to Common Shares	52,371	50,965	65,923	94,579	62,434	17,295	29,965
Income from continuing operations including gain on sale per Common Share
Basic	$0.96	$1.23	$1.23	$2.14	$1.29	$0.39	$0.51
Diluted	$0.96	$1.23	$1.22	$2.12	$1.28	$0.38	$0.51
Cash distributions declared per Common Share	$2.240	$2.240	$2.215	$2.090	$1.895	$1.120	$1.120
Balance Sheet Data
Real estate investments, net of accumulated depreciation	$1,896,357	$1,841,735	$1,753,236	$1,660,690	$1,743,064	$2,027,120	$1,903,324
Total assets	2,333,539	2,199,093	2,122,289	2,030,593	2,117,875	2,508,242	2,281,674
Total indebtedness	1,191,911	1,029,035	1,011,027	907,734	1,007,800	1,393,100	1,103,992
Total liabilities	1,329,168	1,162,229	1,141,731	1,024,607	1,132,858	1,522,973	1,210,797
Minority interest	60,782	124,623	136,325	186,186	178,753	68,330	105,581
Beneficiaries' equity	943,589	912,241	844,233	819,800	806,264	916,939	965,296
Other Data
Cash flows from:
Operating activities	158,249	133,625	160,611	160,424	161,961	63,865	66,239
Investing activities	(79,004)	(142,304)	(160,505)	(52,854)	(173,211)	(214,808)	(40,070)
Financing activities	(76,604)	9,544	(871)	(107,177)	3,389	152,927	(22,079)
Property Data
Number of properties owned at year end	124	128	128	136	164	128	127
Net rentable square feet owned at year end	18,172	17,093	16,958	16,723	17,583	18,825	18,206

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Selected Unaudited Pro Forma Condensed Consolidated Financial and Other Data

     The following unaudited pro forma consolidated financial and other data have been prepared based on certain pro forma adjustments to the historical consolidated financial statements of Brandywine and Prentiss as of June 30, 2005 and for the six months then ended and for the year ended December 31, 2004 to give effect for certain material transactions already completed or contemplated by Brandywine and Prentiss separately or as part of the REIT Merger and the Prudential Acquisition including the following:

     For Brandywine Realty Trust

•	The impact of material acquisitions completed in 2004/2005, including the acquisition of the Rubenstein portfolio in September of 2004; and
•	Financing and capital transactions (including equity offerings) completed in connection with the financing of these acquisitions.

     For Prentiss Properties Trust

•	The impact of material acquisitions completed in 2004/2005;
•	Financing and capital transactions completed in connection with financing these acquisitions or the use of proceeds from sales;
•	Completed or planned dispositions of identified properties, including Prentiss properties in Chicago and Detroit which Prentiss intends to sell pursuant to a plan announced in September 2005; and
•	Certain reclassifications related to the Prentiss historical financial statement presentations which have been made to conform with Brandywine Realty Trust’s financial statement presentation.

     For the REIT Merger and the Prudential Acquisition

•	The Prudential Acquisition; and
•	The effects of the REIT Merger including contemplated financing transactions, the issuance of Brandywine common shares and Brandywine Operating Partnership Class A common units, the assumption of debt and the application of Purchase Accounting.

     For more detail concerning the adjustments relating to these transactions see “Unaudited Pro Forma Consolidated Financial Statements.” The historical consolidated financial statements of Brandywine and Prentiss used to prepare these pro forma financial statements are contained in each company’s respective annual reports on Form 10-K and/or Form 10-K/A, quarterly reports on Form 10-Q and/or Form 10-Q/A, current reports on Form 8-K and other information on file with the Securities and Exchange Commission and incorporated by reference into this document. The unaudited pro forma consolidated financial statements should be read in conjunction with, and are qualified in their entirety by, the notes thereto and the historical consolidated financial statements of both Brandywine and Prentiss, including the respective notes thereto, which are incorporated by reference in this document.

     The accompanying unaudited pro forma consolidated balance sheet data as of June 30, 2005 has been prepared as if the completed or proposed transactions described above occurred as of that date. The accompanying unaudited pro forma consolidated statements of operations for the six months ended June 30, 2005 and for the year ended December 31, 2004 have been prepared as if the completed or proposed transactions described above had occurred as of January 1, 2004. The unaudited pro forma consolidated financial statements do not purport to be indicative of the financial position or results of operations that would actually have been achieved had the completed or proposed transactions described above occurred on the dates indicated or which may be achieved in the future.

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     In the opinion of Brandywine’s management, all significant adjustments necessary to reflect the effects of the completed or proposed transactions described above that can be factually supported within the Securities and Exchange Commission regulations covering the preparation of pro forma financial statements have been made. The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain information that is currently available to Brandywine’s management. Such pro forma adjustments and the purchase price allocation could change as additional information becomes available, as estimates are refined or as additional events occur. Brandywine’s management does not anticipate that there will be any significant changes in the total purchase price as presented in these unaudited pro forma consolidated financial statements.

     The unaudited pro forma consolidated financial statements are not necessarily indicative of what the actual combined financial position or results of operations would have been had the completed or proposed transactions described above been completed on the dates indicated above, nor do they give effect to (i) any transaction other than those described above (ii) the results of operations of Brandywine or Prentiss since June 30, 2005, (iii) certain cost savings and one-time charges expected to result from the transactions described above which have not already been completed and whose effects reflected in the historical financial statements of Brandywine or Prentiss (iv) the results of final valuations of the assets and liabilities of Prentiss, including property and intangible assets. We are currently developing plans to integrate the operations of the companies, which may involve various costs and other charges that may be material. We will also revise the allocation of the purchase price when additional information becomes available. Accordingly, the pro forma consolidated financial information do not purport to be indicative of the financial position or results of operations as of the date of this joint proxy statement/prospectus, as of the effective date of the Mergers and the Prudential Acquisition, any period ending at the effective date of the Mergers and the Prudential Acquisition or as of any other future date or period. The foregoing matters could cause both Brandywine’s pro forma financial position and results of operations, and Brandywine’s actual future financial position and results of operations, to differ materially from those presented in the following unaudited pro forma consolidated financial statements.

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	Pro Forma for the Year Ended December 31, 2004 (In thousands, except per share amounts)	Pro Forma for the Six Months Ended June 30, 2005
Revenue:
Rents	$565,387	$284,048
Tenant Reimbursements	75,956	37,345
Other	30,639	17,520

Total revenue	671,982	338,913

Operating Expenses
Property operating expenses	195,372	100,940
Real estate taxes	63,305	33,043
Depreciation and amortization	207,990	105,240
Administrative expenses	26,903	16,202

Total operating expenses	493,570	255,425

Operating income (loss)	178,412	83,487

Other Income (Expense):
Interest Income	3,228	1,624
Interest Expense	(156,521)	(78,218)
Loss on investment in securities	(420)	—
Loss from impairment of mortgage loan	(2,900)	—
Equity in income of real estate ventures	4,553	2,922
Net gain on sale of real estate	4,197	—

Income (loss) before minority interest	30,549	9,815
Minority Interest attributable
to continuing operations	(1,200)	(400)

Income (loss) from continuing operations	29,349	9,415

Income allocated to Preferred Shares	(9,720)	(3,996)

Income (loss) allocated to Common Shares	$19,629	$5,419

Per share data:
Basic earnings per Common Share
from continuing operations	$0.22	$0.06
Diluted earnings per Common Share
from continuing operations	$0.22	$0.06
Weighted average number of
Common Shares outstanding	87,300	89,575
Weighted average number of common and
dilutive common equivalent shares outstanding	87,537	89,799

Balance sheet data (at end of period):
Operating properties		$4,638,967
Accumulated depreciation		(356,416)
Total assets		5,778,235
Mortgage notes payable		1,127,765
Unsecured notes		636,534
Unsecured credit facility		1,475,901
Minority Interest		158,629
Total beneficiaries' equity		$2,129,368

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Comparative Per Share Data

     The following table presents, for the periods indicated, selected historical per share data for the Brandywine common share and Prentiss common shares, as well as unaudited pro forma per share amounts for the Brandywine common shares and unaudited pro forma per share equivalent amounts for the Prentiss common shares, assuming (i) the issuance of 34,012,868 Brandywine common shares in the REIT Merger and the reservation of 1,751,315 Brandywine common shares for issuance upon conversion of the Brandywine Operating Partnership Class A units issued in the Partnership Merger and (ii) the payment of the cash portion of the REIT Merger consideration, after payment of the Special Dividend, which, together with the cash expected to be paid assuming conversion of all of the outstanding Prentiss options to cash in the REIT Merger, totals approximately $446.1. The pro forma amounts included in the table below are presented as if the Mergers had been effective for the periods presented, have been prepared in accordance with GAAP and are based on the purchase method of accounting.

     You should read this information in conjunction with, and the information is qualified in its entirety by, the consolidated financial statements and accompanying notes of Brandywine and Prentiss incorporated into this joint proxy statement/prospectus by reference and the unaudited pro forma condensed combined financial information and accompanying discussions and notes beginning on page F-1. Please see “Where You Can Find More Information” beginning on page 175. The pro forma amounts in the table below are presented for informational purposes only. You should not rely on the pro forma amounts as being indicative of the financial position or results of operations of the combined company that would have actually occurred had the Mergers been effective during the periods presented or of the future financial position or future results of operations of the combined company. The combined financial information as of or for the periods presented may have been different had the companies actually been combined as of or during those periods.

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	As of or for the Year Ended December 31, 2004	As of or for the Six Months Ended June 30, 2005 (unaudited)
Brandywine–Historical
Income Per Share from Continuing Operations:
Basic	$1.10	$0.26
Diluted	1.09	0.26
Dividends Per Share	1.76	0.88
Book Value Per Share at Period End	$18.80	$18.24
Prentiss–Historical
Income Per Share from Continuing Operations including gain on sale:
Basic	$0.96	$0.39
Diluted	0.96	0.38
Dividends Per Share	2.24	1.12
Book Value Per Share at Period End	$18.75	$18.08
Brandywine–Unaudited Pro Forma
Income Per Share from Continuing Operations:
Basic	$0.22	$0.06
Diluted	0.22	0.06
Dividends Per Share	1.76	0.88
Book Value Per Share at Period End	N/A	$22.52
Prentiss–Unaudited Pro Forma Equivalent
Income Per Share from Continuing Operations including gain on sale:
Basic	$0.15	$0.04
Diluted	0.15	0.04
Dividends Per Share	1.21	0.61
Book Value Per Share at Period End	N/A	$15.54

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Market Prices and Dividend Information

     Brandywine common shares are traded on the New York Stock Exchange under the symbol “BDN.” Prentiss common shares are traded on the New York Stock Exchange under the symbol “PP.” The following table shows, for the periods indicated: (1) the high and low sales prices per Brandywine common share and Prentiss common share as reported on the New York Stock Exchange and (2) the cash dividends paid per Brandywine common share and Prentiss common share.

	Brandywine Common Shares			Prentiss Common Shares
	High	Low	Dividends	High	Low	Dividends
2003
First Quarter	$22.20	$19.13	$0.44	$28.28	$25.27	$0.56
Second Quarter	24.90	21.00	0.44	30.09	26.85	0.56
Third Quarter	25.87	23.76	0.44	31.41	28.79	0.56
Fourth Quarter	$27.74	$24.60	$0.44	$32.99	$29.58	$0.56
2004
First Quarter	$30.59	$26.25	$0.44	$36.92	$32.41	$0.56
Second Quarter	30.82	23.52	0.44	37.31	29.25	0.56
Third Quarter	30.12	26.03	0.44	37.43	32.94	0.56
Fourth Quarter	$30.39	$27.95	$0.44	$39.87	$34.79	$0.56
2005
First Quarter	$30.50	$27.23	$0.44	$38.55	$33.59	$0.56
Second Quarter	31.24	26.96	0.44	38.06	32.60	0.56
Third Quarter	$33.42	$29.34	$0.44	$40.82	$36.23	$0.56
Fourth Quarter (through October 26, 2005) (1)	$30.63	$27.23	$0.44	$42.40	$38.90

(1)	Prentiss and Brandywine each currently anticipates paying its fourth quarter 2005 dividend prior to the closing date of the mergers. Please see “Questions and Answers About the Mergers” for a description of the dividends anticipated to be paid by Prentiss and Brandywine to holders of Prentiss common shares and Brandywine common shares, respectively, for periods prior to the effective date of the REIT Merger.

     The following table sets forth the closing prices per Brandywine common share and Prentiss common share as reported on the New York Stock Exchange on September 30, 2005, the last full trading day prior to the announcement of the merger agreement, and on __________ ___, 2005, the most recent practicable date prior to the mailing of this joint proxy statement/prospectus to the Brandywine and Prentiss common shareholders. This table also sets forth the pro forma equivalent price per Prentiss common share on September 30, 2005, and on __________ ___, 2005. The pro forma equivalent price per share is equal to (a) the closing price of a Brandywine common share on each such date multiplied by 0.69 (the exchange ratio for the share portion of the REIT Merger consideration) plus (b) $21.50 (the cash portion of the REIT Merger consideration).

     These prices will fluctuate prior to the special meetings and the consummation of the REIT Merger, and shareholders are urged to obtain current market quotations prior to making any decision with respect to the REIT Merger.

	Brandywine Common Shares		Prentiss Common Shares		Prentiss Pro Forma Equivalent
At September 30, 2005		$31.09		$40.60		$42.95
At _______ __, 2005	$		$		$

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Dividend Policies

     Brandywine’s board of trustees determines the time and amount of dividends to shareholders. Future Brandywine dividends will be authorized at the discretion of the Brandywine board of trustees and will depend on Brandywine’s actual cash flow, its financial condition, its capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code and such other factors as the Brandywine board of trustees may deem relevant.

     Until the Mergers are completed, Prentiss common shareholders will continue to receive regular dividends as authorized by the Prentiss board of trustees and declared by Prentiss. The merger agreement permits Prentiss to pay a regular quarterly cash dividend in an amount not to exceed $0.56 per Prentiss common share. Prentiss currently intends to continue to pay regular quarterly dividends for any quarterly periods that end before the closing of the Mergers. In addition, Prentiss will pay, if necessary, a dividend in an amount equal to the minimum amount necessary for Prentiss to maintain its REIT status under the Internal Revenue Code. If any such dividend is declared and is in addition to the regular $0.56 per share quarterly dividend, then the cash portion of the REIT Merger consideration would be reduced by the per share amount of such additional dividend.

     Brandywine common shareholders will continue to receive regular dividends as authorized by the Brandywine board of trustees and declared by Brandywine. Brandywine’s most recent quarterly dividend was $0.44 per share. Brandywine currently intends to continue to pay regular quarterly dividends as authorized by the Brandywine board of trustees.

     The merger agreement provides that Brandywine and Prentiss will coordinate the declaration, record and payment dates of any dividends in respect of their respective common shares. This coordination reflects the intention of Brandywine and Prentiss that the holders of Brandywine common shares and Prentiss common shares not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to the shares they currently own and any Brandywine common shares received in the Mergers.

     After the closing of the REIT Merger, former holders of Prentiss common shares that receive Brandywine common shares in the REIT Merger will receive the dividends payable to holders of Brandywine common shares with a record date after the closing of the REIT Merger.

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RISK FACTORS

     In addition to the risks relating to the businesses of Brandywine and Prentiss, which risks will also affect the combined entity, and which are incorporated by reference in this joint proxy statement/prospectus from other filings of Brandywine and Prentiss with the SEC and the other information included in this joint proxy statement/prospectus, including the matters addressed in “Warning About Forward-Looking Statements,” you should carefully consider the following risk factors.

Risks Relating to the Mergers

     The operations of Brandywine and Prentiss may not be integrated successfully, and the intended benefits of the Mergers may not be realized.

     The Mergers will present challenges to management, including the integration of the operations, properties and personnel of Brandywine and Prentiss. The Mergers will also pose other risks commonly associated with similar transactions, including unanticipated liabilities, unexpected costs and the diversion of management’s attention to the integration of the operations of Brandywine and Prentiss. Any difficulties that the combined company encounters in the transition and integration processes, and any level of integration that is not successfully achieved, could have an adverse effect on the revenue, level of expenses and operating results of the combined company. The combined company may also experience operational interruptions or the loss of key employees, tenants and customers. As a result, notwithstanding our expectations, the combined company may not realize any of the anticipated benefits or cost savings of the Mergers.

     The market value of the Brandywine common shares that Prentiss common shareholders will receive depends on what the market price of Brandywine common shares will be at the effective time of the REIT Merger and will decrease if the market value of Brandywine common shares decreases.

     The market value of the Brandywine common shares that Prentiss common shareholders will receive as part of the REIT Merger consideration depends on what the trading price of Brandywine common shares will be at the effective time of the REIT Merger. The 0.69 exchange ratio that determines the number of Brandywine common shares that Prentiss common shareholders are entitled to receive in the REIT Merger is fixed. This means that there is no “price protection” mechanism in the merger agreement that would adjust the number of Brandywine common shares that Prentiss common shareholders may receive in the REIT Merger as a result of increases or decreases in the trading price of Brandywine common shares. If Brandywine’s common share price decreases, then the market value of the REIT Merger consideration payable to Prentiss common shareholders will also decrease. For historical and current market prices of Brandywine common shares and Prentiss common shares, please see “Market Prices and Dividend Information.”

     Brandywine and Prentiss expect to incur significant costs and expenses in connection with the Mergers, which could result in the combined company not realizing some or all of the anticipated benefits of the Mergers.

     Brandywine and Prentiss are expected to incur one-time, pre-tax closing costs of approximately $55.5 million in connection with the Mergers and one-time pre-tax expenses of approximately $40.4 million related to change in control provisions triggered by the Mergers and severance expenses related to headcount reductions after the Mergers are completed. These costs and expenses include investment banking expenses, severance, legal and accounting fees, printing expenses and other related charges incurred and expected to be incurred by Brandywine and Prentiss. Completion of the Mergers could trigger a mandatory prepayment (including a penalty in some cases) of Prentiss debt unless appropriate lender consents or waivers are received. If those consents and waivers cannot be obtained prior to completion of the REIT Merger, the existing Prentiss debt might need to be prepaid and/or refinanced. Brandywine also expects to incur one-time cash and non-cash costs related to the integration of Brandywine and Prentiss, which cannot be estimated at this time. There can be no assurance that the costs incurred by Brandywine and Prentiss in connection with the Mergers will not be higher than expected or that the combined company will not incur additional unanticipated costs and expenses in connection with the Mergers.

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     Trustees and officers of Prentiss have interests in the Mergers that may be different from, or in addition to, the interests of Prentiss common shareholders generally.

     Trustees and officers of Prentiss have interests in the Mergers that may be different from, or in addition to, the interests of Prentiss common shareholders generally. The Prentiss board of trustees was aware of these interests and considered them, among other matters, in approving the merger agreement, the REIT Merger and the related transactions and making their recommendations. These interests include:

•	the appointment of Mr. Prentiss and Mr. August, both of whom are current members of the Prentiss board of trustees, to Brandywine’s board of trustees upon completion of the Mergers;

•	the receipt of change in control payments of approximately $12.1 million in the aggregate (excluding gross-up payments, if any) by Prentiss’ executive officers under existing employment arrangements;

•	the acceleration and conversion of all vested and unvested Prentiss options into the right to receive a payment in the form Brandywine common shares;

•	the ability of Prentiss to allow each holder of a Prentiss option (whether or not exercisable or vested) to elect, in lieu of receiving Brandywine options, to convert each Prentiss option so held into the right to receive an amount of cash at the effective time of the REIT Merger based on the positive spread of the REIT Merger consideration over the exercise price per share in the options;

•	the vesting of restricted shares under Prentiss’ incentive plans and the impact of the Mergers on amounts held in Prentiss’ deferred compensation plans;

•	on October 3, 2005, Prentiss entered into two separate change of control severance protection plans in connection with the REIT Merger, one with respect to Prentiss hourly and salaried non-officer employees and the other with respect to Prentiss key employees;

•	in connection with the REIT Merger, the Prentiss compensation committee created a bonus pool of up to $10 million to provide incentives to Prentiss employees (other than the Chief Executive Officer) with respect to the consummation of the Mergers. Of the total bonus pool, $8 million has been allocated to certain of Prentiss’ executive officers, payable upon closing of the REIT Merger if such officers are employed by Prentiss at the time of closing unless previously decided otherwise by Prentiss’ compensation committee or the President of Prentiss;

•	the continued indemnification of current trustees and officers of Prentiss under the merger agreement and the provision of trustees’ and officers’ insurance to these individuals;

•	the entry into the voting agreements and registration rights agreement described in this joint proxy statement/prospectus.

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     In addition, certain trustees and officers of Prentiss who own Prentiss Operating Partnership common units will be able to defer their taxable gains in their Prentiss Operating Partnership common units by receiving Brandywine Operating Partnership Class A units in exchange for their Prentiss Operating Partnership common units. The REIT Merger, in contrast, is a taxable transaction and, as a result, holders of Prentiss common shares other than certain tax-exempt holders will be required to pay tax on gains arising from exchanging their Prentiss common shares for the REIT Merger consideration.

     For the above reasons, the trustees and officers of Prentiss are more likely to vote to approve the merger agreement, the REIT Merger and the related transactions than if they did not have these interests. Prentiss common shareholders should consider whether these interests may have influenced these trustees and officers to support or recommend approval of the merger agreement, the REIT Merger and the related transactions. See “The Mergers–Interests of Prentiss Executive Officers and Trustees in the Mergers.”

     Brandywine will need to replace, at or before maturity, any bridge facility that will be used to finance a portion of the cash component of the REIT Merger consideration and transaction costs.

     Brandywine has received a commitment from affiliates of JPMorgan for (i) a 364-day term loan in the amount of $750 million, (ii) an interim term loan in the amount of $240 million, and (iii) a back-stop revolving credit facility in the amount of $600 million. Brandywine may incur increased interest costs on indebtedness that replaces these facilities due to higher interest costs of longer-term debt. The interest rate on the replacement indebtedness will depend on prevailing market conditions at the time.

     Failure to complete the Mergers could negatively impact the price of Prentiss common shares and future business and operations.

     It is possible that the Mergers may not be completed. The parties’ obligations to complete the REIT Merger are subject to the satisfaction or waiver of specified conditions, some of which are beyond the control of Brandywine and Prentiss. For example, the REIT Merger is conditioned on the receipt of the required approvals of Brandywine shareholders and Prentiss shareholders. If these approvals are not received, the Mergers cannot be completed even if all of the other conditions to the REIT Merger are satisfied or waived. If the Mergers are not completed for any reason, Prentiss may be subject to a number of material risks, including the following:

•	Prentiss may be required under certain circumstances to pay Brandywine a termination fee of either $12.5 million or $60 million, depending upon the circumstances of the termination, and reimburse Brandywine for up to $6 million of expenses;

•	the price of Prentiss common shares may decline to the extent that the current market price of Prentiss common shares reflects a market assumption that the Mergers will be completed;

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•	Prentiss will have incurred substantial costs related to the Mergers, such as legal, accounting and financial advisor fees, which must be paid even if the Mergers are not completed; and

•	Prentiss may be unable to retain its key employees.

     Further, if the Mergers are terminated and the Prentiss board of trustees determines to seek another merger or business combination, there can be no assurance that it will be able to find a party willing to pay an equivalent or more attractive price than the price to be paid in the Mergers. In addition, while the merger agreement is in effect and subject to specified exceptions, Prentiss is prohibited from soliciting, initiating or encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination, with any party other than Brandywine. See “The Merger Agreement–Conduct of Business Pending the Mergers–No Solicitation.”

     Failure to complete the Mergers could negatively impact the price of Brandywine common shares and future business and operations.

     If the Mergers are not completed for any reason, Brandywine may be subject to a number of material risks, including the following:

•	Brandywine may be required under certain circumstances to pay Prentiss a termination fee of $12.5 million and reimburse Brandywine for up to $6 million of expenses and in certain circumstances Brandywine would additionally be required to reimburse Prentiss for unrecoverable out-of-pocket expenses and any lost deposits related to the termination by Prentiss of a proposed loan related to its Barton Skyway property;

•	the price of Brandywine’s common shares may decline to the extent that the current market price of Prentiss common shares reflects a market assumption that the Mergers will be completed; and

•	Brandywine will have incurred substantial costs related to the Mergers, such as legal, accounting and financial advisor fees, which must be paid even if the Mergers are not completed.

     The termination fee may discourage other companies from trying to acquire Prentiss.

     In the merger agreement, Prentiss agreed to pay a termination fee of $60 million in specified circumstances, including some circumstances where a third party acquires or seeks to acquire Prentiss. Prentiss also agreed to pay an alternate termination fee of $12.5 million in certain other specified circumstances not associated with the termination fee of $60 million and reimburse Brandywine for up to $6 million of expenses. These provisions could discourage other parties from trying to acquire Prentiss, even if those companies might be willing to offer a greater amount of consideration to Prentiss common shareholders than Brandywine has offered in the merger agreement. Payment of the termination fee could have a material adverse effect on Prentiss’ financial condition. See “The Merger Agreement– Termination Fees; Other Expenses.”

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     After the REIT Merger is completed, Prentiss common shareholders will become shareholders of Brandywine and will have different rights that may be less advantageous than their current rights.

     After the closing of the REIT Merger, Prentiss common shareholders will become Brandywine common shareholders. Brandywine and Prentiss are each Maryland real estate investment trusts. Differences in Brandywine’s and the Prentiss Declaration of Trust and Bylaws will result in changes to the rights of Prentiss common shareholders when they become Brandywine common shareholders. A Prentiss common shareholder may conclude that its current rights under the Prentiss Declaration of Trust and Bylaws are more advantageous than the rights they may have under Brandywine’s Declaration of Trust and Bylaws. See “Comparison of The Rights of Brandywine Common Shareholders and Prentiss Common Shareholders.”

     The merger agreement does not require that the financial advisors’ fairness opinions be updated as a condition to closing the Mergers.

     The merger agreement does not require that the financial advisors’ fairness opinions be updated as a condition to closing the Mergers and neither Brandywine nor Prentiss currently intends to request that those opinions be updated. As such, the fairness opinions do not reflect any changes in the relative values of Brandywine or Prentiss subsequent to the date of the merger agreement. The market price of Brandywine common shares and Prentiss common shares at the closing of the Mergers may vary significantly from the market price as of the date of the fairness opinions.

Risks Relating to the Combined Company

     The combined company’s performance is subject to risks associated with its properties and with the real estate industry.

     The combined company’s economic performance and the value of its real estate assets, and consequently the value of its securities, will be subject to the risk that if its properties do not generate revenues sufficient to meet its operating expenses, including debt service and capital expenditures, its cash flow and ability to pay distributions to its shareholders will be adversely affected.  Events or conditions beyond its control that may adversely affect its operations or the value of its properties include:

•	downturns in the national, regional and local economic climate;

•	competition from other office, industrial and commercial buildings;

•	local real estate market conditions, such as oversupply or reduction in demand for office, or other commercial or industrial space;

•	changes in interest rates and availability of financing;

•	vacancies, changes in market rental rates and the need to periodically repair, renovate and re-lease space;

•	increased operating costs, including insurance expense, utilities, real estate taxes, state and local taxes and heightened security costs;

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•	civil disturbances, earthquakes and other natural disasters, or terrorist acts or acts of war which may result in uninsured or underinsured losses;

•	significant expenditures associated with each investment, such as debt service payments, real estate taxes, insurance and maintenance costs which are generally not reduced when circumstances cause a reduction in revenues from a property; and

•	declines in the financial condition of its tenants and its ability to collect rents from its tenants.

     The combined company may experience increased operating costs, which might reduce its profitability.

     The combined company’s properties will be subject to increases in operating expenses such as for cleaning, electricity, heating, ventilation and air conditioning, administrative costs and other costs associated with security, landscaping and repairs and maintenance of its properties.  In general, under its leases with tenants, the combined company will pass on all or a portion of these costs to them. Brandywine cannot assure you, however, that tenants will actually bear the full burden of these higher costs, or that such increased costs will not lead them, or other prospective tenants, to seek office space elsewhere.  If operating expenses increase, the availability of other comparable office space in its core geographic markets might limit the combined company’s ability to increase rents; if operating expenses increase without a corresponding increase in revenues, its profitability could diminish and limit its ability to make distributions to shareholders.

     The combined company’s investment in property development or redevelopment may be more costly than it anticipates.

     The combined company intends to continue to develop properties where market conditions warrant such investment. Once made, these investments may not produce results in accordance with its expectations. Risks associated with the combined company’s current and future development and construction activities include:

•	the unavailability of favorable financing alternatives in the private and public debt markets;

•	construction costs exceeding original estimates due to rising interest rates and increases in the costs of materials and labor;

•	construction and lease-up delays resulting in increased debt service, fixed expenses and construction or renovation costs;

•	expenditure of funds and devotion of management’s time to projects that the combined company does not complete;

•	occupancy rates and rents at newly completed properties may fluctuate depending on a number of factors, including market and economic conditions, resulting in lower than projected rental rates and a corresponding lower return on our investment; and

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•	complications (including building moratoriums and anti-growth legislation) in obtaining necessary zoning, occupancy and other governmental permits.

     The combined company faces risks associated with property acquisitions.

     Brandywine has in the past acquired, and intends in the future to acquire, properties and portfolios of properties, including large portfolios, such as the Prentiss properties, that would increase its size and potentially alter its capital structure.  Although Brandywine believes that the acquisitions that it has completed in the past and that it expects to undertake in the future have and will enhance its future financial performance, the success of such transactions is subject to a number of factors, including the risk that:

•	Brandywine may not be able to obtain financing for acquisitions on favorable terms;

•	acquired properties may fail to perform as expected;

•	the actual costs of repositioning or redeveloping acquired properties may be higher than its estimates;

•	acquired properties may be located in new markets where Brandywine may have limited knowledge and understanding of the local economy, an absence of business relationships in the area or unfamiliarity with local governmental and permitting procedures; and

•	Brandywine may not be able to efficiently integrate acquired properties, particularly portfolios of properties, into its organization and to manage new properties in a way that allows it to realize cost savings and synergies.

     Acquired properties may subject the combined company to unknown liabilities.

     Properties that the combined company acquires may be subject to unknown liabilities for which it would have no recourse, or only limited recourse, to the former owners of such properties.  As a result, if a liability were asserted against the combined company based upon ownership of an acquired property, it might be required to pay significant sums to settle it, which could adversely affect the combined company’s financial results and cash flow. Unknown liabilities relating to acquired properties could include:

•	liabilities for clean-up of undisclosed environmental contamination;

•	claims by tenants, vendors or other persons arising on account of actions or omissions of the former owners of the properties; and

•	liabilities incurred in the ordinary course of business.

     Brandywine has agreed not to sell certain of its properties.

     Brandywine has agreed not to sell several of its properties, and has agreed to assume certain obligations of Prentiss not to sell certain of its properties, for varying periods of time, in transactions that would trigger taxable income to its former owners, and the combined company may enter into similar arrangements as a part of future property acquisitions.  Some of these tax protection agreements are with affiliates of one of Brandywine’s current trustees.  These agreements generally provide that Brandywine may dispose of the subject properties only in transactions that qualify as tax-free exchanges under Section 1031 of the Internal Revenue Code or in other tax deferred transactions.  Such transactions can be difficult to complete and can result in the property acquired in exchange for the disposed of property inheriting the tax attributes (including tax protection covenants) of the disposed of property. Violation of these tax protection agreements would impose significant costs on Brandywine. As a result, the combined company will be restricted with respect to decisions such as financing, encumbering, expanding or selling these Properties.

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     The combined company may be unable to renew leases or re-lease space as leases expire.

     If tenants do not renew their leases upon expiration, the combined company may be unable to re-lease the space.  Even if the tenants do renew their leases or if the combined company can re-lease the space, the terms of renewal or re-leasing (including the cost of required renovations) may be less favorable than current lease terms.  Certain leases grant the tenants an early termination right upon payment of a termination penalty.

     The combined company faces significant competition from other real estate developers.

     The combined company will compete with real estate developers, operators and institutions for tenants and acquisition and development opportunities.  Some of these competitors have significantly greater financial resources than the combined company will have. Such competition may reduce the number of suitable investment opportunities offered to the combined company, may interfere with its ability to attract and retain tenants and may increase vacancies, which could result in increased supply and lower market rental rates, reducing its bargaining leverage and adversely affecting the combined company’s ability to improve its operating leverage.  In addition, some of the combined company’s competitors may be willing, because their properties may have vacancy rates higher than those for the combined company’s properties, to make space available at lower prices than available space in the combined company’s properties.  The combined company will not be able to assure you that this competition will not adversely affect its cash flow and ability to make distributions to shareholders.

     Property ownership through joint ventures may limit the combined company’s ability to act exclusively in its interests.

     The combined company intends to develop and acquire properties in joint ventures with other persons or entities when it believes circumstances warrant the use of such structures.  Brandywine currently has investments in nine unconsolidated real estate ventures and two additional real estate ventures that are consolidated in its financial statements.  Its investments in the nine unconsolidated real estate ventures aggregated approximately $13.3 million (net of returns of investment amounts) as of June 30, 2005. As a result of the Mergers, Brandywine is expected to succeed to Prentiss’ investments in one unconsolidated real estate venture and two additional real estate ventures that will be consolidated in its financial statements after the Mergers. The combined company could become engaged in a dispute with one or more of its joint venture partners that might affect its ability to operate a jointly-owned property.  Moreover, the combined company’s joint venture partners may, at any time, have business, economic or other objectives that are inconsistent with its objectives, including objectives that relate to the appropriate timing and terms of any sale or refinancing of a property.  In some instances, its joint venture partners may have competing interests in the combined company’s markets that could create conflicts of interest.  If the objectives of the combined company’s joint venture partners are inconsistent with its own objections, it will not be able to act exclusively in its interests.

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     Because real estate is illiquid, the combined company may not be able to sell properties when appropriate.

     Real estate investments generally, and in particular large office and industrial properties like those that the combined company will own, often cannot be sold quickly. Consequently, the combined company may not be able to alter its portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code limits the combined company’s ability to sell properties that it has held for fewer than four years without resulting in adverse consequences to its shareholders.  Furthermore, properties that either Brandywine or Prentiss have developed and have owned for a significant period of time or that either acquired in exchange for partnership interests in their respective operating partnership often have a low tax basis.  If the combined company were to dispose of any of these properties in a taxable transaction, it may be required under provisions of the Internal Revenue Code applicable to REITs to distribute a significant amount of the taxable gain to its shareholders and this could, in turn, impact its cash flow.  In some cases, tax protection agreements will prevent the combined company from selling certain properties without incurring substantial costs. In addition, purchase options and rights of first refusal held by tenants or partners in joint ventures may also limit the combined company’s ability to sell certain properties. All of these factors reduce the combined company’s ability to respond to changes in the performance of its investments and could adversely affect the combined company’s cash flow and ability to make distributions to shareholders as well as the ability of someone to purchase the combined company, even if a purchase were in its shareholders’ best interests.

     The combined company may suffer adverse consequences due to the financial difficulties, bankruptcy or insolvency of its tenants.

     If one or more of the combined company’s tenants were to experience financial difficulties, including bankruptcy, insolvency or a general downturn of business, there could be an adverse effect on its financial performance and distributions to shareholders.  The combined company will not be able to assure you that any tenant that files for bankruptcy protection will continue to pay its rent.  A bankruptcy filing by or relating to one of the combined company’s tenants or a lease guarantor would bar all efforts by the combined company to collect pre-bankruptcy debts from that tenant or lease guarantor, or its property, unless the combined company receives an order permitting it to do so from the bankruptcy court.  In addition, the combined company cannot evict a tenant solely because of bankruptcy.  The bankruptcy of a tenant or lease guarantor could delay the combined company’s efforts to collect past due balances under the relevant leases, and could ultimately preclude collection of these sums.  If a lease is assumed by the tenant in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to the combined company in full.  If, however, a lease is rejected by a tenant in bankruptcy, the combined company would have only a general unsecured claim for damages.  Any such unsecured claim would only be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims; restrictions under the bankruptcy laws further limit the amount of any other claims that it can make if a lease is rejected.  As a result, it is likely that the combined company would recover substantially less than the full value of any such unsecured claims that it might hold.

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     Some potential losses are not covered by insurance.

     Brandywine and Prentiss currently carry comprehensive liability, fire, extended coverage and rental loss insurance on all of its properties.  Each believes the policy specifications and insured limits of these policies are adequate and appropriate.

     There are, however, types of losses, such as lease and other contract claims and terrorism and acts of war, that generally are not insured.  The combined company cannot assure you that it will be able to renew insurance coverage in an adequate amount or at reasonable prices. In addition, insurance companies may no longer offer coverage against certain types of losses, such as losses due to terrorist acts and mold, or, if offered, these types of insurance may be prohibitively expensive.  Should an uninsured loss or a loss in excess of insured limits occur, the combined company could lose all or a portion of the capital it has invested in a property, as well as the anticipated future revenue from the property. In such an event, it might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.  The combined company cannot assure you that material losses in excess of insurance proceeds will not occur in the future.  If any of its properties were to experience a catastrophic loss, the combined company could seriously disrupt its operations, delay revenue and result in large expenses to repair or rebuild the property. Such events could adversely affect its cash flow and ability to make distributions to shareholders.

     Terrorist attacks and other acts of violence or war may adversely impact the combined company’s performance and may affect the markets on which the combined company’s securities are traded.

     Terrorist attacks against the combined company’s properties, or against the United States or its interests, may negatively impact the combined company’s operations and the value of the combined company’s securities. Attacks or armed conflicts could result in increased operating costs; for example, it might cost more in the future for building security, property/casualty and liability insurance, and property maintenance. Following the September 11, 2001 terrorist attacks, Brandywine and Prentiss each increased the level of security at its properties and each continues to reevaluate its security infrastructure. As a result of terrorist activities and other market conditions, the cost of insurance coverage for the combined company’s properties could also increase. The combined company might not be able to pass along the increased costs associated with such increased security measures and insurance to its tenants, which could reduce its profitability and cash flow. Furthermore, any terrorist attacks or armed conflicts could result in increased volatility in or damage to the United States and worldwide financial markets and economy. Such adverse economic conditions could affect the ability of the combined company’s tenants to pay rent, which could have a negative impact on its results.

     The combined company’s ability to make distributions will be subject to various risks.

     Historically, Brandywine has paid quarterly distributions to its shareholders. The combined company’s ability to make distributions in the future will depend upon:

•	the operational and financial performance of the combined company’s properties;

•	capital expenditures with respect to existing and newly acquired properties;

•	general and administrative costs associated with Brandywine’s operation as a publicly-held REIT;

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•	the amount of, and the interest rates on, the combined company’s debt; and

•	the absence of significant expenditures relating to environmental and other regulatory matters.

     Certain of these matters are beyond the combined company’s control and any significant difference between the combined company’s expectations and actual results could have a material adverse effect on its cash flow and its ability to make distributions to shareholders.

     Changes in the law may adversely affect the combined company’s cash flow.

     Because increases in income and service taxes are generally not passed through to tenants under leases, such increases may adversely affect the combined company’s cash flow and ability to make expected distributions to shareholders. The combined company’s properties are also subject to various regulatory requirements, such as those relating to the environment, fire and safety. The combined company’s failure to comply with these requirements could result in the imposition of fines and damage awards and default under some of its tenant leases. Moreover, the costs to comply with any new or different regulations could adversely affect the combined company’s cash flow and its ability to make distributions. Although Brandywine believes that the properties of the combined company will be in material compliance with all such requirements, it cannot assure you that these requirements will not change or that newly imposed requirements will not require significant unanticipated expenditures.

     The terms and covenants relating to the combined company’s indebtedness could adversely impact its economic performance.

     Like other real estate companies which incur debt, the combined company will be subject to risks normally associated with debt financing, such as the insufficiency of cash flow to meet required debt service payment obligations and the inability to refinance existing indebtedness.  If the combined company’s debt cannot be paid, refinanced or extended at maturity, in addition to its failure to repay its debt, the combined company may not be able to make distributions to shareholders at expected levels or at all.  Furthermore, an increase in the combined company’s interest expense could adversely affect its cash flow and ability to make distributions to shareholders. If the combined company does not meet its debt service obligations, any properties securing such indebtedness could be foreclosed on, which would have a material adverse effect on the combined company’s cash flow and ability to make distributions and, depending on the number of properties foreclosed on, could threaten its continued viability.

     The combined company’s credit facility and the indenture governing the unsecured debt securities contain (and any new or amended facility entered into in connection with or after the Mergers will contain) customary restrictions, requirements and other limitations on the combined company’s ability to incur indebtedness, including total debt to asset ratios, secured debt to total asset ratios, debt service coverage ratios and minimum ratios of unencumbered assets to unsecured debt which we must maintain. The combined company’s continued ability to borrow under the credit facility is (and any new or amended facility will be) subject to compliance with such financial and other covenants. In the event that the combined company would fail to satisfy these covenants, the combined company would be in default under the credit facility and indenture, and may be required to repay such debt with capital from other sources. Under such circumstances, other sources of capital may not be available to the combined company, or be available only on unattractive terms.

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     Increases in interest rates on variable rate indebtedness would increase the combined company’s interest expense, which could adversely affect its cash flow and ability to make distributions to shareholders. Rising interest rates could also restrict the combined company’s ability to refinance existing debt when it matures.  In addition, an increase in interest rates could decrease the amounts that third parties are willing to pay for the combined company’s assets, thereby limiting the combined company’s ability to alter its portfolio promptly in relation to economic or other conditions. The combined company may, from time to time, enter into agreements such as interest rate hedges, swaps, floors, caps and other interest rate hedging contracts with respect to a portion of its variable rate debt.  Although these agreements may lessen the impact of rising interest rates on the combined company, they also expose the combined company to the risk that other parties to the agreements will not perform or that the combined company cannot enforce the agreements.

     The combined company’s degree of leverage could limit its ability to obtain additional financing or affect the market price of its common shares or debt securities.

     Brandywine’s long-term debt as of June 30, 2005 was approximately $1.5 billion, or 46% of its total assets, of which $10.1 million matures during 2006. Prentiss’ long-term debt as of June 30, 2005 was approximately $1.4 billion, or 56% of its total capitalization, of which $10 million matures during 2006. The combined company’s anticipated long-term debt on a pro forma basis giving effect to the sale of Prentiss’ Midwestern portfolio as of June 30, 2005, will be approximately 56.1% of its total assets. The combined company’s degree of leverage could affect its ability to obtain additional financing for working capital expenditures, development, acquisitions or other general corporate purposes.  Brandywine’s senior unsecured debt is currently rated investment grade by the three major rating agencies. Brandywine cannot, however, assure you that the combined company will be able to maintain this rating.  In the event that the combined company’s senior unsecured debt is downgraded from the current rating, the combined company would likely incur higher borrowing costs and the market prices of its common shares and debt securities might decline. The combined company’s degree of leverage could also make it more vulnerable to a downturn in business or the economy generally.

     Additional issuances of equity securities may be dilutive to shareholders.

     The interests of the combined company’s shareholders could be diluted if it issues additional equity securities to finance future developments or acquisitions or to repay indebtedness.  The combined company’s board of trustees will be able to issue additional equity securities without shareholder approval.  The combined company’s ability to execute its business strategy will depend upon its access to an appropriate blend of debt financing, including unsecured lines of credit and other forms of secured and unsecured debt, and equity financing, including the issuance of common and preferred equity.

     Potential liability for environmental contamination could result in substantial costs.

     Under various federal, state and local laws, ordinances and regulations, the combined company may be liable for the costs to investigate and remove or remediate hazardous or toxic substances on or in its properties, often regardless of whether it knows of or is responsible for the presence of these substances. These costs may be substantial. Also, if hazardous or toxic substances are present on a property, or if the combined company fails to properly remediate such substances, its ability to sell or rent the property or to borrow using that property as collateral may be adversely affected.

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     Additionally, the combined company will develop, manage, lease and/or operate various properties for third parties. Consequently, the combined company may be considered to have been or to be an operator of these properties and, therefore, potentially liable for removal or remediation costs or other potential costs that could relate to hazardous or toxic substances.

     Americans with Disabilities Act compliance could be costly.

     The Americans with Disabilities Act of 1990 (“ADA”) requires that all public accommodations and commercial facilities, including office buildings, meet certain federal requirements related to access and use by disabled persons.  Compliance with ADA requirements could involve the removal of structural barriers from certain disabled persons’ entrances which could adversely affect our financial condition and results of operations.  Other federal, state and local laws may require modifications to or restrict further renovations of the combined company’s properties with respect to such accesses.  Although Brandywine believes that the combined company’s properties will be in material compliance with present requirements, noncompliance with the ADA or similar or related laws or regulations could result in the United States government imposing fines or private litigants being awarded damages against the combined company. In addition, Brandywine does not know whether existing requirements will change or whether compliance with future requirements will require significant unanticipated expenditures. Such costs may adversely affect the combined company’s cash flow and ability to make distributions to shareholders.

     The status of the combined company (or a REIT subsidiary) as a REIT is dependent on compliance with federal income tax requirements.

     If the combined company (or a REIT subsidiary) fails to qualify as a REIT, they would be subject to federal income tax at regular corporate rates. Also, unless the IRS granted the combined company or REIT subsidiary, as the case may be, relief under certain statutory provisions, the combined company or REIT subsidiary would remain disqualified as a REIT for four years following the year it first failed to qualify.  If the combined company or REIT subsidiary fails to qualify as a REIT, it would be required to pay significant income taxes and would, therefore, have less money available for investments or for distributions to shareholders.  This would likely have a material adverse effect on the value of the combined company’s securities. In addition, the combined company or REIT subsidiary would no longer be required to make any distributions to shareholders.

     Failure of the Brandywine Operating Partnership (or a subsidiary partnership) to be treated as a partnership would have serious adverse consequences to the combined company’s shareholders. If the IRS were to successfully challenge the tax status of the Brandywine Operating Partnership or any of its subsidiary partnerships for federal income tax purposes, the Brandywine Operating Partnership or the affected subsidiary partnership would be taxable as a corporation.  In such event, the combined company would cease to qualify as a REIT and the imposition of a corporate tax on the Brandywine Operating Partnership or a subsidiary partnership would reduce the amount of cash available for distribution from the Brandywine Operating Partnership to the combined company and ultimately to its shareholders.

     Even if the combined company qualifies as a REIT, it will be required to pay certain federal, state and local taxes on its income and properties.  In addition, the combined company’s taxable REIT subsidiaries will be subject to federal, state and local income tax at regular corporate rates on their net taxable income derived from management, leasing and related service business. If the combined company has net income from a prohibited transaction, such income will be subject to a 100% tax.

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     The combined company will be dependent upon its key personnel.

     The combined company will be dependent upon key personnel whose continued service is not guaranteed.  The combined company will be dependent on its executive officers for strategic business direction and real estate experience. Brandywine intends to enter into employment agreements with Robert K. Wiberg, Prentiss’ Executive Vice President and Managing Director, Mid-Atlantic Region, Christopher M. Hipps, Prentiss’ Executive Vice President and Managing Director, Southwest Region, Daniel K. Cushing, Prentiss’ Senior Vice President and Managing Director, Northern California Region, and Michael J. Cooper, Prentiss’ Senior Vice President, Development. In addition, Brandywine expects to implement to the following changes to Brandywine’s executive management rank at the effective time of the Mergers: Gregory S. Imhoff, currently Senior Vice President, General Counsel and Secretary of Prentiss, will become Senior Vice President and Chief Administrative Officer of Brandywine and Scott W. Fordham, currently Senior Vice President and Chief Accounting Officer of Prentiss, will become Vice President and Chief Accounting Officer of Brandywine. Brandywine’s inability to retain the services of any of these executives or the combined company’s loss of any of their services after the Mergers could adversely impact the operations of the combined company.  Although Brandywine has an employment agreement with Gerard H. Sweeney, its President and Chief Executive Officer, for a term extending to May 7, 2008, this agreement does not restrict his ability to become employed by a competitor following the termination of his employment.  The combined company will not have key man life insurance coverage on its executive officers upon completion of the Mergers.

     Certain limitations will exist with respect to a third party’s ability to acquire the combined company or effectuate a change in control.

     Limitations imposed to protect the combined company’s REIT status. In order to protect the combined company against the loss of its REIT status, its Declaration of Trust will limit any shareholder from owning more than 9.8% in value of the combined company’s outstanding shares, subject to certain exceptions.  The ownership limit may have the effect of precluding acquisition of control of the combined company.

     Limitation due to the combined company’s ability to issue preferred shares. The combined company’s Declaration of Trust will authorize the board of trustees to issue preferred shares, without limitation as to amount.  The board of trustees will be able establish the preferences and rights of any preferred shares issued which could have the effect of delaying or preventing someone from taking control of the combined company, even if a change in control were in its shareholders’ best interests.

     Limitation imposed by the Maryland Business Combination Law. The Maryland General Corporation Law, as applicable to Maryland REITs, establishes special restrictions against “business combinations” between a Maryland REIT and “interested shareholders” or their affiliates unless an exemption is applicable.  An interested shareholder includes a person who beneficially owns, and an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of, ten percent or more of the voting power of Brandywine’s then-outstanding voting shares.  Among other things, Maryland law prohibits (for a period of five years) a merger and certain other transactions between a Maryland REIT and an interested shareholder unless the board of trustees had approved the transaction before the party became an interested shareholder.  The five-year period runs from the most recent date on which the interested shareholder became an interested shareholder.  Thereafter, any such business combination must be recommended by the board of trustees and approved by two super-majority shareholder votes unless, among other conditions, the common shareholders receive a minimum price for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares or unless the board of trustees approved the transaction before the party in question became an interested shareholder.  The business combination statute could have the effect of discouraging offers to acquire the combined company and of increasing the difficulty of consummating any such offers, even if the combined company’s acquisition would be in its shareholders’ best interests.

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     Maryland Control Share Acquisition Act. Maryland law provides that “control shares” of a REIT acquired in a “control share acquisition” shall have no voting rights except to the extent approved by a vote of two-thirds of the vote eligible to be cast on the matter under the Maryland Control Share Acquisition Act.  “Control Shares” means shares that, if aggregated with all other shares previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority or a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. If voting rights or control shares acquired in a control share acquisition are not approved at a shareholder’s meeting, then subject to certain conditions and limitations the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a shareholder’s meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights.  Any control shares acquired in a control share acquisition which are not exempt under the combined company’s Bylaws will be subject to the Maryland Control Share Acquisition Act.  The combined company’s Bylaws will contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of its shares.  Brandywine cannot assure you that this provision will not be amended or eliminated at any time in the future.

     Many factors can have an adverse effect on the market value of the combined company’s securities.

     A number of factors might adversely affect the price of the combined company’s securities, many of which are beyond its control.  These factors include:

•	increases in market interest rates, relative to the dividend yield on the combined company’s shares. If market interest rates go up, prospective purchasers of the combined company’s securities may require a higher yield. Higher market interest rates would not, however, result in more funds for the combined company to distribute and, to the contrary, would likely increase its borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of Brandywine’s common shares to go down;

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•	anticipated benefit of an investment in the combined company’s securities as compared to investment in securities of companies in other industries (including benefits associated with tax treatment of dividends and distributions);

•	perception by market professionals of REITs generally and REITs comparable to Brandywine in particular;

•	level of institutional investor interest in the combined company’s securities;

•	relatively low trading volumes in securities of REITs;

•	the combined company’s result of operations and financial condition; and

•	investor confidence in the stock market generally.

     The market value of Brandywine’s common shares is based primarily upon the market’s perception of Brandywine’s growth potential and its current and potential future earnings and cash distributions. Consequently, Brandywine’s common shares may trade at prices that are higher or lower than its net asset value per common share. If Brandywine’s future earnings or cash distributions are less than expected, it is likely that the market price of Brandywine’s common shares will diminish.

     The issuance of preferred securities may adversely affect the rights of holders of the combined company’s common shares.

     Because the combined company’s board of trustees will have the power to establish the preferences and rights of each class or series of preferred shares, the combined company may afford the holders in any series or class of preferred shares preferences, distributions, powers and rights, voting or otherwise, senior to the rights of holders of common shares. The board of trustees of the combined company will also have the power to establish the preferences and rights of each class or series of units in the Brandywine Operating Partnership, and may afford the holders in any series or class of preferred units preferences, distributions, powers and rights, voting or otherwise, senior to the rights of holders of common units.

     The acquisition of new properties which lack operating history with the combined company will give rise to difficulties in predicting revenue potential.

     The combined company will acquire office properties. These acquisitions could fail to perform in accordance with expectations. If the combined company fails to accurately estimate occupancy levels, operating costs or costs of improvements to bring an acquired property up to the standards established for its intended market position, the operating performance of the property may be below expectations. Acquired properties may have characteristics or deficiencies affecting their valuation or revenue potential that we have not yet discovered. Brandywine cannot assure you that the operating performance of properties acquired by the combined company will increase or be maintained under the combined company’s management.

     The combined company’s performance will be dependent upon the economic conditions of the markets in which its properties are located.

     Properties of the combined company will be located in the Mid-Atlantic, Southwest, Northern California and Southern California markets. Like other real estate markets, these commercial real estate markets have experienced economic downturns in the past, and future declines in any of these economies or real estate markets could adversely affect cash available for distribution. The combined company’s financial performance and ability to make distributions to its shareholders will be, therefore, particularly sensitive to the economic conditions in these markets. The local economic climate, which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics and other factors, and local real estate conditions, such as oversupply of or reduced demand for office, industrial and other competing commercial properties, may affect revenues and the value of properties, including properties to be acquired or developed. Brandywine cannot assure you that these local economies will grow in the future.

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     Changes in market conditions including capitalization rates applied in real estate acquisitions could impact the combined company’s ability to grow through acquisitions.

     The combined company will selectively pursue acquisitions in its core markets when long-term yields make acquisitions attractive. The combined company will compete with numerous property owners for the acquisition of real estate properties. Some of these competitors may be willing to accept lower yields on their investments impacting the combined company’s ability to acquire real estate assets and thus limit its external growth.

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THE BRANDYWINE SPECIAL MEETING

Date, Time, Place and Purpose of the Brandywine Special Meeting

     The Brandywine special meeting will be held at [The Four Seasons Hotel, One Logan Square], Philadelphia, Pennsylvania, [19103] at ______ a.m., Eastern time on __________ __, 2005. The special meeting may be adjourned or postponed to another date and/or place for proper purposes. At the Brandywine special meeting, holders of Brandywine common shares will consider and vote on a proposal to approve the issuance of Brandywine common shares under and as contemplated by the merger agreement. The Brandywine common shareholders also might be asked to vote on a proposal to adjourn the Brandywine special meeting for the purpose of allowing additional time for the solicitation of additional votes to approve the issuance of Brandywine common shares under and as contemplated by the merger agreement.

Who Can Vote

     You are entitled to vote your Brandywine common shares if Brandywine’s shareholder records showed that you held your Brandywine common shares as of the close of business on __________ ___, 2005. At the close of business on that date, a total of ______ Brandywine common shares were outstanding and entitled to vote. Each Brandywine common share has one vote. The enclosed proxy card shows the number of Brandywine common shares that you are entitled to vote.

Voting by Proxy Holders

     If you hold your Brandywine common shares in your name as a holder of record, you may instruct the proxy holders how to vote your Brandywine common shares by signing, dating and mailing the proxy card in the postage-paid envelope that we have provided to you. The proxy holders will vote your Brandywine common shares as provided by those instructions. If you give Brandywine a signed proxy without giving specific voting instructions, your Brandywine common shares will be voted by the proxy holders in favor of approving the issuance of Brandywine common shares under and as contemplated by the merger agreement. If your Brandywine common shares are held by a broker, bank or other nominee, you will receive instructions from your broker, bank or nominee that you must follow to have your Brandywine common shares voted.

Quorum and Required Vote

     A quorum of common shareholders is required to hold a valid meeting. The holders of a majority of the outstanding common shares entitled to vote at the Brandywine special meeting must be present in person or by proxy to constitute a quorum for the transaction of business at the Brandywine special meeting. All Brandywine common shares represented at the Brandywine special meeting, including abstentions and “broker non-votes,” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

     In accordance with the listing requirements of the New York Stock Exchange, or the NYSE, approval of the issuance of the Brandywine common shares requires the affirmative vote of the holders of at least a majority of the Brandywine common shares cast in person or by proxy on such proposal at the Brandywine special meeting, provided that the total votes cast on the proposal represents over 50% of the outstanding Brandywine common shares entitled to vote on the proposal.

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     As of the record date for the Brandywine special meeting, Brandywine trustees, executive officers and their affiliates beneficially owned _____ Brandywine common shares (excluding share options and Brandywine Operating Partnership units held by them), representing approximately _____% of the outstanding Brandywine common shares entitled to vote at the Brandywine special meeting.

Abstentions and Broker Non-Votes

     Abstentions by holders of Brandywine common shares will be counted as votes cast and will have the effect of a vote against the proposal.

     Under the listing requirements of the NYSE, brokers who hold Brandywine common shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine,” such as approval of the issuance of Brandywine common shares under and as contemplated by the merger agreement, without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your Brandywine common shares in “street name,” your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this joint proxy statement/prospectus. Broker non-votes will not affect the outcome of the vote with respect to the issuance of Brandywine common shares unless the holders of less than a majority of the votes entitled to be cast of the Brandywine common shares vote, in which case broker non-votes will have the effect of a vote against the proposal.

Voting on Other Matters

     We are not now aware of any matters to be presented at the Brandywine special meeting except for those described in this joint proxy statement/prospectus. If any other matter not described in this joint proxy statement/prospectus is properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your Brandywine common shares. If the meeting is adjourned or postponed, your Brandywine common shares may be voted by the proxy holders on the new meeting date as well, unless you have revoked your proxy instructions before that date.

How You May Revoke Your Proxy Instructions

     To revoke your proxy instructions, you must (1) so advise Brandywine’s Secretary, Brad A. Molotsky, c/o Brandywine Realty Trust, 401 Plymouth Road, Suite 500, Plymouth Meeting, Pennsylvania 19462 in writing before your Brandywine common shares have been voted by the proxy holders at the meeting, (2) execute and deliver a subsequently dated proxy or (3) attend the meeting and vote your Brandywine common shares in person. If you hold shares in “street name” and you would like to revoke an earlier vote, please check with your broker and follow the voting procedures your broker provides.

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Cost of this Proxy Solicitation

     The accompanying proxy is being solicited on behalf of Brandywine’ board of trustees. Each of Brandywine and Prentiss will pay one-half of the expense of preparing, printing and mailing the proxy and materials used in the solicitation. D.F. King & Co. Inc. has been retained by Brandywine and Prentiss to aid in the solicitation of proxies from their respective shareholders for an aggregate fee of $20,000 and the reimbursement of out-of-pocket expenses. Proxies may also be solicited from Brandywine shareholders by personal interview, telephone and telegram by Brandywine trustees, officers and employees, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of Brandywine shares held by those persons, and Brandywine will reimburse them for any reasonable expenses that they incur.

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THE PRENTISS SPECIAL MEETING

Date, Time, Place and Purpose of the Prentiss Special Meeting

     The special meeting of the Prentiss common shareholders is scheduled to be held at 3890 West Northwest Highway, Dallas, Texas, 75220 at ____ a.m., local time, on __________ ___, 2005. The special meeting may be adjourned or postponed to another date and/or place for proper purposes. The purpose of the meeting is to consider and vote on a proposal to approve the merger agreement, the REIT Merger and the related transactions. The Prentiss common shareholders also might be asked to vote on a proposal to adjourn the Prentiss special meeting for the purpose of allowing additional time for the solicitation of additional votes to approve the merger agreement, the REIT Merger and the related transactions.

Who Can Vote

     You are entitled to vote your Prentiss common shares if the Prentiss shareholder records showed that you held your Prentiss common shares as of the close of business on ____ __, 2005. At the close of business on that date, a total of ________ Prentiss common shares were outstanding and entitled to vote. Each Prentiss common share has one vote. The enclosed proxy card shows the number of Prentiss common shares that you are entitled to vote.

Voting by Proxy Holders

     If you hold your Prentiss common shares in your name as a holder of record, you may instruct the proxy holders how to vote your Prentiss common shares by signing, dating and mailing the proxy card in the postage-paid envelope that we have provided to you. The proxy holders will vote your Prentiss common shares as provided by those instructions. If you give Prentiss a signed proxy without giving specific voting instructions, your Prentiss common shares will be voted by the proxy holders in favor of the proposal to approve the merger agreement, the REIT Merger and the related transactions. If your Prentiss common shares are held by a broker, bank or other nominee, you will receive instructions from your nominee that you must follow to have your Prentiss common shares voted.

Quorum and Required Vote

     A quorum of common shareholders is required to hold a valid meeting. The holders of a majority of the Prentiss common shares outstanding and entitled to vote at the Prentiss special meeting must be present in person or by proxy to constitute a quorum for the transaction of business at the Prentiss special meeting. All Prentiss common shares represented at the Prentiss special meeting, including abstentions and “broker non-votes,” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

     Approval of the merger agreement, the REIT Merger and the related transactions requires the affirmative vote in person or by proxy of the holders of at least a majority of the Prentiss common shares outstanding entitled to vote at the Prentiss special meeting.

     As of the record date for the Prentiss special meeting, Prentiss trustees, executive officers and their affiliates beneficially owned, excluding share options and Operating Partnership units held by them, _____Prentiss common shares, representing approximately ____% of the outstanding Prentiss common shares entitled to vote at the Prentiss special meeting.

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Abstentions and Broker Non-Votes

     Abstentions by holders of Prentiss common shares will not be counted as votes cast and will have the same effect as voting against approval of the merger agreement, the REIT Merger and the related transactions.

     Under the listing requirements of the NYSE, brokers who hold Prentiss common shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matter that the NYSE determines to be “non-routine,” such as approval of the merger agreement, the REIT Merger and the related transactions, without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your Prentiss common shares in “street name,” your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this joint proxy statement/prospectus. Broker non-votes will not be counted as votes cast at the Prentiss special meeting and will have the effect of a vote against the proposal.

Voting on Other Matters

     We are not now aware of any matters to be presented at the Prentiss special meeting except for those described in this joint proxy statement/prospectus. If any other matter not described in this joint proxy statement/prospectus is properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your Prentiss common shares. If the meeting is adjourned or postponed, your Prentiss common shares may be voted by the proxy holders on the new meeting date as well, unless you have revoked your proxy instructions before that date.

How You May Revoke Your Proxy Instructions

     To revoke your proxy instructions, you must (1) so advise the Secretary of Prentiss, Gregory S. Imhoff, c/o Prentiss Properties Trust, 3890 W. Northwest Highway, Suite 400, Dallas, Texas 75220, in writing or by facsimile before your Prentiss common shares have been voted by the proxy holders at the meeting, (2) execute and deliver a subsequently dated proxy, or (3) attend the meeting and vote your Prentiss common shares in person. If you hold shares in “street name” and you would like to revoke an earlier vote, please check with your broker and follow the voting procedures your broker provides.

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Cost of this Proxy Solicitation

     The accompanying proxy is being solicited on behalf of Prentiss’ board of trustees. Each of Brandywine and Prentiss will pay one-half of the expense of preparing, printing and mailing the proxy and materials used in the solicitation. D.F. King & Co. Inc. has been retained by Brandywine and Prentiss to aid in the solicitation of proxies from their respective shareholders for an aggregate fee of $20,000 and the reimbursement of out-of-pocket expenses. Proxies may also be solicited from Prentiss shareholders by personal interview, telephone and telegram by Prentiss trustees, officers and employees, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of Prentiss shares held by those persons, and Prentiss will reimburse them for any reasonable expenses that they incur.

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THE MERGERS

Background of the Mergers

     In pursuing strategies for enhancing shareholder value, each of Brandywine and Prentiss from time to time has considered opportunities for acquisitions, joint ventures and other strategic alliances.

     Prentiss and Lazard, its financial advisor, have from time to time explored the strategic options available to Prentiss. This included discussions with a number of other prospective public buyers and their advisors throughout Lazard’s engagement.

     Brandywine’s board has from time to time assessed strategic alternatives available to Brandywine. In its assessment of alternatives to enhance shareholder value, the Brandywine board has considered opportunities to replicate Brandywine’s regional focus in select high-growth markets outside the greater Philadelphia region through association with strong local owners and operators of commercial real estate; operating efficiencies and growth opportunities associated with an increased asset base; and enhancement of Brandywine’s credit profile through a larger and more diverse tenant base.

     Brandywine has premised its growth strategy on acquiring and developing high quality office and industrial properties in selected markets that it expects will experience increased rental rates, increased demand for high quality office and industrial space and overall economic growth. As part of its regional focus, Brandywine dedicates to each of its markets a team of professionals having a deep and extensive knowledge of the real estate dynamics within the team’s market, including leasing and construction activity, population growth, capital costs and other factors that bear on profitability and growth prospects.

     Through relationships that pre-dated a 2001 transaction involving an exchange of properties and continued thereafter, Brandywine and Prentiss have recognized the complementary nature of their businesses and the quality of their respective operations. The boards believe that the combination of the Brandywine and Prentiss property portfolios and management groups will (i) enhance the growth prospects and the quality of the combined company, (ii) increase the diversity of the tenant and asset base of the combined company and (iii) deepen the management expertise of the combined company. The boards further believe that the cash infusion from Prudential for a portion of the Prentiss assets will enable the combination to be completed on financial terms that maintain Brandywine’s investment grade ratings and financial metrics.

     In April 2001, Brandywine and Prentiss completed an exchange of properties. As part of that transaction, Brandywine acquired from Prentiss 30 properties, located in Pennsylvania, New Jersey and Delaware, that contain an aggregate of approximately 1.6 million net rentable square feet and conveyed to Prentiss four office properties located in Northern Virginia that contain an aggregate of approximately 657,000 net rentable square feet and its 25% interest in a real estate joint venture that owned two office properties that contain an aggregate of approximately 452,000 net rentable square feet.

     Subsequent to the April 2001 transaction, Gerard H. Sweeney, President and Chief Executive Officer of Brandywine, had occasional conversations with Michael V. Prentiss, Chairman of the board of trustees of Prentiss, and Thomas F. August, President and Chief Executive Officer of Prentiss. These conversations were general in nature and primarily related to the competitive dynamics in the REIT industry.

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     In Winter and Spring 2003 and the Summer 2004, Prentiss held substantive discussions with two other public REITs, concerning a potential merger transaction. However, each of these discussions was terminated before an agreement was reached due to differences in pricing expectations.

     On February 1, 2005, the Prentiss board of trustees called a special meeting to discuss strategic alternatives of Prentiss and to assess the possibility of a strategic business combination in light of previous contacts that Prentiss had had with other REITs on this topic. At the direction of the Prentiss board of trustees, Mr. Prentiss contacted Matthew Lustig of Lazard to explore the possibility of a strategic business combination.

     On March 16, 2005, Brandywine’s board of trustees met with representatives of JPMorgan to discuss in broad terms capital and investment activity in the REIT market, Brandywine’s competitive position within the REIT market and possible strategic alternatives available to Brandywine. Part of the discussion addressed the rationale for a combination with Prentiss, among other companies, and JPMorgan presented a preliminary analysis of the financial and strategic implications of a business combination between Brandywine and Prentiss.

     On April 18, 2005 Prentiss publicly announced in its earnings release for the first quarter of 2005 that it had engaged Holliday Fenoglio Fowler, L.P. to actively pursue the sale of its Midwest portfolio, comprised of 17 office and four industrial properties.

     Brandywine viewed the April 18th announcement by Prentiss, and the migration of Prentiss towards a more regionally focused owner of office and industrial properties, as complementary of its operating strategy. Working with JPMorgan, Brandywine approached several institutional investors, including Prudential, to discuss their interest in teaming up with Brandywine to develop a framework whereby the institutional investor would acquire a portion of the Prentiss assets and submarkets concurrently with Brandywine’s overall acquisition of Prentiss. Brandywine believed this team approach would assist it in replicating its strategy of regional focus and submarket concentration and allow it to consummate a combination with Prentiss on terms that would maintain its credit profile and allow for future acquisition and development activity.

     In May through June of 2005, senior executives of Prentiss held several separate preliminary discussions with senior executives of each of Brandywine and another public REIT to discuss a potential transaction with each of them.

     On May 2, 2005, Mr. Sweeney updated the board of trustees on the status of discussions with representatives of Prentiss.

     On May 10, 2005, Mr. Sweeney, together with representatives of JPMorgan, and Gary Kauffman, a Managing Director of Prudential, held a conference call. The participants on the call discussed Prudential’s interest in acquiring assets as a participant with Brandywine in a strategic business combination between Brandywine and Prentiss. Although general in nature, the discussion related to Prudential’s willingness to acquire a portion of the Prentiss property portfolio in conjunction with the consummation of Brandywine’s acquisition of Prentiss.

     Following the May 10, 2005 conference call, Mr. Sweeney, other members of senior management, representatives of JPMorgan and of Prudential continued to discuss the framework for a Brandywine acquisition of Prentiss, coupled with a concurrent acquisition by Prudential of a portion of the Prentiss portfolio. In these discussions, Mr. Sweeney and Mr. Kauffman agreed to defer any decision on which Prentiss assets Prudential would acquire until each of Brandywine and Prudential had independently completed its underwriting, due diligence and valuation of each of the Prentiss properties.

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     On June 8, 2005, Messrs. Sweeney and August met for dinner at a NAREIT conference in New York. At this dinner, they discussed the framework of a potential business combination between Brandywine and Prentiss in conjunction with an acquisition by Prudential of a portion of the Prentiss portfolio. Mr. August indicated that he would review the discussion with Mr. Prentiss and would expect to continue discussions with Mr. Sweeney.

     On June 15, 2005, Brandywine’s board met with senior management, representatives of JPMorgan and Brandywine’s legal advisors to address financial and legal issues associated with a business combination with Prentiss. In this meeting JPMorgan updated its analysis of the financial and strategic implications of a business combination between Brandywine and Prentiss. Mr. Sweeney also reviewed with the board the discussions with Prudential.

     On June 16, 2005, Mr. Prentiss met with Mr. Sweeney in Baltimore to review aspects of a proposed business combination and consider the merits and assess alternate structures for the transaction, including the proposed acquisition by Prudential of a portion of the Prentiss portfolio.

     On June 24, 2005, Prentiss and the other public REIT each executed a confidentiality agreement to enable them to discuss potential combinations in greater detail.

     On June 27, 2005, Messrs. Sweeney, Prentiss, August and Kauffman, together with James Walker, a Prudential executive, met in Boston to further review the framework of a transaction among Prentiss, Brandywine and Prudential. At the meeting they addressed the strategic rationale for a combination between Brandywine and Prentiss and discussed alternate structures for the transaction, including an acquisition by Prudential of a portion of the Prentiss portfolio.

     Following the June 27, 2005 meeting in Boston, Mr. Prentiss individually contacted the members of the Prentiss board of trustees to inform them of the discussions at the Boston meeting.

     On July 5, 2005, Brandywine and Prentiss entered into a confidentiality agreement to enable Brandywine and Prentiss to conduct additional due diligence in connection with the possible business combination. A series of meetings and conference calls were held thereafter, during which materials relating to Prentiss were provided to Brandywine and its representatives and advisors for evaluation. In addition, materials relating to the Prentiss assets and related debt were provided to Prudential and its representatives.

     During June through August 2005, Prentiss held various discussions with Lazard and another REIT regarding a potential business combination. At a meeting on July 18, 2005, the Prentiss board of trustees met with representatives of Lazard and Prentiss’ legal advisors and discussed the strategic rationale for a combination with each of the REITs and Brandywine. In this meeting, the Prentiss board reviewed with its financial and legal advisors the potential benefits and risks of the combinations. The Prentiss board considered the retention of management and the employees of Prentiss as an important aspect of successful integration in a merger context.

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     Following the July 18 Prentiss board meeting, with authorization from Prentiss, Lazard approached Brandywine and the other public REIT that had executed a confidentiality agreement with Prentiss, as well as their respective advisors.

     On July 21, 2005, Mr. August advised Mr. Sweeney that the Prentiss board was receptive to receiving an acquisition proposal from Brandywine. Later on July 21, 2005, Mr. Sweeney updated the Brandywine board on the communication from Mr. August. Mr. Sweeney also indicated that he would coordinate with JPMorgan and Prudential a schedule for due diligence and valuation analyses related to the Prentiss portfolio that would form the basis for a Brandywine acquisition offer, coupled with a concurrent acquisition by Prudential of a portion of the Prentiss properties.

     During July and August 2005, representatives of Brandywine, Prentiss and Prudential held numerous meetings and conference calls that addressed financial, legal and tax due diligence. In addition, representatives of Prentiss and Brandywine held meetings and conference calls during this period.

     Also during July and August 2005, Brandywine and Prudential conducted a significant portion of their respective due diligence activities relating to Prentiss. These activities included lease reviews, tenant credit reviews, analyses of anticipated capital costs within the Prentiss portfolio, site tours of all of the Prentiss properties, market studies, including studies containing information on population trends, rental rates, occupancy levels and zoning and other barriers to additional supply of new properties, Prentiss’ capitalization methodology, general and administrative costs, the status of the sale of the Prentiss Midwest portfolio and the Prentiss organizational structure. Brandywine also reviewed with Prudential its experiences in each of the Prentiss submarkets.

     On August 11, 2005, Mr. August met with Mr. Sweeney in Dallas to discuss progress on the structure of the transaction and also discuss the Dallas portfolio.

     On August 24, 2005, together with their advisors, Prentiss met with Brandywine senior management and Prudential senior investment officers at Lazard’s offices to discuss in greater detail the Midwest disposition, capital, joint venture arrangements, personnel and other diligence topics.

     On August 26, 2005, Mr. Sweeney held a conference call with the Brandywine board of trustees to update the board on management’s due diligence activities and discussions with Prentiss and Prudential.

     In late August, and following several discussions between Prentiss and the other public REIT, Lazard had valuation discussions with the other public REIT’s advisors, who indicated that their client was not in a position at that time to make a proposal that would satisfy Prentiss’ financial and strategic objectives.

     On August 31, 2005, the Brandywine board of trustees held a meeting at which Mr. Sweeney, together with representatives of JPMorgan and Pepper Hamilton LLP, Brandywine’s legal counsel, provided an update on the proposed combination with Prentiss. As part of this meeting, the board reviewed the status of the discussions with Prentiss and Prudential, preliminary asset valuations and asset allocations between Brandywine and Prudential, and the financial and strategic implications of the transaction for Brandywine. The board also discussed the treatment of Prentiss employees and post-acquisition integration activities.

     On September 8, 2005, the Brandywine board again met with Mr. Sweeney, together with other members of executive management of Brandywine and representatives of JPMorgan and Pepper Hamilton LLP. In this meeting, the Board again addressed the financial and strategic implications of the proposed combination, including: (i) Brandywine’s due diligence of Prentiss and its properties, (ii) the preliminary range of potential terms of the Mergers (including the amount and form of merger consideration), (iii) tax aspects of the Mergers, (iv) Prudential’s involvement as a purchaser of a portion of the Prentiss assets and the status of discussions between Brandywine and Prudential relative to asset valuations, asset splits and due diligence, (v) sources and uses of funds, (vi) expected handling of Prentiss employees and post-acquisition integration activities, (vii) anticipated transaction costs and (viii) terms of a proposed merger agreement. Following discussion, the Board unanimously authorized the submission of a non-binding offer letter to Prentiss, together with a draft merger agreement.

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     On September 9, 2005, Brandywine submitted to Prentiss a non-binding proposal for an acquisition by Brandywine of Prentiss. The proposal indicated that both the Brandywine board and Prudential had authorized the submission of the proposal. The letter contemplated that Brandywine would acquire each outstanding Prentiss common share for $21.25 in cash and $21.25 in Brandywine common shares. The letter addressed the integration of the Prentiss regional offices within the combined company, including Brandywine’s plans for integrating senior Prentiss executives with the combined company. Brandywine’s letter identified the confirmatory due diligence it and Prudential would expect to complete prior to entering into definitive agreements. Included with the letter was a draft merger agreement.

     Prior to submitting the offer letter on September 9, 2005, Brandywine and Prudential had reached an understanding of the properties that Prudential would likely acquire as part of the transaction. This understanding, reached after each party had independently completed its property-by-property underwriting and valuation, reflected a variety of considerations, including the submarket preferences of the parties, anticipated operating efficiencies associated with property allocations, and the ease of assimilation of the Prentiss joint ventures and debt financings.

     On September 11, 2005, representatives from Pepper Hamilton LLP, KPMG LLP and JPMorgan, on behalf of Brandywine, representatives from Akin Gump Strauss Hauer & Feld LLP, Ernst & Young LLP and Lazard, on behalf of Prentiss, and representatives from Goodwin Proctor LLP, on behalf of Prudential, addressed tax issues associated with different approaches to Brandywine’s proposed acquisition of Prentiss, coupled with a concurrent disposition of selected assets and markets to Prudential.

     During the week of September 12, 2005, Prentiss raised issues with the initial offer of $42.50 and countered with $43.50.

     On September 12, 2005, Brandywine and Prentiss and their respective representatives held conference calls to discuss the initial draft of the merger agreement. Representatives of the parties addressed several issues, including the desirability of a fixed exchange ratio, the implications of a cash-share election feature versus a pre-established split of cash and shares as part of the merger consideration, break-up fees and an alternative termination fee payable by either party upon satisfaction of certain conditions. Prentiss also requested that it be entitled to appoint two members to Brandywine’s board of trustees following the REIT Merger.

     From September 13 through September 16, 2005, the parties continued to negotiate the terms of the merger agreement and perform due diligence. Brandywine and its financial, legal and tax representatives engaged in several discussions with Prentiss regarding the benefits and feasibility of a tax deferred transaction.

     On September 16, 2005, Akin, Gump Strauss Hauer & Feld LLP, counsel to Prentiss, distributed a revised draft of the proposed merger agreement to Pepper Hamilton LLP, counsel to Brandywine.

     On September 19, 2005, Brandywine and Prentiss and their respective representatives held a conference call to discuss the merger agreement.

     On September 20, 2005, Pepper Hamilton LLP distributed a revised draft of the proposed merger agreement to Akin Gump Strauss Hauer & Feld LLP.

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     On September 20, 2005, Brandywine’s board met to discuss the potential combination. Brandywine’s senior management and its legal and financial advisors updated the board on the status of financial, business and legal due diligence and the status of negotiations, including (i) the proposed exchange ratio, (ii) the proposed breakup fees and (iii) discussions regarding post-merger board seats. JPMorgan also reviewed with Brandywine’s board financial analyses of the REIT Merger, including pro forma information reflecting the proposed transaction, and Brandywine’s legal advisors from Pepper Hamilton LLP reviewed the terms of the merger agreement and the board’s obligations under Maryland law.

     From September 20, 2005 to September 29, 2005 Brandywine and Prentiss continued to negotiate the terms of the merger agreement and Brandywine and Prudential continued to negotiate the terms under which Prudential would acquire a portion of the Prentiss portfolio.

     On September 21, 2005, Messrs. Prentiss and August met in Philadelphia with Messrs. Sweeney and two other Brandywine trustees, Messrs. D’Alessio and Aloian. In the meeting they discussed the strategic vision and management structure of the combined company and integration plans for the combined company.

     On September 22, 2005, Brandywine increased its offer from $42.50 to $43.00 and Prentiss indicated this was acceptable subject to resolution of the overall terms of the transaction.

     During the week of September 26, 2005, the parties continued to address the tax consequences of the proposed Mergers and related asset sale to Prudential. Following discussion and analysis, the parties agreed that if the private letter ruling was received prior to the REIT Merger, then Prudential would acquire the Prudential properties immediately following the closing of the REIT Merger; and if the private letter ruling was not received prior to the closing of the REIT Merger, then Prudential would acquire the properties on the day prior to the REIT Merger closing.

     On September 29, 2005, the board of trustees of Prentiss met to review the status of the merger agreement and related transactions. To prepare for this meeting, trustees were provided due diligence materials prepared by legal counsel, and copies of a draft merger agreement and voting agreements. At this meeting, Prentiss’ legal counsel and senior management reviewed with the Prentiss board the results of the company’s financial, business and legal due diligence examinations and the terms of the merger agreement and the voting agreements. Legal counsel gave a detailed presentation of the terms and structure of the proposed merger and related transaction as well as the legal duties and responsibilities facing the board of trustees with respect to the Mergers. Also at this meeting, the board received a presentation from Lazard on the financial aspects of the proposed merger transaction. In addition, the Prentiss board discussed: (1) the financial terms of the proposed transaction with Brandywine; (2) the potential benefits of such a business combination; (3) the potential conditions to the completion of the transaction, including approvals of Prentiss shareholders; and (4) the tax consequences of the proposed Mergers and the Prudential Acquisition.

     On September 29, 2005 the board of trustees of Brandywine met with its legal and financial advisors to review the status of the merger agreement and related transactions.

     On September 29, 2005, JPMorgan delivered to Brandywine a draft commitment letter setting forth proposed terms under which JPMorgan would agree to structure, arrange and syndicate credit facilities, consisting of a term loan facility, revolving credit facility and an interim term loan facility, in connection with the REIT Merger. Between September 29, 2005 and October 2, 2005, representatives of Brandywine and JPMorgan negotiated the terms and conditions of the JPMorgan financing commitment.

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     Between September 29, 2005 and October 2, 2005, Brandywine and Prentiss continued to negotiate the terms of the merger agreement and related agreements, and Brandywine, Prentiss and Prudential continued to negotiate the terms of the agreements under which Prudential would acquire a portion of the Prentiss portfolio.

     On October 2, 2005 the board of trustees of Prentiss met telephonically with its legal and financial advisors. At this meeting, Lazard rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 3, 2005, that, as of that date, the per share consideration of $21.50 in cash plus 0.69 Brandywine shares to be paid to the Prentiss’ common shareholders (including, if the Reverse REIT Merger is to be consummated, the payment of the Special Dividend) is fair from a financial point of view to the public holders of Prentiss common shares. After additional discussion and deliberation, the Prentiss board of trustees unanimously approved the merger agreement, the REIT Merger and the related transactions, and the Prudential Purchase Agreement and recommended that the Prentiss common shareholders approve the merger agreement, the REIT Merger and the related transactions.

     On October 2, 2005 the board of trustees of Brandywine met telephonically with its legal and financial advisors. To prepare for this meeting, trustees were provided updated materials prepared by legal counsel, and copies of a draft merger agreement and other transactional documents. At this meeting, Brandywine’s legal counsel and senior management reviewed with the Brandywine board the results of their financial, business and legal due diligence examinations and the terms of the merger agreement and other transactional documents. Legal counsel gave a detailed presentation of the terms and structure of the proposed merger and related transaction as well as the legal duties and responsibilities facing the board of trustees with respect to the Mergers. Also at this meeting, JPMorgan rendered its oral opinion to the board of trustees of Brandywine that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the Brandywine Consideration to be paid by Brandywine in the proposed Transactions for the Pro Forma Company was fair, from a financial point of view, to Brandywine. JPMorgan confirmed its oral opinion by delivering a written opinion dated October 2, 2005. After additional discussion and deliberation, Brandywine’s board of trustees unanimously approved the merger agreement, the REIT Merger and the related transactions, and the master agreement and recommended that Brandywine’s shareholders approve the issuance of Brandywine shares under and as contemplated by the merger agreement.

     On October 3, 2005, Prudential’s investment committee met to approve Prudential’s execution of the master agreement and the Prudential asset purchase agreement and Prudential’s acquisition of a portion of the Prentiss properties.

     Thereafter on October 3, 2005, Brandywine, Prentiss and Prudential executed and delivered, as applicable, the merger agreement and related documents, and Brandywine and JPMorgan executed the debt financing commitment letter. The transaction was publicly announced on October 3, 2005.

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Recommendation of the Brandywine Board of Trustees and Brandywine’s Reasons for the REIT Merger

     Recommendation of Brandywine’s Board of Trustees.

     Brandywine’s board of trustees has unanimously approved the merger agreement, the REIT Merger and the related transactions and declared that the merger agreement, the REIT Merger and the related transactions are advisable and fair to, and in the best interests of, Brandywine and its shareholders. Brandywine’s board of trustees unanimously recommends that Brandywine common shareholders vote “FOR” approval of the issuance of Brandywine common shares to be issued under and as contemplated by the merger agreement.

     Brandywine’s Reasons for the REIT Merger.

     In determining whether to approve the merger agreement, the REIT Merger and the related transactions, Brandywine’s board of trustees considered a variety of factors that might impact the short-term and long-term interests of Brandywine and its shareholders. As part of its deliberations, Brandywine’s board of trustees took into consideration the support of the Mergers by Brandywine’s senior management and considered the historical, recent and prospective financial condition, results of operations, property holdings, share price, capitalization, and operating, strategic and financial risks of Brandywine and Prentiss, considered separately for each entity and on a combined basis for the combined company.

     In its determination, Brandywine’s board consulted with Brandywine senior management, as well as its financial and legal advisors, and considered a number of factors, including, among others, the following positive factors (the order does not reflect the relative significance):

•	Strategic Expansion in Select Markets. The opportunity for the combined company to replicate Brandywine’s regional approach to owning and managing real estate in three dynamic markets where Prentiss has a strong presence: Metro Washington, D.C., Oakland, California and Austin, Texas, each of which is projected to have higher rental rate and job growth characteristics than Brandywine’s current markets.

•	Continuity of Operations Through Experienced Management Teams. The continuation, with the combined company, of key Prentiss executives having a deep and extensive knowledge of the markets where Brandywine will concentrate its post-merger activities, and the expectation that the continuation will promote an efficient integration of Brandywine and Prentiss.

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•	Efficiency of a Portfolio Acquisition. The opportunity to acquire through a single transaction a portfolio of high-quality properties, together with an experienced management team, that could not be easily replicated through acquisitions of individual assets.

•	Increased Development Pipeline. The value-added development opportunities in high growth markets afforded to Brandywine by the developable land owned by Prentiss.

•	Diversification of Property Portfolio. The benefit to Brandywine’s credit profile from its ownership of properties having a larger and more diverse tenant base.

•	Additional Capital Deployment Opportunities. The ability of the combined company to generate internal capital and to deploy its capital in an increased number of core-targeted markets, affording the combined company more consistent avenues of growth.

•	Capital Recycling Opportunities. The reinvestment opportunities that result from dispositions of, or joint venture arrangements in, select properties within the combined portfolio which will provide the combined company internal capital to grow its asset base in core targeted markets.

•	Expansion of Relationships with Third Parties including Prudential Properties and Stichting Pensioenfond ABP. The expectation that the relationships formed in the REIT Merger, including through Brandywine’s engagement to manage and lease Prudential Properties following the REIT Merger and Prentiss’ joint venture relationship with Stichting Pensioenfond ABP, will generate additional investment opportunities.

•	Positive Rating Agency Reaction. The report of Brandywine’s management based on conversations with the rating agencies to the effect that the rating agencies viewed the transaction favorably and would likely affirm Brandywine’s ratings, giving effect to the REIT Merger.

•	Per Share Accretion. The anticipated accretion to Brandywine’s per share funds from operations beginning in 2006.

•	Greater Financial Flexibility and Liquidity. The expected increased access to debt and equity capital and acquisition opportunities, and greater liquidity for Brandywine’s shareholders, resulting from the geographic diversity and additional balance sheet capacity that the REIT Merger will provide.

•	Opinion of Financial Advisor. JPMorgan’s opinion dated October 2, 2005 that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the Brandywine Consideration to be paid by Brandywine in the proposed Transactions for the Pro Forma Company was fair, from a financial point of view, to Brandywine, and the related financial presentation presented to the board of trustees of Brandywine in connection therewith.

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     Brandywine’s board of trustees recognized that there are risks associated with the Mergers and the merger agreement, including the following risks (the order does not reflect the relative significance):

•	Integration Risks. The operations, technologies and personnel of the two companies may not be successfully integrated. The Mergers will include risks commonly associated with similar transactions, including unanticipated liabilities, unanticipated costs and diversion of management’s attention. The combined company may also experience operational interruptions or the loss of key employees or customers.

•	Uncertainty as to Accretion. The combined company may not realize the accretion to per share funds from operations that Brandywine expects from the Mergers. It is possible that the Mergers may be dilutive to per share funds from operations or one or more other measures of the combined company’s financial performance in the future. Future events that could reduce or eliminate such accretion or cause such dilution include adverse changes in:

•	the expected costs of the Mergers and the expected costs of integrating the Prentiss business with Brandywine’s business;

•	the combined company’s ability to achieve anticipated cost savings from the Mergers; and

•	general economic conditions and their effect on the REIT industry, including the combined company.

•	Expenses of the Mergers. Brandywine and Prentiss are expected to incur one-time, pre-tax closing costs of approximately $55.5 million in connection with the Mergers and one-time pre-tax expenses of approximately $40.4 million related to change in control payments to Prentiss executive officers under existing employment agreements that are triggered by the REIT Merger. Brandywine also expects to incur one-time, pre-tax cash and non-cash costs related to the integration of Brandywine and Prentiss, which cannot be estimated at this time. The combined company may incur additional unanticipated costs and expenses in connection with the Mergers.

•	Possible Repayment/ Refinancing of Debt of Prentiss. Consummation of the Mergers could trigger a mandatory prepayment (including a penalty in some cases) of Prentiss’ debt unless appropriate lender consents or waivers are received. If those consents and waivers cannot be obtained prior to consummation of the Mergers, the existing debt of Prentiss might need to be repaid and/or refinanced. This may result in higher than-anticipated transaction expenses to Brandywine.

•	Fixed Merger Consideration. The exchange ratio is fixed and will not fluctuate as a result of changes in the price of Brandywine common shares or Prentiss common shares. Changes in the price of Brandywine common shares and/or Prentiss common shares could cause the premium being paid by Brandywine to acquire Prentiss to increase.

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•	Termination Fee. Brandywine may be required to pay a termination fee of $12.5 million and up to $6 million in termination expenses to Prentiss plus reimbursement for unrecoverable out-of-pocket expenses and any lost deposits related to Prentiss’ termination of a proposed loan related to its Barton Skyway property if the merger agreement is terminated because Brandywine fails to fulfill its obligations under the merger agreement, including calling or holding a special meeting of its shareholders, or Brandywine’s common shareholders do not approve the proposal for the issuance of Brandywine common shares at the Brandywine special meeting. See “The Merger Agreement–Termination.”

•	Other Negative Factors. The Brandywine board of trustees also considered the other risks of the Mergers described in “Risk Factors–Risks Relating to the Mergers.”

     The above discussion of the factors considered by Brandywine’s board of trustees is not intended to be exhaustive, but does set forth the principal positive and negative factors considered by the board. Brandywine’s board of trustees approved the merger agreement, the Mergers and the related transactions and recommended approval by Brandywine’s shareholders of the issuance of Brandywine common shares to be issued under and as contemplated by the merger agreement in light of the various factors described above and other factors that each member of Brandywine’s board of trustees believed to be appropriate.

     In view of the wide variety of factors considered by Brandywine’s board of trustees with its evaluation of the REIT Merger and the complexity of these matters, Brandywine’s board of trustees did not consider it practical and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, Brandywine’s board of trustees made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual trustees may have given different weights to different factors.

Recommendation of the Prentiss Board of Trustees and the Reasons of Prentiss for the REIT Merger

     Recommendation of the Prentiss Board of Trustees.

     The Prentiss board of trustees has unanimously approved the merger agreement, the REIT Merger and the related transactions and declared that the merger agreement, the REIT Merger and the related transactions are advisable and fair to, and in the best interests of, Prentiss and its shareholders. The Prentiss board of trustees unanimously recommends that Prentiss common shareholders vote “FOR” the approval of the merger agreement, the REIT Merger and the related transactions.

     In determining whether to vote “FOR” the approval of the merger agreement, the REIT Merger and the related transactions, Prentiss common shareholders should be aware that some members of the Prentiss board of trustees, as well as some Prentiss executive officers, have or may have interests in the Mergers that may differ from, or are in addition to, the interests of Prentiss common shareholders generally. See “–Interests of the Prentiss Executive Officers and Trustees in the Mergers.”

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     Prentiss’ Reasons for the REIT Merger.

     In determining whether to approve the merger agreement, the REIT Merger and the related transactions, the Prentiss board of trustees considered a variety of factors that might impact the long-term as well as short-term interests of Prentiss and its shareholders. As part of its deliberations, the Prentiss board of trustees took into consideration the support of the REIT Merger by senior management of Prentiss and considered the historical, recent and prospective financial condition, results of operations, property holdings, share price, capitalization, and operating, strategic and financial risks of Prentiss and Brandywine, considered separately for each entity and on a combined basis for the combined company.

     In making the determination described above, the Prentiss board of trustees consulted with Prentiss’ senior management, as well as its financial and legal advisors, and considered a number of factors, including, among others, the following positive factors (the order does not reflect the relative significance):

•	Strength of Combined Company. The Prentiss board of trustees’ belief that the combination of Prentiss and Brandywine allows Prentiss common shareholders to participate in a stronger combined company based on the anticipated greater operational and financial flexibility of the combined company. The Prentiss board of trustees also considered the scale, scope, strength and diversification of markets and expected synergies that could be achieved by combining Prentiss and Brandywine.

•	Exchange Ratio; Cash Consideration. Prentiss believes it is beneficial that the exchange ratio is fixed and that it will not fluctuate as a result of changes in the price of Brandywine common shares or Prentiss common shares.

•	Premium. The premium, which was approximately 5.8% based on the closing sales price per Prentiss common share on September 30, 2005 (the last full trading day before the proposed REIT Merger was announced), that Prentiss common shareholders would receive for their Prentiss common shares in the REIT Merger.

•	Terms of the Merger Agreement. The terms of the merger agreement, including:

•	that each Prentiss common share will be converted into the right to receive $21.50 in cash and 0.69 of a Brandywine common share;

•	that the Prentiss board of trustees has the right to respond to, and engage in discussions or negotiations regarding, unsolicited third party proposals for competing transactions under specified circumstances if the Prentiss board of trustees concludes in good faith that the proposal is reasonably likely to result in a superior proposal;

•	the fact that the completion of the REIT Merger is not conditioned on Brandywine or Prentiss obtaining third party consents, governmental approvals or financing; and

•	The requirement for Brandywine to pay a $12.5 million termination fee and up to $6 million in termination expenses to Prentiss plus reimbursement for unrecoverable out-of-pocket expenses and any lost deposits related to Prentiss’ termination of a proposed loan related to its Barton Skyway property if the merger agreement is terminated because Brandywine fails to fulfill its obligations under the merger agreement, including calling or holding a special meeting of its shareholders, or Brandywine’s common shareholders do not approve the proposal for the issuance of Brandywine common shares at the Brandywine special meeting. See “The Merger Agreement–Termination.”

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•	Board Representation. Two current members of the Prentiss board of trustees, Michael V. Prentiss and Thomas F. August, will serve for a period of time on the board of trustees of the combined company.

•	Due Diligence Review. The results of the due diligence review of, among other things, Brandywine’s business and operations, financial condition and management practices and procedures, conducted on behalf of Prentiss by Prentiss’ financial, accounting and legal advisors, as well as senior management.

•	Opinion of Financial Advisor. The Prentiss board of trustees also considered the financial presentation of Lazard, including its opinion, dated October 3, 2005, that the per share consideration of $21.50 in cash, plus 0.69 Brandywine shares to be paid to Prentiss’ common shareholders pursuant to the merger agreement (including, if the Reverse REIT Merger is to be consummated pursuant to the merger agreement, the payment of the Special Dividend) is fair from a financial point of view to the Prentiss’ public holders of Prentiss common shares, as more fully described elsewhere in this joint proxy statement/prospectus. Please see “The Mergers– Opinion of Prentiss’ Financial Advisor, Lazard Frères & Co. LLC.”

     The Prentiss board of trustees also considered the following potentially negative factors, among others, in determining whether to approve the merger agreement, the REIT Merger and the related transactions (the order does not reflect the relative significance):

•	Exchange Ratio. A significant portion of the consideration to be received by Prentiss common shareholders will be in the form of Brandywine common shares at a conversion rate that does not adjust to account for fluctuations in the market price of Brandywine common shares between signing and closing.

•	Effect on Retaining Employees. The potential negative effect on the ability of Prentiss to retain key employees as a result of the public announcement of the Mergers or, possibly, the termination of the merger agreement.

•	Integration Risks. The operations, technologies and personnel of the two companies may not be successfully integrated. The Mergers will include risks commonly associated with similar transactions, including unanticipated liabilities, unanticipated costs and diversion of management’s attention. The combined company may also experience operational interruptions or the loss of key employees or customers.

•	Geographic Risk. The Mergers will expose the combined company to the general economic conditions of new markets in which Brandywine was not previously involved. The Mergers will result in significant expansion of Brandywine’s market focus from Philadelphia, Pennsylvania; Wilmington, Delaware; Southern and Central New Jersey; and Richmond, Virginia to include Metropolitan Washington, D.C., Dallas/Fort Worth, Austin, Oakland, Silicon Valley, San Diego and Los Angeles.

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•	Risk That the Mergers Will not be Completed. The potential for significant loss of value by Prentiss common shareholders, as well as the potential negative impact upon the operations and prospects of an independent Prentiss, in the event that the Mergers are not completed, resulting from, among other things:

•	the significant costs and substantial management time and effort devoted to negotiation and consummation of the Mergers;

•	the requirement for Prentiss to pay a termination fee of $12.5 million or $60 million to Brandywine under certain specified circumstances; and

•	the requirement for Prentiss to pay termination expenses of up to $6 million to Brandywine under certain specified circumstances.

•	Interests of Certain Prentiss Trustees and Executive Officers. The Prentiss board of trustees considered the potential benefits to certain of Prentiss’ trustees and executive officers, including severance payments and acceleration of vesting of options. See “–Interests of Prentiss’ Executive Officers and Trustees in the Mergers”.

     The above discussion of the factors considered by the Prentiss board of trustees is not intended to be exhaustive, but does set forth the principal positive and negative factors considered by the Prentiss board of trustees. The Prentiss board of trustees unanimously approved the merger agreement, the REIT Merger and the related transactions and recommended the approval of the merger agreement, the REIT Merger and the related transactions by the Prentiss common shareholders in light of the various factors described above and other factors that each member of the Prentiss board of trustees felt were appropriate.

     In view of the wide variety of factors considered by the Prentiss board of trustees in connection with its evaluation of the REIT Merger and the complexity of these matters, the Prentiss board of trustees did not consider it practical and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Prentiss board of trustees made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual trustees may have given different weights to different factors.

Opinion of Brandywine’s Financial Advisor, JPMorgan

     At a meeting of the board of trustees of Brandywine on October 2, 2005, JPMorgan rendered its oral opinion to the Brandywine board of trustees that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the Brandywine Consideration to be paid by Brandywine in the proposed Transactions (as defined in the next paragraph) for the Pro Forma Company (as defined in the next paragraph) was fair, from a financial point of view, to Brandywine. JPMorgan confirmed its oral opinion by delivering a written opinion dated October 2, 2005.

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     For purposes of JPMorgan’s opinion “Transactions” means one of two alternative structures provided for by the merger agreement and master agreement (collectively, the “Agreements”), each including a series of mergers and other transactions, pursuant to and after giving effect to which: (i) Prudential will acquire, directly or indirectly, the Prentiss Properties (the “Prudential Transaction”) for $747.7 million in cash and assumed debt, subject to a potential $150.0 million reduction to as low as $597.7 million in cash and assumed debt (the “Prudential Adjustment”) if Prudential elects to “drop properties” (as referred to in the master agreement) and not to acquire certain of the Prentiss Properties as contemplated in the Agreements (Prentiss, after giving effect to such series of transactions including the Prudential Transaction and Prudential Adjustment, if applicable, and any related dividends, distributions or exchanges, and including all the outstanding equity interests of Prentiss Operating Partnership, hereinafter referred to as the “Pro Forma Company”); and (ii) Brandywine and/or Brandywine Operating Partnership will acquire, directly or indirectly, all of the outstanding equity interest of the Pro Forma Company. Also, for purposes of JPMorgan’s opinion “Brandywine Consideration” means the consideration to be paid by Brandywine and/or Brandywine Operating Partnership to the shareholders of Prentiss and the holders of Prentiss Operating Partnership common units in the Transactions for the acquisition of the Pro Forma Company which will consist of, in the aggregate, up to $424 million in cash and 35.5 million Brandywine common shares, subject to (i) increases or decreases in the number of outstanding Prentiss common shares and Prentiss Operating Partnership common units permitted under the Agreements, if any, and adjustments for any share splits or similar events with respect to Prentiss common shares and Brandywine common shares as contemplated in the Agreements; and (ii) a potential increase of the cash amount of $424 million to be paid by Brandywine to the shareholders of Prentiss and the holders of Prentiss Operating Partnership common units in the event of the Prudential Adjustment, if applicable, to the extent of the cash portion of such adjustment.

     The full text of the written opinion of JPMorgan, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by JPMorgan in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex D and is incorporated in this joint proxy statement/prospectus by reference. Holders of Brandywine common shares are urged to, and should, read JPMorgan’s opinion carefully and in its entirety. The summary of JPMorgan’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion attached to this joint proxy statement/prospectus.

     JPMorgan’s opinion is limited to the fairness, from a financial point of view, to Brandywine of the Brandywine Consideration to be paid in the proposed Transactions for the Pro Forma Company as contemplated by the Agreements. JPMorgan’s opinion does not address any other aspect of the Transactions and does not constitute an opinion as to the fairness of the Transactions (or any consideration paid therein) to holders of any class of securities, creditors or other constituencies of Brandywine or Brandywine Operating Partnership or as to the underlying decision by Brandywine or Brandywine Operating Partnership to engage in the Transactions. Moreover, JPMorgan expressed no opinion as to the price at which Brandywine common shares or Prentiss common shares will trade at any future time. The JPMorgan opinion is not a recommendation as to how any holder of Brandywine common shares should vote with respect to the Transactions or any other matter.

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     In arriving at its opinion, JPMorgan, among other things:

•	reviewed drafts dated September 30, 2005 of the Agreements,

•	reviewed certain publicly available business and financial information concerning Prentiss, the Pro Forma Company and Brandywine and the industries in which they operate,

•	compared the proposed financial terms of the Transactions with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies,

•	compared the financial and operating performance of the Pro Forma Company and Brandywine with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of Prentiss common shares and Brandywine common shares and certain publicly traded securities of such other companies,

•	reviewed certain internal financial analyses and forecasts prepared and/or reviewed by the managements of Prentiss and Brandywine relating to the businesses of the Pro Forma Company and prepared by the management of Brandywine relating to the business of Brandywine, including the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transactions (the “Synergies”), and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

     JPMorgan also held discussions with certain members of the management of Prentiss and Brandywine with respect to certain aspects of the Transactions, and the past and current business operations of Prentiss, the Pro Forma Company and Brandywine, the financial condition and future prospects and operations of Prentiss, the Pro Forma Company and Brandywine, the effects of the Transactions on the financial condition and future prospects of the Pro Forma Company and Brandywine, and certain other matters that JPMorgan believed necessary or appropriate to its inquiry.

     JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with it by Prentiss and Brandywine or otherwise reviewed by or for it. JPMorgan did not conduct, nor was it provided with, any valuation or appraisal of any assets or liabilities, nor did it evaluate the solvency of Prentiss, the Pro Forma Company or Brandywine under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, including the Synergies, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Pro Forma Company and Brandywine to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. JPMorgan also assumed that the Transactions will have the tax consequences as specified to it by the management of Brandywine and its counsel, and that the Transactions contemplated by the Agreements, including the Prudential Transaction, will be consummated as described in the Agreements (without there occurring any swaps, exchanges or substitutions of properties constituting the Prentiss Properties potentially contemplated by the merger agreement and without Brandywine having elected to pay to Prudential any excess amounts for Eligible Remediation Costs (as defined in the master agreement), in each case, to the extent that could be material to its analysis), and that the definitive Agreements will not differ in any material respects from the drafts thereof furnished to it. JPMorgan also assumed that (i) in all aspects which could be material to its analysis, the previously announced dispositions by Prentiss of its properties in the Chicago area and Detroit area, or substantial equivalents thereof, would be consummated prior to the acquisition of the Pro Forma Company by Brandywine; (ii) as Brandywine instructed JPMorgan, for purposes of its analysis, the impact on the Pro Forma Company of any of the Prentiss Properties being “dropped” as part of a Prudential Adjustment shall be deemed to be an increase to reflect the relevant financial contribution of the “dropped” Prentiss Properties equaling the product of (x) the percentage amount of the Prentiss Properties “dropped” and (y) the blended aggregate of the relevant financial contribution of the Prentiss Properties taken as a whole; (iii) any cash or Brandywine common shares that may be provided by Brandywine to Brandywine Operating Partnership for purposes of the Transactions will not result in any dilution of Brandywine’s equity interest in Brandywine Operating Partnership; and (iv) JPMorgan assumed for purposes of its analysis that all Series D preferred shares will be converted into Prentiss common shares. JPMorgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions would be obtained without any adverse effect on the Pro Forma Company or Brandywine or on the contemplated benefits of the Transactions.

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     JPMorgan necessarily based its opinions on economic, market and other conditions as in effect on, and the information made available to JPMorgan, as of the date of its opinion. It should be understood that subsequent developments may affect JPMorgan’s opinion and that JPMorgan does not have any obligation to update, revise or reaffirm its opinion.

     The following is a brief summary of the material financial analyses that JPMorgan used in providing its opinion to Brandywine’s board of trustees. Some of the summaries of financial analyses include information presented in tabular format. In order to understand the financial analyses used by JPMorgan more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of JPMorgan’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by JPMorgan.

Pro Forma Company Comparable Public Companies Analysis.

     Using publicly available information, JPMorgan compared selected financial data of the Pro Forma Company with similar data for selected publicly traded companies engaged in businesses which JPMorgan judged to be analogous to the Pro Forma Company. The companies selected by JPMorgan were:

• Liberty Property Trust

• Mack-Cali Realty Corporation

• HRPT Properties Trust

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• Reckson Associates Realty Corp.

• Maguire Properties, Inc.

• Arden Realty, Inc.

• CarrAmerica Realty Corporation

• Highwoods Properties, Inc.

• Brandywine Realty Trust

• Corporate Office Properties Trust

• Kilroy Realty Corporation

• PS Business Parks, Inc.

• Parkway Properties, Inc.

     These companies were selected, among other reasons, because of their specialization in the office REIT sector, geographic location, asset quality, market capitalization and capital structure. For each comparable company, JPMorgan analyzed financial performance data that was publicly available through September 29, 2005. JPMorgan calculated the multiples of stock price as of September 29, 2005 to Wall Street equity analysts’ estimates for 2006 consensus funds from operations (“FFO”) as reported by First Call for each of these companies to determine estimated 2006 FFO trading multiples. The following table presents the summary results of this analysis:

Price/FFO
Average	13.0x
Median	12.4x
High	17.1x
Low	9.6x

     JPMorgan selected a range of multiples around the 2006 FFO median value for each multiple, resulting in a range of 12.0x to 14.0x. These multiples were then applied to the Pro Forma Company’s 2006 FFO per fully diluted share estimate based on Prentiss management’s projections yielding an estimated range of implied equity values for the Pro Forma Company fully diluted shares (assuming in all cases completion of the Prudential Transaction, the “Pro Forma Company shares”) of approximately $28.49 to $33.24 per share, which represented an estimated range of implied firm values for the Pro Forma Company of approximately $2,422 million to $2,666 million. For purposes of calculating firm values for the Pro Forma Company (“Pro Forma Company firm value”), based on estimates provided by Prentiss management, JPMorgan assumed 51.4 million Prentiss fully diluted shares (“Prentiss shares”). For purposes of calculating firm values for the Pro Forma Company (“Pro Forma Company firm value”), based on estimates provided by Prentiss management, JPMorgan assumed 51.4 million Prentiss shares, $984.1 million of debt, $52.3 million of minority interest, $11.6 million in cash, $67.1 million of Prentiss assumed debt and excluded $104.1 million of transaction costs. The same analysis was done assuming a Prudential Adjustment of $150 million yielding an estimated range of implied equity values for the Pro Forma Company shares of approximately $30.75 to $35.88 per share, which represented an estimated range of implied Pro Forma Company firm values of approximately $2,511 million to $2,814 million.

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     Pro Forma Company Precedent Transactions Analysis.

     Using publicly available information, JPMorgan examined selected transactions within both the Pro Forma Company’s industry segment and the overall REIT industry. Specifically, JPMorgan reviewed the following transactions:

Announced Date	Acquirer	Target

09/06/2005	DRA Advisors LLC	Capital Automotive REIT

06/17/2005	DRA Advisors LLC	CRT Properties, Inc.

06/06/2005	ING Clarion Partners	Gables Residential Trust

06/02/2005	Prologis	Catellus Development Corporation

04/12/2005	Ventas, Inc.	Provident Senior Living Trust

02/17/2005	The Lightstone Group LLC	Prime Group Realty Trust

12/20/2004	Centro Properties Group and Watt Family Properties	Kramont Realty Trust

10/25/2004	Colonial Properties Trust	Cornerstone Realty Income Trust, Inc.

10/04/2004	Camden Property Trust	Summit Properties, Inc.

08/25/2004	PL Retail LLC (joint venture between Kimco Realty Corporation and clients of DRA Advisors LLC)	Price Legacy Corporation

08/20/2004	General Growth Properties, Inc.	The Rouse Company

06/21/2004	Simon Property Group, Inc.	Chelsea Property Group, Inc.

05/03/2004	Prologis and Eaton Vance Corp.	Keystone Property Trust

05/14/2003	Pennsylvania Real Estate Investment Trust	Crown America Realty Trust

05/29/2003	Hometown America L.L.C.	Chateau Communities, Inc.

05/08/2003	CNL Hospitality Corporation	RFS Hotel Investors, Inc.

     JPMorgan selected these transactions because they may be considered similar to the Transactions. JPMorgan calculated the multiples of offer price to forward FFO per share as reported by First Call for each of these transactions to determine estimated 2006 FFO trading multiples. The following table presents the summary results of this analysis:

Offer Price/ Forward FFO per share
Mean	14.2x
Median	14.7x
High	20.1x
Low	6.9x

     JPMorgan selected a range of multiples around the offer price to forward FFO per share median value, resulting in a range of approximately 13.0x to 15.0x. JPMorgan applied the range of multiples derived from such analysis to Prentiss management’s projections for 2006 FFO per fully diluted share for the Pro Forma Company and arrived at an estimated range of implied equity values for the Pro Forma Company shares of approximately $30.87 to $35.62, which represented an estimated range of implied Pro Forma Company firm values of approximately $2,544 million to $2,788 million. The same analysis was done assuming a Prudential Adjustment of $150 million and JPMorgan arrived at an estimated range of implied equity values for the Pro Forma Company shares of approximately $33.31 to $38.44, which represented an estimated range of implied Pro Forma Company firm values of approximately $2,683 million to $2,946 million.

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     Pro Forma Company Discounted Cash Flow Analysis.

     JPMorgan conducted a discounted cash flow analysis based on projections provided by Prentiss management, and reviewed by Brandywine management, for the purpose of determining an estimated range of implied equity values for the Pro Forma Company shares based on a valuation date of January 1, 2006. JPMorgan calculated the unlevered free cash flows that the Pro Forma Company is projected by Prentiss management to generate during the years ended 2006 through 2014. JPMorgan calculated an implied range of terminal values for the Pro Forma Company using a range of growth rates in perpetuity for free cash flows from 2.0% to 2.5% and a range of discount rates from 8.5% to 9.5%. The unlevered free cash flows and the range of terminal values were then discounted to present value using a range of discount rates from 8.5% to 9.5%. This analysis indicated an estimated range of implied equity values for the Pro Forma Company shares of approximately $27.46 to $37.37 per share, which represented an estimated range of implied Pro Forma Company firm values of approximately $2,264 million to $2,773 million. The same analysis was done assuming a Prudential Adjustment of $150 million and JPMorgan arrived at an estimated range of implied equity values for the Pro Forma Company shares of approximately $30.31 to $40.91 per share, which represented an estimated range of implied Pro Forma Company firm values of approximately $2,424 million to $2,968 million.

     Pro Forma Company Gross NAV/ Share Analysis.

     JPMorgan arrived at an estimated gross equity net asset value (“NAV”) by calculating a gross real estate value by applying capitalization rates of 7.2% and 7.6% to Prentiss management’s projections for the Pro Forma Company’s estimated 2006 real estate net operating income (“NOI”), adjusted by adding development assets, value from land, value of the management company, other assets and cash, less the Pro Forma Company’s total debt, preferred stock, mark-to market of secured debt, and other liabilities. This analysis indicated an estimated range of implied equity values for the Pro Forma Company shares of approximately $29.30 to $31.86 per share, which represented an estimated range of implied Pro Forma Company firm values of approximately $2,463 million to $2,595 million. The same analysis was done assuming a Prudential Adjustment of $150 million and JPMorgan arrived at an estimated range of implied equity values for the Pro Forma Company shares of approximately $31.81 to $34.52 per share, which represented an estimated range of implied Pro Forma Company firm values of approximately $2,605 million to $2,745 million. JPMorgan’s capitalization rate range was based on the weighted average capitalization rate for the stabilized portfolio based on a median of comparable asset sale transaction capitalization rates by relevant markets.

     Pro Forma Company Liquidation NAV/ Share Analysis.

     JPMorgan arrived at an estimated liquidation equity NAV by taking the estimated gross equity NAV less certain estimated transactions costs provided by Brandywine and Prentiss management and taking the present value of the estimated gross equity NAV assuming an average of twelve months to liquidate assets at a 12% discount rate. This analysis indicated an estimated range of implied equity values for the Pro Forma Company shares of approximately $28.03 to $30.59 per share, which represented an estimated range of implied Pro Forma Company firm values of approximately $2,398 million to $2,530 million. The same analysis was done assuming a Prudential Adjustment of $150 million and JPMorgan arrived at an estimated range of implied equity values for the Pro Forma Company shares of approximately $30.54 to $33.25 per share, which represented an estimated range of implied Pro Forma Company firm values of approximately $2,540 million to $2,680 million.

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     Brandywine Stock Trading History Analysis.

     JPMorgan reviewed the historical trading prices for Brandywine common shares and noted that over the last year, as of September 29, 2005, the low closing price was $26.96 per share and that the high closing price was $33.42 per share and noted the price of Brandywine common shares as of September 29, 2005 of $30.61 per share, which represented an estimated range of implied Brandywine firm values of approximately $3,100 million to $3,477 million. For purposes of calculating firm values for Brandywine (“Brandywine firm value”), based on estimates provided by Brandywine management, JPMorgan assumed 58.3 million Brandywine fully diluted shares (“Brandywine shares”), $1,458.4 million of debt, $107.5 of preferred equity and $36.1 million of cash.

     Brandywine Equity Research Estimates.

     JPMorgan reviewed estimates for Brandywine shares based on various Wall Street equity research estimates as of September 29, 2005 and noted a consensus price target range for Brandywine shares of $24.00 to $35.00 per share and a consensus range of NAV for Brandywine shares of $24.76 to $33.98 per share, which represented estimated ranges of implied Brandywine firm values of approximately $2,928 million to $3,569 million and $2,972 million to $3,509 million, respectively.

     Brandywine Comparable Public Companies Analysis.

     Using publicly available information, JPMorgan compared selected financial data of Brandywine with similar data for selected publicly traded companies engaged in businesses which JPMorgan judged to be analogous to Brandywine. JPMorgan relied on the same set of comparable public companies as the ones used for evaluating the Pro Forma Company. JPMorgan calculated the multiples of stock price as of September 29, 2005 to Wall Street equity analysts’ estimates for 2006 consensus FFO as reported by First Call for each of these companies to determine estimated 2006 FFO trading multiples. The following table presents the summary results of this analysis:

Price/FFO
Average	13.0x
Median	12.4x
High	17.1x
Low	9.6x

     JPMorgan selected a range of multiples around the 2006 FFO median value, resulting in a range of 12.0x to 14.0x. These multiples were then applied to Brandywine’s 2006 FFO per fully diluted share estimate, based on both the Wall Street equity analyst consensus provided by First Call and Brandywine management’s projections, yielding an estimated range of implied equity values for Brandywine shares of approximately $31.80 to $37.10 ($2.65 per share) and $30.70 to $35.82 per share ($2.56 per share), respectively, which represented estimated ranges of implied Brandywine firm values of approximately $3,382 million to $3,691 million and $3,319 million to $3,617 million, respectively.

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     Brandywine Discounted Cash Flow Analysis.

     JPMorgan conducted a discounted cash flow analysis based on projections provided by Brandywine management for the purpose of determining an estimated range of implied equity values for Brandywine shares based on a valuation date of January 1, 2006. JPMorgan calculated the unlevered free cash flows that Brandywine is projected by Brandywine management to generate during the years ended 2006 through 2014. JPMorgan calculated an implied range of terminal values for Brandywine using a range of growth rates in perpetuity for free cash flows from 2.0% to 2.5% and a range of discount rates from 8.5% to 9.5%. The unlevered free cash flows and the range of terminal values were then discounted to present value using a range of discount rates from 8.5% to 9.5%. This analysis indicated an estimated range of implied equity values for Brandywine shares of approximately $22.97 to $34.08 per share, which represented an estimated range of implied Brandywine firm values of approximately $2,868 million to $3,515 million.

     Brandywine Gross NAV/ Share Analysis.

     JPMorgan arrived at an estimated gross equity NAV by calculating a gross real estate value by applying capitalization rates of 7.2% and 7.6% to Brandywine management projections for Brandywine’s estimated 2006 real estate NOI, adjusted by adding development assets, value from land, value of the management company, other assets and cash, less Brandywine’s total debt, preferred stock, mark-to market of secured debt, and other liabilities. This analysis indicated an estimated range of implied equity values for Brandywine shares of approximately $29.07 to $32.21 per share, which represented an estimated range of implied Brandywine firm values of approximately $3,162 million to $3,383 million. JPMorgan’s capitalization rate range was based on the weighted average capitalization rate for the portfolio based on a median of comparable asset sale transaction capitalization rates by relevant market.

     Brandywine Liquidation NAV/ Share Analysis.

     JPMorgan arrived at an estimated liquidation equity NAV by taking the estimated gross equity NAV less certain estimated transactions costs provided by Brandywine management and taking the present value of the estimated gross equity NAV assuming an average of twelve months to liquidate assets at a 12% discount rate. This analysis indicated an estimated range of implied equity values for Brandywine shares of approximately $27.95 to $31.09 per share, which represented an estimated range of implied Brandywine firm values of approximately $3,097 million to $3,318 million.

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     Exchange Ratio Analysis.

     Based on the valuation analyses of the Pro Forma Company shares and Brandywine shares assuming 100% stock consideration, JPMorgan calculated the implied exchange ratios derived from the historical exchange ratio analysis, comparable public companies analysis, discounted cash flow analysis, gross NAV analysis and liquidation NAV analysis, all described above, and from a review of the Pro Forma Company’s and Brandywine’s relative contribution from equity, FFO and leverage adjusted rental revenue, all of which were based on projections and estimates provided by both Brandywine management and Prentiss management. The following table is a summary of the estimated ranges of exchange ratios implied by each valuation methodology and the review of relative contribution by the Pro Forma Company and Brandywine.

Valuation Methodology	Range of Implied Exchange Ratios

Comparable Public Companies Analysis:
Based on management 2006E FFO comparable analysis	0.795x to 1.083x
Discounted Cash Flow Analysis	0.807x to 1.629x
Gross NAV Analysis	0.910x to 1.096x
Liquidation NAV Analysis	0.902x to 1.095x
Contribution Analysis	0.880x to 0.972x

     Pro Forma Combination Analysis.

     Although the following analysis was not a basis for its opinion, JPMorgan also analyzed the pro forma impact of the Transactions on Brandywine’s earnings per share, consolidated capitalization and financial ratios utilizing the projections for FFO and estimates provided by both Brandywine management and Prentiss management. Incorporating assumptions provided by Brandywine management including, with respect to various structural considerations, transaction and financing costs and Brandywine’s estimated Synergies from the Transactions, the Transactions would be expected to be accretive to Brandywine’s estimated FFO per share in 2006.

     The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Brandywine or the Pro Forma Company, and none of the selected transactions reviewed was identical to the Transactions. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan’s analysis, may be considered similar to those of Brandywine and the Pro Forma Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of JPMorgan’s analysis, may be considered similar to the Transactions. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Brandywine and the Pro Forma Company and the transactions compared to the Transactions.

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     JPMorgan’s opinion and financial analyses were only one of many factors considered by Brandywine’s board of trustees in its evaluation of the Transactions and should not be viewed as determinative of the views of Brandywine’s board of trustees or management with respect to the Transactions or the Brandywine Consideration.

     As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan and its affiliates have in the past provided investment banking and commercial banking services to Brandywine, Prudential and Prentiss Operating Partnership and their respective affiliates. Specifically, JPMorgan acted as private placement agent for Brandywine in connection with the placement of its debt securities in November 2004, as joint lead managing underwriter of Brandywine’s public offering of its debt securities in October 2004, and as joint arranger for Brandywine’s term loans in August 2004. JPMorgan’s commercial bank affiliate is a lender to Brandywine. In addition, JPMorgan and its commercial bank affiliate expect to arrange and/or provide a significant portion of Brandywine’s financing of the cash consideration to be paid by it in the Transactions. Specifically, with respect to Prentiss Operating Partnership, JPMorgan’s commercial bank affiliate is the administrative agent for Prentiss Operating Partnership’s revolving credit facility and a lender thereunder. In the ordinary course of its businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of Brandywine, Prentiss or Prudential for its own account or for the accounts of customers and, accordingly, it may at any time hold long or short positions in such securities.

     Brandywine selected JPMorgan to advise it and deliver a fairness opinion with respect to the Transactions on the basis of its experience and its familiarity with Brandywine. Pursuant to its engagement letter with JPMorgan, Brandywine has agreed to pay JPMorgan a fee of $8,250,000, a substantial portion of which is payable upon completion of the Transactions. In addition, Brandywine has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under federal securities laws.

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Opinion of Prentiss’ Financial Advisor, Lazard Frères & Co. LLC

     Under a letter agreement dated December 14, 1998, which was reconfirmed on July 15, 2005, the board of trustees of Prentiss retained Lazard Frères & Co. LLC to act as its exclusive investment banker. As part of this engagement, the Prentiss board requested that Lazard evaluate the fairness, from a financial point of view, to the holders of Prentiss common shares (other than Brandywine and any affiliates of Brandywine, the “Prentiss Public Shareholders”) of the per share consideration of $21.50 in cash, plus 0.69 Brandywine common shares to be paid to the Prentiss public shareholders pursuant to the merger agreement (including, if the Reverse REIT Merger is to be consummated, the payment of the Special Dividend), which Lazard referred to as the REIT Merger Consideration. Lazard has delivered to the Prentiss board a written opinion dated October 3, 2005, that, as of that date, the REIT Merger Consideration to be paid to the Prentiss Public Shareholders pursuant to the merger agreement was fair to such Prentiss Public Shareholders from a financial point of view.

     The full text of the Lazard opinion is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference. The description of the Lazard opinion set forth herein is qualified in its entirety by reference to the full text of the Lazard opinion set forth in Annex E. Prentiss shareholders are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection therewith. Lazard’s written opinion is directed to the Prentiss board of trustees and only addresses the fairness to the Prentiss Public Shareholders of the REIT Merger Consideration to be paid pursuant to the merger agreement from a financial point of view as of the date of the opinion. Lazard’s written opinion does not address any other aspect of the REIT Merger or any related transactions and does not constitute a recommendation to any Prentiss shareholder as to how the shareholder should vote on any matter relating to the REIT Merger. The following is only a summary of the Lazard opinion. Shareholders are urged to read the entire opinion.

     In preparing its opinion, Lazard recognized that the merger agreement contemplated that the REIT Merger Consideration could result from either

•	a single step merger transaction, which Lazard referred to as the One Step Merger, in which Prentiss is merged with and into Brandywine Cognac I, LLC pursuant to which Prentiss common shares held by Prentiss Public Shareholders would be converted into the right to receive aggregate per share consideration equal to $21.50 in cash plus .69 of a Brandywine common share, or

•	a two step transaction, which Lazard refers to as the Two Step Merger, in which Prentiss sells the Prudential Properties to Prudential and declares a Special Dividend on its common shares to distribute a portion of the proceeds from the Prudential Acquisition, followed by the REIT Merger of Brandywine Cognac I, LLC with and into Prentiss pursuant to which Prentiss common shares held by Prentiss Public Shareholders would be converted into the right to receive Second Step Merger Consideration per share of an amount in cash equal to the excess of $21.50 over the per share amount of the Special Dividend declared on the Prentiss common shares, plus .69 of a Brandywine common share.

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     In the course of performing its review and analysis for rendering its opinion, Lazard:

•	reviewed the financial terms and conditions of the merger agreement;

•	analyzed certain historical business and financial information relating to Prentiss and Brandywine;

•	reviewed various financial forecasts and other data provided to Lazard by Prentiss and Brandywine as to the future financial performance of Prentiss and Brandywine, respectively, and of Brandywine with respect to the combined entity;

•	held discussions with members of the senior managements of Prentiss and Brandywine with respect to the business and prospects of Prentiss and Brandywine, respectively, and the strategic objectives of each;

•	reviewed public information with respect to certain other companies in lines of businesses Lazard believed to be generally comparable to the businesses of Prentiss and Brandywine;

•	reviewed the financial terms of certain business combinations involving companies in lines of businesses Lazard believed to be generally comparable to those of Prentiss and Brandywine;

•	reviewed the historical stock prices and trading volumes of the Prentiss common shares and Brandywine common shares; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

     Lazard relied upon the accuracy and completeness of the foregoing information and did not assume any responsibility for any independent verification of such information or an independent valuation or appraisal of any of the assets or liabilities of Prentiss or Brandywine, or concerning the solvency of, or issues relating to solvency concerning, Prentiss or Brandywine. With respect to financial forecasts, Lazard assumed that they were reasonably prepared on bases reflecting the best then currently available estimates and judgments of management of Prentiss and Brandywine as to the future financial performance of Prentiss and of Brandywine, respectively, and of Brandywine with respect to the combined entity. Lazard assumed no responsibility for and expressed no view as to the forecasts provided to Lazard or as to the assumptions on which they were based.

     Lazard was not asked to consider, and Lazard’s opinion did not address, the relative merits of the REIT Merger as compared to any alternative potential transaction or Prentiss’ underlying decision to effect the transaction. Lazard also noted that its opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion.

     Lazard also assumed that the REIT Merger would be consummated on the terms and subject to the conditions described in the merger agreement, without any waiver or modification of any material terms or conditions by Prentiss, and that obtaining the necessary regulatory approvals for the proposed transaction would not have an adverse effect on Prentiss, Brandywine or the combined entity. Lazard also assumed that (i) based on information provided by Brandywine’s financial advisors, the sale of the Prudential Properties will result in gross sale proceeds of approximately $750 million, and (ii) if the REIT Merger is accomplished as a One Step Merger, the Prudential Acquisition will be consummated by Brandywine at the effective time of the REIT Merger. Furthermore, with respect to its analysis of a potential Two Step Merger, Lazard, with the consent of the Prentiss board of trustees, viewed all of the steps of the Two Step Merger as a single transaction and assumed that there will be no difference between the holders of Prentiss common shares entitled to receive the Special Dividend and those entitled to receive the Second Step Merger Consideration.

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     Lazard did not express any opinion as to the price at which the common shares of Prentiss or the Brandywine common shares may trade subsequent to the announcement of the merger agreement or as to the price at which the Brandywine common shares may trade subsequent to the consummation of the REIT Merger. Furthermore, Lazard did not express any opinion as to the terms of the Partnership Merger, the Prudential Acquisition or the consideration to be received by a holder of shares of Prentiss Series D preferred shares, and noted that they were not involved in any way in advising on or negotiating the financial terms of the Prudential Acquisition. Additionally, Lazard did not express any opinion as to any tax or other consequences that might result from the contemplated transactions, nor did its opinion address any legal, tax, regulatory or accounting matters, it being Lazard’s understanding that the Prentiss’ board of trustees obtained such advice on these areas as it deemed necessary from qualified professionals.

     The following is a brief summary of the material financial and comparative analyses which Lazard deemed to be appropriate for this type of transaction and that were performed by Lazard in connection with rendering its opinion.

     Public Market Valuation Analysis

     Lazard performed a public market valuation analysis based on financial multiples of selected comparable companies in order to derive a range of implied per share values for the Prentiss common shares. In performing this analysis, Lazard reviewed certain financial information for Prentiss and compared such information to corresponding financial information for 13 other REITs Lazard deemed to be comparable to Prentiss. The companies included in this analysis were:

•	Kilroy Realty Corporation

•	Corporate Office Properties Trust

•	Arden Realty, Inc.

•	Crescent Real Estate Equities Company

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•	Duke Realty Corporation

•	Reckson Associates Realty Corp.

•	Equity Office Properties Trust

•	Trizec Properties, Inc.

•	Liberty Property Trust

•	CarrAmerica Realty Corporation

•	Highwood Properties, Inc.

•	Mack-Cali Realty Corporation

•	Brandywine Realty Trust

     Using publicly available information and market data as of September 29, 2005, Lazard calculated the multiples of stock price to calendar year 2006 estimated Funds From Operations (abbreviated as FFO) of the comparable companies:

	Low	Median	Mean	High
Multiples of Stock Price to 2006E FFO Per Share	11.8x	13.2x	13.9x	17.2x

     Using the multiples calculated in the public market valuation analysis and based on the financial forecasts of 2006 estimated FFO for Prentiss prepared by management of Prentiss, Lazard derived a range of implied per share values of $38.21 to $55.94 for the Prentiss common shares.

     Net Asset Value

     Lazard reviewed the net asset value estimates for Prentiss common shares as reported by equity analysts and as provided by management of Prentiss. Equity analysts’ net asset value estimates for Prentiss common shares ranged from $27.47 per share, reported by A.G. Edwards, Inc. on July 21, 2005, to $43.34 per share, reported by Citigroup Investment Research on July 22, 2005, with an average net asset value estimate for Prentiss common shares of $35.64 per share. Management of Prentiss estimated a net asset value of $41.19 per share for Prentiss common shares.

     Comparable Transactions Analysis

     Lazard performed a comparable transactions analysis in order to derive a range of implied per share values for Prentiss common shares based on multiples of the consideration paid in such transactions to the FFO of the targets in such transactions. In connection with this analysis, Lazard reviewed the following transactions announced between March 2002 and June 2005 involving REITs:

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Acquiror	Target
ING Clarion Partners LLC	Gables Residential Trust

ProLogis	Catellus Development Corporation

PL Retail LLC	Price Legacy Corporation

Simon Property Group Inc.	Chelsea Property Group Inc.

General Growth Properties, Inc.	Rouse Company

Centro Properties Group	Kramont Realty Trust

HRPT Properties Trust	Hallwood Realty Partners LP

DRA Advisors	CRT Properties Inc.

Colonial Properties Trust	Cornerstone Realty Income Trust Inc.

DRA Advisors	Capital Automotive REIT

Prologis	Keystone Property Trust

Hometown America LLC	Chateau Communities Inc.

Kimco Realty Corporation	Mid-Atlantic Realty Trust

Aslan Realty Partners II LP/Transwestern	Great Lakes REIT, Inc.

CNL Financial Group Inc.	RFS Hotel Investors Inc.

Equity One Inc.	IRT Property Company

General Growth Properties, Inc.	JP Realty Inc.

Developers Diversified Realty Corporation	JDN Realty Corporation

Pennsylvania Real Estate Investment Trust	Crown American Realty Trust

     Using publicly available information, Lazard compared the transaction value of the selected precedent transactions as a multiple of the consideration paid in such transactions to the FFO of the targets in such transactions:

Transaction Value as a Multiple of Consideration to FFO
Low	Median	Mean	High
6.8x	13.2x	12.9x	20.0x

     Based on the consideration to FFO multiples from the selected precedent transactions and the financial forecasts of 2006 estimated FFO for Prentiss prepared by management of Prentiss, Lazard derived a range of implied per share values of $22.03 to $65.05 for Prentiss common shares.

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     Premium Analysis of Selected Recent Public REIT M&A Transactions

     Lazard performed a premium analysis in order to derive a range of implied per share values for the Prentiss common shares based on premiums paid in 34 transactions involving REITs since May 2000 that had transaction values (including assumption of indebtedness) that were greater than $460 million. Using publicly available information, Lazard calculated the following premiums paid in the REIT transactions it analyzed:

Premium/(Discount) to Stock Price at Last Closing before Announcement of Transaction
Low	Median	Mean	High
(8.4%)	12.4%	13.5%	39.6%

     Using the range of premiums paid in the REIT transactions it analyzed and applying the range to the closing price of the Prentiss common shares on September 30, 2005, Lazard derived a range of implied per share values of $37.17 to $56.69 for the Prentiss common shares.

     Dividend Discount Analysis

     Lazard performed a dividend discount analysis in order to derive a range of implied per share values for the Prentiss common shares based on the present value of the projected future dividend stream for Prentiss during the years 2006 to 2010 and the present value of the estimated terminal value of Prentiss common shares in 2011. The dividend discount analysis was based on financial forecasts for Prentiss provided by the management of Prentiss. This analysis was based on a range of discount rates from 8.0% to 10.0% and a terminal value of Prentiss common shares based on a price to FFO multiple range of 10.0x to 13.0x to 2011 projected FFO. Using this analysis, Lazard derived a range of implied per share values of $32.63 to $43.26 for the Prentiss common shares.

     Stock Price Analysis

     Lazard reviewed the per share prices of the Prentiss common shares on September 30, 2005, the high and low trading prices for the Prentiss common shares for the 52-week period ending September 30, 2005, and the average closing price for the 60-day period ending September 30, 2005. The following table illustrates such stock prices during such periods:

As of September 30, 2005 52 Week		60 Day Average Closing Price as of September 30, 2005	Closing Price on September 30, 2005
High	Low
$40.82	$32.60	$39.32	$40.60

     Miscellaneous

     Lazard performed a variety of financial and comparative analyses solely for the purpose of providing its opinion to the Prentiss board of trustees that the REIT Merger Consideration to be paid to the Prentiss Public Shareholders pursuant to the merger agreement was fair to the Prentiss Public Shareholders from a financial point of view. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized above, Lazard believes that its analyses must be considered as a whole and that selecting portions of the analyses or factors considered by it, without considering all such factors or analyses, or attempting to ascribe relative weights to some or all such analyses and factors could create an incomplete view of the evaluation process underlying the Lazard opinion.

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     In its analyses, Lazard made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Prentiss. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis do not necessarily indicate actual values or predict future results or values, which may be significantly more or less favorable than those suggested by these analyses. Lazard did not assign any specific weight to any of the analyses described above and did not draw any specific conclusions from or with regard to any one method of analysis. In addition, analyses relating to the value of the businesses or securities are not appraisals and do not reflect the prices at which the businesses or securities may actually be sold or the prices at which their securities may trade. As a result, these analyses and estimates are inherently subject to substantial uncertainty.

     No company or transaction used in any of the analyses is identical to Prentiss or the REIT Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of Prentiss and other factors that could affect the public trading values or the announced transaction values, as the case may be, of Prentiss and Brandywine and the companies to which the comparison is being made. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

     Lazard’s opinion and financial analyses were not the only factors considered by the Prentiss board of trustees in its evaluation of the REIT Merger and should not be viewed as determinative of the views of the board of trustees or Prentiss’ management. Lazard has consented to the inclusion of and references to its opinion in this joint proxy statement.

     Under the terms of Lazard’s engagement, Prentiss has agreed to pay Lazard an advisory fee of $7.5 million, all of which is payable when REIT Merger is completed. The amount of the advisory fee may be adjusted depending on the closing price of the Brandywine common shares on the closing date of the REIT Merger and on the principal amount of indebtedness for borrowed money of Prentiss on the closing date of the REIT Merger. Prentiss has agreed to reimburse Lazard for travel and other out-of-pocket expenses incurred in performing its services, including the fees and expenses of its legal counsel. In addition, Prentiss agreed to indemnify Lazard against certain liabilities, including liabilities under the federal securities laws relating to or arising out of Lazard’s engagement. In the past, Lazard has provided investment banking services to Prentiss and Brandywine for which Lazard has been paid customary fees. Managing Directors of Lazard have been members of Brandywine’s board of trustees in the past and a private equity fund that was managed and sponsored by Lazard (which is currently managed by an affiliate of LFCM Holdings LLC, which is owned in large part by managing directors of Lazard) previously held preferred shares in Brandywine and preferred units in the Brandywine Operating Partnership and continues to hold a small number of Brandywine common shares.

     Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, leveraged buyouts, and valuations for real estate, corporate and other purposes. Lazard was selected to act as investment banker to the Prentiss board of trustees because of its expertise and its reputation in investment banking and mergers and acquisitions. In the ordinary course of its business, affiliates of Lazard and LFCM Holdings LLC may from time to time effect transactions and hold securities of Prentiss and Brandywine for their own accounts and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities.

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Interests of Prentiss Executive Officers and Trustees in the Mergers

     In considering the recommendation of the Prentiss board of trustees with respect to the REIT Merger, you should be aware that, as described below, certain executive officers and trustees of Prentiss have interests in the transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of Prentiss common shareholders generally. The Prentiss board of trustees were aware of these interests and considered them, among other matters, in making its recommendation.

     Representation on Brandywine’s Board of Trustees

     In the merger agreement, Brandywine agreed to use its best efforts to cause Michael V. Prentiss, the Chairman of the Board of Prentiss, and Thomas F. August, President and Chief Executive Officer of Prentiss and a current member of the Prentiss board of trustees, to be elected to Brandywine’s board of trustees upon consummation of the REIT Merger. Brandywine agreed to use its best efforts to cause the Brandywine board of trustees to re-nominate each of Messrs. Prentiss and August as a trustee for election at Brandywine’s annual meeting of shareholders for each of 2006 and 2007.

     Prentiss Employment Agreements

     Certain of Prentiss trustees and executive officers are parties to employment agreements with Prentiss that entitle them to payments in the case of a change in control and certain other benefits if their employment terminates following a change in control. The completion of the REIT Merger will qualify as change in control under these employment agreements. Brandywine will honor each of the employment agreements in accordance with their respective terms.

     Employment Agreement with Michael V. Prentiss. Prentiss has an employment agreement with Michael V. Prentiss, which provides that within 15 days of a change of control (as defined in the employment agreement) of Prentiss, he will receive a payment equal to $3,000,000. In addition, any time after a change in control, he may resign and, for a period of three years after the date of his resignation, he and his dependants will remain entitled to health insurance and other benefits, and Mr. Prentiss will be entitled to the services of his secretary, an accountant and office space comparable to that which he is presently assigned. If Mr. Prentiss incurs an excise tax under Section 4999 of the Internal Revenue Code (relating to “excess parachute payments”) with respect to any payments he receives from Prentiss, he is entitled to a “gross-up” payment to reimburse him for this excise tax and any income and employment taxes which apply to the gross-up payment. The employment agreement of Mr. Prentiss was amended in October 2005 to clarify the benefits Mr. Prentiss will be entitled to receive upon a change in control. In addition to clarifying the terms of Mr. Prentiss’ employment agreement, Mr. Prentiss was granted an option to purchase all of the rights of Prentiss related to its contract with FlexJet for use of a corporate jet. The option is exercisable at the end of the three year period after his termination following a change in control. The closing of this purchase is conditioned upon Mr. Prentiss’ payment of the $100,000 exercise price and the consent of FlexJet, if necessary, for the transfer of Prentiss’ contract with them. Mr. Prentiss will resign at the effective time of the REIT Merger and Mr. Prentiss will no longer receive an annual salary or bonus.

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     Employment Agreement with Thomas F. August. Prentiss has an employment agreement with Thomas F. August, which provides that within 15 days of a change of control (as defined in the employment agreement) of Prentiss, he will receive a payment equal to three times the sum of his current annual base salary plus pro forma two prior years cash bonus and value of long-term incentives. The payment amount is estimated to be approximately $9,056,550. In addition, any time after a change in control, he may resign and, for a period of three years after the date of his resignation, he and his dependants will remain entitled to health insurance and other benefits, and Mr. August will be entitled to the services of his secretary and office space comparable to that which he is presently assigned. If Mr. August incurs an excise tax under Section 4999 of the Internal Revenue Code (relating to “excess parachute payments”) with respect to any payments he receives from Prentiss, Mr. August is entitled to a “gross-up” payment to reimburse him for this excise tax and any income and employment taxes which apply to the gross-up payment. Mr. August’s employment agreement was amended in October 2005 to clarify the benefits to which Mr. August will be entitled to receive upon a change in control. Mr. August will resign at the effective time of the REIT Merger and Mr. August will no longer receive an annual salary or bonus. Brandywine intends to enter into a two-year consulting agreement with Mr. August at the effective time of the REIT Merger.

     Employment of other Prentiss Executive Level Employees

     Brandywine has agreed to interview select Prentiss executive employees with the goal of offering each such Prentiss executive employee a position with Brandywine reasonably comparable to the position such Prentiss executive employee held with Prentiss. Offers, if made, would include compensation and bonus no less favorable than those under which Prentiss executive employees were employed prior to the REIT Merger and with other benefits in line with similar positions at Brandywine.

     Equity Compensation Awards

     Stock Options. The merger agreement provides that, as of the effective time of the REIT Merger, all unexercised vested and unvested Prentiss share options outstanding immediately prior to the REIT Merger, including those held by Prentiss’ trustees and executive officers, will be assumed by Brandywine and each such option will be automatically converted into options to purchase on the same terms and conditions as were applicable under the relevant Prentiss option (taking into account any changes thereto, including the acceleration thereof) a number of Brandywine common shares equal to (i) the number of Prentiss common shares subject to the Prentiss option to which such new Brandywine option relates multiplied by (ii) the Option Exchange Ratio, rounded to the nearest share. The per share exercise price of each new Brandywine option will equal (A) the per share exercise price of the Prentiss option to which such new Brandywine option relates divided by (B) the Option Exchange Ratio, rounded to the nearest one-hundredth of a cent. See “The Merger Agreement–REIT Merger Consideration.”

     Prior to the REIT Merger and subject to the terms of the Prentiss option plans, Prentiss may, in its sole discretion, take all actions necessary and appropriate to allow each holder of a Prentiss option (whether or not exercisable or vested) to elect, in lieu of the treatment provided above, to convert each Prentiss option so held into the right to receive an amount of cash at the effective time of the REIT Merger equal to the product of (i) the excess, if any, of the sum of (1) the per share dollar value of the REIT Merger consideration (with the portion of the REIT Merger consideration that consists of Brandywine common shares valued at the ten day average trading price) on the closing date of the REIT Merger and (2) the per share amount of any Special Dividend over the per share exercise price of such Prentiss option and (ii) the number of Prentiss common shares subject to such Prentiss option (such payment to be net of all applicable withholding taxes).

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     Restricted Shares. Each restricted Prentiss common share outstanding immediately prior to the REIT Merger, including those held by Prentiss trustees and executive officers, will become unrestricted and will be converted into the right to receive the REIT Merger consideration pursuant to the terms of such restricted shares.

     Summary of Equity Compensation Payments. The following table shows the number of restricted shares, vested share options and unvested share options held by Prentiss’ executive officers and trustees as of October 3, 2005:

Executive Officers and Trustees	Restricted Shares Owned	Vested Share Options	Unvested Share Options	Weighted Average Exercise Price

Michael V. Prentiss	—	—	—	—
Thomas F. August	98,500	75,634	191,333	$32.00
Thomas J. Hynes, Jr.	—	30,000	—	$32.83
Barry J.C. Parker	—	15,000	—	$34.98
Dr. Leonard M. Riggs, Jr.	—	30,000	—	$32.83
Ronald G. Steinhart	—	30,000	—	$32.83
Lawrence A. Wilson	—	30,000	—	$32.83
Lawrence J. Krueger	25,000	26,717	46,833	$31.24
Robert K. Wiberg	27,000	8,817	46,300	$32.83
Christopher M. Hipps	24,500	—	44,667	$32.65
Daniel K. Cushing	24,000	11,429	49,667	$33.42
Christopher B. Mahon	18,000	—	34,000	$33.60
Michael A. Ernst	29,000	—	54,966	$32.97
Gregory S. Imhoff	13,000	—	16,667	$34.56
Scott W. Fordham	5,000	333	5,667	$34.70

Totals	264,000	257,930	490,100	—

     Change of Control Severance Plans

     On October 3, 2005, Prentiss entered into two separate change of control severance protection plans in connection with the REIT Merger, one with Prentiss hourly and salaried non-officer employees and the other with Prentiss key employees.

     The Change of Control Severance Protection Plan for Key Employees relates to Prentiss’ Chief Financial Officer, any Regional Managing Director, Senior Vice President and any other of Prentiss’ other officers and excludes certain officers specified in the plan. Upon an officer being terminated by Prentiss for any reason other than cause or termination by the officer for good reason within one year or two years, depending on the type of officer, after a “change in control” (as defined in the severance plan), severance benefits will be provided to such officer in an amount equal to the sum of such officer’s salary and such officer’s 2004 annual bonus multiplied by the appropriate multiple which is 2 for Regional Managing Directors and the Prentiss Chief Financial Officer and 1.5 for Senior Vice Presidents. Other officers would receive an amount equal to the greater of (1) the sum of such officer’s salary and such officer’s 2004 annual bonus or (2) the product of one-twelfth of such officer’s base salary and the number of years such officer had been employed with Prentiss prior to such termination. Such terminated employee would be entitled to a continuation of benefits (medical, health, dental, prescription drug benefits, life insurance, long-term disability) for the period ranging from one year to two years. For purposes of this Plan, a change in control includes the completion of the REIT Merger described in this joint proxy statement/prospectus.

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     All severance benefits will be net of any federal and/or state taxes imposed in excess of, or in addition to, general income taxes, e.g., excise taxes, golden parachute taxes, etc. In this respect, any officers entitled to severance benefits will receive a “gross-up” payment calculated to pay the excess taxes (and excise taxes and income taxes on the gross-up) so that the participant receives the same net level of benefit he or she would have received without the imposition of the excess taxes (or the income and excise taxes imposed upon the gross up payment).

     The Change in Control Severance Protection Plan for Hourly and Salaried Non-Officer Employees relates to all hourly and non-officer salaried employees who were employed as of October 3, 2005. Upon the termination of a non-officer employee for any reason other than cause or termination by such employee for good reason within six months of a change of control, severance benefits will be provided to such terminated employee in an amount equal to one month of compensation for each full and partial year of employment with a minimum of three months of compensation, provided that property level employees who are terminated in connection with (1) property dispositions or exchanges in the ordinary course of business, or Prentiss’ properties in Colorado, Illinois or Michigan, or (2) the loss of third party management or leasing contracts will not be entitled to these benefits. Such terminated employee would be entitled to a continuation of benefits (medical, health, dental, prescription drug benefits, life insurance, long-term disability) for the period of severance benefits. For purposes of this Plan, a change in control includes the completion of the REIT Merger.

     Bonus Pool
     The Prentiss compensation committee created a bonus pool of up to $10 million to provide incentives to Prentiss employees (other than the Chief Executive Officer) with respect to the consummation of the Mergers. Of the total bonus pool, an aggregate of $8 million was allocated as of October 3, 2005 to specified executive officers including the following named executive officers, payable upon closing of the REIT Merger if such officers remain employed by Prentiss at the REIT Merger unless previously decided otherwise by Prentiss’ compensation committee or the President of Prentiss.

Executive Officers	Bonus Pool Allocation
Michael V. Prentiss	$6,000,000
Michael A. Ernst	350,000

Totals	$6,350,000

     Prentiss’ board of trustees intends to pay out the balance of the $10 million bonus pool to employees identified by the Chief Executive Officer with the advice and consent of the Compensation Committee.

     Tax Deferral for Unitholders
     Certain trustees and officers of Prentiss who own Prentiss Operating Partnership common units will be able to defer their taxable gains in their Prentiss Operating Partnership common units by receiving Brandywine Operating Partnership Class A units in exchange for their Prentiss Operating Partnership common units. The REIT Merger, in contrast, is a taxable transaction and, as a result, holders of Prentiss common shares other than certain tax-exempt holders will be required to pay tax on gains arising from exchanging their Prentiss common shares for the REIT Merger consideration.

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     Additional Agreements
     Each of Michael V. Prentiss and Thomas F. August entered into a voting agreement with Brandywine and the Brandywine Operating Partnership which requires him to vote all Prentiss common shares beneficially owned by him as of the record date for the Prentiss special meeting in favor of the merger proposal (and against competing proposals). See “The Merger Agreement– Michael V. Prentiss and Thomas F. August Voting Agreements.”

     Brandywine, Brandywine Operating Partnership and Michael V. Prentiss entered into a registration rights agreement in which Brandywine agreed to register the Brandywine common shares that Mr. Prentiss receives in the REIT Merger or upon conversion of Brandywine Operating Partnership Class A units received in the Partnership Merger. See “The Merger Agreement–Michael V. Prentiss Registration Rights Agreement.”

     Limitation of Liability, Indemnification and Insurance
     The merger agreement provides that, following completion of the REIT Merger, all past and present trustees and officers of Prentiss will be indemnified to the same extent these individuals were indemnified as of the date of the merger agreement pursuant to indemnification agreements with Prentiss and the Declaration of Trust and Bylaws of Prentiss for acts or omissions occurring at or prior to the completion of the REIT Merger. In addition, for six years after the REIT Merger, Brandywine will maintain in effect provisions regarding elimination of liability of trustees, indemnification of officers, trustees and employees and advancement of expenses which are no less advantageous to the intended beneficiaries than those currently contained in the Declaration of Trust and Bylaws of Prentiss.

     The merger agreement obligates Brandywine to maintain trustees’ and officers’ liability insurance for six years after completion of the REIT Merger with respect to claims arising from facts or events that occurred on or before completion of the REIT Merger, including events that are related to the merger agreement. However, Brandywine will not be required to expend more than 200% of annual premiums currently paid by Prentiss for such insurance. If the annual premiums exceed this amount, then Brandywine will be obligated to obtain a policy with the greatest coverage available subject to the above limit.

Merger Financing
     Brandywine expects to use the net proceeds from borrowings under the 364-day term loan to fund a portion of the cash component of the REIT Merger consideration. Brandywine expects that the 364-day term loan will be guaranteed by the same subsidiaries that are guarantors under its revolving credit facility. Brandywine anticipates that the 364-day term loan will bear interest, at its option, at (A) a “base rate” equal to the higher of (1) the prime lending rate or (2) the federal funds effective rate from time to time plus 0.50%, plus a margin of 0.25%, or (B) the London interbank offered rate for terms of one, two or three months, as selected by Brandywine, plus a margin that varies between 1.00% and 1.40% per annum depending on its credit ratings.

     The interim term loan will only be drawn if (i) certain properties located in the Mid-west anticipated to be sold by Prentiss are not sold prior to the consummation of the REIT Merger, or (ii) if a portion of the Prudential Properties are not sold to Prudential. The interim term loan will be subject to mandatory pre-payment out of the proceeds of any sale of the Mid-west properties. The interim term loan will have a term of 60 days. Brandywine expects that the interim term loan will be guaranteed by the same subsidiaries that are guarantors under its revolving credit facility. Brandywine anticipates that the interim term loan will bear interest, at its option, at (A) a “base rate” equal to the higher of (1) the prime lending rate or (2) the federal funds effective rate from time to time plus 0.50%, plus a margin of 0.25%, or (B) the London interbank offered rate for a term of one month, plus a margin that varies between 1.00% and 1.40% per annum depending on its credit ratings.

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     The back-stop revolving credit facility will only be put into place if Brandywine is not successful in completing, prior to the consummation of the REIT Merger, an amendment and restatement of its existing revolving credit facility on terms which allow for the consummation of the REIT Merger and are otherwise satisfactory to Brandywine. The back-stop revolving credit facility will have a term of 60 days from the closing of the REIT Merger. Brandywine expects that Brandywine Operating Partnership and the same subsidiaries that are guarantors under its revolving credit agreement will provide guarantees of the payment obligations under the facility. Brandywine anticipates that the back-stop revolving credit facility will bear interest, at its option, at (A) a “base rate” equal to the higher of (1) the prime lending rate or (2) the federal funds effective rate from time to time plus 0.50%, plus a margin of 0.25%, or (B) the London interbank offered rate for a term of one month, plus a margin that varies between 1.00% and 1.40% per annum depending on its credit ratings.

No Dissenters’ Rights of Appraisal
     Maryland law provides that in some mergers shareholders who do not vote in favor of a merger and who comply with a series of statutory requirements have the right to receive, instead of the merger consideration, the fair value of their shares as appraised by appraisers appointed by a Maryland court or, in certain circumstances, by the court itself, payable in cash. However, this right to appraisal is not available under the Maryland law to holders of Prentiss common shares or Brandywine common shares in connection with the REIT Merger.

Regulatory Matters
     Neither Brandywine or Prentiss is aware of any material federal or state regulatory requirements that must be complied with or approvals that must be obtained by Brandywine, Brandywine Operating Partnership, Prentiss, or Prentiss Operating Partnership in connection with either the REIT Merger or the Partnership Merger.

Stock Exchange Listing and Related Matters
     Brandywine has agreed to use its reasonable best efforts to cause the Brandywine common shares to be issued in the REIT Merger, to be reserved for issuance upon the exercise of Brandywine options issued in exchange for Prentiss options and to be reserved for issuance upon conversion of Brandywine Operating Partnership Class A common units issued in the Partnership Merger, to be approved for listing, upon official notice of issuance, on the New York Stock Exchange. Brandywine will file a supplemental listing application with the New York Stock Exchange.

     If the REIT Merger is completed, Prentiss common shares will be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934.

Accounting Treatment
     The Mergers will be treated as a purchase for financial accounting purposes. This means that Brandywine will record the assets acquired and the liabilities assumed at their estimated fair values at the time the Mergers are completed.

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Merger Fees, Costs and Expenses
     All expenses incurred in connection with the merger agreement, the REIT Merger and the related transactions will be paid by the party incurring those expenses, except that Brandywine and Prentiss have agreed to share equally the fees, costs and expenses related to filing, printing and mailing Brandywine’s registration statement on Form S-4 and this joint proxy statement/prospectus. Notwithstanding the foregoing, Brandywine and Prentiss have agreed to pay certain of the other party’s fees in specified circumstances if the merger agreement is terminated. See “The Merger Agreement–Termination Fees; Other Expenses.”

Restrictions on Resale of Brandywine Common Shares Issued in the REIT Merger
     Brandywine common shares issued to Prentiss common shareholders in the REIT Merger will be freely transferable under the Securities Act of 1933, as amended, except for shares issued to any person who may be deemed to be an “affiliate” of Prentiss within the meaning of Rule 145 under the Securities Act or who will become an “affiliate” of Brandywine within the meaning of Rule 144 under the Securities Act after the REIT Merger. Brandywine common shares received by persons who are deemed to be Prentiss affiliates or who become Brandywine affiliates may be resold by these persons only in transactions permitted by the limited resale provisions of Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Prentiss generally include individuals or entities that, directly or indirectly through one or more intermediaries, control, are controlled by or are under common control with Prentiss and may include officers, trustees and principal shareholders of Prentiss.

     Prentiss has agreed to use its reasonable efforts to obtain prior to the closing of the REIT Merger an affiliate agreement from each affiliate of Prentiss, pursuant to which each Prentiss affiliate will agree not to sell, transfer, pledge or otherwise dispose of any of the Brandywine common shares received in the Mergers in violation of the Securities Act or the rules and regulations promulgated under the Securities Act. Generally, this will require that all sales be made in accordance with Rule 145 under the Securities Act.

Trustees and Executive Officers of the Combined Company

     Board of Trustees
     Brandywine’s board of trustees will be increased from eight to ten trustees as of the effective time of the Mergers. Michael V. Prentiss and Thomas F. August, each of whom is currently a member of the Prentiss board of trustees, will be joining the Brandywine board.

     Executive Officers
     Brandywine’s current executive officers are generally expected to continue to hold office after the effective time of the Mergers in their current capacities, until their successors are duly elected and qualified or until their earlier resignations or removals. Brandywine expects to implement the following changes within Brandywine’s executive management ranks at the effective time of the Mergers: (i) Robert K. Wiberg (age 49), currently an Executive Vice President and Managing Director with Prentiss, will become Executive Vice President and Managing Director of Operations of Brandywine; (ii) Gregory S. Imhoff (age 48), currently Senior Vice President, General Counsel and Secretary of Prentiss, will become Senior Vice President and Chief Administrative Officer of Brandywine; (iii) Timothy M. Martin (age 34), currently Brandywine’s Vice President and Chief Accounting Officer, will become Vice President – Finance; (iv) Scott W. Fordham (age 37), currently Senior Vice President and Chief Accounting Officer of Prentiss, will become Vice President and Chief Accounting Officer of Brandywine; (v) Christopher M. Hipps (age 44), currently Executive Vice President and Managing Director, Southwest Region of Prentiss, will become Executive Vice President and Managing Director –Southwest Region of Brandywine; (vi) Daniel K. Cushing, (age 44), currently Senior Vice President and Managing Director, Northern California Region, of Prentiss, will become Senior Vice President and Managing Director –Western Region of Brandywine; and (vii) Michael J. Cooper (age 47), currently Senior Vice President, Development of Prentiss, will become Senior Vice President Midatlantic Region of Brandywine.

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THE MERGER AGREEMENT

     The following is a summary of the material terms of the merger agreement but does not describe each of the provisions of the merger agreement. The merger agreement has been included as Annex A in this joint proxy statement/prospectus and is incorporated herein by reference to provide you with information regarding its terms. It is not intended to provide any other factual information about Brandywine and Prentiss. That information can be found elsewhere in this joint proxy statement/prospectus and in the other public filings each of Brandywine and Prentiss makes with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 175. You should read the merger agreement because it, and not this joint proxy statement/prospectus, is the legal document that governs the terms of the Mergers.

Structure of the REIT Merger
     The merger agreement provides for either the merger of Prentiss with and into Brandywine Cognac I, LLC, with Brandywine Cognac I, LLC surviving as a subsidiary of the Brandywine Operating Partnership (which we refer to as the Forward REIT Merger) or the merger of Brandywine Cognac I with and into Prentiss, with Prentiss surviving (which we refer to as the Reverse REIT Merger).

     If Brandywine obtains the private letter ruling, as described in more detail in “Material Federal Income Tax Consequences of the Mergers–Tax Consequences of the REIT Merger – General –The Private Letter Ruling” and if the other conditions to closing set forth in the merger agreement are satisfied or waived, then the REIT Merger would take the form of the Forward REIT Merger. If Brandywine does not obtain the private letter ruling, and if the other conditions to closing set forth in the merger agreement are satisfied or waived, then the REIT Merger would take the form of the Reverse REIT Merger. We refer to either the Forward REIT Merger or the Reverse REIT Merger, whichever is consummated pursuant to the merger agreement, as the REIT Merger.

REIT Merger Consideration

     Conversion of Prentiss Common Shares
     At the effective time of the REIT Merger, each issued and outstanding Prentiss common share (other than common shares owned or held by Brandywine, Brandywine Operating Partnership, Prentiss or any of their respective direct or indirect wholly owned subsidiaries) shall be converted into the right to receive:

•	$21.50 in cash (as this amount may be reduced, the “Cash Consideration”); and
•	0.69 of a Brandywine common share (the “Common Exchange Ratio”).

     If, between the date of the merger agreement and the REIT Merger, Brandywine or Prentiss should split, combine or otherwise reclassify the Brandywine common shares or the Prentiss common shares, or pay a share dividend or other share distribution in Brandywine common shares or Prentiss common shares, as applicable, or otherwise change the Brandywine common shares or Prentiss common shares into any other securities, or make any other such share dividend or distribution in capital shares of Brandywine or Prentiss in respect of the Brandywine common shares or the Prentiss common shares, respectively, then any number or amount contained in the merger agreement which is based upon the price of the Brandywine common shares or the number of Prentiss common shares or Brandywine common shares, as the case may be (including but not limited to the Cash Consideration or the Common Exchange Ratio), will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

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     Conversion of Prentiss Series D Preferred Shares
     At the effective time of the REIT Merger, each Prentiss Series D preferred share that remains outstanding shall be converted into the right to receive one fully paid nonassessable Brandywine Series E preferred share.

     Redemption of Prentiss Series D Preferred Shares
     Prentiss will redeem, prior to the REIT Merger any outstanding Series D preferred shares that becomes subject to redemption prior to the REIT Merger.

Closing and Effective Time of the REIT Merger
     Unless Brandywine and Prentiss agree otherwise, the closing of the REIT Merger will occur on the second business day following the satisfaction or waiver of the closing conditions. See “–Conditions to Completion of the REIT Merger.” The REIT Merger will become effective at such time as the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland, or at such later time as Brandywine and Prentiss shall agree and specify in the articles of merger. Brandywine and Prentiss will file the articles of merger prior to the closing of the REIT Merger.

     If Brandywine does not obtain the private letter ruling described in “Material Federal Income Tax Consequences of the Mergers–Tax Consequences of the REIT Merger – General –The Private Letter Ruling” the closing of the REIT Merger shall occur on the first business day following the sale of the Prudential Properties to Prudential as described in “The Prudential Acquisition and Related Agreements.”

Structure of the Partnership Merger
     Immediately following the REIT Merger, Brandywine Cognac II, LLC, a wholly owned subsidiary of Brandywine Operating Partnership, will merge with and into Prentiss Operating Partnership, with Prentiss Operating Partnership continuing as the surviving entity. Immediately after consummation of the Partnership Merger, the limited partners of the Prentiss Operating Partnership will be Brandywine Operating Partnership and Brandywine Cognac I (which at that point will be a subsidiary of Brandywine Operating Partnership).

Partnership Merger Consideration

     Conversion of the Prentiss Operating Partnership Common Units
     At the effective time of the Partnership Merger, each issued and outstanding Prentiss Operating Partnership common unit (excluding common units owned or held by Brandywine, Brandywine Operating Partnership, Brandywine Cognac I, Brandywine Cognac II, Parent, the general partner of Prentiss Operating Partnership or Prentiss Operating Partnership or any of their respective direct or indirect wholly owned subsidiaries which shall which shall remain issued and outstanding and unchanged by the Partnership Merger) shall be converted into the right to receive 1.3799 Brandywine Operating Partnership Class A units. If the cash portion of the REIT Merger consideration is reduced because the Prentiss board of trustees declares either the Special Dividend, or a pre-closing dividend to maintain the REIT status of Prentiss that is in excess of the $0.56 per share quarterly dividend, then the 1.3799 exchange ratio will be adjusted to equal the sum of (i) 0.69 plus (ii) the quotient obtained by dividing the per share amount of the cash consideration payable in the REIT Merger by $31.1594. We refer to the exchange ratio, as it may be adjusted, as the Common Interest Exchange Ratio.

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     The Brandywine Operating Partnership Class A units to be issued in the Partnership Merger will, at any time and from time to time after the Partnership Merger, be exchangeable, at the request of the holder of such units, for Brandywine common shares, or for cash, at Brandywine’s option, on a one-for-one basis.

     Closing and Effective Time of the Partnership Merger
     The closing of the Partnership Merger shall take place immediately after the effectiveness of the REIT Merger. The Partnership Merger shall become effective at such time as the merger certificate is duly filed with the office of the Secretary of State of the State of Delaware, or at such later time as Brandywine and Prentiss shall agree and specify in the merger certificate.

     The Optional Partnership Election
     Holders of Prentiss Operating Partnership common units may elect to receive the REIT Merger consideration described above in “–REIT Merger consideration–Conversion of Prentiss Common Shares” if they convert their Prentiss Operating Partnership common units into Prentiss common share prior to the effective time of the REIT Merger instead of Brandywine Operating Partnership Class A units.

Exchange of Securities; No Fractional Shares; Lost, Stolen or Destroyed Certificates; Withholding Rights

     Exchange of Securities
     Brandywine will deposit with Computershare Limited or another bank or trust company, cash and certificates evidencing Brandywine common shares to be paid to the holders of Prentiss common shares under and as contemplated by the merger agreement and certificates evidencing shares of Brandywine Series E preferred shares to be paid to the holders of outstanding Prentiss Series D Preferred Shares pursuant to the merger agreement. Promptly after the REIT Merger, each record holder of a certificate evidencing common shares and preferred shares of Prentiss shall be sent a letter of transmittal and instructions on how to surrender such certificate. Thereafter, each holder of Prentiss common shares who returns a duly executed transmittal letter and such other documents as are reasonably required by the exchange agent and surrenders any certificates evidencing such holder’s Prentiss common shares shall receive a certificate or certificates evidencing the number of full Brandywine common shares into which the aggregate number of Prentiss common shares owned by such holder have been converted pursuant to the merger agreement and the cash consideration, plus any cash that such holder is entitled to in lieu of fractional Brandywine common shares and in respect of any dividends or other distributions to which such holder is entitled. Each holder of Prentiss Series D Preferred Shares who returns a duly executed transmittal letter, the certificate evidencing such holders’ Series D Preferred Shares and such other documents as are reasonably required by the exchange agent shall receive a certificate or certificates evidencing the number of Brandywine Series E preferred shares into which the aggregate number of Prentiss Series D Preferred Shares have been converted pursuant to the merger agreement and the amount of cash that such holder is entitled to in respect of any dividends or other distributions to which such holder is entitled.

     Holders of unexchanged Prentiss common shares or Prentiss Series D Preferred Shares will not be entitled to receive any dividends or other distributions payable by Brandywine with respect to those Brandywine common shares or Brandywine Series E preferred shares (as the case may be) into which such Prentiss common shares or Prentiss Series D Preferred Shares is to be converted pursuant to the merger agreement or cash in lieu of fractional Brandywine common shares (to the extent applicable) until the applicable Prentiss certificate is surrendered. Upon surrender or transfer, those holders will receive, without interest, any accumulated dividends and distributions together with any cash in lieu of fractional shares.

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     No Fractional Shares
     Each holder of Prentiss common shares exchanged in the REIT Merger who would otherwise have been entitled to receive a fraction of a Brandywine common share shall receive, in lieu thereof, cash in an amount equal to the product of (i) such fractional part of a Brandywine common share multiplied by (ii) the average closing prices of Brandywine common shares quoted on the New York Stock Exchange for the ten trading day period ending on the trading date immediately prior to the closing date of the REIT Merger. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the exchange agent shall so notify Brandywine, and Brandywine shall cause the exchange agent to forward payments to such holders of fractional interests.

     Lost, Stolen or Destroyed Certificates
     Upon the making of an affidavit that a certificate evidencing Prentiss common shares has been lost, stolen or destroyed, and at Brandywine’s option upon the delivery of an indemnity bond, the exchange agent will issue the Brandywine common shares, any cash in lieu of fractional Brandywine common shares (to the extent applicable) and any unpaid dividends or other distributions in respect of the Brandywine common shares represented by the lost, stolen or destroyed certificate to which the holder is entitled.

     Withholding Rights
     Brandywine and the Brandywine Operating Partnership generally shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any holder of Prentiss common shares, Prentiss Series D preferred shares, Prentiss Operating Partnership common units or Prentiss options such amounts as they are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law.

Prentiss Options
     The merger agreement provides that, as of the effective time of the REIT Merger, all unexercised vested and unvested Prentiss share options outstanding immediately prior to the REIT Merger, including those held by Prentiss’ trustees and executive officers, will be assumed by Brandywine and all such options will be automatically converted into options to purchase on the same terms and conditions as were applicable under the relevant Prentiss option (taking into account any changes thereto) a number of Brandywine common shares equal to the number of Brandywine common shares subject to the options multiplied by the option exchange ratio, rounded to the nearest share. The per share exercise price would equal the exercise price in the original option divided by the option exchange ratio, rounded to the nearest one-hundredth of a cent.

     For purposes of the share option calculation described above, “option exchange ratio” equals a fraction, the numerator of which is the per share dollar value of the REIT Merger consideration on the REIT Merger closing date (with the portion of the REIT Merger consideration that consists of Brandywine common shares valued at the average of the closing prices of the Brandywine common shares for the ten trading day period ending on the trading day prior to the REIT Merger) and the denominator of which is such ten-day average closing price; adjusted for the per share amount of the Special Dividend (if any) declared on Prentiss common shares prior to the REIT Merger closing date. See “–REIT Merger Consideration.”

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     The merger agreement provides that Prentiss may, in its sole discretion, allow each holder of a Prentiss share option (whether or not exercisable or vested) to elect, in lieu of the treatment described above, to convert the option into the right to receive an amount of cash at the REIT Merger effective time equal to the product of (i) the excess, if any, of the sum of the per share dollar value of the REIT Merger consideration on the REIT Merger closing date (with the portion of the REIT Merger consideration that consists of Brandywine common shares valued at the ten-day average trading price referred to in the preceding paragraph) and the per share amount of the Special Dividend (if any) declared prior to the REIT Merger closing date, over the per share exercise price of such option and (ii) the number of Prentiss common shares subject to the option (such payment to be net of all applicable withholding taxes).

Representations and Warranties

     The merger agreement contains representations and warranties made by Prentiss and the Prentiss Operating Partnership to Brandywine and the Brandywine Operating Partnership. These representations and warranties relate to, among other things:

•	organization, valid existence, good standing and qualification to do business;
•	ownership of subsidiaries;
•	authorization to enter into, and validity and enforceability of, the merger agreement;
•	absence of any conflict of the merger agreement with organizational documents, applicable laws or agreements, and the absence of governmental consents, filings and approvals necessary to complete the Mergers;
•	capitalization and the payment of dividends;
•	filings with the SEC, financial statements and compliance with the Sarbanes-Oxley Act of 2002;
•	absence of certain changes or events since December 31, 2004;
•	various environmental matters, including compliance with environmental laws;
•	various matters relating to owned and leased properties;
•	absence of material undisclosed liabilities;
•	absence of defaults under organizational documents and agreements;
•	possession of all permits and regulatory approvals and compliance with all applicable laws;
•	absence of material pending or threatened litigation and outstanding or threatened governmental orders;

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•	tax matters;
•	employee benefit plans;
•	labor and employment matters;
•	validity and absence of defaults under material contracts;
•	ownership and validity of intellectual property rights;
•	insurance matters;
•	broker’s and finder’s fees in connection with the merger agreement;
•	certain related party transactions;
•	opinion of financial advisor;
•	the Investment Company Act of 1940;
•	board of trustees approval;
•	inapplicability of anti-takeover statutes and certain provisions in Prentiss’ Declaration of Trust and the Prentiss Operating Partnership’s limited partnership agreement to the Mergers;
•	required votes for the Mergers;
•	information supplied for use in this joint proxy statement/prospectus; and
•	absence of anti-trust filings.

     The merger agreement also contains representations and warranties made by Brandywine and the Brandywine Operating Partnership to Prentiss and the Prentiss Operating Partnership. These representations and warranties relate to, among other things:

•	organization, valid existence, good standing and qualification to do business;
•	ownership of subsidiaries;
•	authorization to enter into, and validity and enforceability of, the merger agreement;
•	absence of any conflict of the merger agreement with organizational documents, applicable laws or agreements, and the absence of governmental consents, filings and approvals necessary to complete the Mergers;

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•	capitalization and the payment of dividends;
•	filings with the SEC, financial statements and compliance with the Sarbanes-Oxley Act of 2002;
•	absence of certain changes or events since December 31, 2004;
•	various environmental matters, including compliance with environmental laws;
•	various matters relating to owned and leased properties;
•	absence of material undisclosed liabilities;
•	absence of defaults under organizational documents and agreements;
•	possession of all permits and regulatory approvals and compliance with all applicable laws;
•	absence of material pending or threatened litigation and outstanding or threatened governmental orders;
•	tax matters;
•	employee benefit plans;
•	labor and employment matters;
•	validity and absence of defaults under material contracts;
•	ownership and validity of intellectual property rights;
•	insurance matters;
•	broker’s and finder’s fees in connection with the merger agreement;
•	certain related party transactions;
•	opinion of financial advisor;
•	the Investment Company Act of 1940;
•	board of trustees approval;
•	inapplicability of anti-takeover statutes and certain provisions in Brandywine’s Declaration of Trust and the Brandywine Operating Partnership’s limited partnership agreement to the Mergers;

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•	required votes for the Mergers;
•	information supplied for use in this joint proxy statement/prospectus;
•	absence of liabilities of Brandywine Cognac I and Brandywine Cognac II; and
•	absence of anti-trust filings.

     Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” means with respect to Prentiss or Brandywine a material adverse effect on the business, properties, liabilities, financial condition or results of operations of Prentiss or Brandywine (as the case may be) and its subsidiaries, taken as a whole, or which materially impairs or materially delays the consummation of the transactions contemplated by the merger agreement, other than any change resulting from or attributable to: (i) general national or international economic conditions or securities markets in general, (ii) the announcement, execution or consummation of the merger agreement and the transactions contemplated thereby, or (iii) conditions generally affecting the industry in which Prentiss or Brandywine (as the case may be) and its subsidiaries operate (except to the extent disproportionately affecting such person relative to other industry participants).

     The representations and warranties in the merger agreement do not survive the effective time of the Mergers and, except as described below under “–Termination Fees; Other Expenses” if the agreement is validly terminated, neither party will have any liability or obligation for its representations and warranties, or otherwise under the merger agreement, unless the party has willfully breached any representation, warranty or covenant contained therein.

Conduct of Business Pending the Mergers.
     Each of Brandywine and Prentiss have made covenants in the merger agreement concerning the conduct of its respective businesses between the date the merger agreement was signed and the completion of the Mergers. The following summarizes the more significant of these covenants.

     Interim Operations of Prentiss
     Subject to specified exceptions such as certain sales of properties, Prentiss has agreed that it and its subsidiaries shall conduct their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted and shall use their commercially reasonable best efforts to preserve their current business organizations, assets and technologies, keep available the services of their current officers and employees and maintain their relationships with customers, collaborators, suppliers, licensors, licensees, distributors and others having business dealings with them. Prentiss has also agreed that it and its subsidiaries shall not authorize, commit or agree to do the following, subject to certain exceptions, without the prior written consent of Brandywine:

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•	other than as permitted pursuant to the merger agreement (A) except for dividends from a wholly owned subsidiary to its parent entity or distributions pursuant to certain joint ventures, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of their capital stock or other ownership interests, (B) split, combine or reclassify any of their capital stock or other ownership interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock or other ownership interests, (C) purchase, redeem or otherwise acquire any shares of capital stock or other ownership interests of Prentiss and its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, (D) take any action the result of which is that Prentiss acquires, forms or creates a subsidiary, or (E) take any action the result of which is that Prentiss or a subsidiary acquires or otherwise owns any equity interest in any other person;
•	issue, deliver, sell, pledge, grant or otherwise encumber (A) any shares of their capital stock or other ownership interests except for certain issuances to which Prentiss was committed prior to the execution of the merger agreement, (B) any voting debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, voting debt, voting securities or convertible or exchangeable securities or (D) any phantom stock, phantom stock rights, stock appreciation rights, stock-based performance units or other rights or interests based on or linked to the value of Prentiss common shares;
•	amend their organizational documents;
•	directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a portion of the assets of, or equity interests in, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets, including real estate, in each case other than purchases in the ordinary course of business consistent with past practice in an amount not involving more than $1.0 million individually or $5.0 million in the aggregate or as otherwise specifically set forth in the corporate budget delivered to Brandywine;
•	(A) increase the compensation or benefits payable or to become payable to the officers or employees of Prentiss, any subsidiary of Prentiss or any affiliate thereof (subject to a permitted increase to the compensation payable to employees of Prentiss or any affiliate thereof by up to, in the aggregate for all employees, $100,000), (B) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance, stock incentive or other plan, agreement, trust, fund, policy or arrangement for the benefit of any trustee, officer or employee, (C) increase the benefits payable under any existing severance or termination pay policies or employment or other agreements, (D) make any material determinations not in the ordinary course of business consistent with past practice under any collective bargaining agreement employee benefit plan, (E) amend or modify any option plan, (F) grant or promise any tax offset payment award under any option plan, (G) make any loan or cash advance to, or engage in any transaction with, any current or former trustee, officer or employee or (H) make any loan or cash advance to any current or former consultant or independent contractor.

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•	(A) enter into any employment, consulting or severance agreement with or grant any material severance or termination pay to any officer, trustee or employee of Prentiss or any subsidiary, (B) hire or agree to hire any new or additional employees or officers other than to replace existing employees or hiring in the ordinary course of business (C) otherwise enter into, amend or otherwise modify any agreement or arrangement with any person that is an affiliate of Prentiss or, as of the date of the merger agreement, was an employee, officer or trustee of Prentiss or any subsidiary;
•	make any change in accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of Prentiss;
•	directly or indirectly transfer, sell, lease (as lessor), license, sell and leaseback, mortgage or otherwise dispose of or encumber or subject to any encumbrance any properties or assets or any interest therein, except sales of immaterial assets in the ordinary course of business consistent with past practice in an amount not involving more than $3,000,000 in one transaction or series of related transactions or as otherwise specifically reflected in the corporate budget delivered to Brandywine, or enter into or amend, modify or terminate any material contract or waive, release or assign any material rights or claims thereunder;
•	except in connection with the defeasance or prepayment of certain identified loans, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Prentiss, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other person;
•	(A) enter into any new commitments obligating Prentiss or any subsidiary to make capital expenditures in excess of $500,000 individually or $2.0 million in the aggregate, not including tenant allowances under existing leases, (B) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation for the acquisition of any real property or other transaction involving in excess of $1.0 million individually or $3.5 million in the aggregate, (C) commence construction of, or enter into any commitment to develop or construct, other real estate projects involving in excess of $3.5 million or (D) enter into any lease in excess of 25,000 square feet or incur or commit to incur any tenant allowances or landlord funded construction expenditures related thereto;
•	(A) settle or compromise any material tax liability or waive or extend the statute of limitations with respect to any taxes of Prentiss or any subsidiary, (B) take or omit to take any action that could cause the termination or revocation of Prentiss’ REIT status or the status of any subsidiary as a partnership for U.S. federal income tax purposes where such subsidiary presently files tax returns as a partnership, (C) make or rescind any material election relating to taxes of Prentiss or any subsidiary or (D) enter into, or permit any subsidiary to enter into, any tax protection arrangement;

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•	(A) settle or compromise any claim, litigation or other legal proceeding, other than those wholly-covered by insurance or in the ordinary course of business consistent with past practice in an amount not involving more than $200,000 individually or $1.0 million in the aggregate (other than settlement of identified tenant receivables), (B) pay, discharge, settle or satisfy any claims (including claims of shareholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), (C) cancel any indebtedness or waive, release, grant or transfer any claims or rights of material value or (D) waive any benefit of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which Prentiss is a party;
•	in connection with any development property, fail to diligently pursue the development, rehabilitation, renovation, addition or expansion of each such development property in a manner that is (A) in accordance with Prentiss’ past development practices and (B) consistent in all material respects with the applicable development budget and schedule;
•	commence any lawsuit, arbitration or any administrative proceeding against any third party, excluding actions brought in the ordinary course of business (other than with respect to the Prudential Properties, for which actions may be brought only against tenants in such properties under leases which actions do not involve eviction proceedings or to enforce contractual rights);
•	make any payments or incur any liability or obligation for the purpose of obtaining any consent from any person to the Mergers;
•	permit any insurance policy naming Prentiss or any subsidiary as a beneficiary or a loss payable payee to be canceled or terminated without notice to Brandywine unless such entity shall have obtained, prior to or simultaneous with such cancellation or termination, an insurance policy with substantially similar terms and conditions to the canceled or terminated policy;
•	take any action that would reasonably be expected to (A) result in any condition to the REIT Merger not being satisfied in all material respects or (B) prevent, materially delay or materially impede the consummation of the REIT Merger or the other transactions contemplated by the merger agreement; or
•	take any action that would reasonably be expected to result in (A) any representation and warranty of Prentiss set forth in the merger agreement that is qualified as to materiality becoming untrue or (B) any such representation and warranty that is not so qualified becoming untrue in any material respect.

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     Interim Operations of Brandywine
     Subject to specified exceptions, Brandywine has agreed that it and its subsidiaries shall conduct their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted and shall use their commercially reasonable best efforts to preserve their current business organizations, assets and technologies, keep available the services of their current officers and employees and maintain their relationships with customers, collaborators, suppliers, licensors, licensees, distributors and others having business dealings with them. Brandywine has also agreed that it and its subsidiaries shall not authorize, commit or agree to do the following, subject to certain exceptions, without the prior written consent of Prentiss:

•	other than as permitted pursuant to the merger agreement, (A) except for dividends from a wholly owned subsidiary to its parent entity or distributions pursuant to specified joint venture agreements, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of their capital stock or other ownership interests, (B) split, combine or reclassify any of their capital stock or other ownership interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock or other ownership interests, (C) purchase, redeem or otherwise acquire any shares of capital stock or other ownership interests of Brandywine and its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, (D) take any action the result of which is that Brandywine acquires, forms or creates a subsidiary, or (E) take any action the result of which is that Brandywine or a subsidiary acquires or otherwise owns any equity interest in any other person;
•	issue, deliver, sell, pledge, grant or otherwise encumber (A) any shares of their capital stock or other ownership interests other than certain issuances for which Brandywine was committed prior to the execution of the merger agreement, (B) any voting debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, voting debt, voting securities or convertible or exchangeable securities or (D) any phantom stock, phantom stock rights, stock appreciation rights, stock-based performance units or other rights or interests based on or linked to the value of Brandywine common shares;
•	amend their organizational documents;
•	directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a portion of the assets of, or equity interests in, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets, including real estate, in each case other than purchases in the ordinary course of business consistent with past practice in an amount not involving more than $1.0 million individually or $5.0 million in the aggregate or as otherwise specifically set forth in the corporate budget delivered to Brandywine;

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•	make any change in accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of Brandywine;
•	(A) settle or compromise any material tax liability or waive or extend the statute of limitations with respect to any taxes of Brandywine or any subsidiary, (B) take or omit to take any action that could cause the termination or revocation of Brandywine’s REIT status or the status of any subsidiary as a partnership for U.S. federal income tax purposes where such subsidiary presently files tax returns as a partnership, (C) make or rescind any material election relating to taxes of Brandywine or any subsidiary or (D) enter into, or permit any subsidiary to enter into, any tax protection arrangement; or
•	take any action that would reasonably be expected to (A) result in any condition to the REIT Merger not being satisfied in all material respects or (B) prevent, materially delay or materially impede the consummation of the REIT Merger or the other transactions contemplated by the merger agreement.

     Access to Information
     Prentiss and Brandywine have agreed to provide each other with reasonable and prompt access to its and its subsidiaries’ respective properties, books, contracts, commitments, representatives and records, subject to applicable law and confidentiality obligations.

     Prentiss Shareholder Meeting and Prentiss Board of Trustees’ Covenant to Recommend
     The merger agreement requires Prentiss to call and hold a meeting of its shareholders to approve the merger agreement, the REIT Merger and the related transactions. Prentiss, however, is not required to hold a special meeting if the merger agreement is terminated. Additionally, subject to specified conditions related to its duties discussed below, the board of trustees of Prentiss has agreed to recommend that Prentiss’ common shareholders vote in favor of approval of the merger agreement, the REIT Merger and the related transactions. Prentiss has agreed, subject to certain exceptions, to give Brandywine three business days’ prior written notice of any withdrawal of its recommendation to its shareholders to approve the merger agreement, the REIT Merger and the related transactions.

     Brandywine Shareholder Meeting and Brandywine Board of Trustees’ Covenant to Recommend
     The merger agreement requires Brandywine to call and hold a meeting of its shareholders to approve the issuance of Brandywine common shares to be issued under and as contemplated by the merger agreement.

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     No Solicitation
     The merger agreement precludes Prentiss and any of its subsidiaries from, directly or indirectly (through its officers, trustees, employees, investment bankers, attorneys, accountants, auditors or other advisors or representatives):

•	soliciting, initiating, encouraging or taking any other action to facilitate (including by the furnishing of information) the submission of any inquiry, proposal or offer from any person (other than Brandywine or its affiliates) relating to, or that could reasonably be expected to lead to, any Takeover Proposal;
•	agreeing to, approving or recommending any Takeover Proposal or entering into any agreement with respect to any Takeover Proposal; or
•	entering into, continuing or otherwise participating in any discussions or negotiations regarding, or furnishing to any person any information with respect to, or taking any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal.

     “Takeover Proposal” means any offer or proposal for any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of 30% or more of the assets of Prentiss and its subsidiaries, taken as a whole, or 30% or more in voting power of the outstanding Prentiss common shares or any class or series of equity or voting securities of Prentiss or any significant subsidiary (including without limitation the partnership units in the Prentiss Operating Partnership), any tender offer or exchange offer that if consummated would result in any person beneficially owning 30% or more in voting power of the outstanding Prentiss common shares, or any merger, consolidation, business combination, recapitalization, reclassification, share exchange, liquidation, dissolution or similar transaction or series of transactions involving Prentiss or any significant subsidiary.

     The merger agreement also requires Prentiss to notify Brandywine promptly after receipt or occurrence of (i) any Takeover Proposal, (ii) any request for information with respect to any Takeover Proposal or (iii) any inquiry, proposal, discussions or negotiation with respect to any Takeover Proposal. Such notice shall include the material terms and conditions of any such Takeover Proposal, request for information, inquiry, proposal, discussion or negotiation and the identity of the person making any such Takeover Proposal, request for information, inquiry or proposal or with whom discussions or negotiations are taking place. Prentiss must inform Brandywine in all material respects of the status and details (including amendments or proposed amendments) of any such inquiry, request or Takeover Proposal.

     Nothing in the merger agreement prohibits Prentiss and the Prentiss board of trustees from making any disclosure to Prentiss’ common shareholders if, in the good faith judgment of the Prentiss board of trustees (after having obtained sufficient preliminary information upon which to make such judgment), after consultation with outside counsel, failure to disclose would be reasonably likely to cause a breach of its duties under applicable law; except that, other than as permitted in the merger agreement, Prentiss, the Prentiss board of trustees or any committee of the Prentiss board of trustees may not withdraw (or modify in a manner adverse to Brandywine), or propose to withdraw (or modify in a manner adverse to Brandywine), its position with respect to the merger agreement, the related agreements or the Mergers or adopt, approve or recommend, or propose to adopt, approve or recommend, a Takeover Proposal.

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     Before the REIT Merger becomes effective, Prentiss may negotiate and participate in discussions and negotiations with a person that has made an unsolicited written Takeover Proposal that has not resulted from a breach of the “No Solicitation” provision described above. In such a situation, Prentiss may furnish information concerning its business, properties or assets to such person pursuant to appropriate confidentiality agreements (on terms not less favorable to Prentiss than the confidentiality agreement between Brandywine and Prentiss); except that the Prentiss board of trustees is allowed to take any such action if, and only if, prior to taking such action, the Prentiss board of trustees has determined (after having obtained sufficient preliminary information upon which to make such determination) by the affirmative vote of a majority of all of the members of the Prentiss board of trustees or any committee of the board to which the power to consider such matters has been delegated that (i) such Takeover Proposal would result in, or would be reasonably likely to result in, a Superior Proposal and (ii) after receiving advice from outside legal counsel, the failure to provide information or access or to engage in discussions or negotiations with such person would be reasonably likely to cause the Prentiss board of trustees to breach its statutory duties to Prentiss under applicable law.

     “Superior Proposal” means a Takeover Proposal (as defined above, except that the references to “30%” in such definition shall be deemed to be a reference to “50%”) whereby the person making such proposal has on an unsolicited basis submitted a bona fide written proposal to Prentiss on terms that the Prentiss board of trustees determines in its good faith judgment (after consultation with a nationally recognized financial advisor, taking into account all the terms and conditions of the Takeover Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable to the Prentiss common shareholders, from a financial point of view, than the merger agreement and the REIT Merger, taken as a whole, and that is reasonably capable of being completed.

     If the Prentiss board of trustees, after consultation with outside legal counsel, determines that failure to accept a Superior Proposal would be reasonably likely to cause a breach of the statutory duties of the Prentiss board of trustees to Prentiss under applicable law, the Prentiss board of trustees may inform the holders of Prentiss common shares that it no longer believes that the REIT Merger is advisable and no longer recommends approval. However, the Prentiss board of trustees may only withdraw its recommendation before the Prentiss common shareholders meeting to vote on the merger agreement and three business days after specifying the terms, conditions and identity of the Superior Proposal to Brandywine. In addition, the Prentiss board of trustees may only withdraw its recommendation if (i) during the three business day period Brandywine does not make an offer that the Prentiss board of trustees reasonably concludes in good faith (following consultation with its nationally recognized financial advisors and outside counsel) is more favorable to the Prentiss common shareholders than such Superior Proposal and (ii) at the end of the three business day period, the Takeover Proposal continues to be a Superior Proposal. If Prentiss complies with these provisions, at any time after the three business day period following notification to Brandywine of the consideration by Prentiss to do so (but in no event following approval of the merger agreement, the REIT Merger and the related transactions at the Prentiss special meeting), Prentiss may terminate the merger agreement and enter into an agreement with respect to the Superior Proposal; provided that prior to such termination Prentiss must pay to Brandywine the full amounts, if any, required under the section below entitled “–Termination Fees; Other Expenses” to be paid at that time.

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     Reasonable Best Efforts Covenant
     Each of the parties to the merger agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to complete the REIT Merger, the Partnership Merger and the other transactions contemplated by the merger agreement in the most expeditious manner practicable, including using reasonable best efforts to obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities and to make all necessary registrations, declarations and filings (including filings with governmental entities, if any) and to take all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity. However, in connection with using its reasonable best efforts, Brandywine will not be required to (i) divest or hold separate or enter into any licensing or similar arrangement with respect to any assets (whether tangible or intangible) or any of the businesses of Brandywine, Prentiss or any of their respective affiliates or (ii) cease to conduct business or operations in any jurisdiction in which Brandywine, Prentiss or any of their respective affiliates conducts business or operations as of the date of the merger agreement.

     Each of the parties to the merger agreement has also agreed to use its reasonable best efforts to obtain all consents of third parties necessary, advisable to consummate the REIT Merger and the related transactions.

Employee Matters
     In the merger agreement, Brandywine has agreed that following the REIT Merger, Brandywine will or will cause the surviving company, as applicable, or any subsidiary of either of them:

•	Interview Prentiss employees and may in its discretion (taking into account the views of Prentiss) offer employment as of the closing date of the REIT Merger to Prentiss field level employees on terms and conditions, including salary and bonus, which are no less favorable than those under which such employees are currently employed, and with benefits that are no less favorable in the aggregate to those applicable to similarly situated employees of Brandywine as in effect from time to time. Brandywine has agreed to continue such salary, benefits and bonuses of each such employee who accepts such offer of employment for a period of one year from the closing date of the REIT Merger, unless such employee voluntarily resigns or is terminated for cause.
•	Interview Prentiss corporate level employees with the goal of offering each such employee a position with Brandywine reasonably comparable to the position such employee currently holds with Prentiss. Offers of employment, if made, shall include compensation and bonus, which are no less favorable than those under which such employee is currently employed and with other benefits in line with similar positions at Brandywine Operating Partnership or any of its Affiliates. Notwithstanding the foregoing, no legal obligation shall be created on Brandywine Operating Partnership or any of its affiliates to hire any such executive employees of Prentiss.

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•	Honor all Prentiss employment agreements, in accordance with their respective terms, as in effect on the date of the Mergers;
•	Honor in accordance with their terms all vested accrued benefit obligations to, and contractual rights of, current and former employees of Prentiss and its subsidiaries, including Prentiss’ recently instituted severance policy. Prentiss may make any required employee matching contributions under the 401(k) Plan in a manner consistent with historical practices;
•	To waive any pre-existing exclusions and waiting periods under welfare plans maintained by Brandywine and its affiliates with respect to participant and coverage requirements applicable to Prentiss employees (except to the extent that any pre-existing condition or waiting period would have been applicable under the comparable Prentiss plan immediately prior to the Mergers). Brandywine shall also recognize under its plans any co-payments or deductibles paid by the Prentiss employees under Prentiss plans during the calendar year in which the Mergers occur;
•	To grant the Prentiss employees, after the Mergers, full service credit for all purposes in any Brandywine employee benefit plan, to the extent that such a plan is made available to an employee of Prentiss, but only to such extent that the recognition of such service does not result in the duplication of benefits.

     Prior to December 31, 2005, or at such later time as may be permitted under Section 409A of the Internal Revenue Code and the regulations and guidance issued thereunder (referred to as Section 409A), and in accordance with, and to the extent permitted under Section 409A, the participants in the Prentiss deferred compensation plans shall be permitted to amend the timing and form of payments to be made under the Prentiss deferred compensation plans, and thereafter, that Prentiss shall amend the Prentiss deferred compensation plans to the extent necessary to conform to Section 409A. All amounts currently deferred under the Prentiss deferred compensation plans shall become vested at the Effective Time except to the extent otherwise provided in the Disclosure Letter. Subject to Section 409A, Parent shall assume the Prentiss deferred compensation plans and maintain the Prentiss deferred compensation plans in accordance with their respective terms for the benefit of the participants thereunder to the extent that such participants maintain account balances after the REIT Merger.

     Prentiss employees as of October 3, 2005, with certain exceptions, participate in the Company’s recently enacted and disclosed severance policy that provides benefits in the event they are not offered comparable positions by either Brandywine, Prudential, or Prudential’s third-party management companies. Under defined conditions in both the Prentiss severance policy and in the merger agreement, covered participants may also receive severance protection in the event they are hired, but subsequently discharged, by either Brandywine, Prudential, or Prudential’s third-party management companies. Benefit levels and benefit eligibility periods vary according to factors that include a participant’s position, location, title, and length of service. Prentiss employees who become Brandywine employees also will be credited for prior service for purposes of determining severance benefits under Brandywine’s general severance practices.

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Limitation of Liability, Indemnification and Insurance
     The merger agreement provides that, following completion of the REIT Merger, all past and present trustees and officers of Prentiss will be indemnified to the same extent these individuals were indemnified as of the date of the merger agreement pursuant to the Declaration of Trust and Bylaws of Prentiss for acts or omissions occurring at or prior to the completion of the REIT Merger and that certain indemnification agreements between Prentiss and trustees and officers will be assumed by Brandywine. In addition, for six years after the REIT Merger, Brandywine will maintain in effect provisions regarding elimination of liability of trustees, indemnification of officers, trustees and employees and advancement of expenses which are no less advantageous to the intended beneficiaries than those currently contained in the Declaration of Trust and Bylaws of Prentiss.

     The merger agreement further provides for the maintenance of trustees’ and officers’ liability insurance for six years after completion of the REIT Merger with respect to claims arising from facts or events that occurred on or before completion of the REIT Merger, including events that are related to the merger agreement. However, Brandywine will not be required to expend more than 200% of annual premiums currently paid by Prentiss for such insurance. If the annual premiums exceed this amount, then Brandywine will be obligated to obtain a policy with the greatest coverage available subject to the above limit.

Listing of Shares
     Brandywine has agreed to use its reasonable best efforts to cause the Brandywine common shares to be issued in the REIT Merger, the Brandywine common shares to be reserved for issuance upon the exercise of Brandywine options issued in exchange for Prentiss options and the Brandywine common shares to be reserved for issuance upon the conversion of the Brandywine Operating Partnership Class A units, to be issued upon exchange of the Prentiss Operating Partnership common units in the Partnership Merger, to be approved for listing, upon official notice of issuance, on the New York Stock Exchange.

Coordination of Dividends
     The merger agreement prohibits Prentiss and the Prentiss Operating Partnership from making any distribution or dividend without the prior written consent of Brandywine. Permission is not required, however, for (i) distributions required for Prentiss to maintain its REIT status, (ii) quarterly distributions of up to $0.56 per Prentiss common share, (iii) a distribution per common unit of the Prentiss Operating Partnership in the same amount as any dividend Prentiss common share permitted under the merger agreement, and (iv) regular quarterly dividends of up to $0.56 per Prentiss Series D Preferred Share.

     Brandywine and Prentiss have agreed to coordinate setting the record and payment dates for each distribution with respect to the Prentiss common shares with the record and payment dates for quarterly dividends on the Brandywine common shares. However, this does not apply to Prentiss’ regular third quarter 2005 dividend. Brandywine and Prentiss have agreed that the record date for the fourth quarter dividend for 2005 shall be on or before the date which is ten days prior to the closing date of the REIT Merger and the record date for the first quarter dividend for 2006 (if the closing of the REIT Merger shall not have occurred on or prior to December 31, 2005) shall be on or before the date which is ten days prior to the closing date of the REIT Merger.

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     The merger agreement provides that if a permitted distribution with respect to Prentiss common shares has a record date prior to the REIT Merger and has not been paid as of such effective time, the holders of the Prentiss common shares shall be entitled to receive such distribution at the time such shares are exchanged pursuant to the merger agreement.

 Registration Rights
     Brandywine has agreed to assume identified registration rights obligations of Prentiss after consummation of the REIT Merger, including the registration right of holders of Prentiss Operating Partnership common units. Brandywine has agreed that holders of registration rights under such agreements shall have substantially the same rights with respect to the registration of the Brandywine common shares that such holders may receive in the REIT Merger or upon conversion of securities received in the Mergers.

     Brandywine, Brandywine Operating Partnership and Michael V. Prentiss entered into a registration rights agreement pursuant to which Brandywine agreed to register the Brandywine common shares that Mr. Prentiss receives in the REIT Merger or upon conversion of Brandywine Operating Partnership Class A units received in the Partnership Merger. See “–Michael V. Prentiss Registration Rights Agreement.”

     Brandywine also agreed to use good faith commercially reasonable efforts to file, on or within thirty (30) days following the consummation of the REIT Merger, a shelf registration statement pursuant to Rule 415 under the Securities Act registering the resale of Brandywine common shares issuable by Brandywine upon the conversion or redemption of any Brandywine Operating Partnership Class A units received in the Partnership Merger. Brandywine agreed to use the recently approved automatic shelf registration process under Rule 415 and Rule 462 as promulgated under the Securities Act and use its best efforts to maintain its status as a “well known seasoned issuer.”

Brandywine Board of Trustees
     Brandywine has agreed to use its best efforts to cause each of Michael V. Prentiss and Thomas F. August to be elected as members of the Brandywine board of trustees. The merger agreement provides that each nominee will serve as a trustee for a term expiring at Brandywine’s next annual meeting of shareholders. Brandywine has agreed to use its best efforts to cause the Brandywine board of trustees to re-nominate each nominee as a trustee for election at Brandywine’s annual meeting of shareholders for each of 2006 and 2007.

Private Letter Ruling
     Brandywine agreed to apply for, and use its reasonable best efforts to obtain, a private letter ruling from the IRS that confirms that the REIT Merger will (i) be treated for Federal income taxes as (x) a taxable sale of assets by Prentiss, immediately followed by (y) a taxable liquidation of Prentiss under Section 331 of the Internal Revenue Code, or (ii) that the Transactions do not constitute a reorganization as defined in Section 368(a) of the Internal Revenue Code. See “Material Federal Income Tax Consequences of The REIT Merger and The Partnership Merger –Tax Consequences of the Merger-General-The Private Letter Ruling.”

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Other Covenants
     The merger agreement contains certain other covenants, including covenants relating to cooperation between Brandywine and Prentiss in the preparation of this joint proxy statement/prospectus, public announcements, release of collateral, obtaining tenant estoppels and third party consents, suspension of dividend reinvestment plan and employee share purchase plan, assumption of indebtedness, assumption of obligations under registration rights agreements, redemption of certain securities, Section 16 matters and certain tax matters.

Conditions to Completion of the REIT Merger

     Conditions to Each Party’s Obligation to Effect the REIT Merger
     The obligations of each party to the merger agreement to complete the REIT Merger are subject to the satisfaction or waiver of the following conditions:

•	the approval of the merger agreement, the REIT Merger and the related transactions by the requisite vote of Prentiss’ common shareholders;
•	the approval of the issuance of Brandywine common shares to be issued under and as contemplated by the merger agreement by the requisite vote of Brandywine’s shareholders;
•	the absence of any temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the REIT Merger, provided that each party shall use its reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn before the REIT Merger;
•	the approval of the listing on the New York Stock Exchange of the Brandywine common shares to be issued in or issuable as a result of the Mergers; and
•	the declaration of effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part by the SEC and the absence of any SEC stop order or any proceeding for such a stop order.

     Conditions to Obligation of Brandywine
     The obligation of Brandywine to effect the REIT Merger is further subject to the satisfaction or waiver of the following conditions:

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•	each of the representations and warranties of Prentiss set forth in the merger agreement that is qualified as to materiality or material adverse effect shall have been true and correct as of the date of the merger agreement and at and as of the closing date of the REIT Merger as if made at and as of the closing date of the REIT Merger and each of the representations and warranties of Prentiss that is not so qualified shall have been true and correct in all material respects as of the date of the merger agreement and at and as of the closing date of the REIT Merger as if made at and as of the closing date of the REIT Merger (except, in each case, for those representations and warranties which address matters only as of a particular date, in which case they shall have been true and correct, or true and correct in all material respects, as applicable, as of such date);
•	Prentiss shall have performed in all material respects its obligations required to be performed by it at or prior to the closing of the REIT Merger;
•	there shall not have been any state of facts, change, development, effect, event, condition or occurrence since the date of the merger agreement that, individually or in the aggregate, constitutes, has had or would reasonably be expected to have a material adverse effect on Prentiss;
•	Brandywine shall have received an opinion of Akin Gump Strauss Hauer & Feld LLP, counsel to Prentiss, as to certain tax matters relating to Prentiss’ status as a REIT;
•	Prentiss shall have defeased the PPREFI portfolio loan and released the collateral securing such loan;
•	the general partner of Prentiss Operating Partnership shall be converted from a corporation to a limited liability company or shall have made a valid election on IRS Form 8875 to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code; and
•	Brandywine shall have received a “comfort” letter from PricewaterhouseCoopers LLP.

     Conditions to Obligations of Prentiss

     The obligation of Prentiss to effect the REIT Merger is further subject to the satisfaction or waiver of the following conditions:

•	each of the representations and warranties of Brandywine set forth in the merger agreement that is qualified as to material adverse effect shall have been true and correct as of the date of the merger agreement and at and as of the closing date of the REIT Merger as if made at and as of the closing date of the REIT Merger and each of the representations and warranties of Brandywine that is not so qualified shall have been true and correct in all material respects as of the date of the merger agreement and at and as of the closing date of the REIT Merger as if made at and as of the closing date of the REIT Merger (except, in each case, for those representations and warranties which address matters only as of a particular date, in which case they shall have been true and correct, or true and correct in all material respects, as applicable, as of such date);

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•	Brandywine shall have performed in all material respects the obligations required to be performed by it at or prior to the closing of the REIT Merger;
•	there shall not have been any state of facts, change, development, effect, event, condition or occurrence since the date of the merger agreement that, individually or in the aggregate, constitutes, has had or would reasonably be expected to have a material adverse effect on Brandywine;
•	Prentiss shall have received an opinion of Pepper Hamilton LLP, tax counsel to Brandywine, as to certain tax matters relating to Brandywine’s status as a REIT; and
•	Prentiss shall have received a “comfort” letter from PricewaterhouseCoopers LLP.

     Waiver of Conditions to Closing of the REIT Merger
     Where the law permits, a party to the merger agreement may elect to waive a condition to its obligation to complete the REIT Merger that has not been satisfied. We cannot be certain when (or if) the conditions to the REIT Merger will be satisfied or waived or that the REIT Merger will be completed. We expect to complete the REIT Merger as promptly as practicable after all of the conditions have been satisfied or waived.

     Conditions to Closing of the Partnership Merger
     The Partnership Merger is not subject to any conditions other than consummation of the REIT Merger.

Termination
     The merger agreement may be terminated at any time before the REIT Merger is effected, whether before or after approval of the merger agreement, the REIT Merger and the related transactions by the Prentiss common shareholders, in any of the following ways:

•	by mutual written agreement of Prentiss and Brandywine;
•	by either Prentiss or Brandywine if:
•	any governmental entity or authority shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the Mergers substantially on the terms contemplated by the merger agreement and such order, decree, ruling or other action shall have become final and non-appealable;
•	the REIT Merger shall not have been consummated on or before April 1, 2006, except that neither Prentiss nor Brandywine may terminate the merger agreement pursuant to this provision if its breach of any obligation under the merger agreement shall have been the primary cause of the failure of the REIT Merger to occur on or before that date; or

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•	approval for the merger agreement, the REIT Merger and the related transactions shall not have been obtained by the required vote of the Prentiss common shareholders, or approval for the issuance of the Brandywine common shares shall not have been obtained by the required vote of the Brandywine common shareholders; or
•	by Brandywine if:
•	the Prentiss board of trustees shall have withdrawn or materially modified its recommendation of the merger agreement or the REIT Merger in a manner adverse to Brandywine or shall have resolved to do so;
•	Prentiss shall have failed to call or hold the special meeting of its shareholders to vote on the REIT Merger and the merger agreement;
•	Prentiss shall have intentionally and materially breached any of its obligations under the no solicitation covenant;
•	Prentiss shall have entered into a definitive agreement with respect to a Superior Proposal; or
•	there shall have been a breach of any representation, warranty, covenant or agreement by Prentiss which shall prevent satisfaction of the conditions to Brandywine’s obligation to close the REIT Merger and, in the case of a breach of a covenant that is reasonably likely to be able to be cured, such breach shall not have been cured within 20 days following notice of breach or by April 1, 2006; or
•	by Prentiss if:
•	prior to the approval of the merger agreement, the REIT Merger and the related transactions by the Prentiss common shareholders, the Prentiss board of trustees shall have approved, and Prentiss shall have concurrently entered into, a definitive agreement providing for the implementation of a Superior Proposal, but only if Prentiss shall not then be in breach of the no solicitation provision of the merger agreement and shall concurrently pay Brandywine any termination fees required to be paid at that time; or
•	there shall have been a breach of any representation, warranty, covenant or agreement by Brandywine which shall prevent satisfaction of the conditions to Prentiss’ obligation to close the REIT Merger and, in the case of a breach of a covenant that is reasonably likely to be able to be cured, such breach shall not have been cured within 20 days following notice of breach or by April 1, 2006; or

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•	Brandywine shall have failed to call or hold the special meeting of its shareholders to approve the issuance of the Brandywine common shares;

     If the merger agreement is validly terminated, it will become void and have no effect, without any liability or obligation on the part of any party unless the party is in willful breach thereof. However, the provisions of the merger agreement relating to the effects of termination and the payment of termination fees and expenses, as well as the confidentiality agreement entered into between Prentiss and Brandywine, will continue in effect notwithstanding termination of the merger agreement.

Termination Fees; Other Expenses

     Payments to Brandywine
     Prentiss has agreed to pay Brandywine a termination fee of $60 million if any of the following events occur:

•	Brandywine terminates the merger agreement because:
•	the Prentiss board of trustees withdraws or materially modifies its recommendation of the merger agreement or the REIT Merger in a manner adverse to Brandywine or shall have resolved to do so;
•	Prentiss fails to call or hold the special meeting of its shareholders to vote on the REIT Merger and the merger agreement;
•	Prentiss intentionally and materially breaches any of its obligations under the no solicitation covenant; or
•	Prentiss enters into a definitive agreement with respect to a Superior Proposal;
•	Prentiss terminates the merger agreement because the Prentiss board of trustees approves a definitive agreement providing for the implementation of a Superior Proposal prior to the approval of the merger agreement, the REIT Merger and the related transactions; or
•	Brandywine or Prentiss terminates the merger agreement because approval for the merger agreement, the REIT Merger and the related transactions is not obtained by the required vote of the Prentiss common shareholders and a Takeover Proposal shall at the time of such termination be publicly proposed or publicly announced and, within 9 months of the termination of the merger agreement, Prentiss or any subsidiary of Prentiss consummates a Takeover Proposal or enters into any definitive agreement with respect to any Takeover Proposal that is subsequently consummated (whether or not such Takeover Proposal is the same Takeover Proposal which was received at the time of termination of the merger agreement) with any person.

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     Prentiss has agreed to pay Brandywine a termination fee of $12.5 million if any of the following events occur:

•	Brandywine or Prentiss terminates the merger agreement because approval for the merger agreement, the REIT Merger and the related transactions is not obtained by the required vote of the Prentiss common shareholders and approval of the Brandywine common shareholders for the issuance of the Brandywine common shares to be issued under and as contemplated by the merger agreement is obtained; or
•	Brandywine or Prentiss terminates the merger agreement because it has not been consummated by April 1, 2006 and Prentiss’ breach of any obligation under the merger agreement is the primary cause of the failure of the REIT Merger to occur on or before that date.

     If Brandywine qualifies to receive both the $60 million termination fee and the $12.5 million alternate fee, Brandywine will only receive the $60 million termination fee and not the $12.5 million alternate fee.

     In addition to the termination fee, Prentiss has agreed to pay Brandywine’s out-of-pocket expenses up to $6,000,000 (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred in connection with the merger agreement and the transactions contemplated thereby if any of the following events occur:

•	Brandywine or Prentiss terminates the merger agreement because approval for the merger agreement, the REIT Merger and the related transactions is not obtained by the required vote of the Prentiss common shareholders;
•	Prentiss terminates the merger agreement because the Prentiss board of trustees approves a definitive agreement providing for the implementation of a Superior Proposal prior to the approval of the merger agreement, the REIT Merger and the related transactions;
•	Brandywine terminates the merger agreement because:
•	the Prentiss board of trustees withdraws or materially modifies its recommendation of the merger agreement or the REIT Merger in a manner adverse to Brandywine or shall have resolved to do so;
•	Prentiss fails to call or hold the special meeting of its shareholders to vote on the REIT Merger and the merger agreement;
•	Prentiss intentionally and materially breaches any of its obligations under the no solicitation covenant; or
•	Prentiss enters into a definitive agreement with respect to a Superior Proposal;

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•	Brandywine terminates the merger agreement because there is a breach of any representation, warranty, covenant or agreement by Prentiss which prevents the satisfaction of the conditions to Brandywine’s obligation to consummate the REIT Merger and such breach is not reasonably likely to have been able to be cured or shall not have been cured within 20 days following notice of breach or by April 1, 2006; or
•	Brandywine or Prentiss terminates the merger agreement because it has not been consummated by April 1, 2006 and Prentiss’ breach of any obligation under the merger agreement is the primary cause of the failure of the REIT Merger to occur on or before that date.

     Payments to Prentiss
     Brandywine has agreed to pay Prentiss an alternate termination fee of $12.5 million if any of the following events occur:

•	Brandywine or Prentiss terminates the merger agreement because approval for the issuance of the Brandywine common shares is not have obtained by the required vote of the Brandywine common shareholders and approval for the merger agreement, the REIT Merger and the related transactions is obtained by the required vote of the Prentiss common shareholders; or
•	Prentiss terminates the merger agreement because Brandywine fails to call or hold the special meeting of its shareholders to vote on issuance of the Brandywine common shares to be issued under and as contemplated by the merger agreement;
•	Brandywine or Prentiss terminates the merger agreement because it has not been consummated by April 1, 2006 and Brandywine’s breach of any obligation under the merger agreement is the primary cause of the failure of the REIT Merger to occur on or before that date.

     In addition to the alternate termination fee, Brandywine has agreed to pay Prentiss’ out-of-pocket expenses up to $6,000,000 (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants but excluding an identified amount incurred by Prentiss in connection with a specified loan deposit discussed below and which shall be payable in addition to the $6,000,000 in the circumstance provided below) incurred in connection with the merger agreement and the transactions contemplated thereby if any of the following events occur:

•	Prentiss terminates the merger agreement because there is a breach of any representation, warranty, covenant or agreement by Brandywine prevents satisfaction of the conditions to Prentiss’ obligation to close the REIT Merger and such breach was not reasonably likely to have been able to be cured or shall not have been cured within 20 days following notice of breach or by April 1, 2006;

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•	Prentiss terminates the merger agreement because Brandywine fails to call or hold the special meeting of its shareholders to vote on issuance of the Brandywine common shares to be issued under and as contemplated by the merger agreement; or
•	Brandywine or Prentiss terminates the merger agreement because approval for the issuance of the Brandywine common shares is not obtained by the required vote of the Brandywine; or
•	Brandywine or Prentiss terminates the merger agreement because it has not been consummated by April 1, 2006 and Prentiss’ breach of any obligation under the merger agreement is the primary cause of the failure of the REIT Merger to occur on or before that date.
•	Brandywine would be required to reimburse Prentiss for unrecoverable out-of-pocket expenses and any lost deposits related to Prentiss’ termination of a proposed loan related to its Barton Skyway property if the merger agreement is terminated for any reason other than the following:
•	Brandywine terminates the merger agreement because:
•	the Prentiss board of trustees withdraws or materially modifies its recommendation of the merger agreement or the REIT Merger in a manner adverse to Brandywine or shall have resolved to do so;
•	Prentiss fails to call or hold the special meeting of its shareholders to vote on the REIT Merger and the merger agreement;
•	Prentiss intentionally and materially breaches any of its obligations under the no solicitation covenant; or
•	Prentiss enters into a definitive agreement with respect to a Superior Proposal; or
•	Brandywine terminates the merger agreement because there is a breach of any representation, warranty, covenant or agreement by Prentiss which prevents satisfaction of the conditions to Brandywine’s obligation to close the REIT Merger and, in the case of a breach of a covenant that is reasonably likely to be able to be cured, such breach is not cured within 20 days following notice of breach or by April 1, 2006; or
•	Prentiss terminates the merger agreement because, prior to the approval of the merger agreement, the REIT Merger and the related transactions by the Prentiss common shareholders, the Prentiss board of trustees approves, and Prentiss concurrently enters into, a definitive agreement providing for the implementation of a Superior Proposal.

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     Except as provided above or as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such cost. However, each of Prentiss and Brandywine will pay 50% of any fees and expenses (other than attorneys’ and accounting fees and expenses) incurred in connection with the printing, filing and mailing of the registration statement, this joint proxy statement/prospectus and the Prentiss Operating Partnership common unitholder election materials.

     Maximum Fee Amount
     The termination fee or alternate termination fee shall not exceed the sum of (A) the maximum amount that can be paid to the party receiving the termination payment without causing the party receiving the termination payment to fail to meet the requirements of Sections 856(c)(2) and (3) of the Internal Revenue Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Internal Revenue Code (“Qualifying Income”), as determined by independent accountants to the party receiving the termination payment, and (B) in the event the party receiving the termination payment receives and, prior to the date the termination fee is due to be paid to the party receiving the termination payment, provides a copy to the other party of, an opinion or a letter from outside counsel (the “Termination Fee Tax Opinion”) indicating that the party receiving the termination payment has received an opinion of counsel or a ruling from the Internal Revenue Service holding that such party’s receipt of the termination fee or alternate termination fee would either constitute Qualifying Income or would be excluded from gross income of Brandywine within the meaning of Sections 856(c)(2) and (3) of the Internal Revenue Code (the “REIT Requirements”), the termination fee or alternate terminate fee less the amount payable under clause (A) above.

     In the event that the party receiving the termination payment is not able to receive the full payment on the date the termination fee is due, the other party shall place the amount by which the termination fee or alternate termination fee exceeds the amount paid under clause (y)(A) of the preceding sentence above (the “Unpaid Amount”) in escrow and shall not release any portion thereof to the party receiving the termination payment unless and until such party provides the other with either one of the following: (A) a letter from the party receiving the termination payment independent accountants indicating the maximum portion of the Unpaid Amount that can be paid at that time to the party receiving the termination payment without causing such party to fail to meet the REIT Requirements or (B) a Termination Fee Tax Opinion, in either of which events Prentiss shall pay to Brandywine from the escrow the lesser of the Unpaid Amount and, if applicable, the maximum amount stated in the accountants’ letter referred to in clause (A) of this sentence. Prentiss’ obligation to pay any portion of the Unpaid Amount shall terminate three years from the date of the merger agreement. Amounts remaining in escrow after such obligation terminates shall be released to Prentiss.

     Amendments; Waivers
     Any provision of the merger agreement may be amended before the effective time of the REIT Merger if, but only if, the amendment or waiver is in writing and signed by each party to the merger agreement. However, no amendment may be made after the Prentiss common shareholders have approved the merger agreement, the REIT Merger and the related transactions that requires the approval of the Prentiss common shareholders unless such required approval is obtained.

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     At any time prior to the effective time of the REIT Merger, the parties to the merger agreement, by action taken or authorized by their respective boards of trustees (or other similar entity, as the case may be), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to assert any of its rights under the merger agreement or otherwise shall not constitute a waiver of those rights.

Michael V. Prentiss and Thomas F. August Voting Agreements
     Each of Michael V. Prentiss, Chairman of the Prentiss board of trustees, and Thomas F. August, President and Chief Executive Officer of Prentiss, have entered into a voting agreement with Brandywine and Brandywine Operating Partnership pursuant to which each of Messrs. Prentiss and August has agreed to vote all Prentiss common shares beneficially owned by such Prentiss common shareholder in favor of:

•	approval of the merger agreement, the REIT Merger and the related transactions; and
•	any incidental matter reasonably determined by Brandywine and Brandywine Operating Partnership to be necessary in order to facilitate consummation of the REIT Merger.

     At any meeting of the Prentiss common shareholders, or at any adjournment thereof, or in any other circumstances upon which their vote, consent or other approval is sought, Messrs. Prentiss and August have each agreed to vote (or cause to be voted) all Prentiss common shares that such Prentiss common shareholder beneficially owns against:

•	any Takeover Proposal or any action which is a component of any Takeover Proposal;
•	any merger agreement or merger (other than the merger agreement with Brandywine or the Mergers), reorganization, recapitalization, dissolution, liquidation or winding up of or by Prentiss;
•	any amendment of the Prentiss organizational documents, which amendment would result in a breach of a representation, warranty or covenant of Prentiss under the merger agreement or would in any manner prevent or materially impede, interfere with or delay the merger agreement, the REIT Merger or any of the other transactions contemplated thereby; or
•	any other matter that is inconsistent with the prompt consummation of the REIT Merger, the Partnership Merger and the other transactions contemplated by the merger agreement.

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     Each of Messrs. Prentiss and August granted and appointed Gerard H. Sweeney and Walter D’Alessio as each holder’s sole and exclusive attorneys and proxies, with full power of substitution and re-substitution to vote the Prentiss common shares beneficially owned by Messrs. Prentiss and August at every respective annual, special or adjourned meeting of the Prentiss common shareholders and in every written consent in lieu of such meeting, as to the matters described in the immediately preceding two paragraphs.

     Each of Messrs. Prentiss and August has agreed that, other than by operation of law as part of the REIT Merger or the Partnership Merger or in any offer to exchange Prentiss common units, such holder shall not cause or permit any Transfer (as defined below) of any of Prentiss common shares or common units in the Prentiss Operating Partnership to be effected without Brandywine’s prior written consent to such Transfer and unless each person to which any of such Prentiss common shares or common units in the Prentiss Operating Partnership, or any interest in any of such Prentiss common shares or common units in the Prentiss Operating Partnership, is or may be Transferred shall have: (a) executed a counterpart of the voting agreement and (b) agreed in writing to hold such Prentiss common shares or common units in the Prentiss Operating Partnership (or interest in such Prentiss common shares or common units in the Prentiss Operating Partnership) subject to all of the terms and provisions of the voting agreement, except that the consent of Brandywine shall not be required for a Transfer to an immediate family member (or trust for the benefit of an immediate family member). A person shall be deemed to have effected a “Transfer” of a security for purposes of the voting agreements if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

     Each of Messrs. Prentiss and August has agreed that such holder shall not, and shall use its reasonable best efforts to cause its affiliates or representatives not to, directly or indirectly (i) solicit, initiate, encourage or take any other action to facilitate (including by the furnishing of information) the submission of any inquiry, proposal or offer from any person (other than Brandywine or its affiliates) relating to, or that could reasonably be expected to lead to, any Takeover Proposal, (ii) agree to, approve or recommend any Takeover Proposal or enter into any agreement with respect to any Takeover Proposal or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; provided, however, that the foregoing prohibitions shall not restrict any holder that is a member of the Prentiss board of trustees or an officer of Prentiss from taking any actions in such capacity to the extent permitted by the merger agreement. Each such holder also agreed to notify Brandywine promptly (but in any event within 24 hours) after receipt or occurrence of (i) any Takeover Proposal, (ii) any request for information with respect to any Takeover Proposal, (iii) any inquiry, proposal, discussions or negotiation with respect to any Takeover Proposal and (iv) the material terms and conditions of any such Takeover Proposal, request for information, inquiry, proposal, discussion or negotiation and the identity of the Person making any such Takeover Proposal, request for information, inquiry or proposal or with whom discussions or negotiations are taking place.

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     The voting agreements also contain provisions relating to, among other things, representations and warranties by each unitholder a party thereto and specific enforcement of the voting agreements. The voting agreements terminate upon termination of the merger agreement in accordance with its terms.

Michael V. Prentiss Registration Rights Agreement
     Brandywine, Brandywine Operating Partnership and Michael V. Prentiss entered into a registration rights agreement, effective at the effective time of the REIT Merger, which provides Mr. Prentiss with certain specified rights with respect to the registration under the Securities Act of the securities acquired by him in connection with the Mergers and the transactions contemplated by the merger agreement. Under the terms of the registration rights agreement:

     At any time after the closing date of the REIT Merger, Mr. Prentiss may require Brandywine to file a registration statement on Form S-1 or Form S-3 (including a shelf registration statement under Rule 415), and use its reasonable best efforts to cause to become effective as soon thereafter as practicable, with respect to the registrable securities held by Mr. Prentiss or a permitted assignee.

     Brandywine also has agreed to use good faith commercially reasonable efforts to file, on or within thirty days following the closing date of the REIT Merger, a shelf registration statement pursuant to Rule 415 under the Securities Act to enable the resale of the registrable securities by Mr. Prentiss or a permitted assignee from time to time on a delayed or continuous basis.

     The shelf registration statement shall be filed on Form S-3 and, if Brandywine is eligible, the shelf registration statement shall utilize the newly adopted automatic shelf registration process. Brandywine has agreed to use its reasonable best efforts to maintain its status as a “well known seasoned issuer” as defined in the recent release describing the newly adopted automatic shelf registration process. If Brandywine is not a “well known seasoned issuer” or is otherwise ineligible to utilize the automatic shelf registration process, then Parent shall use its reasonable best efforts to have the Shelf Registration Statement declared effective under the Securities Act as expeditiously as practicable. Brandywine will use its reasonable best efforts to maintain the effectiveness of the Shelf Registration Statement, including by filing any necessary post-effective amendments and prospectus supplements, or, alternatively, by filing new registration statements relating to the registrable Prentiss common shares as required by Rule 415 under the Securities Act to permit the disposition of all registrable Prentiss common shares pursuant hereto until the earliest date on which (i) all registrable Prentiss common shares registered pursuant to the shelf registration statement or any successors thereto have been sold or (ii) all registrable Prentiss common shares may be sold pursuant to Rule 144(k) under the Securities Act (“Effectiveness Period”). If Brandywine registers all of the registrable Prentiss common shares on a shelf registration statement and maintains the effectiveness of the shelf registration, and otherwise satisfies its obligations under registration rights agreement in all material respects, neither Mr. Prentiss nor any permitted assignee will be permitted to exercise ay demand registration rights provided in the registration rights agreement. All of these registration rights are subject to customary conditions and limitations.

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THE PRUDENTIAL ACQUISITION AND RELATED AGREEMENTS

     The merger agreement and related Prudential Acquisition transaction documents (which includes a master agreement by and between Brandywine Operating Partnership and Prudential and a Prudential asset purchase agreement by and among Prentiss, Prentiss Operating Partnership and Prudential which are summarized below) provide for the acquisition by Prudential (either on the day prior to, or the day of, the closing of the REIT Merger) of the Prudential Properties. The Prudential Properties contain an aggregate of approximately 4.32 million net rentable square feet for total consideration, payable in cash and through assumption of debt, of approximately $747.7 million.

     Whether Prudential acquires the Prudential Properties on the closing date of the REIT Merger or on the day prior to the closing date depends on whether Brandywine has received a private letter ruling from the IRS, on or before the business day which is ten business days prior to the special meetings, that confirms that the REIT Merger will (i) be treated for Federal income taxes as a taxable sale of assets by Prentiss, immediately followed by a taxable liquidation of Prentiss under Section 331 of the Internal Revenue Code or (ii) that the REIT Merger and the related transactions do not constitute a reorganization as defined in Section 368(a) of the Internal Revenue Code.

     If the private letter ruling described above is not obtained, Prudential will acquire the Prudential Properties on the day prior to the closing of the REIT Merger, Prentiss will cause Prentiss Operating Partnership to authorize a distribution payable to holders of Prentiss Operating Partnership common units on such date and the Prentiss board of trustees would, on such date, declare the Special Dividend that would be payable to holders of Prentiss common shares of record on such date and the cash portion of the per share REIT Merger consideration would be reduced by the per share amount of the Special Dividend and the conversion ratio applicable to the Partnership Merger would be reduced. The amount of the Prentiss Operating Partnership distribution, if authorized, and the Special Divided, if declared, will be funded from net cash proceeds of the Prudential Acquisition.

     If the private letter ruling described above is obtained, Prudential will acquire the Prudential Properties on the closing date of the REIT Merger, no Special Dividend will be declare and the cash portion of the per share REIT Merger consideration will not be reduced and the conversion ratio applicable to the Partnership Merger will not be reduced. Under this scenario, prior to the closing date, Prudential will contribute approximately $747.7 million to Brandywine Cognac I, LLC in exchange for an interest in such entity. This cash will be used to fund a portion of the cash consideration payable in the REIT Merger. After the Mergers are consummated, Prudential’s interest in Brandywine Cognac I, LLC will be exchanged for the Prudential Properties.

     The table below identifies the Prudential Properties.

Washington, D.C.

Prudential Property	Location	Net Rentable Square Feet
AMS BUILDING	12601 Fair Lakes Circle Fairfax, VA	263,990
WILLOW OAKS I-II	8260 & 8280 Willow Oaks Corp Drive Fairfax, VA	387,469
WILLOW OAKS III	8270 Willow Oaks Corp Drive Fairfax, VA	182,605
Total		834,066

Southern California

Prudential Property	Location	Net Rentable Square Feet
PLAZA I	Palomar Oaks Way Carlsbad, CA	43,389
PLAZA II	Palomar Oaks Way Carlsbad, CA	45,645
LA INDUSTRIAL	Torrance, CA	1,252,708
DEL MAR GATEWAY	11988 El Camino Real San Diego, CA	163,969
EXECUTIVE CENTER DEL MAR	El Camino Real San Diego, CA	113,102
HIGH BLUFF RIDGE AT DEL MAR	High Bluff Drive Del Mar, CA	157,859
CARLSBAD PACIFICA	5050 Avinida Encinas Carlsbad, CA	49,080
CARLSBAD I-III	701, 703 & 705 Palomar Airport Road Carlsbad, CA	129,997
CAMPUS OFFICE	La Place Court Carlsbad, CA	45,173
CAMPUS INDUSTRIAL	La Place Court Carlsbad, CA	112,713
DEL CAMPO	16868 Via del Campo Court Rancho Bernardo, CA	86,952
PACIFIC CORPORATE CENTER	5993 Avenida Encinas Carlsbad, CA	68,177
Total		2,268,762

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Northern California

Prudential Property	Location	Net Rentable Square Feet
LAKE MERRIT TOWER	Lake Merritt Tower I Oakland, CA	204,277
5500 GREAT AMERICA PARKWAY	5500 Great America Parkway Santa Clara, CA	219,721
5480 GREAT AMERICA PARKWAY	5480 Great America Parkway Santa Clara, CA	87,329
Total		511,327

Denver

Prudential Property	Location	Net Rentable Square Feet
HIGHLAND COURT	9000 East Nichols Engelwood, CO	92,866
PACIFICARE	6455 South Yosemite St. Engelwood, CO	198,365
CARRARA PL	6200 South Syracuse Way Engelwood, CO	234,222
ORCHARD I & II	Greenwood Plaza Blvd Engelwood, CO	105,779
PANORAMA	9200 East Mineral Avenue Engelwood, CO	79,175
Total		710,407

Land

Prudential Property	Location	Buildable Square Feet
GATEWAY AT TORREY HILLS	Located in Del Mar Heights San Diego, CA	200,000
GREAT AMERICAN PARKWAY	Adjacent to 5500 Great America Parkway Santa Clara, CA	230,000
Total		430,000

Total Square Feet

Total	4,754,562

     Neither Brandywine or Prentiss is affiliated with Prudential and the terms of the respective agreements with Prudential were determined by arm’s-length negotiation.

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The Master Agreement and the Prudential Purchase Agreement
     The following is a summary description of the material provisions of the master agreement and the Prudential purchase agreement. This summary is qualified in its entirety by reference to the complete text of the master agreement and the Prudential purchase agreement which are attached as Annex B and Annex C, respectively, to this joint proxy statement/prospectus which are incorporated by reference herein.

     Concurrently with the execution and delivery of the merger agreement, Brandywine entered into the master agreement with Prudential and Prentiss entered into the Prudential purchase agreement with Prudential. The master agreement provides for the acquisition by Prudential of the Prudential Properties if Brandywine receives the private letter ruling, and the Prudential purchase agreement provides for the acquisition by Prudential of the Prudential Properties if Brandywine does not receive the private letter ruling. Prudential will pay the same purchase price, and will acquire the same assets, whether Prudential’s acquisition occurs pursuant to the master agreement or the Prudential purchase agreement

     The master agreement also provides for:

•	Prudential’s payment of state and local transfer taxes associated with the transfer of the Prudential Properties up to the amount that Prudential would have paid if it acquired the Prudential Properties from Prentiss pursuant to the Prudential purchase agreement;
•	Prudential’s engagement of Brandywine to lease and manage all of the Prudential Properties (other than Denver) after the Mergers;
•	Prudential’s payment to Brandywine of $5 million on account of transaction costs of the Mergers;
•	Prudential’s approval rights over waivers under the merger agreement pending consummation of the closings of the Mergers;
•	supplemental title, survey and other property-level due diligence on the Prentiss portfolio and the sharing by Brandywine and Prudential of eligible remediation costs relating to matters identified through this diligence; and
•	the sharing by Brandywine and Prudential of termination fees and expenses pursuant to the merger agreement.

     The master agreement also provides Prudential with a limited right to change the composition of the portfolio of Prudential Properties. Generally, Prudential’s right to change the composition of the portfolio, either by electing not to purchase a property, or to substitute a property for another Prentiss property, is subject to the occurrence of an uncured adverse change at a property and is limited to properties that have, in aggregate, an agreed upon value of $150 million.

     The master agreement also provides for representations and warranties in favor of Prudential regarding the Prudential Properties and closing pro rations.

     The Prudential purchase agreement will become effective only if the private letter ruling is not obtained and all conditions to the REIT Merger have been satisfied or waived. If the Prudential purchase agreement becomes effective then Prentiss will transfer the Prudential Properties to Prudential on the day prior to the closing of the REIT Merger, with the rights and obligations otherwise applicable to Prudential in the master agreement continuing to be applicable.

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MATERIAL FEDERAL INCOME
TAX CONSEQUENCES OF THE MERGERS

     The following is a general discussion of certain material U.S. federal income tax consequences of the REIT Merger and the Partnership Merger. The portion of this discussion pertaining to the REIT Merger is limited to “U.S. Shareholders” and “Non-U.S. Shareholders” who hold their Prentiss common shares and Prentiss Series D Cumulative Convertible Redeemable Preferred Shares, and who will hold their Brandywine common shares and Brandywine Series E Cumulative Convertible Redeemable Preferred Shares received in the REIT Merger, as capital assets for U.S. federal income tax purposes (in general, as an asset held for investment). The portion of this discussion pertaining to the Partnership Merger is limited to “U.S. Unitholders.”

     For the purpose of this discussion, a “U.S. Shareholder” is a Prentiss shareholder that participates in the REIT Merger and that is (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions relating to the trust or a trust that has a valid election in effect under application U.S. federal income tax law to be treated as a United States person. A “Non-U.S. Shareholder” is a Prentiss shareholder that participates in the REIT Merger other than a U.S. Shareholder. A “U.S. Unitholder” is a holder of common units in the Prentiss Operating Partnership that participates in the Partnership Merger and that is described in one of the categories of persons set forth above in clauses (i), (ii), (iii) or (iv) of the definition of U.S. Shareholder.

     This discussion considers neither the specific facts and circumstances that may be relevant to a particular shareholder or unitholder nor any U.S. state and local or non-U.S. tax consequences of the REIT Merger or the Partnership Merger. Moreover, except as provided herein, this discussion does not address special situations, such as the following:

•	tax consequences to shareholders or unitholders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions or “financial services entities,” insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, certain expatriates or former long-term residents of the United States or corporations that accumulate earnings to avoid U.S. federal income tax;
•	tax consequences to persons holding Prentiss common shares, Prentiss Series D Cumulative Convertible Redeemable Preferred Shares or common units in the Prentiss Operating Partnership as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction; and

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•	tax consequences to partnerships or similar pass-through entities or to persons who hold Prentiss common shares, Prentiss Series D Cumulative Convertible Redeemable Preferred Shares or common units in the Prentiss Operating Partnership through a partnership or similar pass-through entity.

     If a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holds Prentiss common shares, Prentiss Series D Cumulative Convertible Redeemable Preferred Shares or common units in the Prentiss Operating Partnership, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partners are urged to consult their tax advisors. This discussion is based upon current provisions of the Internal Revenue Code, existing and proposed regulations thereunder and current administrative rulings and court decisions, all as in effect on the date hereof. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

     ALL SHAREHOLDERS AND UNITHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE REIT MERGER AND THE PARTNERSHIP MERGER INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS TO THEIR PARTICULAR CIRCUMSTANCES.

Tax Consequences of the REIT Merger – General

     The Private Letter Ruling
     Pursuant to the merger agreement, Brandywine agreed to apply for, and use its reasonable best efforts to obtain, a private letter ruling from the IRS that (i) confirms that the REIT Merger in the form of the Forward REIT Merger will not be treated as a tax-free reorganization under Section 368 of the Code and (ii) confirms that the REIT Merger in the form of the Forward REIT Merger will be treated for Federal income tax purposes as (x) a taxable sale of assets by Prentiss, immediately followed by (y) a taxable liquidation of Prentiss under Section 331 of the Code.

     Brandywine is requesting the ruling in order to provide certainty that the Forward REIT Merger and sale of Prudential Properties to Prudential does not result in multiple layers of tax on the transaction and does not jeopardize the REIT status of Brandywine. If the private letter ruling is received, then the REIT Merger will take the form of the Forward REIT Merger. If the private letter ruling is not received, then the REIT Merger will take the form of the Reverse REIT Merger, and Prentiss will declare the Special Dividend to Prentiss common shareholders on the day prior to the Reverse REIT Merger.

     Whether the REIT Merger takes the form of the Forward REIT Merger or the Reverse REIT Merger, the REIT Merger will be a fully taxable transaction. The tax consequences of each alternative are set forth below.

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     The Forward REIT Merger
     The Forward REIT Merger will be treated for Federal income tax purposes as (x) a taxable sale of assets by Prentiss in exchange for the Merger Consideration, immediately followed by (y) a taxable liquidation of Prentiss under Section 331 of the Code. Prentiss will recognize gain or loss on the taxable sale of its assets. Prentiss will be deemed to liquidate and to distribute the REIT Merger consideration to Prentiss shareholders in liquidation. The liquidating distribution will satisfy Prentiss’ requirement to distribute 90% of its REIT taxable income. Brandywine will have a basis in the assets acquired from Prentiss equal to their fair market value and will not recognize gain or loss as a result of the sale of assets to Prudential.

     For U.S. Federal income tax purposes, the Forward REIT Merger will be a fully taxable transaction for Prentiss shareholders. U.S. Shareholders of Prentiss will recognize capital gain or loss on the deemed liquidation of Prentiss as described below in “Consequences to U.S. Shareholders of Prentiss of the REIT Merger.” Non-U.S. Shareholders of Prentiss will be treated as described below in “Consequences to Non-U.S. Shareholders of Prentiss of the REIT Merger.

     The Reverse REIT Merger
     For U.S. Federal income tax purposes, the Reverse REIT Merger will be treated as a fully taxable exchange by Prentiss shareholders of Prentiss shares for the REIT Merger consideration. U.S. Shareholders of Prentiss will recognize capital gain or loss on the taxable exchange of their Prentiss shares as described below in “Consequences to U.S. Shareholders of Prentiss of the REIT Merger.” Non-U.S. Shareholders will be treated as described below in “Consequences to Non-U.S. Shareholders of Prentiss of the REIT Merger.

     In the Reverse REIT Merger, Prentiss will sell the Prudential Properties to Prudential on the day prior to the closing of the Reverse REIT Merger, and Prentiss will declare the Special Dividend to holders of record of Prentiss common shares on such date. The cash portion of the REIT Merger consideration will be reduced by the per share amount of the Special Dividend. The Special Dividend will be includible in the U.S. Shareholder’s taxable income in accordance with the normal rules applicable to dividends received from REITs.

     Brandywine will have a basis in the Prentiss shares acquired from Prentiss shareholders equal to their fair market value. The basis of Prentiss in its assets will be the same as the basis prior to the Reverse REIT Merger (i.e., the basis of Prentiss assets will not be stepped up to fair market value). The lack of a basis step up in the Reverse REIT Merger may result in Prentiss recognizing additional taxable gain with respect to a subsequent sale of the Prentiss assets, which would likely increase the amount of taxable distributions paid to Brandywine shareholders. The lack of a basis step up will also reduce the amount of depreciation deductions available to Brandywine following the Mergers, which will likely increase the amount of taxable distributions to shareholders.

     In the Reverse REIT Merger, Prentiss will remain in existence. In order to maintain the qualification of Prentiss and Brandywine as REITs, the Brandywine Operating Partnership will be required to cause Prentiss to issue additional shares to satisfy the requirement that shares of a REIT be held by 100 or more persons. The Brandywine Operating Partnership will have a period of 30 days following the REIT Merger to cause Prentiss to issue the shares necessary to meet the 100 shareholder requirement.

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Consequences to U.S. Shareholders of Prentiss of the REIT Merger

     General
     In the REIT Merger, which is a fully taxable event for U.S. federal income tax purposes, U.S. Shareholders who own Prentiss common shares will exchange their shares for cash and Brandywine common shares, and U.S. Shareholders who own Prentiss Series D Cumulative Convertible Redeemable Preferred Shares will exchange their shares solely for Brandywine Series E Cumulative Convertible Redeemable Preferred Shares. As a result, each such shareholder will recognize capital gain or loss in the REIT Merger equal to the difference between the fair market value of the consideration received in the REIT Merger and the tax basis in their surrendered Prentiss shares. In general, capital gains and losses arising from the REIT Merger will be long-term if the Prentiss shares surrendered had been held for more than one year as of the effective time of the REIT Merger. U.S. Shareholders who are individuals will generally be subject to a maximum rate of 15% on long-term capital gain arising in the REIT Merger, unless they are subject to the alternative minimum tax, in which case, they may be taxed at a rate of 25% on some or all of their long-term capital gain. A U.S. Shareholder who has held his or her Prentiss common shares for six months or less at the effective time of the REIT Merger, taking into account the holding period rules of Section 246(c)(3) and (4) of the Internal Revenue Code, and who recognizes a capital loss with respect to those shares will be treated as recognizing a long-term, rather than short-term, capital loss to the extent of any capital gain dividends received from Prentiss with respect to those shares. The deductibility of capital losses, in general, is subject to limitations. In the case of shareholders who hold multiple blocks of Prentiss common shares (i.e., the shares were acquired separately at different times and/or different prices), gain or loss must be calculated and accounted for separately for each block of shares.

     Basis and Holding Period in Brandywine Shares Received in the REIT Merger
     A Prentiss shareholder’s tax basis in the shares of Brandywine received in the REIT Merger (Brandywine common shares or Brandywine Series E Cumulative Convertible Redeemable Preferred Shares, as the case may be) will be equal, for U.S. federal income tax purposes, to the fair market value of such shares on the effective date of the REIT Merger. The holding period with respect to such shares shall commence on the day after the effective date of the REIT Merger. For a discussion of certain material U.S. federal income tax consequences of owning and disposing of shares of such Brandywine common shares, please see “Material Federal Income Tax Consequences Related to the Ownership and Disposition of Brandywine’s Common Shares and Series E Cumulative Convertible Redeemable Preferred Shares.”

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     Tax Consequences of the Special Dividend
     If the private letter ruling is not obtained, the REIT Merger will take the form of the Reverse REIT Merger. In such event, Prentiss will sell the Prudential Properties to Prudential on the day prior to the closing of the REIT Merger, and Prentiss will declare the Special Dividend to holders of record of Prentiss common shares on such date. The cash portion of the REIT Merger consideration will be reduced by the per share amount of the Special Dividend. The Special Dividend will be includible in the U.S. Shareholder’s taxable income in accordance with the normal rules applicable to dividends received from REITs. Prentiss expects that the Special Dividend will be designated in part as a long-term capital gain dividend, and in part as a return of capital dividend. The portion of the Special Dividend that is designated as a long-term capital gain dividend will be taxable to the U.S. Shareholder in part at the rate of 15% and in part at a rate of 25%. The portion of the Special Dividend that is treated as a return of capital dividend will not be taxable but will reduce the U.S. Shareholder’s basis in the Prentiss common shares (and to the extent in excess of such basis will be taxable as capital gain). The amount of the basis reduction will increase the amount of capital gain (or reduce the amount of capital loss) recognized by the U.S. shareholder in the Reverse REIT Merger. See “Material Federal Income Tax Consequences Related to the Ownership and Disposition of Brandywine’s Common Shares and Series E Cumulative Convertible Redeemable Preferred Shares–Taxation of Taxable U.S. Shareholders.”

     A Portion of the Merger Consideration Consists of Common Shares in Brandywine, Which is a REIT
     Brandywine, like Prentiss, has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. As a condition to the consummation of the REIT Merger, Pepper Hamilton LLP will deliver an opinion to Prentiss that Brandywine qualifies as a REIT as of the effective time of the REIT Merger. This opinion, however, will not be binding on the Internal Revenue Service or the courts. This opinion will rely on customary representations. If Brandywine did not qualify as a REIT in any of its prior taxable years, Brandywine would be subject to U.S. federal income tax at regular corporate rates and to potentially significant tax liabilities. For a description of the U.S. federal income tax requirements for qualification as a REIT and a summary of certain material consequences of losing REIT status, please see “Material Federal Income Tax Consequences Relating to Brandywine’s Taxation as a REIT.”

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Consequences to Non-U.S. Shareholders of Prentiss of the REIT Merger

     Tax Consequences of the REIT Merger
     Non-U.S. Shareholders are generally not subject to U.S. federal income tax on gains from disposition of their Prentiss common shares and Prentiss Series D Cumulative Convertible Redeemable Preferred Shares unless such shares are a “U.S. real property interest” in the hands of such shareholder under the Foreign Investment in Real Property Tax Act of 1980, as amended, which Brandywine refer to in this joint proxy statement/prospectus as FIRPTA. Neither Prentiss common shares nor Prentiss Series D Cumulative Convertible Redeemable Preferred Shares constitute U.S. real property interests subject to tax under FIRPTA if Prentiss is a domestically-controlled REIT, that is, if at all times during the five-year period preceding the consummation of the REIT Merger less than 50% in value of the shares of Prentiss has been held directly or indirectly by Non-U.S. Shareholders. Prentiss believes, based on the available public information, that it is a domestically-controlled REIT. Since Prentiss common shares are publicly traded, however, no assurance can be given that Prentiss is a domestically-controlled REIT. Even if Prentiss is not a domestically-controlled REIT, since Prentiss common shares are regularly traded on an established securities exchange, Prentiss common shares are not a U.S. real property interest subject to tax under FIRPTA to a Non-U.S. Shareholder, unless such shareholder owns, actually or constructively under the attribution rules provided in the Internal Revenue Code, more than 5% of all of the shares of Prentiss common shares outstanding at any time during the shorter of the five-year period preceding the consummation of the transactions contemplated by the REIT Merger or such Non-U.S. Shareholder’s holding period. However, as the Prentiss Series D Cumulative Convertible Redeemable Preferred Shares are not regularly traded on an established securities exchange, in the event that Prentiss is not a domestically-controlled REIT, each Non-U.S. Shareholder of Prentiss Series D Cumulative Convertible Redeemable Preferred Shares may be subject to tax under FIRPTA. If Brandywine or the exchange agent subsequently determined that Prentiss may, in fact, not be a domestically-controlled REIT, they may withhold 10% of any consideration to be received in the REIT Merger.

     Notwithstanding the foregoing, capital gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if, among other conditions, the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year or is a former citizen or long-term resident of the United States subject to special rules that apply to expatriates. Gain from selling the shares may also be taxable to foreign corporations if such gain is effectively connected with their U.S. trade or business. The branch profits tax may also apply to such a foreign corporation’s effectively connected income under certain circumstances.

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     Tax Consequences of the Special Dividend
     If the private letter ruling is not obtained, the REIT Merger will take the form of the Reverse REIT Merger. In such event, Prentiss will sell the Prudential Properties to Prudential on the day prior to the closing of the REIT Merger, and Prentiss will declare the Special Dividend to holders of record of Prentiss common shares on such date. The cash portion of the REIT Merger consideration will be reduced by the per share amount of the Special Dividend. The Special Dividend will be includible in the Non-U.S. Shareholder’s taxable income in accordance with the normal rules applicable to dividends received from REITs. Accordingly, the Special Dividend will be subject to a 30% U.S. withholding tax (subject to reduction under applicable treaty). See “Material Federal Income Tax Consequences Related to the Ownership and Disposition of Brandywine’s Common Shares and Series E Cumulative Convertible Redeemable Preferred Shares–Taxation of Non-U.S. Shareholders.”

Backup Withholding
     Under U.S. federal income tax laws, consideration to be received in the REIT Merger may be subject to a 28% backup withholding tax. Backup withholding generally will not apply to payments made to certain exempt recipients, such as a corporation or financial institution or to a shareholder who certifies such shareholder’s taxpayer identification number and certain other required information or provides a certificate of foreign status. Backup withholding is not an additional tax. If backup withholding applies, the amount withheld will be allowed as a refund or a credit against such shareholder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service on a timely basis.

Consequences to U.S. Unitholders of the Partnership Merger

     General
     Generally, gain or loss is not recognized for U.S. federal income tax purposes upon the contribution of property to a partnership in exchange for interests in the partnership. It is intended, and this discussion assumes, that the Partnership Merger will be treated for U.S. federal income tax purposes as a contribution by the U.S. Unitholders of their common units in the Prentiss Operating Partnership to the Brandywine Operating Partnership in exchange for Class A units in the Brandywine Operating Partnership. Accordingly, U.S. Unitholders that receive Class A units in the Brandywine Operating Partnership pursuant to the Partnership Merger should not recognize gain or loss for U.S. federal income tax purposes upon the consummation of the Partnership Merger.

     If and to the extent a U.S. Unitholder chooses to exchange its common units in the Prentiss Operating Partnership for Prentiss common shares (the “Prentiss OP Unit Conversion”), such U.S. Unitholder will recognize gain or loss for U.S. federal income tax purposes equal to the excess of the value of the Prentiss common shares received (increased by such U.S. Unitholder’s “share” of liabilities of the Prentiss Operating Partnership, which is discussed below) over its tax basis in the common units exchanged therefor. Such gain or loss generally will constitute long-term capital gain or loss if the holder has held such common units for more than one year, but in certain circumstances (e.g., to the extent of recapture) a portion of any such gain may constitute ordinary income or be taxed at a 25% rate instead of the 15% rate generally applicable to long-term capital gain. Such U.S. Unitholder’s initial tax basis in the Prentiss common shares received in the Prentiss OP Unit Conversion will be equal to the fair market value of such shares on the effective date of the Prentiss OP Unit Conversion and such U.S. Unitholder’s holding period in those Prentiss common shares shall commence the day after the Prentiss OP Unit Conversion. U.S. Unitholders who choose to convert their common units in the Prentiss Operating Partnership for Prentiss common shares may participate in the REIT Merger like the other Prentiss shareholders, the U.S. federal income tax consequences of which are described above.

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     Basis in Brandywine Operating Partnership Class A Units
     Each U.S. Unitholder will have an initial basis in the Brandywine Operating Partnership Class A units it receives in the Partnership Merger equal to its basis in the Prentiss Operating Partnership common units it contributed to the Brandywine Operating Partnership in exchange therefor. Such basis shall be increased by the U.S. Unitholder’s allocable share of income of, and any additional capital contributions of money made (or deemed made) by the U.S. Unitholder to, the Brandywine Operating Partnership, and decreased by the U.S. Unitholder’s allocable share of losses of and distributions made (or deemed made) to the U.S. Unitholder by the Brandywine Operating Partnership. For purposes of determining the amount of any contributions to or distributions from the Brandywine Operating Partnership, an increase in a U.S. Unitholder’s “share” of liabilities of the Brandywine Operating Partnership or the amount of any liabilities which are treated as assumed by a U.S. Unitholder will be treated as a contribution by such U.S. Unitholder of money to the Brandywine Operating Partnership and a reduction in a U.S. Unitholder’s “share” of liabilities and the amount of direct or indirect liabilities to which property (including the Prentiss Operating Partnership common units) contributed by a U.S. Unitholder is subject will be treated as a distribution of money to such U.S. Unitholder. A U.S. Unitholder’s “share” of liabilities is determined based on the nature of the liabilities and, in certain cases, the application of a three-tier allocation scheme set forth in applicable Treasury Regulations. Certain potentially adverse tax consequences to a U.S. Unitholder resulting from the application of these rules are described in the next paragraph.

     Potential for Taxable Gain Resulting from Contributions of Prentiss Operating Partnership Common Units and the Reduction of a U.S. Unitholder’s Share of Liabilities
     If cash is distributed (including in certain circumstances, distributions of certain “marketable securities” treated as cash distributions) to a partner in any year, including for this purpose any reduction in that partner’s share of the liabilities of the partnership, and the distribution exceeds that partner’s share of the taxable income of the partnership for that year, the excess will reduce the partner’s tax basis in its partnership interests and any distribution, or reduction in liabilities, in excess of such basis will result in taxable gain. To the extent a U.S. Unitholder’s net “share” of liabilities is reduced in connection with its contribution of Prentiss Operating Partnership common units to the Brandywine Operating Partnership or is subsequently reduced, such net reductions in liabilities can, depending on the amount of the U.S. Unitholder’s other income allocations and remaining tax basis, result in taxable gain to the U.S. Unitholder. Pursuant to a tax protection agreement, Brandywine and the Brandywine Operating Partnership will make available to U.S. Unitholders the opportunity to guaranty indebtedness or enter into similar arrangements providing limited protection from the recognition of such taxable gain. Each U.S. Unitholder is urged to consult with its own tax advisors regarding the potential for recognizing taxable gain as a result of decreases in such U.S. Unitholder’s share of liabilities.

     Holding Period in Brandywine Operating Partnership Class A Units
     Each U.S. Unitholder will have an initial holding period in the Brandywine Operating Partnership Class A units it receives in the Partnership Merger equal to the holding period in the Prentiss Operating Partnership common units it contributed to the Brandywine Operating Partnership in exchange therefor.

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     Tax Allocations with Respect to Contributed Prentiss Operating Partnership Common Units
     Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss inherent in such property at the time of the contribution. Because the U.S. Unitholders will have contributed appreciated property (i.e., their Prentiss Operating Partnership common units) to the Brandywine Operating Partnership, allocations with respect to the contributed Prentiss Operating Partnership common units must be made in a manner consistent with Section 704(c) of the Code.

     The special allocation rules under Section 704(c) may cause a U.S. Unitholder to recognize taxable income in excess of the cash distributed to such U.S. Unitholder. Pursuant to a tax protection agreement, Brandywine and the Brandywine Operating Partnership have agreed to take (or refrain from taking) certain designated actions that will ameliorate the potential adverse effects to the U.S. Unitholders of the above described allocations under Section 704(c).

Disposition of Brandywine Operating Partnership Class A Units
     A U.S. Unitholder will recognize gain or loss upon a disposition of its Brandywine Operating Partnership Class A units, including a redemption of such interests or exchange of such interests for common shares of Brandywine, equal to the excess of any cash and the value of any Brandywine common shares or other property received (increased by such U.S. Unitholder’s “share” of the liabilities of the Brandywine Operating Partnership) over its tax basis in the interests exchanged or otherwise disposed. Such gain or loss generally will constitute long-term capital gain or loss if the holder has held such Brandywine Operating Partnership Class A units for more than one year, but in certain circumstances (e.g., to the extent of recapture) a portion of any such gain may constitute ordinary income or be taxed at a 25% rate instead of the 15% rate generally applicable to long-term capital gain. A U.S. Unitholder’s initial tax basis in any Brandywine common shares received in exchange for Brandywine Operating Partnership Class A units will be equal to the fair market value of such shares on the day received and such U.S. Unitholder’s holding period in such shares shall commence on the following day.

     Backup Withholding
     Under U.S. federal income tax laws, consideration to be received in the Partnership Merger and/or the Prentiss OP Unit Conversion may be subject to a backup withholding tax (currently at a rate of 28%). Backup withholding generally will not apply to payments made to certain exempt recipients, such as a corporation or financial institution or to a person who certifies such person’s taxpayer identification number and certain other required information or provides a certificate of foreign status. Backup withholding is not an additional tax. If backup withholding applies, the amount withheld will be allowed as a refund or a credit against the U.S. federal income tax liability of the party whose consideration was subject to the backup withholding, provided the required information is furnished to the Internal Revenue Service on a timely basis.

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MATERIAL FEDERAL INCOME TAX CONSEQUENCES RELATING TO BRANDYWINE’S TAXATION AS A REIT

     The following discussion describes the material U.S. federal income tax consequences relating to the taxation of Brandywine as a REIT.

     The information in this summary is based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. Brandywine has not obtained any rulings from the Internal Revenue Service concerning the tax treatment of the matters discussed in this summary. Therefore, it is possible that the Internal Revenue Service could challenge the statements in this summary, which do not bind the Internal Revenue Service or the courts, and that a court could agree with the Internal Revenue Service.

     On October 22, 2004, President Bush signed into law the American Jobs Creation Act of 2004 (the “Act”). The Act makes a number of changes to the REIT rules in the Code, generally taking effect in the taxable year beginning January 1, 2005. The following summary includes a discussion of the material changes made by the Act.

     ALL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE CONSEQUENCES OF BRANDYWINE’S TAXATION AS A REIT AND THE POTENTIAL CONSEQUENCES OF BRANDYWINE’S FAILURE TO MEET REIT QUALIFICATION REQUIREMENTS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

Taxation of Brandywine as a REIT
     Brandywine first elected to be taxed as a REIT for the taxable year ended December 31, 1986, and has operated and expects to continue to operate in such a manner so as to remain qualified as a REIT for Federal income tax purposes. An entity that qualifies for taxation as a REIT and distributes to its shareholders an amount at least equal to 90% of its REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain) plus 90% of its income from foreclosure property (less the tax imposed on such income) is generally not subject to Federal corporate income taxes on net income that it currently distributes to shareholders. This treatment substantially eliminates the “double taxation” (at the corporate and shareholder levels) that generally results from investment in a corporation. However, Brandywine will be subject to Federal income tax as follows:

1.	Brandywine will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.
2.	Under certain circumstances, Brandywine may be subject to the “alternative minimum tax” on its items of tax preference, if any.

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3.	If Brandywine has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business) such income will be subject to a 100% tax. See “–Sale of Partnership Property.”
4.	If Brandywine should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless has maintained its qualification as a REIT because certain other requirements have been met, Brandywine will be subject to a 100% tax on the net income attributable to the greater of the amount by which Brandywine fails the 75% or 95% test, multiplied by a fraction intended to reflect its profitability.
5.	If Brandywine should fail to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year, and (3) any undistributed taxable income from prior years, Brandywine would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.
6.	If Brandywine has (1) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by Brandywine by foreclosure or otherwise or default on a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, Brandywine will be subject to tax on such income at the highest corporate rate.
7.	If Brandywine were to acquire any asset from a taxable “C” corporation in a carry-over basis transaction, Brandywine could be liable for specified tax liability inherited from that “C” corporation with respect to that corporation's “built-in gain” in its assets. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis. Brandywine would not be subject to tax on the built in gain, however, if Brandywine does not dispose of the acquired property within the 10-year period following acquisition of such property.

Qualification of Brandywine as a REIT
     The Code defines a REIT as a corporation, trust or association:

1.	that is managed by one or more trustees or directors;
2.	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
3.	that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code;
4.	that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
5.	the beneficial ownership of which is held by 100 or more persons;
6.	during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include specified entities);

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7.	that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;
8.	that uses a calendar year for federal income tax purposes and complies with the record keeping requirements of the Code and the Treasury Regulations; and
9.	that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

     Conditions (1) through (4) must be satisfied during the entire taxable year, and condition (5) must be satisfied during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Brandywine has previously issued Common Shares in sufficient proportions to allow Brandywine to satisfy requirements (5) and (6) (the “100 Shareholder” and “five-or-fewer” requirements). In addition, its Declaration of Trust provides restrictions regarding the transfer of its shares that are intended to assist Brandywine in continuing to satisfy the requirements described in conditions (5) and (6) above. See “–Description of Shares of Beneficial Interest–Restrictions on Transfer.” However, these restrictions may not ensure that Brandywine will, in all cases, be able to satisfy the requirements described in conditions (5) and (6) above. In addition, Brandywine has not obtained a ruling from the Internal Revenue Service as to whether the provisions of its Declaration of Trust concerning restrictions on transfer and conversion of Common Shares to “Excess Shares” will allow Brandywine to satisfy conditions (5) and (6). If Brandywine fails to satisfy such share ownership requirements, its status as a REIT will terminate. However, for taxable years beginning on or after January 1, 2005, the Act provides that if the failure to meet the share ownership requirements is due to reasonable cause and not due to willful neglect, Brandywine may avoid termination of its REIT status by paying a penalty of $50,000.

     To monitor compliance with condition (6) above, a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. If Brandywine complies with the annual letters requirement and do not know or, exercising reasonable diligence, would not have known of its failure to meet condition (6) above, then Brandywine will be treated as having met condition (6) above.

Qualified REIT Subsidiaries
     Brandywine currently has several wholly-owned subsidiaries which are “qualified REIT subsidiaries” and Brandywine may have additional wholly-owned “qualified REIT subsidiaries” in the future. The Code provides that a corporation that is a “qualified REIT subsidiary” shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a “qualified REIT subsidiary” shall be treated as assets, liabilities and items of income, deduction and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a taxable REIT subsidiary (discussed below), all of the capital stock of which is owned by the REIT and that has not elected to be a “Taxable REIT Subsidiary.” In applying the requirements described herein, all of its “qualified REIT subsidiaries” will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as Brandywine’s assets, liabilities and items of income, deduction and credit. These subsidiaries, therefore, will not be subject to federal corporate income taxation, although they may be subject to state and local taxation.

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Taxable REIT Subsidiaries
     Brandywine currently has several “taxable REIT subsidiaries,” and may have additional taxable REIT subsidiaries in the future. A REIT may hold any direct or indirect interest in a corporation that qualifies as a “taxable REIT subsidiary” as long as the value of the REIT's holdings of taxable REIT subsidiary securities do not exceed 20% of the value of the REIT's total assets. To qualify as a taxable REIT subsidiary, the subsidiary and the REIT must make a joint election to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation (other than a REIT or a qualified REIT subsidiary) in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the total voting power or value. See “–Asset Tests” below. A taxable REIT subsidiary will pay tax at regular corporate income rates on any taxable income it earns.

     A taxable REIT subsidiary can perform tenant services without causing the REIT to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to a REIT. In addition, a REIT will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between the REIT, the REIT's tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

Ownership of Partnership Interests by a REIT
     A REIT that is a partner in a partnership is deemed to own its proportionate share of the assets of the partnership and is deemed to receive the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retains the same character in the hands of the REIT. Accordingly, Brandywine’s proportionate share of the assets, liabilities and items of income of the Brandywine Operating Partnership are treated as assets, liabilities and items of income of Brandywine for purposes of applying the requirements described herein. Brandywine has control over the Brandywine Operating Partnership and most of the partnership and limited liability company subsidiaries of the Brandywine Operating Partnership and intends to operate them in a manner that is consistent with the requirements for qualification of Brandywine as a REIT.

Income Tests
     In order to qualify as a REIT, Brandywine must generally satisfy two gross income requirements on an annual basis. First, at least 75% of Brandywine’s gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property” and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of Brandywine’s gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% gross income test, and from dividends, interest and gain from the sale or disposition of securities.

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     Rents received by a REIT will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. Second, subject to certain limited exceptions, rents received from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant (a “Related Party Tenant”). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” Finally, in order for rents received with respect to a property to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to tenants, except through an “independent contractor” who is adequately compensated and from whom the REIT derives no income, or through a taxable REIT subsidiary. The “independent contractor” requirement, however, does not apply to the extent the services provided by the REIT are “usually or customarily rendered” in connection with the rental of space for occupancy only, and are not otherwise considered “rendered to the occupant.” In addition, a de minimis rule applies with respect to non-customary services. Specifically, if the value of the non-customary service income with respect to a property (valued at no less than 150% of the direct costs of performing such services) is 1% or less of the total income derived from the property, then all rental income except the non-customary service income will qualify as “rents from real property.” A taxable REIT subsidiary may provide services (including noncustomary services) to a REIT's tenants without “tainting” any of the rental income received by the REIT, and will be able to manage or operate properties for third parties and generally engage in other activities unrelated to real estate.

     Brandywine does not anticipate receiving rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of gross receipts or sales consistent with the rules described above). Brandywine also does not anticipate receiving more than a de minimis amount of rents from any related party tenant or rents attributable to personal property leased in connection with real property that will exceed 15% of the total rents received with respect to such real property.

     Brandywine provides services to the properties that Brandywine owns through the Brandywine Operating Partnership, and Brandywine believes that all of such services will be considered “usually or customarily rendered” in connection with the rental of space for occupancy only so that the provision of such services will not jeopardize the qualification of rent from the properties as “rents from real property.” In the case of any services that are not “usual and customary” under the foregoing rules, Brandywine will employ an “independent contractor” or a taxable REIT subsidiary to provide such services.

     The Brandywine Operating Partnership may receive certain types of income that will not qualify under the 75% or 95% gross income tests. In particular, dividends received from a taxable REIT subsidiary will not qualify under the 75% test. Brandywine believes, however, that the aggregate amount of such items and other non-qualifying income in any taxable year will not cause Brandywine to exceed the limits on non-qualifying income under either the 75% or 95% gross income tests.

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     If Brandywine fails to satisfy one or both of the 75% of 95% gross income tests for any taxable year, Brandywine may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if (1) the failure to meet such tests was due to reasonable cause and not due to willful neglect, (2) Brandywine has attached a schedule of the sources of its income to its return, and (3) any incorrect information on the schedule was not due to fraud with intent to evade tax. In addition, for taxable years beginning on or after January 1, 2005, the Act provides that Brandywine must also file a disclosure schedule with the IRS after Brandywine determines that Brandywine has not satisfied one of the gross income tests. It is not possible, however, to state whether in all circumstances Brandywine would be entitled to the benefit of these relief provisions. As discussed above in “Taxation of Brandywine as a REIT,” even if these relief provisions apply, a tax would be imposed based on the excess net income.

     Any gain realized by Brandywine on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including Brandywine’s share of this type of gain realized by the Brandywine Operating Partnership, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. Brandywine intends to hold properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties as are consistent with its investment objectives. Brandywine cannot provide any assurance, however, that the Internal Revenue Service might not contend that one or more of these sales are subject to the 100% penalty tax.

Asset Tests
     At the close of each quarter of each taxable year, Brandywine must satisfy the following tests relating to the nature of its assets:

     First, at least 75% of the value of its total assets must be represented by cash or cash items (which generally include receivables), government securities, “real estate assets” (which generally include interests in real property, interests in mortgages on real property and shares of other REITs), or, in cases where Brandywine receives proceeds from shares of beneficial interest or publicly offered long-term (at least five-year) debt, temporary investments in stock or debt instruments during the one-year period following its receipt of such proceeds.

     Second, of the investments not included in the 75% asset class, the value of any one issuer's securities Brandywine owns may not exceed 5% of the value of its total assets (“5% test”); and Brandywine may not own more than 10% of the vote or value of any one issuer's outstanding securities (“10% test”), except for its interests in the Brandywine Operating Partnership, noncorporate subsidiaries, taxable REIT subsidiaries and any qualified REIT subsidiaries, and except (with respect to the 10% value test) certain “straight debt” securities.

     Effective for taxable years beginning after December 31, 2000, the Act expands the safe harbor under which certain types of securities are disregarded for purposes of the 10% value limitation to include (i) straight debt securities (including straight debt securities that provides for certain contingent payments); (ii) any loan to an individual or an estate; (iii) any rental agreement described in Section 467 of the Code, other than with a “related person”; (iv) any obligation to pay rents from real property; (v) certain securities issued by a State or any political subdivision thereof, or the Commonwealth of Puerto Rico; (vi) any security issued by a REIT; and (vii) any other arrangement that, as determined by the Secretary of the Treasury, is excepted from the definition of a security. In addition, for purposes of applying the 10% value limitation, (a) a REIT’s interest as a partner in a partnership is not considered a security; (b) any debt instrument issued by a partnership is not treated as a security if at least 75% of the partnership’s gross income is from sources that would qualify for the 75% REIT gross income test, and (c) any debt instrument issued by a partnership is not treated as a security to the extent of the REIT’s interest as a partner in the partnership.

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     Third, not more than 20% of the value of its assets may be represented by securities of one or more taxable REIT subsidiaries.

     For purposes of the 75% asset test, the term “interest in real property” includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures, including items that are structural components of such buildings or structures, a leasehold of real property, and an option to acquire real property, or a leasehold of real property.

     For purposes of the asset tests, Brandywine is deemed to own its proportionate share of the assets of the Brandywine Operating Partnership, any qualified REIT subsidiary, and each noncorporate subsidiary, rather than its interests in those entities. At least 75% of the value of its total assets have been and will be represented by real estate assets, cash and cash items, including receivables and government securities. In addition, except for its interests in the Brandywine Operating Partnership, the noncorporate subsidiaries, another REIT, any taxable REIT subsidiary and any qualified REIT subsidiary, Brandywine has not owned, and will not own (1) securities of any one issuer the value of which exceeds 5% of the value of its total assets, or (2) more than 10% of the vote or value of any one issuer's outstanding securities. Brandywine has not owned, and will not own, securities of taxable REIT subsidiaries with an aggregate value in excess of 20% of the value of its assets.

     As noted above, one of the requirements for qualification as a REIT is that a REIT not own more than 10% of the vote or value of any corporation other than the stock of a qualified REIT subsidiary (of which the REIT is required to own all of such stock), a taxable REIT subsidiary and stock in another REIT. The Brandywine Operating Partnership owns all or substantially all of the voting securities of several entities that have elected to be taxed as corporations and are taxable REIT subsidiaries. Brandywine and each taxable REIT subsidiary have jointly made a taxable REIT subsidiary election and, therefore, ownership of such subsidiaries will not violate the 10% test.

     Brandywine owns 100% of the common shares of Atlantic American Properties Trust, a Maryland business trust that has elected to be treated as a real estate investment trust (“AAPT”). Provided that AAPT continues to qualify as a REIT (including satisfaction of the ownership, income, asset and distribution tests discussed herein) the common shares of AAPT will qualify as real estate assets under the 75% test. However, if AAPT fails to qualify as a REIT in any year, then the common shares of AAPT will not qualify as real estate assets under the 75% test. In addition, because Brandywine owns more than 10% of the common shares of AAPT, Brandywine would not satisfy the 10% test if AAPT were to fail to qualify as a REIT. Accordingly, Brandywine’s qualification as a REIT depends upon the ability of AAPT to continue to qualify as a REIT.

     After initially meeting the asset tests at the close of any quarter, Brandywine will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. Brandywine intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action will always be successful. If Brandywine fails to cure any noncompliance with the asset tests within such time period, its status as a REIT would be lost.

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     For taxable years beginning on or after January 1, 2005, the Act provides relief from certain failures to satisfy the REIT asset tests. If the failure relates to the 5% test or 10% test, and if the failure is de minimis (does not exceed the lesser of $10 million or 1% of its assets as of the end of the quarter), Brandywine may avoid the loss of its REIT status by disposing of sufficient assets to cure the failure within 6 months after the end of the quarter in which the failure was identified. For failures to meet the asset tests that are more than a de minimis amount, Brandywine may avoid the loss of its REIT status if: the failure was due to reasonable cause, Brandywine files a disclosure schedule at the end of the quarter in which the failure was identified, Brandywine disposes of sufficient assets to cure the failure within 6 months after the end of the quarter, and Brandywine pays a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

Annual Distribution Requirements
     In order to qualify as a REIT, Brandywine is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (1) the sum of (a) 90% of its “REIT taxable income” (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (2) certain “excess” non-cash income. In addition, if Brandywine disposes of a built-in gain asset during the 10 year period following its acquisition, Brandywine will be required to distribute at least 90% of the built-in gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Brandywine timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Brandywine does not distribute all of its net capital gain or Brandywine distributes at least 95%, but less than 100%, of its “REIT taxable income,” as adjusted, Brandywine will be subject to tax on the undistributed amount at regular corporate tax rates. Furthermore, if Brandywine should fail to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT net capital gain income for such year and (3) any undistributed taxable income from prior periods, Brandywine would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     Brandywine intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the limited partnership agreement of the Brandywine Operating Partnership authorizes Brandywine, as general partner, to operate the partnership in a manner that will enable it to satisfy the REIT requirements and avoid the imposition of any federal income or excise tax liability. It is possible that Brandywine, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due primarily to the expenditure of cash for nondeductible items such as principal amortization or capital expenditures. In order to meet the 90% distribution requirement, Brandywine may borrow or may cause the Brandywine Operating Partnership to arrange for short-term or other borrowing to permit the payment of required distributions or declare a consent dividend, which is a hypothetical distribution to shareholders out of its earnings and profits. The effect of such a consent dividend (which, in conjunction with distributions actually paid, must not be preferential to those shareholders who agree to such treatment) would be that such shareholders would be treated for federal income tax purposes as if they had received such amount in cash, and they then had immediately contributed such amount back to Brandywine as additional paid-in capital. This would result in taxable income to those shareholders without the receipt of any actual cash distribution but would also increase their tax basis in their shares by the amount of the taxable income recognized.

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     Under certain circumstances, Brandywine may be able to rectify a failure to meet the distribution requirement for a given year by paying “deficiency dividends” to shareholders in a later year that may be included in Brandywine’s deduction for distributions paid for the earlier year. Thus, Brandywine may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Brandywine will be required to pay to the Internal Revenue Service interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify
     For taxable years beginning on or after January 1, 2005, the Act provides relief for many failures to satisfy the REIT requirements. In addition to the relief provisions for failures to satisfy the income and asset tests (discussed above), the Act provides additional relief for other failures to satisfy REIT requirements. If the failure is due to reasonable cause and not due to willful neglect, and Brandywine elects to pay a penalty of $50,000 for each failure, Brandywine can avoid the loss of its REIT status.

     If Brandywine fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, it will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Brandywine fails to qualify will not be deductible to Brandywine. In such event, to the extent of Brandywine’s current and accumulated earnings and profits, all distributions to shareholders will be taxable to them generally as dividends, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Under current law, such dividends should be taxable to individual shareholders at the 15% rate for qualified dividends provided that applicable holding period requirements are met. Unless entitled to relief under specific statutory provisions, Brandywine also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Brandywine would be entitled to such statutory relief.

Income Taxation of the Brandywine Operating Partnership, Subsidiary Partnerships and Their Partners
     The following discussion summarizes certain Federal income tax considerations applicable to Brandywine’s investment in the Brandywine Operating Partnership and the Brandywine Operating Partnership's subsidiary partnerships and limited liability companies (referred to as the “Subsidiary Partnerships”).

Classification of the Brandywine Operating Partnership and Subsidiary Partnerships as Partnerships
     Brandywine owns all of its Properties or the economic interests therein through the Brandywine Operating Partnership. Brandywine will be entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of the Brandywine Operating Partnership (including the Brandywine Operating Partnership's share of the income or losses of the Subsidiary Partnerships) only if the Brandywine Operating Partnership and the Subsidiary Partnerships (collectively, the “Partnerships”) are classified for Federal income tax purposes as partnerships rather than as associations taxable as corporations. For taxable periods prior to January 1, 1997, an organization formed as a partnership was treated as a partnership for Federal income tax purposes rather than as a corporation only if it had no more than two of the four corporate characteristics that the Treasury Regulations used to distinguish a partnership from a corporation for tax purposes. These four characteristics were continuity of life, centralization of management, limited liability and free transferability of interests.

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     Neither the Brandywine Operating Partnership nor any of the Subsidiary Partnerships requested a ruling from the Internal Revenue Service that it would be treated as a partnership for Federal income tax purposes.

     Effective January 1, 1997, Treasury Regulations eliminated the four-factor test described above and, instead, permit partnerships and other non-corporate entities to be taxed as partnerships for federal income tax purposes without regard to the number of corporate characteristics possessed by such entity. Under those Treasury Regulations, both the Brandywine Operating Partnership and each of the Subsidiary Partnerships will be classified as partnerships for federal income tax purposes except for any entity for which an affirmative election is made by the entity to be taxed as a corporation. Under a special transitional rule in the Treasury Regulations, the Internal Revenue Service will not challenge the classification of an existing entity such as the Brandywine Operating Partnership or a Subsidiary Partnership for periods prior to January 1, 1997 if: (1) the entity has a “reasonable basis” for its classification; (2) the entity and each of its members recognized the federal income tax consequences of any change in classification of the entity made within the 60 months prior to January 1, 1997; and (3) neither the entity nor any of its members had been notified in writing on or before May 8, 1996 that its classification was under examination by the Internal Revenue Service. Neither the Brandywine Operating Partnership nor any of the Subsidiary Partnerships changed its classification within the 60 month period preceding May 8, 1996, nor was any one of them notified that its classification as a partnership for federal income tax purposes was under examination by the Internal Revenue Service.

     If for any reason the Brandywine Operating Partnership or a Subsidiary Partnership were classified as an association taxable as a corporation rather than as a partnership for Federal income tax purposes, Brandywine would not be able to satisfy the income and asset requirements for REIT status. See “–Income Tests” and “–Asset Tests.” In addition, any change in any such Partnership's status for tax purposes might be treated as a taxable event, in which case Brandywine might incur a tax liability without any related cash distribution. See “–Annual Distribution Requirements.” Further, items of income and deduction of any such Partnership would not pass through to its partner (e.g., Brandywine), and its partners would be treated as shareholders for tax purposes. Any such Partnership would be required to pay income tax at corporate tax rates on its net income and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

Partnership Allocations
     Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, which require that partnership allocations respect the economic arrangement of the partners.

     If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Brandywine Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

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Tax Allocations With Respect to Contributed Properties
     Brandywine believes that the fair market values of the properties contributed directly or indirectly to the Brandywine Operating Partnership in various transactions were different than the tax basis of such Properties. Pursuant to Section 704(c) of the Code, items of income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (the “Pre-Contribution Gain or Loss”). The partnership agreement of the Brandywine Operating Partnership requires allocations of income, gain, loss and deduction attributable to such contributed property to be made in a manner that is consistent with Section 704(c) of the Code. Thus, if the Brandywine Operating Partnership sells contributed property at a gain or loss, such gain or loss will be allocated to the contributing partners, and away from Brandywine, generally to the extent of the Pre-Contribution Gain or Loss.

     The Treasury Department has issued final regulations under Section 704(c) of the Code which give partnerships flexibility in ensuring that a partner contributing property to a partnership receives the tax benefits and burdens of any Pre-Contribution Gain or Loss attributable to the contributed property. These regulations permit partnerships to use any “reasonable method” of accounting for Pre-Contribution Gain or Loss. These regulations specifically describe three reasonable methods, including (1) the “traditional method” under current law, (2) the traditional method with the use of “curative allocations” which would permit distortions caused by Pre-Contribution Gain or Loss to be rectified on an annual basis and (3) the “remedial allocation method” which is similar to the traditional method with “curative allocations.” The partnership agreement of the Brandywine Operating Partnership permits Brandywine, as general partner, to select one of these methods to account for Pre-Contribution Gain or Loss.

Depreciation
     The Brandywine Operating Partnership's assets other than cash consist largely of appreciated property contributed by its partners. Assets contributed to a partnership in a tax-free transaction generally retain the same depreciation method and recovery period as they had in the hands of the partner who contributed them to the partnership. Accordingly, the Brandywine Operating Partnership's depreciation deductions for its real property are based largely on the historic tax depreciation schedules for the properties prior to their contribution to the Brandywine Operating Partnership. The properties are being depreciated over a range of 15 to 40 years using various methods of depreciation which were determined at the time that each item of depreciable property was placed in service. Any depreciable real property purchased by the Partnerships is currently depreciated over 40 years. In certain instances where a partnership interest rather than real property is contributed to the Partnership, the real property may not carry over its recovery period but rather may, similarly, be subject to the lengthier recovery period.

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     Section 704(c) of the Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed. Thus, because most of the property contributed to the Brandywine Operating Partnership is appreciated, Brandywine will generally receive allocations of tax depreciation in excess of its percentage interest in the Brandywine Operating Partnership. Depreciation with respect to any property purchased by the Brandywine Operating Partnership subsequent to the admission of its partners, however, will be allocated among the partners in accordance with their respective percentage interests in the Brandywine Operating Partnership.

     As described previously, Brandywine, as a general partner of the Brandywine Operating Partnership, may select any permissible method to account for Pre-Contribution Gain or Loss. The use of certain of these methods may result in Brandywine being allocated lower depreciation deductions than if a different method were used. The resulting higher taxable income and earnings and profits, as determined for federal income tax purposes, should decrease the portion of distributions which may be treated as a return of capital. See “–Taxation of Taxable Domestic Shareholders.”

Basis in Brandywine Operating Partnership Interest
     Our adjusted tax basis in each of the partnerships in which Brandywine has an interest generally (1) will be equal to the amount of cash and the basis of any other property contributed to such partnership by Brandywine, (2) will be increased by (a) its allocable share of such partnership's income and (b) its allocable share of any indebtedness of such partnership, and (3) will be reduced, but not below zero, by its allocable share of (a) such partnership's loss and (b) the amount of cash and the tax basis of any property distributed to Brandywine and by constructive distributions resulting from a reduction in its share of indebtedness of such partnership.

     If its allocable share of the loss (or portion thereof) of any partnership in which Brandywine has an interest would reduce the adjusted tax basis of its partnership interest in such partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss (or portion thereof) would not reduce its adjusted tax basis below zero. To the extent that distributions to Brandywine from a partnership, or any decrease in its share of the nonrecourse indebtedness of a partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce its adjusted tax basis below zero, such distributions (including such constructive distributions) would constitute taxable income to Brandywine. Such distributions and constructive distributions normally would be characterized as long-term capital gain if its interest in such partnership has been held for longer than the long-term capital gain holding period (currently 12 months).

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Sale of Partnership Property
     Generally, any gain realized by a partnership on the sale of property held by the partnership for more than 12 months will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under requirements applicable to REITs under the Code, its share as a partner of any gain realized by the Brandywine Operating Partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See “–Taxation of Brandywine as a REIT.” Such prohibited transaction income will also have an adverse effect upon its ability to satisfy the income tests for REIT status. See “–Income Tests.” Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT if the following requirements are satisfied: (1) the REIT has held the property for at least four years, (2) aggregate expenditures of the REIT during the four-year period preceding the sale which are includible in basis do not exceed 30% of the net selling price of the property, (3) (a) during the taxable year the REIT has made no more than seven sales of property or, in the alternative, (b) the aggregate of the adjusted bases of all properties sold during the year does not exceed 10% of the adjusted bases of all of the REIT's properties during the year, (4) in the case of property, not acquired through foreclosure or lease termination, the REIT has held the property for not less than four years for the production of rental income, and (5) if the requirement of clause (3) (a) is not satisfied, substantially all of the marketing and development expenditures were made through an independent contractor. Brandywine, as general partner of the Brandywine Operating Partnership, believes that the Brandywine Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, operating and leasing properties and to make such occasional sales of the properties as are consistent with its and the Brandywine Operating Partnership's investment objectives. No assurance can be given, however, that every property sale by the Partnerships will constitute a sale of property held for investment.

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MATERIAL FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE
OWNERSHIP AND DISPOSITION OF BRANDYWINE’S COMMON SHARES AND
SERIES E CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED SHARES

     The following discussion describes the material U.S. federal income tax consequences relating to the ownership and disposition of Brandywine’s common shares and Series E Cumulative Convertible Redeemable Preferred Shares.

     For the purpose of the following discussion, a “U.S. Shareholder” is a Brandywine shareholder that is (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions relating to the trust or a trust that has a valid election in effect under application U.S. federal income tax law to be treated as a United States person. A “Non-U.S. Shareholder” is a shareholder of Brandywine other than a U.S. Shareholder.

     This discussion considers neither the specific facts and circumstances that may be relevant to a particular shareholder or unitholder nor any U.S. state and local or non-U.S. tax consequences of the REIT Merger or the Partnership Merger. Moreover, except as provided herein, this discussion does not address special situations, such as the following:

•	tax consequences to shareholders or unitholders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions or “financial services entities,” insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, certain expatriates or former long-term residents of the United States or corporations that accumulate earnings to avoid U.S. federal income tax;
•	tax consequences to persons holding Prentiss common shares, Prentiss Series D Cumulative Convertible Redeemable Preferred Shares or common units in the Prentiss Operating Partnership as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction; and
•	tax consequences to partnerships or similar pass-through entities or to persons who hold Prentiss common shares, Prentiss Series D Cumulative Convertible Redeemable Preferred Shares or common units in the Prentiss Operating Partnership through a partnership or similar pass-through entity.

     If a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holds Prentiss common shares, Prentiss Series D Cumulative Convertible Redeemable Preferred Shares or common units in the Prentiss Operating Partnership, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partners are urged to consult their tax advisors. This discussion is based upon current provisions of the Internal Revenue Code, existing and proposed regulations thereunder and current administrative rulings and court decisions, all as in effect on the date hereof. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

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     ALL SHAREHOLDERS AND UNITHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE REIT MERGER AND THE PARTNERSHIP MERGER INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS TO THEIR PARTICULAR CIRCUMSTANCES.

Taxation of Taxable U.S. Shareholders

     Taxation of Distributions
     As long as Brandywine qualifies as a REIT, distributions made to Brandywine’s taxable U.S. Shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or qualified dividend income) will be dividends taxable to such U.S. Shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as long-term capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed Brandywine’s actual net capital gain for the taxable year) without regard to the period for which the U.S. Shareholder has held its shares of beneficial interest. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. For calendar years 2003 through 2008, distributions that are designated as qualified dividend income will be taxed at the same rate as long-term capital gains. Brandywine may designate a distribution as qualified dividend income to the extent of (1) qualified dividend income Brandywine receives during the current year (for example, dividends received from a taxable REIT subsidiary), and (2) income on which Brandywine has been subject to corporate level tax during the prior year (for example, undistributed REIT taxable income) less the tax paid on that income. Brandywine expects that ordinary dividends paid by Brandywine generally will not be eligible for treatment as qualified dividend income to any significant extent. Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a U.S. Shareholder's shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for 12 months or less) assuming the shares are a capital asset in the hands of the shareholder. In addition, any distribution declared by Brandywine in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by Brandywine and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by Brandywine not later than the end of January of the following calendar year. Shareholders may not include in their individual income tax returns any of Brandywine’s losses.

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     Disposition of Shares
     In general, a U.S. Shareholder will recognize capital gain or loss on the disposition of common shares or Series E Cumulative Convertible Redeemable Preferred Shares equal to the difference between the sales price for such shares and the adjusted tax basis for such shares. Gain or loss recognized upon a sale or exchange of common shares or Series E Cumulative Convertible Redeemable Preferred Shares by a U.S. Shareholder who has held such shares for more than one year will be treated as long-term capital gain or loss, respectively, and otherwise will be treated as short-term capital gain or loss. However, any loss upon a sale or exchange of shares by a U.S. Shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent such shareholder has received distributions from Brandywine required to be treated as long-term capital gain. U.S. Shareholders who realize a loss on the sale or exchange of shares may be required to file IRS Form 8886, Reportable Transaction Disclosure Statement, if the loss exceeds certain thresholds (for individual taxpayers, the threshold is $2,000,000 for a loss in a single taxable year). U.S. Shareholders should consult with their tax advisors regarding Form 8886 filing requirements.

     Application of Passive Activity Rules
     Distributions from Brandywine and gain from the disposition of shares will not be treated as passive activity income and, therefore, U.S. Shareholders will not be able to apply any “passive losses” against such income. Distributions from Brandywine (to the extent they do not constitute a return of capital or capital gain dividends) and, on an elective basis, capital gain dividends and gain from the disposition of shares will generally be treated as investment income for purposes of the investment income limitation.

Tax Considerations With Respect to Ownership and Disposition of Brandywine Series E Cumulative Convertible Redeemable Preferred Shares.

     Constructive Dividends With Respect To Brandywine Series E Cumulative Convertible Redeemable Preferred Shares
     Any increase in the conversion rate of the Brandywine Series E Cumulative Convertible Redeemable Preferred Shares may, depending upon the circumstances, be deemed to be a distribution to holders of such shares. Any deemed distribution will be taxed in the same manner as an actual distribution, as described in “–Taxation of Taxable U.S. Shareholders – Taxation of Distributions.”

     Redemption of Brandywine Series E Cumulative Convertible Redeemable Preferred Shares
     Redemption of all or a portion of a shareholder’s Brandywine Series E Cumulative Convertible Redeemable Preferred Shares for cash will, in general, result in the recognition of capital gain or loss. Except as provided below, the rules set forth above with respect to the taxation of capital gains or losses will apply. See“–Taxation of Taxable U.S. Shareholders-Taxation of Distributions – Disposition of Shares.”

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     The general rule above applies provided that the redemption (i) is not essentially equivalent to a dividend, (ii) results in a complete termination of such shareholder’s interest in Brandywine’s common shares (preferred and common) or (iii) is substantially disproportionate with respect to such shareholder (in each case, as determined under U.S. federal income tax principles). In determining whether this requirement is satisfied, Brandywine common shares considered to be owned by a shareholder by reason of certain attribution rules must be taken into account. A redemption is not essentially equivalent to a dividend if the redemption results in a “meaningful reduction” in the shareholders’ proportionate interest in the corporation. It may be more difficult for a person who owns, actually or constructively by operation of the attribution rules, any shares of Brandywine common shares to satisfy any of the above requirements, including the requirements that there be a meaningful reduction in the holder’s proportionate interest in Brandywine.

     If the redemption does not satisfy the above requirements, then the entire amount received (without offset for such shareholder’s tax basis in his or her preferred shares redeemed) will be treated as a distribution taxable as described in the subsection titled “–Taxation of Taxable U.S. Shareholders – Taxation of Distributions. In such case, such shareholder’s tax basis in his or her redeemed preferred shares will be allocated to his or her remaining common shares in Brandywine, if any.

     Conversion of Brandywine Series E Cumulative Convertible Redeemable Preferred Shares
     The conversion of Brandywine Series E Cumulative Convertible Redeemable Preferred Shares into Brandywine common shares is generally a tax-free exchange for U.S. federal income tax purposes. A shareholder’s aggregate tax basis in the Brandywine common shares received in the conversion will equal his or her aggregate tax basis in the shares of Brandywine Series E Cumulative Convertible Redeemable Preferred Shares. Also, such shareholder’s holding period in the Brandywine common shares received in the conversion will include the holding period such holder had in his or her shares of Brandywine Series E Cumulative Convertible Redeemable Preferred Shares.

Backup Withholding and Information Reporting
     In general, Brandywine will report to its U.S. Shareholders and the Internal Revenue Service the amount of distributions paid (unless the U.S. Shareholder is an exempt recipient such as a corporation) during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 28% with respect to distributions paid unless such shareholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide Brandywine with his correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding may be credited against the shareholder's income tax liability. In addition, Brandywine may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to Brandywine. See “– Taxation of Foreign Shareholders.”

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Taxation of Tax-Exempt Shareholders
     Distributions by Brandywine to a shareholder that is a tax-exempt entity should not constitute “unrelated business taxable income” (“UBTI”), as defined in Section 512(a) of the Code provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

     In the case of a “qualified trust” (generally, a pension or profit-sharing trust) holding shares in a REIT, the beneficiaries of the trust are treated as holding shares in the REIT in proportion to their actuarial interests in the qualified trust, instead of treating the qualified trust as a single individual (the “look-through exception”). A qualified trust that holds more than 10% of the shares of a REIT is required to treat a percentage of REIT dividends as UBTI if the REIT incurs debt to acquire or improve real property. This rule applies, however, only if (1) the qualification of the REIT depends upon the application of the “look through” exception (described above) to the restriction on REIT shareholdings by five or fewer individuals, including qualified trusts (please see “Description of Shares of Beneficial Interest–Restrictions on Transfer”) and (2) the REIT is “predominantly held” by qualified trusts, i.e., if either (a) a single qualified trust holds more than 25% by value of the interests in the REIT or (b) one or more qualified trusts, each owning more than 10% by value, holds in the aggregate more than 50% of the interests in the REIT. The percentage of any dividend paid (or treated as paid) to such a qualified trust that is treated as UBTI is equal to the amount of modified gross income (gross income less directly connected expenses) from the unrelated trade or business of the REIT (treating the REIT as if it were a qualified trust), divided by the total modified gross income of the REIT. A de minimis exception applies where the percentage is less than 5%.

Taxation of Non-U.S. Shareholders
     The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other shareholders that are not U.S. Shareholders (collectively, “Non-U.S. Shareholders”) are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of Federal, state and local income tax laws with regard to an investment in Brandywine shares, including any reporting requirements.

     Distributions made by Brandywine that are not attributable to gain from sales or exchanges by Brandywine of United States real property interests and not designated by Brandywine as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of Brandywine. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in Brandywine shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a United States trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). Brandywine expects to withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (1) a lower treaty rate applies and the Non-U.S. Shareholder files a W-8BEN (or applicable substitute form) or (2) the Non-U.S. Shareholder files an IRS Form W-8ECI with Brandywine claiming that the distribution is effectively connected income. Distributions in excess of Brandywine’s current and accumulated earnings and profits will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of the shareholder in such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-Shareholder's shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of its shares, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable to the shareholder if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits.

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     For any year in which Brandywine qualifies as a REIT, except as provided below for certain distributions after January 1, 2005, distributions that are attributable to gain from sales or exchanges by Brandywine of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States business. Individuals who are Non-U.S. Shareholders will be required to report such gain on a U.S. federal income tax return and such gain will taxed at the normal capital gain rates applicable to U.S. individual shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty relief. Brandywine is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by Brandywine as a capital gains dividend. The amount is creditable against the Non-U.S. Shareholder's U.S. tax liability.

     For distributions after January 1, 2005, the Act provides that distributions attributable to gain from sales or exchanges by Brandywine of United States real property interests are treated as ordinary dividends (not subject to FIRPTA) if the distribution is made to a Non-U.S. Shareholder with respect to any class of stock which is “regularly traded” on an established securities market located in the United States and if the Non-U.S. Shareholder did not own more than 5% of such class of stock at any time during the taxable year. Accordingly, such distributions will generally be subject to a 30% U.S. withholding tax (subject to reduction under applicable treaty) and a Non-U.S. Shareholder will not be required to report the distribution on a U.S. tax return. In addition, the branch profits tax will not apply to such distributions.

     Gain recognized by a Non-U.S. Shareholder upon a sale of shares generally will not be taxed under FIRPTA if Brandywine is a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares of beneficial interest was held directly or indirectly by foreign persons. It is currently anticipated that Brandywine will be a “domestically controlled REIT,” and therefore the sale of shares by a Non-U.S. Shareholder will not be subject to taxation under FIRPTA. However, because the shares may be traded, Brandywine cannot be sure that Brandywine will continue to be a “domestically controlled REIT.” Gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (1) investment in the shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain or (2) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

     If Brandywine were not a domestically controlled REIT, a sale of common shares by a Non-U.S. Shareholder would not be subject to taxation under FIRPTA as a sale of a U.S. real property interest if (1) Brandywine’s preferred shares or common shares were “regularly traded” on an established securities market within the meaning of applicable Treasury regulations and (2) the Non-U.S. Shareholder did not actually, or constructively under specified attribution rules under the Code, own more than 5% of Brandywine’s preferred shares or common shares at any time during the shorter of the five-year period preceding the disposition or the holder’s holding period.

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     Even if Brandywine’s common shares were not regularly traded on an established securities market, a Non-U.S. Shareholder would not be subject to taxation under FIRPTA as a sale of a U.S. real property interest if such Non-U.S. Shareholder’s common shares had a fair market value on the date of acquisition that was equal to or less than 5% of Brandywine’s regularly traded class of shares with the lowest fair market value. For purposes of this test, if a Non-U.S. Shareholder acquired shares of common shares and subsequently acquired additional shares at a later date, then all such shares would be aggregated and valued as of the date of the subsequent acquisition.

Statement of Share Ownership
     Brandywine is required to demand annual written statements from the record holders of designated percentages of Brandywine’s shares disclosing the actual owners of the shares. Brandywine must also maintain, within the Internal Revenue District in which it is required to file its federal income tax return, permanent records showing the information Brandywine has received as to the actual ownership of such shares and a list of those persons failing or refusing to comply with such demand.

Other Tax Consequences
     Brandywine, the Brandywine Operating Partnership, the Subsidiary Partnerships and Brandywine’s shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Brandywine, the Brandywine Operating Partnership, the Subsidiary Partnerships and Brandywine’s shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Brandywine’s securities.

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DESCRIPTION OF BRANDYWINE SHARES OF BENEFICIAL INTEREST

     The following paragraphs summarize provisions of Brandywine’s shares of beneficial interest.  This summary does not completely describe Brandywine’s shares of beneficial interest.  For a complete description of Brandywine’s shares of beneficial interest, we refer you to Brandywine’s Declaration of Trust and Bylaws, each of which is incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 5.

General
     Brandywine’s Declaration of Trust provides that it is authorized to issue up to 220,000,000 shares of beneficial interest (which we refer to as shares) consisting of 200,000,000 common shares, par value $.01 per share, which are referred to in this joint proxy statement/prospectus as Brandywine’s “common shares,” and 20,000,000 preferred shares, par value $.01 per share, which are referred to in this joint proxy statement/prospectus as Brandywine’s “preferred shares.”  Of the preferred shares, 2,000,000 preferred shares, designated as 7.50% Series C Cumulative Redeemable Preferred Shares, are issued and outstanding and are referred to in this joint proxy statement/prospectus as the Series C Preferred Shares, and an additional 2,300,000 preferred shares, designated as 7.375% Series D Cumulative Redeemable Preferred Shares, are issued and outstanding and are referred to in this joint proxy statement/prospectus as the Series D Preferred Shares.

     In addition, if any Prentiss Series D preferred shares remain outstanding at the effective time of the REIT Merger, Brandywine intends to designate a class of preferred shares as Series E Cumulative Redeemable Preferred Shares (referred to as Brandywine Series E preferred shares) into which each such Prentiss Series D Preferred Share shall be converted. The Brandywine Series E preferred shares will have preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to those of the Prentiss Series D Preferred Shares in all material respects. It is currently anticipated that Series E preferred shares will only be designated by Brandywine if the REIT Merger closing date is after December 26, 2005, the date on which Prentiss may redeem the Series D Preferred Shares.

     As of the date of this joint proxy statement/prospectus, 56,179,075 common shares, 2,000,000 Series C Preferred Shares and 2,300,000 Series D Preferred Shares are issued and outstanding.

     Brandywine’s Declaration of Trust generally may be amended by its board of trustees, without shareholder approval, to increase or decrease the aggregate number of authorized shares or the number of shares of any class.  The authorized common shares and undesignated preferred shares are generally available for future issuance without further action by Brandywine’s shareholders, unless such action is required by applicable law, the rules of any stock exchange or automated quotation system on which Brandywine’s securities may be listed or traded or pursuant to the preferential rights of the Series C Preferred Shares or the Series D Preferred Shares. Holders of Series C Preferred Shares and Series D Preferred Shares have the right to approve certain additional issuances of preferred shares, such as shares that would rank senior to the Series C Preferred Shares or the Series D Preferred Shares as to distributions or upon liquidation.

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     Both Maryland statutory law governing real estate investment trusts formed under Maryland law (the “Maryland REIT Law”) and Brandywine’s Declaration of Trust provide that none of its shareholders will be personally liable, by reason of status as a shareholder, for any of its obligations.  Brandywine’s Bylaws further provide that it will indemnify any shareholder or former shareholder against any claim or liability to which such shareholder may become subject by reason of being or having been a shareholder, and that Brandywine shall reimburse each shareholder who has been successful, on the merits or otherwise, in the defense of a proceeding to which the shareholder has been made a party by reason of status as such for all reasonable expenses incurred by the shareholder in connection with any such claim or liability.

     Brandywine’s Declaration of Trust provides that, subject to the provisions of any class or series of preferred shares then outstanding and to the mandatory provisions of applicable law, its shareholders are entitled to vote only on the following matters:

•	election or removal of trustees;
•	amendment of the Declaration of Trust (other than an amendment to increase or decrease the number of authorized shares or the number of shares of any class);
•	a determination by the board of trustees to cause Brandywine to invest in commodities contracts (other than interest rate futures intended to hedge against interest rate risk), engage in securities trading (as compared to investment) activities or hold properties primarily for sale to customers in the ordinary course of business; and
•	Brandywine’s merger with another entity.

     Except with respect to these matters, no action taken by Brandywine’s shareholders at any meeting binds the board of trustees.

Shares

     Common Shares of Beneficial Interest
     Each outstanding Brandywine common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees.  There is no cumulative voting in the election of trustees.  The Brandywine common shareholders vote as single class.  In the future, Brandywine may issue a series of preferred shares that votes together with the Brandywine common shares as a single class.  Holders of Brandywine’s outstanding preferred shares have voting rights only under limited circumstances and, in such circumstances, vote in a class separate from the Brandywine common shareholders.  See “–Preferred Shares of Beneficial Interest.” Subject to (1) the preferential rights of the Series C Preferred Shares and the Series D Preferred Shares and (2) such preferential rights as may be granted by the Brandywine board of trustees in future issuances of additional series of preferred shares, holders of Brandywine common shares are entitled to such distributions as may be authorized from time to time by the Brandywine board of trustees and declared by Brandywine out of funds legally available therefor.

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     Holders of Brandywine common shares have no conversion, exchange or redemption rights or preemptive rights to subscribe to any Brandywine securities.  All outstanding Brandywine common shares are fully paid and nonassessable.  In the event of any liquidation, dissolution or winding-up of Brandywine’s affairs, subject to (1) the preferential rights of the Brandywine Series C Preferred Shares and the Brandywine Series D Preferred Shares and (2) such preferential rights as may be granted by the board of trustees in future issuances of additional series of preferred shares, holders of Brandywine common shares will be entitled to share ratably in any of Brandywine’s assets remaining after provision for payment of liabilities to creditors. All Brandywine common shares have equal dividend, distribution, liquidation and other rights.

     Brandywine’s common shares are listed on the New York Stock Exchange under the symbol “BDN.”  The transfer agent and registrar for the common shares is currently Computershare Limited.

     Preferred Shares of Beneficial Interest
     Brandywine’s Declaration of Trust authorizes it to issue up to 20,000,000 preferred shares, par value $0.01 per share.  The Declaration of Trust generally may be amended by the board of trustees, without shareholder approval, to increase or decrease the aggregate number of authorized shares or the number of shares of any class.

     The holders of the Series C Preferred Shares and Series D Preferred Shares do not have voting rights, except (1) with respect to actions which would have a material adverse effect on holders of such shares, or (2) in the event that Brandywine fails to pay quarterly distributions for six or more quarters to the holders of Series C Preferred Shares or Series D Preferred Shares. If the conditions specified in clause (2) exist, then those holders will have the right, voting together as a single class with any other series of Brandywine’s preferred shares ranking on a parity with the Series C Preferred Shares and Series D Preferred Shares and upon which like voting rights have been conferred, to elect two additional members to Brandywine’s board of trustees.

     If Brandywine issues preferred shares, the shares will be fully paid and non-assessable.  Prior to the issuance of a new series of preferred shares, Brandywine will file, with the State Department of Assessments and Taxation of Maryland, Articles Supplementary that will become part of Brandywine’s Declaration of Trust and that will set forth the terms of the new series.

     Restrictions on Transfer
     In order for Brandywine to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of its outstanding shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Internal Revenue Code to include certain entities such as qualified pension plans) during the last half of a taxable year and shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (or during a proportionate part of a shorter taxable year).

     Because Brandywine’s board of trustees believes it is at present important for it to continue to qualify as a REIT, the Declaration of Trust, subject to certain exceptions, contains provisions that restrict the number of shares that a person may own and that are designed to safeguard Brandywine against an inadvertent loss of REIT status.  In order to prevent any shareholder from owning shares in an amount that would cause more than 50% in value of the outstanding shares to be held by five or fewer individuals, the board of trustees, pursuant to authority granted in Brandywine’s Declaration of Trust, has passed a resolution that, subject to certain exceptions, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value of the outstanding shares. This limitation is referred to in this joint proxy statement/prospectus as the “ownership limit.” Brandywine’s board of trustees, subject to limitations, retains the authority to effect additional increases to, or establish exemptions from, the ownership limit.

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     In addition, pursuant to Brandywine’s Declaration of Trust, no purported transfer of shares may be given effect if it would result in ownership of all of the outstanding shares by fewer than 100 persons (determined without any reference to the rules of attribution) or result in Brandywine being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code.  These restrictions are referred to in this joint proxy statement/prospectus as the “ownership restrictions.”  In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the ownership limit or the ownership restrictions, such transfer would be deemed void and such shares automatically would be exchanged for “excess shares” authorized by the Declaration of Trust, according to rules set forth in the Declaration of Trust, to the extent necessary to ensure that the purported transfer or other event does not result in the ownership of shares in violation of the ownership limit or the ownership restrictions.

     Holders of excess shares are not entitled to voting rights (except to the extent required by law), dividends or distributions.  If, after the purported transfer or other event resulting in an exchange of shares for excess shares and prior to the discovery by Brandywine of such exchange, dividends or distributions are paid with respect to shares that were exchanged for excess shares, then such dividends or distributions would be repayable to Brandywine upon demand.  While outstanding, excess shares would be held in trust by Brandywine for the benefit of the ultimate transferee of an interest in such trust, as described below.  While excess shares are held in trust, an interest in that trust may be transferred by the purported transferee or other purported holder with respect to such excess shares only to a person whose ownership of the shares would not violate the ownership limit or the ownership restrictions, at which time the excess shares would be exchanged automatically for shares of the same type and class as the shares for which the excess shares were originally exchanged.  Brandywine’s Declaration of Trust contains provisions that are designed to ensure that the purported transferee or other purported holder of the excess shares may not receive in return for such a transfer an amount that reflects any appreciation in the shares for which such excess shares were exchanged during the period that such excess shares were outstanding.  Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received would be required to be turned over to Brandywine.

     Brandywine’s Declaration of Trust also provides that excess shares shall be deemed to have been offered for sale to Brandywine, or its designee, which shall have the right to accept such offer for a period of 90 days after the later of:  (1) the date of the purported transfer or event which resulted in an exchange of shares for such excess shares; and (2) the date the board of trustees determines that a purported transfer or other event resulting in an exchange of shares for such excess shares has occurred if Brandywine does not receive notice of any such transfer.  The price at which Brandywine may purchase such excess shares would be equal to the lesser of:  (1) in the case of excess shares resulting from a purported transfer for value, the price per share in the purported transfer that caused the automatic exchange for such excess shares or, in the case of excess shares resulting from some other event, the market price of such shares on the date of the automatic exchange for excess shares; or (2) the market price of such shares on the date that Brandywine accepts the excess shares.  Any dividend or distribution paid to a proposed transferee on excess shares prior to the discovery by Brandywine that such shares have been transferred in violation of the provisions of the Declaration of Trust shall be repaid to Brandywine upon its demand.  If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any excess shares may be deemed, at Brandywine’s option, to have acted as Brandywine’s agent and on Brandywine’s behalf in acquiring or holding such excess shares and to hold such excess shares on Brandywine’s behalf.

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     Brandywine’s trustees may waive the ownership restrictions if evidence satisfactory to the trustees and its tax counsel or tax accountants is presented showing that such waiver will not jeopardize Brandywine’s status as a REIT under the Internal Revenue Code.  As a condition of such waiver, Brandywine’s trustees may require that an intended transferee give written notice to Brandywine, furnish such undertakings, agreements and information as may be required by Brandywine’s trustees and/or an undertaking from the applicant with respect to preserving Brandywine’s status.  Any transfer of shares or any security convertible into shares that would create a direct or indirect ownership of shares in excess of the ownership limit or result in the violation of the ownership restrictions will be void with respect to the intended transferee and will result in excess shares as described above.

     Neither the ownership restrictions nor the ownership limit will be removed automatically even if the REIT provisions of the Internal Revenue Code are changed so as no longer to contain any ownership concentration limitation or if the ownership concentration limitation is increased.  Except as described above, any change in the ownership restrictions would require an amendment to Brandywine’s Declaration of the Trust.  Amendments to Brandywine’s Declaration of Trust generally require the affirmative vote of holders owning not less than a majority of the outstanding shares entitled to vote thereon.  In addition to preserving Brandywine’s status as a REIT, the ownership restrictions and the ownership limit may have the effect of precluding an acquisition of control of Brandywine without the approval of its board of trustees.

     All persons who own, directly or by virtue of the applicable attribution provisions of the Internal Revenue Code, more than 4.0% of the value of any class of outstanding shares, must file an affidavit with Brandywine containing the information specified in the Declaration of Trust by January 31 of each year.  In addition, each shareholder shall upon demand be required to disclose to Brandywine in writing such information with respect to the direct, indirect and constructive ownership of shares as Brandywine’s trustees deem necessary to comply with the provisions of the Internal Revenue Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     The ownership limit could have the effect of delaying, deferring or preventing a transaction or a change in control of Brandywine that might involve a premium price for the common shares or otherwise be in the best interest of Brandywine’s shareholders.

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COMPARISON OF THE RIGHTS OF BRANDYWINE COMMON
SHAREHOLDERS AND PRENTISS COMMON SHAREHOLDERS

     Upon the completion of the REIT Merger, the shareholders of Prentiss will become shareholders of Brandywine. The rights of Prentiss common shareholders are currently governed by Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, the Prentiss Declaration of Trust and the Prentiss Bylaws. The rights of Brandywine's shareholders are presently governed by Title 8, the Brandywine Declaration of Trust and the Brandywine Bylaws. After the REIT Merger, the rights of former Prentiss common shareholders will be governed by Title 8, the Brandywine Declaration of Trust and the Brandywine Bylaws.

     The following discussion summarizes certain significant differences between the rights of Prentiss common shareholders and the rights of Brandywine common shareholders. It is not a complete summary of the provisions affecting, and the differences between, the rights of Prentiss common shareholders and Brandywine common shareholders and is subject to and qualified in its entirety by reference to Title 8, the Brandywine Declaration of Trust and Bylaws and the Prentiss Declaration of Trust and Bylaws.

Authorized and Issued Shares of Beneficial Interest

Brandywine	Prentiss
Brandywine’s Declaration of Trust provides that it is authorized to issue up to 220,000,000 shares of beneficial interest, consisting of 200,000,000 common shares, par value $.01 per share, and 20,000,000 preferred shares, par value $.01 per share. Of the preferred shares, 2,000,000 preferred shares, designated as 7.50% Series C Cumulative Redeemable Preferred Shares, and an additional 2,300,000 preferred shares, designated as 7.375% Series D Cumulative Redeemable Preferred Shares, are issued and outstanding.
In addition, if any Prentiss Series D preferred shares remain outstanding at effective time of the REIT Merger, Brandywine will designate a new class of preferred shares as Series E Cumulative Redeemable Preferred Shares into which each such Prentiss Series D preferred share shall be converted. The Brandywine Series E preferred shares will have preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical in all material respects to those of the Prentiss Series D Preferred Shares.	Prentiss is authorized to issue 120,000,000 shares of beneficial interest, consisting of 100,000,000 Company Common Shares and 20,000,000 preferred shares of beneficial interest, par value of $.01 per share, of which 1,000,000 have been designated Junior Participating Cumulative Preferred Shares of Beneficial Interest and 3,773,585 shares have been designated as Series D Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest.

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Size of Board of Trustees
Brandywine	Prentiss
The Brandywine board of trustees currently consists of eight members. It is anticipated that the board will be increased to 10 members at the effective time of the REIT Merger. Brandywine’s Declaration of Trust provides that the number of its trustees shall not be less than three nor more than 15, and that the actual number of trustees may be changed from time to time by vote of the board of trustees.	The Prentiss board of trustees currently has seven members. Prentiss’ Bylaws provide that the number of its trustees shall not be less than three nor more than nine, and that the actual number of trustees may be changed from time to time by vote of at least 80% the board of trustees.

Classes of Trustees
Brandywine	Prentiss
Brandywine does not have separate classes for members of its board of trustees.	The Prentiss board of trustees is divided into three classes. Trustees of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of trustees will be elected by the shareholders.

Removal of Trustees
Brandywine	Prentiss
Brandywine’s Declaration of Trust provides that a trustee may be removed by the affirmative vote of the holders of not less than a majority of all of the shares entitled to vote in an election of trustees, provided that a trustee elected solely by a series of preferred shares may be removed solely by vote of a majority of the preferred shares of such series.	The Prentiss Declaration of Trust provides that a trustee may be removed, with or without cause, by the affirmative vote of the holders of not less than two-thirds of all of the shares entitled to vote in an election of trustees.

Shareholder Action by Written Consent
Brandywine	Prentiss
Brandywine’s Bylaws provide that any action required or permitted to be taken at a meeting of shareholders must be effected at an annual or special meeting of shareholders and may not be affected by consent in writing by such shareholders.	The Prentiss Bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if there is filed with the records of shareholders’ meetings a unanimous written consent that sets forth the action and is signed by each shareholder entitled to vote on the matter and a written waiver of any rights to dissent signed by each shareholder entitled to notice of the meeting but not entitled to vote at that meeting.

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Amendments to Declaration of Trust
Brandywine	Prentiss
Brandywine’s Declaration of Trust may be amended only by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote thereon, except for the provisions of Brandywine’s Declaration of Trust relating to (1) increases or decreases in the aggregate number of shares of any class, which may generally be made by the board of trustees without shareholder approval subject to approval rights of holders of Series C Preferred Shares and Series D Preferred Shares with respect to issuances of preferred shares that would rank senior as to distributions or in liquidation and (2) the removal of the inclusion by reference in the Brandywine Declaration of Trust of the provisions of the Maryland Business Combination Statute as in effect on June 4, 1986, amendment of which requires the affirmative vote of the holders of not less than 80% of the shares then outstanding and entitled to vote. In addition, if Brandywine’s board of trustees determines, with the advice of counsel, that any one or more of the provisions of its Declaration of Trust conflict with the Maryland REIT Law, the Code or other applicable Federal or state law(s), the conflicting provisions of Brandywine’s Declaration of Trust shall be deemed never to have constituted a part of its Declaration of Trust, even without any amendment thereof.	Prentiss reserves the right from time to time to make any amendment to the Declaration of Trust, including any amendment altering the terms or contract rights, as expressly set forth in the Declaration of Trust, of any Prentiss shares of beneficial interest. All rights and powers conferred by the Declaration of Trust on shareholders, trustees and officers are granted subject to this reservation.
The trustees may amend the Declaration of Trust by a two-thirds vote, in the manner provided by Title 8, without any action by the shareholders, to qualify as a REIT under the Code or under Title 8. The Prentiss board of trustees may amend the Declaration of Trust to increase or decrease the aggregate number of shares of any class which Prentiss may issue.
Other than amendments pursuant to the paragraph above, any amendment to the Declaration of Trust shall be valid only if approved by the affirmative vote of at least a majority of all the votes entitled to be cast on the matter, except that any amendment to articles relating the board of trustees, restrictions on transfer and shares-in-trust, amendments by trustees and shareholders and termination of Prentiss shall be valid only if approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

Special Meetings of Shareholders
Brandywine	Prentiss
Brandywine’s Bylaws provide that special meetings of shareholders may be called by the board of trustees, the president, or by the chairman of Brandywine and shall be called by the secretary upon written request of shareholders holding in the aggregate not less than 10% of the outstanding shares of Brandywine entitled to vote on the matter to be considered at the special meeting. Any written requests of shareholders for special meetings must state the purpose of the special meeting and the matters proposed to be acted on at the special meeting.	The Prentiss Bylaws provide that special meetings of shareholders may be called by the one-third of the board trustees, the president, or by the chairman of Prentiss and shall be called by the secretary upon written request of shareholders holding in the aggregate not less than a majority of the outstanding shares of Prentiss entitled to cast votes at such meeting. Any written requests of shareholders for special meetings must state the purpose of the special meeting and the matters proposed to be acted on at the special meeting.

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Business Combinations
Brandywine	Prentiss
Under Maryland law, as applicable to Maryland real estate investment trusts, certain “business combinations” (including certain mergers, consolidations, share exchanges, or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities) between a Maryland real estate investment trust and an “interested shareholder” or an affiliate of the interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must be recommended by the trustees of such trust and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust, voting together as a single voting group; and (2) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or by the interested shareholder’s affiliates or associates, voting together as a single voting group.
The Maryland business combination statute permits various exemptions from its provisions, including business combinations that are exempted by a trust’s board of trustees before an interested shareholder becomes an interested shareholder.
Brandywine remains subject to the Maryland business combination statute except that the Brandywine board of trustees, pursuant to provisions of the Maryland business combination statute, exempted business combinations involving a number of entities prior to their becoming interested shareholders. As such, the provisions of the Maryland business combinations statute do not apply to those entities.	The Prentiss board of trustees resolved to opt out of the provisions of the Maryland business combination statute in October 1996. As a result, the provisions of the Maryland business combinations statute do not apply to any Prentiss interested shareholder who became an interested shareholder after October 1996. The Prentiss board of trustees also resolved that the board of trustees shall not resolve to opt back in to the Maryland business combination statute unless the opt in resolution is conditioned upon Prentiss shareholder approval by a majority of the votes entitled to be cast.

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Independent Trustees
Brandywine	Prentiss
The Brandywine Declaration of Trust has no requirements relating to the independence of the members of the board of trustees.	The Prentiss Declaration of Trust provides that a majority of the board of trustees must be composed of persons who are not affiliated with any member of the Prentiss family or officers or employees of Prentiss or affiliates of Prentiss or its subsidiaries.

Termination of Trust
Brandywine	Prentiss
Subject to the rights of any outstanding Brandywine preferred shares and the provisions of Maryland REIT law, Brandywine’s Declaration of Trust permits its board of trustees to terminate Brandywine’s existence and to discontinue its election to be taxed as a REIT.	Subject to the provision of any class or series of shares at the time outstanding, the Prentiss Declaration of Trust provides that the dissolution of Prentiss must be approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Restrictions on the Ownership, Transfer or Issuance of Shares
Brandywine	Prentiss
Pursuant to Brandywine’s Declaration of Trust, the board of trustees has passed a resolution that, subject to certain exceptions, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value of the outstanding Brandywine shares (the “Brandywine ownership limit”). Brandywine’s board of trustees, subject to limitations, retains the authority to effect additional increases to, or establish exemptions from, the Brandywine ownership limit.
In addition, no purported transfer of shares may be given effect if it would result in ownership of all of the outstanding Brandywine shares by fewer than 100 persons (determined without any reference to the rules of attribution) or result in Brandywine being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code. These restrictions are referred to in this joint proxy statement/prospectus as the “Brandywine ownership restrictions.” In the event of a purported transfer or other event that would, if effective, result in the ownership of Brandywine shares in violation of the Brandywine ownership limit or the Brandywine ownership restrictions, such transfer would be deemed void and such shares automatically would be exchanged for “excess shares” authorized by the Declaration of Trust, to the extent necessary to ensure that the purported transfer or other event does not result in the ownership of Brandywine shares in violation of the Brandywine ownership limit or the Brandywine ownership restrictions.
Holders of excess shares are not entitled to voting rights (except to the extent required by law), dividends or distributions. If, after the purported transfer or other event resulting in an exchange of shares for excess shares and prior to the discovery by Brandywine of such exchange, dividends or distributions are paid with respect to shares that were exchanged for excess shares, then such dividends or distributions would be repayable to Brandywine upon demand. While outstanding, excess shares would be held in trust by Brandywine for the benefit of the ultimate transferee of an interest in such trust, as described below. While excess shares are held in trust, an interest in that trust may be transferred by the purported transferee or other purported holder with respect to such excess shares only to a person whose ownership of the shares would not violate the Brandywine ownership limit or the Brandywine ownership restrictions, at which time the excess shares would be exchanged automatically for shares of the same type and class as the shares for which the excess shares were originally exchanged. Brandywine’s Declaration of Trust contains provisions that are designed to ensure that the purported transferee or other purported holder of the excess shares may not receive in return for such a transfer an amount that reflects any appreciation in the shares for which such excess shares were exchanged during the period that such excess shares were outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received would be required to be turned over to Brandywine.
Brandywine’s Declaration of Trust also provides that excess shares shall be deemed to have been offered for sale to Brandywine, or its designee, which shall have the right to accept such offer for a period of 90 days after the later of: (1) the date of the purported transfer or event which resulted in an exchange of shares for such excess shares; and (2) the date the Brandywine board of trustees determines that a purported transfer or other event resulting in an exchange of shares for such excess shares has occurred if Brandywine does not receive notice of any such transfer. Any dividend or distribution paid to a proposed transferee on excess shares prior to the discovery by Brandywine that such shares have been transferred in violation of the provisions of the Declaration of Trust shall be repaid to Brandywine upon its demand. If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any excess shares may be deemed, at Brandywine’s option, to have acted as Brandywine’s agent and on Brandywine’s behalf in acquiring or holding such excess shares and to hold such excess shares on Brandywine’s behalf.
Brandywine’s trustees may waive the Brandywine ownership restrictions if evidence satisfactory to the trustees and its tax counsel or tax accountants is presented showing that such waiver will not jeopardize Brandywine’s status as a REIT under the Internal Revenue Code. Any transfer of shares or any security convertible into shares that would create a direct or indirect ownership of shares in excess of the Brandywine ownership limit or result in the violation of the Brandywine ownership restrictions will be void with respect to the intended transferee and will result in excess shares as described above.	The Prentiss Declaration of Trust contains an ownership limitation that provides that no person may own more than 8.5% of the number of outstanding Prentiss common shares, other than Michael V. Prentiss, who currently may own up to 15% of the number of outstanding Prentiss common shares, or more than 9.8% of the number of outstanding Prentiss preferred shares of any series, other than Security Capital, which may own all of the Prentiss Series D Preferred Shares (the “Prentiss ownership limitation”).
As long as the Prentiss board of trustees receives evidence that Prentiss’ REIT status will not be lost, the board of trustees may exempt a recipient of common shares from the Prentiss ownership limitation upon receipt of the following: (1) a ruling from the Internal Revenue Service, or (2) an opinion of counsel.
The Prentiss board of trustees has exempted Security Capital from the Prentiss ownership limitation on the condition that Security Capital not own more than 11% of the number of outstanding Prentiss common shares. The Prentiss board of trustees may monitor, modify, suspend or revoke Security Capital’s 11% Prentiss ownership limitation as may be required to maintain Prentiss’ REIT status. The board of trustees may not grant an exemption from the Prentiss ownership limitation to any proposed transferee if such exemption would result in the termination of Prentiss’ status as a REIT.
Any transfer of Prentiss common shares or Prentiss preferred shares that causes any one of the following conditions to exist will be null and void, and the intended transferee will acquire no rights in such Prentiss common shares or Prentiss preferred shares: (1) any person owning, directly or indirectly, Prentiss common shares or Prentiss preferred shares in excess of the Prentiss ownership limitation; (2) Prentiss’ outstanding shares being owned by fewer than 100 persons, as determined without reference to any rules of attribution; (3) Prentiss’ being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code; or (4) Prentiss’ owning, directly or constructively, 10% or more of the ownership interests in one of Prentiss’ tenants or the operating partnership’s real property within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code.
If any purported transfer of Prentiss common shares or Prentiss preferred shares results in any of the four above conditions, the Prentiss common shares or Prentiss preferred shares in excess of the applicable Prentiss ownership limitation will be designated as “shares-in-trust” and transferred automatically to a share trust effective on the day before the purported transfer of such Prentiss common shares or Prentiss preferred shares. The record holder of the Prentiss common shares or Prentiss preferred shares that are designated as shares-in-trust will be required to submit such number of Prentiss common shares or Prentiss preferred shares to Prentiss for registration in the name of the share trust. Prentiss will designate the trustee of the share trust, but the trustee of the share trust will not be affiliated with Prentiss. Prentiss will name one or more charitable organizations as the share trust’s beneficiary.
Shares-in-trust will remain issued and outstanding Prentiss common shares or Prentiss preferred shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The share trust will receive all dividends and distributions on the shares-in-trust and will hold such dividends and distributions in trust for the benefit of the share trust’s beneficiary. The share trustee will vote all shares-in-trust. The trustee of the share trust may transfer the shares-in-trust, provided the transferee: (1) purchases such shares-in-trust for valuable consideration, and (2) acquires such shares-in-trust without such acquisition resulting in a transfer to another share trust and resulting in the redesignation of such Prentiss common shares or Prentiss preferred shares as shares-in-trust.
The prohibited owner with respect to shares-in-trust: (1) will be required to repay to the share trust the amount of any dividends or distributions received by the prohibited owner that are attributable to any shares-in-trust, and (2) will generally receive from the share trustee the lower of (a) the amount paid by the prohibited owner for the common shares designated as shares-in-trust, or, in the case of a gift or devise, the “market price,” as defined in the Prentiss Declaration of Trust, per share on the date of such transfer, or (b) the amount received by the share trustee from the sale of such shares-in-trust. Any amounts received by the trustee of the share trust in excess of the amounts to be paid to the prohibited owner will be distributed to the share trust’s beneficiary.
The shares-in-trust will be deemed to have been offered for sale to Prentiss, or Prentiss’ designee, at a price per share equal to the lesser of the following: (1) the price per share in the transaction that created such shares-in-trust, or, in the case of a gift or devise, the market price per share on the date of such transfer, or (2) the market price per share on the date that Prentiss, or Prentiss’ designee, accepts such offer.
Any person who acquires or attempts to acquire Prentiss common shares or Prentiss preferred shares in violation of the above restrictions, or any person who owned Prentiss common shares or Prentiss preferred shares that were transferred to a share trust, is required to immediately give written notice to Prentiss and to provide such other information to Prentiss as may be requested in order to determine the effect, if any, of such transfer on Prentiss’ status as a REIT.

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Disclosure by Shareholders
Brandywine	Prentiss
The Brandywine Declaration of Trust requires all persons who own, directly or by virtue of the applicable attribution provisions of the Internal Revenue Code, more than 4.0% of the value of any class of outstanding Brandywine shares, must file an affidavit with Brandywine containing the information specified in the Declaration of Trust by January 31 of each year.	The Prentiss Declaration of Trust requires all persons who own, directly or indirectly, more than 5.0%, or such lower percentages as required pursuant to regulations under the Internal Revenue Code, of the outstanding Prentiss common shares and preferred shares, within 30 days after January 1 of each year, to provide a written statement or affidavit to Prentiss containing the information specified in the Prentiss Declaration of Trust.

Shareholder Rights Plan
Brandywine	Prentiss
Brandywine does not have a shareholder rights plan	Prentiss has a shareholder rights plan.

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 DEADLINE FOR FUTURE SHAREHOLDER PROPOSALS

     Whether or not the REIT Merger is completed, Brandywine will hold an annual meeting of its shareholders in 2006. The deadline for receipt by Brandywine’ Secretary of shareholder proposals for inclusion in Brandywine’ proxy materials for the Brandywine 2006 annual shareholder meeting will be no later than the close of business on December 2, 2005. If a shareholder intends to timely submit a proposal at the Brandywine 2006 annual meeting, which is not required to be included by Brandywine in the proxy statement and form of proxy relating to that meeting, the shareholder must provide Brandywine with notice of the proposal no later than February 15, 2006. If such shareholder fails to do so, or if such shareholder fails to give timely notice of his intention to solicit proxies, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the Brandywine 2006 annual meeting. Shareholder proposals should be addressed to Brad A. Molotsky, Secretary, Brandywine Realty Trust, 401 Plymouth Road, Suite 500, Plymouth Meeting, Pennsylvania 19462.

     Prentiss will hold a 2006 annual meeting of its shareholders only if the REIT Merger is not completed. The deadline for receipt by Prentiss’ Secretary of shareholder proposals for inclusion in Prentiss’ proxy materials for the Prentiss 2006 annual shareholder meeting (if it is held) will be no earlier than the close of business on November 5, 2005 and no later than the close of business on December 6, 2005. Trustee nominations and shareholder proposals intended to be submitted for presentation at Prentiss’ 2006 annual meeting of shareholders but not included in Prentiss’ proxy statement must be in writing and must be received by Prentiss at its executive offices no earlier than November 5, 2005 and no later than December 6, 2005. Such proposals or nominations must also comply with the requirements of Prentiss’ bylaws, a copy of which will be provided upon request. Shareholder proposals should be addressed to Gregory S. Imhoff, Secretary, Prentiss Properties Trust, 3840 W. Northwest Hwy., Suite 400, Dallas, Texas 75220.

LEGAL MATTERS

     The validity of the Brandywine common shares to be issued in the REIT Merger will be passed upon for Brandywine by Pepper Hamilton LLP. Akin Gump Strauss Hauer & Feld LLP, counsel to Prentiss, will deliver its opinion to Prentiss as to certain federal income tax matters regarding the status of Prentiss as a REIT. Pepper Hamilton LLP, counsel to Brandywine, will deliver its opinion to Brandywine as to certain federal income tax matters regarding the status of Brandywine as a REIT.

EXPERTS

     The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this registration statement by reference to Brandywine Realty Trust’s Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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     The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this registration statement by reference to Prentiss Properties Trust’s Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

     As of the date of this joint proxy statement/prospectus, neither the Brandywine nor the Prentiss board of trustees knows of any matters that will be presented for consideration at either special meeting other than those described in this joint proxy statement/prospectus. If any other matters properly come before either of the special meetings or any adjournments or postponements of either of the special meetings, and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by those proxies as to any other matters. Those individuals named in the Brandywine proxies intend to vote or not vote consistent with the recommendation of the management of Brandywine. Those individuals named as proxies in the Prentiss proxies intend to vote or not vote consistent with the recommendation of the management of Prentiss.

WHERE YOU CAN FIND MORE INFORMATION

     Brandywine has filed with the Securities and Exchange Commission a registration statement under the Securities Act that registers the Brandywine common shares to be issued under and as contemplated by the merger agreement. That registration statement, including the attached exhibits and schedules, contains additional relevant information about Brandywine and Brandywine common shares. The rules and regulations of the Securities and Exchange Commission allow Brandywine to omit some of the information included in the registration statement from this joint proxy statement/prospectus.

     In addition, Brandywine and Prentiss file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy that information at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room
100 F Street, N.E., Room 1580
Washington, D.C. 20549
1-800-732-0330

     You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-732-0330 for information on the operation of the public reference room.

     The Securities and Exchange Commission also maintains an Internet world wide website that contains reports, proxy statements and other information about issuers, including Brandywine and Prentiss, that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

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     The Securities and Exchange Commission allows Brandywine and Prentiss to “incorporate by reference” information into this joint proxy statement/prospectus. This means that Brandywine and Prentiss can disclose important information by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus.

     This joint proxy statement/prospectus incorporates by reference the documents listed below that Brandywine and Prentiss have previously filed with the Securities and Exchange Commission (other than those furnished pursuant to Item 2.02 or Item 7.01 on Current Report on Form 8-K). These filings contain important information about Brandywine and Prentiss and their respective financial conditions.

Brandywine Filings (File No. 001-09106)	Period
Annual Report on Form 10-K	Year ended December 31, 2004
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2005 Quarter ended June 30, 2005, as amended by Amendment No. 1 thereto filed on Form 10-Q/A on August 19, 2005
Current Reports on Form 8-K	Filed on:
	•	October 4, 2005
	•	June 21, 2005
	•	May 26, 2005
	•	May 6, 2005
	•	April 25, 2005
	•	February 15, 2005

The description of Brandywine shares of beneficial interest set forth in registration statements on Form 8-A filed by Brandywine with the Securities and Exchange Commission on February 5, 2004, December 29, 2003 and October 14, 1997, respectively, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating those descriptions.

Prentiss Filings (File No. 001-14516)	Period
Annual Report on Form 10-K	Year ended December 31, 2004
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2005 Quarter ended June 30, 2005
Current Reports on Form 8-K	Filed on:
	•	October 19, 2005
	•	October 4, 2005
	•	October 3, 2005
	•	September 22, 2005
	•	August 31, 2005 as amended by Amendment No. 1 thereto filed on Form 8-K/A on August 31, 2005
	•	August 17, 2005 as amended by Amendment No. 1 thereto filed on Form 8-K/A on October 24, 2005
	•	August 4, 2005
	•	August 1, 2005
	•	July 20, 2005
	•	June 2, 2005
	•	April 19, 2005, as amended by Amendment No. 1 thereto filed on Form 8-K/A on April 20, 2005
	•	February 2, 2005

The description of Prentiss capital stock set forth in the registration statements on Form 8-A/A and Form 8-A filed by Prentiss with the Securities and Exchange Commission on October 6, 2005, February 16, 2005 and October 17, 1996, respectively, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating those descriptions.

     Brandywine and Prentiss also incorporate by reference additional documents that either company may file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this joint proxy statement/prospectus and the date of the Prentiss and Brandywine special meetings (excluding any information furnished pursuant to any Current Report on Form 8-K). Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You may obtain any of the documents incorporated by reference into this joint proxy statement/prospectus through Brandywine or Prentiss, as the case may be, or from the Securities and Exchange Commission’s website at http://www.sec.gov. Documents incorporated by reference are available from Brandywine and Prentiss without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into this joint proxy statement/prospectus. You may also obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company as follows:

Brandywine Realty Trust Attention: Investor Relations 401 Plymouth Road Plymouth Meeting, Pennsylvania 19462 Telephone: (610) 832-4907	Prentiss Properties Trust Attention: Investor Relations 3890 W. Northwest Hwy., Suite 400 Dallas, Texas 75220 Telephone: (214) 654-0886

     If you would like to request documents incorporated by reference, please do so by _________ __, 2005, to receive them before the special meeting. Please be sure to include your complete name and address in your request. If you request any documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

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WARNING ABOUT FORWARD LOOKING STATEMENTS

     Brandywine and Prentiss have made forward-looking statements in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus, which are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of Brandywine and Prentiss, as the case may be, and on the information currently available to them.

     When used or referred to in this joint proxy statement/prospectus or the documents incorporated by reference into this joint proxy statement/prospectus, these forward-looking statements may be preceded by, followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects” or similar expressions, or statements that certain events or conditions “will” or “may” occur. Forward-looking statements in this joint proxy statement/prospectus also include:

•	statements relating to the cost savings that Brandywine anticipates will result from the Mergers;
•	statement relating to the accretion to funds from operations per share that Brandywine expects from the Mergers;
•	statements regarding other perceived benefits expected to result from the Mergers;
•	statements with respect to various actions to be taken or requirements to be met in connection with completing the Mergers or integrating Brandywine and Prentiss; and
•	statements relating to revenue, income and operations of the combined company after the Mergers are completed.

     These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, including those discussed in the section of this joint proxy statement/prospectus entitled “Risk Factors,” could cause actual results to differ materially from those described in the forward-looking statements:

•	cost savings expected from the Mergers may not be fully realized;
•	revenue of the combined company following the Mergers may be lower than expected;
•	costs or difficulties related to the integration of the businesses of Brandywine and Prentiss following the Mergers may be greater than expected;
•	the combined company may not be able to contribute, or time the contribution of, certain of Prentiss’ development properties into property funds managed by the combined company on terms favorable to the combined company, or at all;
•	general economic conditions, either internationally or nationally or in the jurisdictions in which Brandywine or Prentiss is doing business, may be less favorable than expected;

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•	legislative or regulatory changes, including changes in environmental regulation, may adversely affect the businesses in which Brandywine and Prentiss are engaged;
•	there may be environmental risks and liability under federal, state and foreign environmental laws and regulations;
•	costs to develop existing and future properties may be higher than expected; and
•	changes may occur in the securities or capital markets.

     Except for its ongoing obligations to disclose material information as required by the federal securities laws, neither Brandywine nor Prentiss has any intention or obligation to update these forward-looking statements after it distributes this joint proxy statement/prospectus.

WHAT INFORMATION YOU SHOULD RELY ON

     No person has been authorized to give any information or to make any representation that differs from, or adds to, the information discussed in this joint proxy statement/prospectus or in the annexes attached hereto which are specifically incorporated by reference. Therefore, if anyone gives you different or additional information, you should not rely on it.

     This joint proxy statement/prospectus is dated __________ ___, 200_. The information contained in this joint proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies. This joint proxy statement/prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, Brandywine common shares or Prentiss common shares or to ask for proxies, to or from any person to whom it is unlawful to direct these activities.

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BRANDYWINE REALTY TRUST

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BRANDYWINE REALTY TRUST

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     On October 3, 2005, Brandywine Realty Trust (“Brandywine”) and Prentiss Properties Trust (“Prentiss”) agreed to combine their businesses by merging Prentiss and a subsidiary of Brandywine under the terms of the merger agreement described in this joint proxy statement/prospectus and attached as Annex A.  We encourage you to read the merger agreement carefully and in its entirety.

     Upon completion of the REIT Merger, each Prentiss common share will be converted into the right to receive $21.50 in cash, subject to reduction by the amount of a special pre-closing cash dividend if the special pre-closing cash dividend is paid, and 0.69 of a Brandywine common share.  Cash will be paid in lieu of fractional shares.  Because the portion of the merger consideration to be received in Brandywine common shares is fixed, the value of the consideration to be received by Prentiss common shareholders in the merger will depend upon the market price of Brandywine common shares at the time of the REIT Merger.  The REIT Merger will be accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.”

     As part of the merger transaction, Brandywine and Prentiss have entered into agreements with The Prudential Insurance Company of America (“Prudential”).  These agreements provide for the acquisition by Prudential (either on the day prior to, or the day of, the closing of the REIT Merger) of Prentiss properties that contain up to an aggregate of approximately 4.32 million net rentable square feet for total consideration of up to approximately $747.7 million (including assumption of certain related secured debt obligations) (the “Prudential Acquisition”).  Consummation of the Prudential Acquisition is contingent upon the approval of the REIT Merger.

     The accompanying unaudited pro forma consolidated financial statements have been prepared based on certain pro forma adjustments to the historical consolidated financial statements of Brandywine and Prentiss as of June 30, 2005 and for the six months then ended and for the year ended December 31, 2004 to give effect for certain material transactions already completed or contemplated by Brandywine and Prentiss separately or as part of the REIT Merger/Prudential Acquisition including the following:

Brandywine
•	Impact of material acquisitions completed in 2004 – the acquisition of the Rubenstein portfolio in September of 2004
•	Financing and capital transactions (including equity offerings) completed in connection with financing these acquisitions
•	Redemption of Brandywine preferred securities in 2004

Prentiss
•	Impact of material acquisitions completed in 2004/2005
•	Completed or planned dispositions of properties including those properties in Chicago and Detroit to which Prentiss had committed to a plan to sell in September 2005
•	Financing and capital transactions completed in connection with financing these acquisitions or the use of proceeds from sales
•	Certain reclassifications to Prentiss’s historical financial statement presentations to conform with Brandywine’s financial statement presentation
•	Redemption of Prentiss preferred securities in 2004

REIT Merger/Prudential Acquisition
•	Impact of Prudential Acquisition
•
Effects of REIT Merger including financing transactions, issuance of shares by Brandywine, issuance of Class A units by Brandywine Operating Partnership, assumption of debt and application of purchase accounting.

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     The historical consolidated financial statements of Brandywine and Prentiss are contained in each company’s respective annual reports on Form 10-K and/or Form 10-K/A, quarterly reports on Form 10-Q and/or Form 10-Q/A, current reports on Form 8-K and other information on file with the Securities and Exchange Commission and incorporated by reference into this document.  The unaudited pro forma consolidated financial statements should be read in conjunction with, and are qualified in their entirety by, the notes thereto and the historical consolidated financial statements of both Brandywine and Prentiss, including the respective notes thereto, which are incorporated by reference in this document.

     The accompanying unaudited pro forma consolidated balance sheet as of June 30, 2005 has been prepared as if the completed or proposed transactions described above occurred as of that date. The accompanying unaudited pro forma consolidated statements of operations for the six months ended June 30, 2005 and for the year ended December 31, 2004 have been prepared as if the completed or proposed transactions described above had occurred as of January 1, 2004. The unaudited pro forma consolidated financial statements do not purport to be indicative of the financial position or results of operations that would actually have been achieved had the completed or proposed transactions described above occurred on the dates indicated or which may be achieved in the future.

     In the opinion of Brandywine’s management, all significant adjustments necessary to reflect the effects of the completed or proposed transactions described above that can be factually supported within the Securities and Exchange Commission regulations covering the preparation of pro forma financial statements have been made.  The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain information that is currently available to Brandywine’s management.  Such pro forma adjustments and the purchase price allocation could change as additional information becomes available, as estimates are refined or as additional events occur.  Brandywine’s management does not anticipate that there will be any significant changes in the total purchase price as presented in these unaudited pro forma consolidated financial statements.

     The unaudited pro forma consolidated financial statements do not give effect to (i) any transaction other than those described above, (ii) the results of operations of Brandywine or Prentiss since June 30, 2005, (iii) certain cost savings and one-time charges expected to result from the transactions described above which have not already been completed and whose effects are not reflected in the historical financial statements of Brandywine or Prentiss and (iv) the results of final valuations of the assets and liabilities of Prentiss, including property and intangible assets.  We are currently developing plans to integrate the operations of the companies, which may involve various costs and other charges that may be material.  We will also revise the allocation of the purchase price when additional information becomes available.  Accordingly, the pro forma consolidated financial information does not purport to be indicative of the financial position or results of operations as of the date of this joint proxy statement/prospectus, as of the effective date of the Mergers and the Prudential Acquisition, any period ending at the effective date of the Mergers and the Prudential Acquisition or as of any other future date or period.  The foregoing matters could cause both Brandywine’s pro forma financial position and results of operations, and Brandywine’s actual future financial position and results of operations, to differ materially from those presented in the following unaudited pro forma consolidated financial statements.

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BRANDYWINE REALTY TRUST

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
As of June 30, 2005
(in thousands)

	Prentiss

	Brandywine Historical	Prentiss Historical	Reclassifica- tions (A)	Subsequent Acquisitions (B)	Dispositions/ Sale Properties (B)	Prentiss as Adjusted	Prudential Acquisition (C)	Pro Forma Adjustments (C)	Brandywine Pro Forma

ASSETS
Real estate investments:
Operating properties	$2,515,399	$2,285,043	$259,663	$98,577	$(481,260)	$2,162,023	$(525,246)	$486,791	$4,638,967

Accumulated depreciation	(356,416)	(257,923)	(87,500)	—	76,193	(269,230)	74,386	194,844	(356,416)
Operating real estate investments, net	2,158,983	2,027,120	172,163	98,577	(405,067)	1,892,793	(450,860)	681,635	4,282,551
Properties and related assets held for sale, net	—	—	—	—	315,094	315,094	—	76,887	391,981
Construction-in-progress	213,246	34,955	—	—	—	34,955	(34,955)	—	213,246
Land held for development	85,708	61,948	—	—	—	61,948	(24,200)	25,184	148,640

Total real estate investments, net	2,457,937	2,124,023	172,163	98,577	(89,973)	2,304,790	(510,015)	783,706	5,036,418
Cash and cash equivalents	9,321	10,570	—	—	—	10,570	679,831	(645,839)	53,883
Escrowed cash	18,090	8,830	—	—	36,306	45,136	—	—	63,226
Accounts receivable, net	8,736	61,272	(52,534)	—	(1,270)	7,468	—	—	16,204
Accrued rent receivable, net	38,687	—	52,534	—	(18,821)	33,713	(10,983)	(22,730)	38,687
Marketable securities	661	5,014	—	—	—	5,014	—	—	5,675
Investment in real estate ventures, at equity	13,308	6,842	—	—	—	6,842	—	43,835	63,985
Deferred costs, net	34,447	287,405	(217,181)	2,044	(10,807)	61,461	(13,439)	(42,255)	40,214
Intangible assets, net	85,634	—	37,176	10,444	(2,998)	44,622	—	278,561	408,817
Other assets	39,088	4,286	7,842	—	(90)	12,038	—	—	51,126

Total assets	$2,705,909	$2,508,242	$—	$111,065	$(87,653)	$2,531,654	$145,394	$395,278	$5,778,235

LIABILITIES AND BENEFICIARIES’ EQUITY
Mortgage notes payable	$508,189	$1,393,100	$(522,230)	$68,340	$(204,271)	$734,939	$(73,169)	$(42,194)	$1,127,765
Unsecured notes	636,534	—	—	—	—	—	—	—	636,534
Unsecured credit facility	265,000	—	522,230	12,589	56,050	590,869	—	620,033	1,475,902
Accounts payable and accrued expenses	43,877	100,395	(33,928)	—	(15,622)	50,845	—	—	94,722
Distributions payable	27,583	28,224	—	—	—	28,224	—	(28,224)	27,583
Tenant security deposits and deferred rents	18,417	—	20,424	—	(4,042)	16,382	—	—	34,799
Acquired below market leases, net	36,520	—	11,156	1,581	(618)	12,119	(1,371)	25,703	72,971
Liabilities related to properties held for sale	—	—	—	—	12,535	12,535	—	—	12,535
Other liabilities	3,825	1,254	2,348	—	—	3,602	—	—	7,427

Total liabilities	1,539,945	1,522,973	—	82,510	(155,968)	1,449,515	(74,540)	575,318	3,490,238
Minority Interest	41,336	68,330	—	28,555	—	96,885	(3,669)	24,077	158,629
Beneficiaries’ equity:
Preferred shares	43	100,000	—	—	—	100,000	—	(100,000)	43
Common shares	558	484	—	—	—	484	—	(144)	898
Additional paid in capital	1,358,758	938,629	—	—	—	938,629	—	65,771	2,363,158
Cumulative earnings	388,859	—	583,536	—	68,315	651,851	223,603	(875,454)	388,859
Accumulated other comprehensive income (loss)	(2,666)	2,599	—	—	—	2,599	—	(2,599)	(2,666)
Cumulative distributions	(620,924)	(124,773)	(583,536)	—	—	(708,309)	—	708,309	(620,924)

Total beneficiaries’ equity	1,124,628	916,939	—	—	68,315	985,254	223,603	(204,117)	2,129,368

Total liabilities and beneficiaries’ equity	$2,705,909	$2,508,242	$—	$111,065	$(87,653)	$2,531,654	$145,394	$395,278	$5,778,235

The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

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BRANDYWINE REALTY TRUST

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
For the year ended December 31, 2004
(in thousands, except per share data)

	Brandywine			Prentiss

	Brandywine Historical	Preferred Redemption / Acquisitions (D)	Brandywine as Adjusted	Prentiss Historical	Reclassifica- tions (A)	Acquisitions (E)	Discontinued Operations (F)	Prentiss as Adjusted	Prudential Acquisition (C)	Pro Forma Adjustments (C)		Brandywine Pro Forma

Revenue:
Rents	$275,631	$45,864	$321,495	$356,825	$(56,593)	$46,220	$(45,528)	$300,924	$(59,830)	$2,798	(I)	$565,387
Tenant Reimbursements	37,572	9,725	47,297	—	49,465	4,985	(18,835)	35,615	(6,956)	—		75,956
Other	10,389	—	10,389	13,909	6,322	17	28	20,276	(26)	—		30,639

Total revenue	323,592	55,589	379,181	370,734	(806)	51,222	(64,335)	356,815	(66,812)	2,798		671,982
Operating Expenses
Property operating expenses	89,857	19,445	109,302	91,681	9,998	16,102	(15,596)	102,185	(16,115)	—		195,372
Real estate taxes	31,062	7,247	38,309	39,406	—	4,792	(12,600)	31,598	(6,602)	—		63,305
Depreciation and amortization	79,904	30,371	110,275	92,315	—	19,829	(19,370)	92,774	(17,614)	22,555	(J)	207,990
Administrative expenses	15,100	—	15,100	21,801	(9,998)	—	—	11,803	—	—	(K)	26,903

Total operating expenses	215,923	57,063	272,986	245,203	—	40,723	(47,566)	238,360	(40,331)	22,555		493,570

Operating income (loss)	107,669	(1,474)	106,195	125,531	(806)	10,499	(16,769)	118,455	(26,481)	(19,757)		178,412
Other Income (Expense):
Interest Income	2,469	—	2,469	—	806	—	(42)	764	(5)	—		3,228
Interest Expense	(55,061)	(15,440)	(70,501)	(70,380)	—	(16,545)	20,010	(66,915)	4,755	(23,860	)(L)	(156,521)
Loss on investment in securities	—	—	—	(420)	—	—	—	(420)	—	—		(420)
Loss from impairment of mortgage loan	—	—	—	(2,900)	—	—	—	(2,900)	—	—		(2,900)
Equity in income of real estate ventures	2,024	—	2,024	2,429	—	100	—	2,529	—	—		4,553
Net gain on sale of real estate	2,975	—	2,975	1,222	—	—	—	1,222	—	—		4,197

Income (loss) before minority interest	60,076	(16,914)	43,162	55,482	—	(5,946)	3,199	52,735	(21,731)	(43,617)		30,549
Minority Interest attributable to continuing operations	(2,472)	520	(1,952)	(2,744)	—	(8)	18	(2,734)	923	2,563	(M)	(1,200)

Income (loss) from continuing operations	57,604	(16,394)	41,210	52,738	—	(5,954)	3,217	50,001	(20,808)	(41,054)		29,349
Income allocated to Preferred Shares	(9,720)	—	(9,720)	(10,052)	—	—	—	(10,052)	—	10,052	(N)	(9,720)
Preferred Share redemption/conversion benefit (charge)	4,500	(4,500)	—	—	—	—	—	—	—	—		—

Income (loss) allocated to Common Shares	$52,384	$(20,894)	$31,490	$42,686	$—	$(5,954)	$3,217	$39,949	$(20,808)	$(31,002)		$19,629

Per share data (O):
Basic earnings per Common Share from continuing operations	$1.10											$0.22
Diluted earnings per Common Share from continuing operations	$1.09											$0.22
Weighted average number of Common Shares outstanding	47,782										(O)	87,300
Weighted average number of common and dilutive common equivalent shares outstanding	48,019										(O)	87,537

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

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BRANDYWINE REALTY TRUST

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
For the six months ended June 30, 2005
(in thousands, except per share data)

	Brandywine	Prentiss

	Brandywine Historical	Prentiss Historical	Reclassifica- tions (A)	Acquisitions (G)	Discontinued Operations (H)	Prentiss as Adjusted	Prudential Acquisition (C)	Pro Forma Adjustments (C)		Brandywine Pro Forma

Revenue:
Rents	$163,016	$191,746	$(29,380)	$10,831	$(23,482)	$149,715	$(30,023)	$1,340	(I)	$284,048
Tenant Reimbursements	23,160	—	25,843	1,371	(9,991)	17,223	(3,038)	—		37,345
Other	7,991	6,556	3,330	—	(158)	9,728	(199)	—		17,520

Total revenue	194,167	198,302	(207)	12,202	(33,631)	176,666	(33,260)	1,340		338,913
Operating Expenses
Property operating expenses	57,680	51,275	5,547	3,285	(8,538)	51,569	(8,309)	—		100,940
Real estate taxes	19,340	21,715	—	1,038	(6,251)	16,502	(2,799)	—		33,043
Depreciation and amortization	56,383	50,782	—	4,585	(9,670)	45,697	(9,044)	12,205	(J)	105,241
Administrative expenses	9,130	12,619	(5,547)	—	—	7,072	—	—		16,202

Total operating expenses	142,533	136,391	—	8,908	(24,459)	120,840	(20,152)	12,205	(K)	255,426

Operating income (loss)	51,634	61,911	(207)	3,294	(9,172)	55,826	(13,108)	(10,865)		83,487
Other Income (Expense):
Interest Income	1,467	—	207	—	(32)	175	(18)	—		1,624
Interest Expense	(35,604)	(38,885)	—	(4,133)	10,313	(32,705)	2,021	(11,930	)(L)	(78,218)
Equity in income of real estate ventures	1,551	(845)	—	2,216	—	1,371	—	—		2,922
Net gain on sale of real estate	—	—	—	—	—	—	—	—		—

Income (loss) before minority interest	19,048	22,181	—	1,377	1,109	24,667	(11,105)	(22,795)		9,815
Minority Interest attributable to continuing operations	(703)	(677)	—	61	17	(599)	442	460	(M)	(400)

Income (loss) from continuing operations	18,345	21,504	—	1,438	1,126	24,068	(10,663)	(22,335)		9,415
Income allocated to Preferred Shares	(3,996)	(4,226)	—	—	—	(4,226)	—	4,226	(N)	(3,996)
Preferred Share redemption/conversion benefit	—	—	—	—	—	—	—	—		—

Income (loss) allocated to Common Shares	$14,349	$17,278	$—	$1,438	$1,126	$19,842	$(10,663)	$(18,109)		$5,419

Per share data (O):
Basic earnings per Common Share from continuing operations	$0.26									$0.06
Diluted earnings per Common Share from continuing operations	$0.26									$0.06
Weighted average number of Common Shares outstanding	55,562								(O)	89,575
Weighted average number of common and dilutive common equivalent shares outstanding	55,786								(O)	89,799

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

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BRANDYWINE REALTY TRUST

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     (A) Represents the reclassification of certain Prentiss balances as described below:

Balance Sheet:
•
Tenant improvements and associated accumulated depreciation balances were classified by Prentiss as a component of “Deferred charges and other assets, net”.  These balances have been reclassified to “Operating properties” to conform to Brandywine’s financial statement presentation.

•
Accrued rents receivable were classified by Prentiss as a component of “Accounts Receivable, net”.  This balance has been reclassified to “Accrued rent receivable, net” to conform to Brandywine’s financial statement presentation.

•
Above market leases and other intangible assets were classified by Prentiss as a component of “Deferred charges and other assets, net”.  These balances have been reclassified to “Intangible assets, net” to conform to Brandywine’s financial statement presentation.

•
Other assets were classified by Prentiss as a component of “Deferred charges and other assets, net”.  These balances have been reclassified to “Other assets” to conform to Brandywine’s financial statement presentation.

•
Unsecured debt obligations were classified by Prentiss as a component of “Mortgages and notes payable”.  These balances have been reclassified to “Unsecured credit facility” to conform to Brandywine’s financial statement presentation.

•
Tenant security deposits and deferred rents were classified by Prentiss as a component of “Accounts payable and other liabilities”.  This balance has been reclassified to “Tenant security deposits and deferred rents” to conform to Brandywine’s financial statement presentation.

•
Acquired below market leases, net of accumulated amortization, were classified by Prentiss as a component of “Accounts payable and other liabilities”.  This balance has been reclassified to “Acquired below market leases, net” to conform to Brandywine’s financial statement presentation.

•
A negative cash balance was classified by Prentiss as a component of “Accounts payable and other liabilities”.  This balance has been reclassified to “Other liabilities” to conform to Brandywine’s financial statement presentation.

•
Cumulative earnings were classified by Prentiss as a component of “Distributions in excess of earnings”.  This balance has been reclassified to “Cumulative earnings” to conform to Brandywine’s financial statement presentation.

Statements of Operations:
• Prentiss includes lease termination fees as a component of “Rental income.” These amounts have been reclassified to “Other revenue” to conform to Brandywine’s financial statement presentation.
•
Tenant reimbursements were included by Prentiss as a component of “Rental income”.  These amounts have been reclassified to “Tenant reimbursements” to conform to Brandywine’s financial statement presentation.

•
Interest income was included by Prentiss as a component of “Service business and other income”.  These amounts have been reclassified to “Interest income” to conform to Brandywine’s financial statement presentation.

•
Administrative expenses related to the management services business were included by Prentiss in “Expenses of service business”.  These amounts have been reclassified to “Property operating expenses” to conform to Brandywine’s financial statement presentation.

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     (B)  Subsequent Acquisitions and Dispositions / Sale Properties

Subsequent Acquisitions

     The following properties which are referred to herein as the “Subsequent Acquisitions” were acquired by Prentiss subsequent to June 30, 2005, and thus are not included in the June 30, 2005 Prentiss historical consolidated balance sheet.  1333 Broadway was acquired by Prentiss through a subsidiary, Prentiss Office Investors, L.P. which is owned 51% by Prentiss’s Operating Partnership and its affiliates and 49% by Stichting Pensioenfond ABP.  Aggregate consideration for the Subsequent Acquisitions was paid with borrowings under Prentiss’s revolving credit facility of approximately $12.6 million, debt assumed of approximately $68.3 million, the issuance of Prentiss operating partnership units valued at $21.2 million and a capital contribution of $7.4 million from a joint venture partner.  The value of the debt assumed was based on prevailing market rates at the time of acquisition.  The value of the operating partnership units was based on the closing price of Prentiss common shares on the acquisition date.  The Subsequent Acquisitions are comprised of three office buildings containing approximately 588,000 net rentable square feet as further detailed below:

Subsequent Acquisitions	Market	Month of Acquisition	Number of Buildings	Net Rentable Square Feet (in thousands)	Acquisition Price (in thousands)

1333 Broadway	Oakland, California	Jul-05	1	238	$40,027
Concord Airport Plaza	Concord, California	Aug-05	2	350	69,457

			3	588	$109,484

     Prentiss allocated the purchase price of the Subsequent Acquisitions to the estimated fair value of the net assets acquired and liabilities assumed as follows:

	Allocation

(dollars in thousands) Description	1333 Broadway	Concord Airport Plaza	Total	Est. Useful Lives

Land	$4,359	$14,063	$18,422
Building	28,019	46,470	74,489	40 years
Tenant improvements	2,375	3,291	5,666	1 – 9 years
Leasing commissions & legal	1,397	647	2,044	1 – 9 years
Below market leases, net	(1,581)	—	(1,581)	1 – 9 years
Above market leases, net	—	58	58	1 – 9 years
In-place leases / customer relationships	5,458	4,928	10,386	1 – 9 years

	$40,027	$69,457	$109,484

Dispositions / Sale Properties

     Subsequent to June 30, 2005, Prentiss sold five properties (the “Dispositions”) with a June 30, 2005 net book value of $117.1 million as detailed below.  Prentiss recorded gains from the sale of the Dispositions totaling approximately $80.5 million.  A portion of the sale proceeds totaling $160.4 million along with additional borrowings of $56.1 million from Prentiss’s revolving credit facility were used to defease two separate mortgage loans with a combined principal balance of $204.2 million and to fund $12.2 million of debt extinguishment costs.  Proceeds totaling $37.2 million from the sale of 123 North Wacker were placed in escrow pending the completion of a Sec. 1030 like-kind asset exchange.

Dispositions	Market	Month of Disposition	Number of Buildings	Net Rentable Square Feet (in thousands)	Net Book Value (in thousands)	Net Proceeds (in thousands)

123 North Wacker	Chicago, Illinois	Sep-05	1	541	$101,576	$167,332
Chicago Industrial Properties	Chicago, Illinois	Oct-05	4	682	15,526	30,300

			5	1,223	$117,102	$197,632

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     Additionally, Prentiss reclassified the following 17 office buildings as assets held for sale (collectively, the “Sale Properties”) and the related assets and liabilities into the line items “properties and related assets held for sale, net” and “liabilities related to properties held for sale.”  The following table presents net book value (assets, net of liabilities) for each of Sale Properties.

Sale Properties	Market	Number of Buildings	Net Rentable Square Feet	Asset	Liability	Net

			(in thousands)	(in thousands)	(in thousands)	(in thousands)
1717 Deerfield Road	Chicago, Illinois	1	141	$22,207	$359	$21,848
Lakeside Point I&II	Waukegan, Illinois	2	101	31,417	1,218	$30,199
701 Warrenville Road	Chicago, Illinois	1	67	9,544	354	$9,190
Bannockburn Centre	Chicago, Illinois	1	257	37,335	1,126	$36,209
Corporetum Office Campus	Chicago, Illinois	5	322	52,739	1,954	$50,785
O’Hare Plaza II	Chicago, Illinois	1	236	23,454	1,949	$21,505
One O’Hare Centre	Chicago, Illinois	1	380	63,124	2,890	$60,234
410 Warrenville	Chicago, Illinois	1	60	8,135	171	$7,964
Corporate Lakes III	Chicago, Illinois	1	63	21,541	1,395	$20,146
1955 West Field Road	Chicago, Illinois	1	59	8,897	147	$8,750
One Northwestern Plaza	Southfield, Michigan	1	242	28,275	811	$27,464
Lakeview Center	Dallas, Texas	1	101	8,426	161	$8,265

		17	2,029	$315,094	$12,535	$302,559

     The pro forma consolidated balance sheet is presented as if each of the Subsequent Acquisitions, Dispositions and Sale Properties were acquired, sold or classified as held for sale, respectively, as of June 30, 2005.  The properties related to the Prudential Acquisition have not been reclassified because the Prudential Acquisition is contingent upon the approval of the REIT Merger.

     (C)  In the merger, each Prentiss common share (including shares held by Prentiss in trust or otherwise designated for participants in and beneficiaries of the Prentiss deferred compensation plan, but excluding any other shares owned by Prentiss, Brandywine or their direct or indirect wholly owned subsidiaries) shall be converted into the right to receive:

•	$21.50 in cash, subject to reduction by the amount of a Special Dividend if the Special Dividend is declared prior to the merger, as discussed below; and

•	0.69 of a Brandywine common share.

     No change will be made to the 0.69 exchange ratio for the exchange of Prentiss common shares for Brandywine common shares in the REIT Merger.  Because the market value of Brandywine common shares will fluctuate before and after the closing of the REIT Merger, the value of the consideration that holders of Prentiss common shares will receive in the REIT Merger will fluctuate as well.

     For purposes of the unaudited pro forma consolidated balance sheet presentation, the total purchase price is based on the number of outstanding Prentiss common shares, Prentiss Operating Partnership common units, restricted shares and share options outstanding at June 30, 2005, as adjusted below, and an average trading price per Brandywine common share of $29.54.  The average trading price is based on the average of the high and low trading prices for each of the two trading days before, the day, and the two trading days after the merger was announced (September 29, September 30, October 3, October 4, and October 5, 2005).

     The calculation of the pro forma outstanding Prentiss common shares and Prentiss Operating Partnership units included in the calculation of the merger consideration is as follows:

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	Shares	Units

Issued and outstanding common Prentiss shares and operating partnership units at June 30, 2005 (excluding treasury)	45,174,605	1,297,198
Common shares in treasury at June 30, 2005 to be issued as part of Prentiss’s deferred compensation plan	63,439	—
Series D Convertible Preferred Shares converted to common on July 20, 2005	950,000	—
Remaining Series D Convertible Preferred Shares assumed to convert prior to closing of merger	2,824,000	—
Units converted to shares by Unitholders subsequent to June 30, 2005	46,981	(46,981)
Shares expected to be issued prior to the merger relating to Prentiss’ employee share ownership plan,	—	—
incentive share grants and Trustee share grants	234,986	—
Units issued as partial consideration for the acquisition of Concord Airport Plaza	—	547,262

Total shares/units to be outstanding as of merger date expected to participate in merger	49,294,011	1,797,479

     Prentiss has outstanding options that had been granted to its employees and trustees.  The terms of the REIT Merger provide for a cash settlement or exchange of these options for Brandywine options.  It is anticipated that the majority of holders will elect cash settlement and, accordingly, these pro forma financial statements reflect assume the cash settlement is elected for all options and such amounts are financed with additional borrowings.  As such neither shares nor related options are reflected relating to these grants in the outstanding basic or diluted shares.

     Prentiss currently has outstanding 2,824,000 shares of Series D preferred shares which are convertible into Prentiss common shares at a rate of $26.50 per share.  Prentiss may redeem these securities at $26.50 per share plus accrued and unpaid dividends anytime after December 29, 2005.  Based on the implied transaction value, it is anticipated that these securities would either be converted prior to or shortly after the consummation of the REIT Merger upon call for redemption.  Accordingly, for purposes of these pro forma financial statements, this conversion has been assumed.

Scenario 1-

Prudential Acquisition closes after completion of merger and no Special Dividend/distribution is made

If the Private Letter Ruling (“PLR”) is obtained, the Prudential Acquisition will close immediately after the merger and no Special Dividend would be declared.  Accordingly, the Prentiss shareholders/unitholders would receive their respective transaction consideration as follows:

	Cash to be received per share/unit

	Special Dividend	Merger Cash Consideration	Cash Total	Implied Share Value		Total

Prentiss Shareholders	$—	$21.50	$21.50	$21.50	(a)	$43.00
Prentiss Unitholders	$—	$—	$—	$43.00	(b)	$43.00

	Shares	Units		Total

Prentiss shares/units to be outstanding	49,294,011	1,797,479
Exchange ratio	0.690	1.380	(c)

Brandywine shares/units to be issued	34,012,868	2,480,522

(in thousands)
Value (e)	$1,004,740	$73,275		$1,078,015
Cash merger consideration	1,059,821	—		1,059,821

Total issued to holders	$2,064,561	$73,275		$2,137,836

Scenario 2-

Prudential Acquisition closes day before merger and Special Dividend/distribution is made

If the PLR is not obtained, the Prudential Acquisition will close the business day prior to the REIT Merger and a Special Dividend/distribution will be declared and the appropriate adjustments made to total transaction consideration to be received by the Prentiss shareholders/unitholders as follows:

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Total proceeds from Prudential Acquisition potentially to be distributed	$679,831
Ratio to be distributed	95.0%

Proceeds to be distibuted	$645,839

Total Prentiss Shares expected to participate	49,294,011
Total Prentiss Units expected to participate	1,797,479

Total securities to partipate in special dividend	51,091,490

Estimated Special Dividend/distribution per share/unit	$12.64

	Cash to be received per share/unit

	Special Dividend	Merger Cash Consideration	Cash Total	Implied Share Value		Total

Prentiss Shareholders	$12.64	$8.86	$21.50	$21.50 (a	)	$43.00
Prentiss Unitholders	$12.64	$—	$12.64	$30.36 (b	)	$43.00

	Shares	Units		Total

Prentiss shares/units to be outstanding	49,294,011	1,797,479
Exchange ratio	0.690	0.974	(d)

Brandywine shares/units to be issued	34,012,868	1,751,315

(in thousands)

Value (e)	$1,004,740	$51,734	$1,056,474
Cash merger consideration	436,703	—	436,703

Total issued to holders	$1,441,443	$51,734	$1,493,177

(a) using implied conversion value of $31.1594 per Brandywine share

(b) using 0.69 shares per unit plus merger cash consideration to shareholders using an implied conversion value of $31.1594

(c) Represents the exchange ratio for Prentiss units to Brandywine units if no Special Dividend

(d) Represents the adjusted conversion amount of (i) 0.69 plus (ii) the quotient obtained from dividing the per share amount of the cash consideration payable to the shareholders by $31.1594 per share

(e) Valued at $29.54 per Brandywine share/unit for accounting purposes, representing the average trading price based on average of the high and low trading prices for each of the two trading days before, the day of, and the two trading days after the merger was announced (October 3, 2005).

     For purposes of the pro forma financial statements, it was considered more conservative to show the effects of the merger as if the PLR is not obtained, the Prudential Acquisition is closed on the day prior to the completion of the REITMerger, and the required 95% portion of the net cash proceeds distributed as a Special Dividend/distribution to the then outstanding Prentissshareholders/unitholders (i.e., Scenario 2 above).    The effect of this assumption on the pro forma balance sheet is to increase borrowings to consummate thetransaction by the amount of the additional cash distribution to the unit holders and reduce the number of units outstanding subsequent to thetransaction.  The common shareholders are unaffected as they receive the same total cash and same number of Brandywine common shares undereither scenario.  The impact of this assumption on the pro forma statement of operations would be to increase interest expense and lowerminority interest allocation.  The net impact is not considered material to the pro forma earnings per common share.

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Under Scenario 2, total purchase consideration is as follows (in thousands):

Total value of Brandywine shares/units issued and cash merger consideration	$1,493,177
Assumed cash settlement for Prentiss options outstanding	9,404
Assumption of Prentiss, as adjusted for acquisitions and dispositions, mortgage notes payable at book value	734,939
Assumption of Prentiss, as adjusted for acquisitions and dispositions, unsecured credit facilities at book value	590,869
Adjustment to reflect the mortgage notes payable assumed in the Prudential Acquisition	(73,169)
Reversal of Prentiss’s historical fair value adjustments to notes payable	(3,910)
Adjustment to record Prentiss mortgages and unsecured notes payable at fair value	11,572
Assumption of Prentiss’s accounts payable and other liabilities at book value	111,588
Adjustment to record the fair value of acquired below market leases	36,451
Fair value of Prentiss’s other minority interests	65,559
Estimated fees and other expenses related to the merger	95,846

Total purchase price of assets acquired	$3,072,326

The calculation of the estimated fees and other expenses related to the merger is as follows (in thousands):

Advisory fees	$14,250
Legal, accounting and other fees and costs	4,750
Share registration and issuance costs	1,000
Debt issuance, debt prepayment and debt assumption fees	21,198
Real estate transfer taxes	14,248
Termination, severance, change in control and other employee related costs	40,400

Total	$95,846

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     (Footnote (C) continued):

     Brandywine has allocated the purchase price to the estimated post transaction fair value of the net assets acquired and liabilities assumed as follows:

	Prentiss as Adjusted	Prudential Acquisition (C-1)	Prentiss as Further Adjusted	Post Transaction Fair Value	Pro Forma Adjustments

ASSETS
Real estate investments:
Operating properties	$2,162,023	$(525,246)	$1,636,777	$2,123,568	$486,791	C-2
Accumulated depreciation	(269,230)	74,386	(194,844)	—	194,844	C-3

Operating real estate investments, net	1,892,793	(450,860)	1,441,933	2,123,568	681,635
Properties and related assets held for sale, net	315,094	—	315,094	391,981	76,887
Construction-in-progress	34,955	(34,955)	—	—	—
Land held for development	61,948	(24,200)	37,748	62,932	25,184

Total real estate investments, net	2,304,790	(510,015)	1,794,775	2,578,481	783,706
Cash and cash equivalents	10,570	679,831	690,401	44,562	(645,839)	C-4
Escrowed cash	45,136	—	45,136	45,136	—
Accounts receivable, net	7,468	—	7,468	7,468	—
Accrued rent receivable, net	33,713	(10,983)	22,730	—	(22,730)	C-5
Marketable securities	5,014	—	5,014	5,014	—
Investment in real estate ventures	6,842	—	6,842	50,677	43,835	C-6
Deferred costs, net	61,461	(13,439)	48,022	5,767	(42,255)	C-7
Intangible assets, net	44,622	—	44,622	323,183	278,561	C-8
Other assets	12,038	—	12,038	12,038	—

Total assets	$2,531,654	$145,394	$2,677,048	$3,072,326	$395,278

LIABILITIES AND BENEFICIARIES’ EQUITY
Mortgage notes payable	$734,939	$(73,169)	$661,770	$619,576	$(42,194)	C-9
Unsecured notes	—	—	—	—	—
Unsecured credit facility	590,869	—	590,869	1,210,902	620,033	C-10
Accounts payable and accrued expenses	50,845	—	50,845	50,845	—
Distributions payable	28,224	—	28,224	—	(28,224)	C-11
Tenant security deposits and deferred rents	16,382	—	16,382	16,382	—
Acquired below market leases	12,119	(1,371)	10,748	36,451	25,703	C-12
Liabilities related to properties held for sale	12,535	—	12,535	12,535	—
Other liabilities	3,602	—	3,602	3,602	—

Total liabilities	1,449,515	(74,540)	1,374,975	1,950,293	575,318
Minority interest	96,885	(3,669)	93,216	117,293	24,077	C-13
Beneficiaries’ equity:
Preferred shares	100,000	—	100,000	—	(100,000)	C-14
Common shares	484	—	484	340	(144)	C-14
Additional paid in capital	938,629	—	938,629	1,004,400	65,771	C-14
Cumulative earnings	651,851	223,603	875,454	—	(875,454)	C-14
Accumulated other comprehensive loss	2,599	—	2,599	—	(2,599)	C-14
Cumulative distributions	(708,309)	—	(708,309)	—	708,309	C-14

Total beneficiaries’ equity	985,254	223,603	1,208,857	1,004,740	(204,117)

Total liabilities and beneficiaries’ equity	$2,531,654	$145,394	$2,677,048	$3,072,326	$395,278

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C-1
Adjustment to eliminate the historical carrying amount of assets and liabilities related to assets acquired by Prudential at the time of the merger.  Amount presented as cash and cash equivalents represents the cash consideration from Prudential.

C-2	Fair market value adjustment to Prentiss’s real estate assets held for investment based on Brandywine’s purchase price allocation.

C-3	Adjustment to eliminate Prentiss’s historical accumulated depreciation.

C-4
As previously indicated, for purposes of these pro forma financial statements, it has been assumed that the Prudential Acquisition is consummated on the day prior to the REIT Merger and a Special Dividend/Distribution is declared to the Prentiss common shareholders and unitholders in the aggregate amount of 95% of the net cash proceeds of the Prudential Acquisition.

C-5	Adjustment to eliminate Prentiss’s straight-line rent balance.

C-6
Prentiss’s investments in operating joint ventures have been adjusted to their estimated fair value as of June 30, 2005. The same valuation methods used for the direct owned real estate assets of Prentiss were used in calculating this adjustment.

C-7
Adjustment to eliminate Prentiss’s capitalized debt issuance costs and capitalized leasing costs totalling $48.0 million and to reflect the capitalization of issuance costs associated with debt issued and assumed in the merger of $5.8 million.

C-8	Adjustment to Prentiss’s historical balance of intangible assets are as follows:

Elimination of historical Prentiss intangible amounts	$(44,622)
Recognition of intangible value of acquired in place leases / tenant relationships	266,289
Recognition of asset associated with the acquired in place leases that have above market lease rates	56,894

$278,561

C-9	Adjustments to “Prentiss as Further Adjusted” balance of mortgage notes payable are as follows:

Elimination of historical Prentiss mortgage notes payable that will be repaid at closing of the merger	$(149,856)
Mortgage notes payable issued by Prentiss subsequent to June 30, 2005 that will be assumed by Brandywine	100,000
Elimination of historical Prentiss fair value adjustment on mortgage notes payable	(3,910)
Reflects the estimated fair value adjustment based on Brandywine’s estimates of the interest rates that would be available to Brandywine for the issuance of debt with similar terms and remaining maturities. The interest rates on the assumed debt are considered to be above market.	11,572

$(42,194)

C-10
Net borrowings under lines of credit are assumed to: (i) fund the aggregate cash merger consideration of $436.7 million; (ii) other estimated fees and other expenses of the merger aggregating $95.8 million; (iii) fund the assumed payment of Prentiss’s accrued dividend payable as of June 30, 2005 of $28.2 million; (iv) fund the assumed cash redemption of outstanding Prentiss options of approximately $9.4 million; and (v) fund the repayment of mortgage notes payable of $149.9 million, reduced by the application of proceeds from additional mortgage notes payable of $100.0 million.  Brandywine expects to: (i) borrow $750 million on an unsecured facility with a term of 364 days from the closing of the merger; (ii) borrow $175 million on an unsecured short-term bridge financing; and (iii) use its existing revolving line of credit.  The bridge financing is expected to be repaid using the proceeds from the sale of the assets and the $750 million unsecured facility is expected to be repaid from the proceeds of long term financings.

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C-11	Adjustment to reflect the assumed payment of accrued dividends before closing.

C-12
Adjustment to eliminate Prentiss’s liability for acquired below market leases of $10.8 million and to reflect the recognition of a liability associated with the acquired in place leases that have below market lease rates of $36.5 million.

C-13
Adjustment to reflect the change in minority interest in the operating partnership based on the value of units to be issued to Prentiss unitholders and the fair market value of minority interest holders in other consolidated partnerships, as follows (in thousands)

	Prentiss Operating Partnership Units	Other minority interests	Total

Historical carrying value of minority interest at June 30, 2005	$23,425	$44,905	$68,330
Adjustment for acquisitions	21,179	7,376	28,555

Prentiss, as adjusted	44,604	52,281	96,885
Prudential Acquisition	—	(3,669)	(3,669)
Adjustment to fair value	7,130	16,947	24,077

Fair value in pro forma	$51,734	$65,559	$117,293

C-14	Adjustments represent the elimination of historical Prentiss balances and the issuance of Brandywine common shares in the merger. The Brandywine common shares issued are valued as follows:

(in thousands, except per share amounts)
Number of shares assumed to be issued	34,012,868
Par value, $0.01 par value per share	$340
Additional paid in capital	1,004,400

Total value of shares issued	$1,004,740

     (D) On September 21, 2004, Brandywine completed the acquisition of 100% of the partnership interests in The Rubenstein Company, L.P. (the “Rubenstein Acquisition”).  Pro forma information relating to the Rubenstein Acquisition is presented as if the acquisition and the related financing transactions occurred on January 1, 2004.  Through the acquisition, Brandywine acquired 14 office properties (the “TRC Properties”) located in Pennsylvania and Delaware that contain approximately 3.5 million net rentable square feet.  The results of TRC’s operations have been included in Brandywine’s consolidated financial statements since that date.

     The aggregate consideration for the Rubenstein Acquisition was $631.3 million including $29.3 million of closing costs, debt prepayment penalties and debt premiums that are included in the basis of the assets acquired. The consideration was paid with $540.4 million of cash, $79.3 million of debt assumed, $1.6 million of other liabilities assumed, and 343,006 Brandywine Operating Partnership Class A Units valued at $10.0 million. The value of the debt assumed was based on prevailing market rates at the time of acquisition. The value of the Brandywine Operating Partnership Class A Units was based on the average trading price of the Brandywine’s common shares immediately prior to closing.

     The unaudited pro forma consolidated financial information gives effect to:

•	The Rubenstein Acquisition;
•	Brandywine’s September 2004 issuance of 7,750,000 common shares used to fund the Rubenstein Acquisition

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•	Brandywine Operating Partnership’s repayment of an existing $100 million term loan facility in September 2004

•
Brandywine Operating Partnership’s issuance in October 2004, of $275.0 million of its 2009 4.5% unsecured notes (the “2009 Notes”) and $250.0 million of its 2014 5.4% unsecured notes (the “2014 Notes”) in an underwritten public offering. The Operating Partnership received net proceeds, after discounts, of approximately $520.1 million. Brandywine and certain of the wholly-owned subsidiaries of the Operating Partnership fully and unconditionally guaranteed the payment of principal and interest on the Notes. In anticipation of the issuance of the Notes, Brandywine entered into treasury lock agreements with notional amounts totaling $194.8 million with an expiration of 5 years at an all-in rate of 4.8% and with notional amounts totaling $188.0 million with an expiration of 10 years at an all-in rate of 5.6%. Upon issuance of the Notes, Brandywine terminated the treasury lock agreements at a total cost of $3.2 million that will be amortized to interest expense over the life of the respective Notes.

•
Brandywine Operating Partnership’s sale in December 2004 of $113.0 million aggregate principal amount of its 2008 unsecured notes (the “2008 Notes”) to a group of institutional investors. The 2008 Notes bear interest from their date of issuance at the fixed rate of 4.34% per annum and mature on December 14, 2008.

•	Actual repayments on Brandywine’s revolving credit facility of $200.0 million in October 2004 as a result of the above transactions to decrease interest expense.

•	Elimination of a preferred share redemption/conversion benefit of $4.5 million relating to the redemption of previously outstanding preferred shares of Brandywine in 2004.

      (E)  During the year ended December 31, 2004, Prentiss acquired eight office buildings totaling approximately 2.3 million net rentable square feet (collectively, the “2004 Acquired Properties”).  During 2005, Prentiss acquired seven office buildings totaling approximately 1.2 million net rentable square feet (collectively, the “2005 Acquired Properties,” and together with the 2004 Acquired Properties, the “Acquired Properties”).  Information related to the Acquired Properties is included in the table below:

	Market	Month of Acquisition	Number of Buildings	Net Rentable Square Feet	Acquisition Price

				(in thousands)	(in thousands)
2004 Acquired Properties
Cityplace Center	Dallas, Texas	Apr-04	1	1,296	$123,335
The Bluffs	San Diego, California	May-04	1	69	17,739
Great America Parkway	Santa Clara, California	May-04	3	306	34,817
2101 Webster	Oakland	Oct-04	1	459	65,674
Lakeside I & II	Chicago	Oct-04	2	198	32,590

			8	2,328	$274,155
2005 Acquired Properties
President’s Plaza	Herndon, Virginia	Feb-05	2	197	$51,818
Tysons International Partners	Tysons Corner, Virginia	May-05	2	456	103,222
1333 Broadway	Oakland, California	Jul-05	1	238	40,027
Concord Airport Plaza	Concord, California	Aug-05	2	350	69,457

			7	1,241	$264,524

Acquired Properties			15	3,569	$538,679

     Aggregate consideration for the Acquired Properties was paid with borrowings under Prentiss’s revolving credit facility of $401.4 million, debt assumed of $116.0 million and the issuance of Prentiss Operating Partnership common units valued at $21.2 million.  The value of the debt assumed was based on

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prevailing market rates at the time of acquisition.  The value of the Prentiss Operating Partnership common units was based on the closing price of Prentiss common shares on the acquisition date.

     The operating results for the 2004 Acquired Properties since the date of acquisition are already included in Prentiss’s historical results from operations.  The pro forma amounts below represent the additional amounts necessary to reflect the results of the Acquired Properties for the period from January 1, 2004 through the acquisition date for the 2004 Acquired Properties and for the entire year ended December 31, 2004 for the 2005 Acquired Properties.

Pro forma information for Prentiss acquisitions
for the year ended December 31, 2004

	2004 Acquired Properties					2005 Acquired Properties

	Cityplace Center	The Bluffs	Great America Parkway	2101 Webster	Lakeside I &II	President’s Plaza	Tysons International Partners	1333 Broadway	Concord Airport Plaza	Pro Forma Adjustments		Total Acquisitions

Revenue:
Rents	$12,895	$446	$—	$7,070	$2,143	$4,102	$11,209	$5,649	$7,238	$(4,532)	E-1	$46,220
Tenant Reimbursements	—	—	—	665	1,416	114	769	311	1,710	—		4,985
Other	12	—	—	—	5	—	—	—	—	—		17

Total revenue	12,907	446	—	7,735	3,564	4,216	11,978	5,960	8,948	(4,532)		51,222
Operating Expenses
Property operating expenses	2,873	205	106	3,579	1,010	1,021	3,302	2,811	2,763	(1,568)	E-2	16,102
Real estate taxes	1,096	69	128	671	413	393	982	459	581	—		4,792
Depreciation and amortization	—	—	—	—	—	—	—	—	—	19,829	E-3	19,829
Administrative expenses	—	—	—	—	—	—	—	—	—	—		—

Total operating expenses	3,969	274	234	4,250	1,423	1,414	4,284	3,270	3,344	18,261		40,723

	8,938	172	(234)	3,485	2,141	2,802	7,694	2,690	5,604	(22,793)		10,499
Operating Income
Other Income (Expense)
Interest Income	—	—	—	—	—	—	—	—	—	—		—
Interest Expense	—	—	—	—	—	—	—	—	—	(16,545)	E-4	(16,545)
Loss on investment in securities	—	—	—	—	—	—	—	—	—	—		—
Loss from impairment of mortgage loan	—	—	—	—	—	—	—	—	—	—		—
Equity in income of real estate ventures	—	—	—	—	—	—	—	—	—	100	E-5	100
Net gain on sale of real estate	—	—	—	—	—	—	—	—	—	—		—

Income before minority interest	8,938	172	(234)	3,485	2,141	2,802	7,694	2,690	5,604	(39,238)		(5,946)

Minority Interest attributable to continuing operations	—	—	—	—	—	—	—	—	—	(8)	E-6	(8)

Income from continuing operations	$8,938	$172	$(234)	$3,485	$2,141	$2,802	$7,694	$2,690	$5,604	$(39,246)		$(5,954)

E-1
Reflects adjustments to revenue resulting from the new lease executed with 7-Eleven, Inc. upon Prentiss’s acquisition of Cityplace Center. Cityplace Center was 100% leased by 7-Eleven, Inc. under a master lease agreement with the previous owner, an affiliate of 7-Eleven, Inc. 7-Eleven, Inc. sublet approximately 42% of the building’s net rentable feet. Concurrent with the acquisition of Cityplace, 7-Eleven, Inc. executed a three year lease for annual rental revenues of approximately $10.3 million and Prentiss assumed the subleases. The historical revenues of Cityplace Center reflect 100% occupancy under the master lease agreement.
$(6,437)

	Reflects the adjustment necessary to record rental income for in-place leases on a straight-line basis beginning January 1, 2004 and amortization of the above and below market lease values from the Acquired Properties over the remaining noncancelable term of the leases ranging from 1 to 11 years.	1,905

$(4,532)

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E-2
Reflects adjustments to exclude historical property management fees paid to third parties (through the dates of acquisition) because the Acquired Properties subsequent to acquisition are managed by an entity affiliated with Prentiss.

E-3
Reflects adjustments to reflect depreciation and amortization related to the Acquired Properties. Purchase price allocated to buildings and improvements is amortized over their estimated useful lives of 40 years. Purchase price allocated to other tangible and intangible real estate related assets is amortized over the estimated useful lives ranging from 1 to 11 years.

E-4
Reflects the additional interest costs for the year ended December 31, 2004 that would have been incurred had the Acquired Properties been acquired on January 1, 2004.  The increased interest cost results from $116.0 million of debt assumed with the Acquired Properties and $401.4 million of borrowings under Prentiss’s revolving credit facility.  The increase in interest cost from the debt assumptions is partially offset in the pro forma adjustments by the amortization of the fair value adjustment to the debt assumed.  Interest costs from additional borrowings under Prentiss’s revolving credit facility are based on 30-day LIBOR of 3.85% plus 95 basis points.  Each 1/8th of 1% increase in the annual interest rate of the revolving credit facility will increase interest expense by approximately $0.3 million.

E-5
On May 2, 2005, Prentiss completed a transaction in which it acquired the remaining 75% interest in the properties owned by Tysons International Partners, a joint venture that prior to the transaction was owned 25% by Prentiss and 75% by an unrelated third party.  Concurrent with the acquisition of the remaining 75%, the results of operations were consolidated with and into the accounts of Prentiss.  The adjustment reflects the elimination of equity in income from Tyson International Partners that was recognized by Prentiss prior to the acquisition.

E-6
Reflects the allocation of earnings to the minority interests in the Prentiss Operating Partnership and subsidiaries of the Operating Partnership as a result of the pro forma adjustments based on weighted average minority interest ownership percentages for the period.

     (F)  As previously described in footnote (B) to the consolidated pro forma balance sheet, subsequent to June 30, 2005, Prentiss sold five properties with a net book value of $117.1 million and reclassified 17 properties, with a net book value of $302.6 million, to assets and liabilities held for sale.  The pro forma consolidated statement of operations for the year ended December 31, 2004 is presented as if the Dispositions had occurred on January 1, 2004 and the Sale Properties had been reclassified to discontinued operations on January 1, 2004; the Dispositions and the Sale Properties are excluded from income from continuing operations in the pro forma consolidated statement of operations for the year ended December 31, 2004.

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	Year Ended December 31, 2004

	Dispositions

	123 North Wacker	Chicago Industrials	Held for Sale Properties	Pro Forma Adjustments		Discontinued Operations

Revenue:
Rents	$(10,862)	$(2,319)	$(32,347)	$—		$(45,528)
Tenant Reimbursements	(5,890)	(1,548)	(11,397)	—		(18,835)
Other	—	—	28	—		28
Total revenue	(16,752)	(3,867)	(43,716)	—		(64,335)
Operating Expenses
Property operating expenses	(3,495)	(346)	(11,755)	—		(15,596)
Real estate taxes	(3,980)	(1,225)	(7,395)	—		(12,600)
Depreciation and amortization	(4,527)	(708)	(14,135)	—		(19,370)
Administrative expenses	—	—	—	—		—
Total operating expenses	(12,002)	(2,279)	(33,285)	—		(47,566)
Operating income	(4,750)	(1,588)	(10,431)	—		(16,769)
Other Income (Expense):
Interest Income	—	—	(42)	—		(42)
Interest Expense	—	—	7,680	12,330	F-1	20,010
Equity in income of real estate ventures	—	—	—	—		—
Net gain on sale of real estate	—	—	—	—		—
Income before minority interest	(4,750)	(1,588)	(2,793)	12,330		3,199
Minority Interest attributable to continuing operations	—	—	—	18	F-2	18
Income from continuing operations	(4,750)	(1,588)	(2,793)	12,348		3,217
Income allocated to Preferred Shares	—	—	—	—
Preferred Share redemption/conversion benefit	—	—	—	—
Income allocated to Common Shares	$(4,750)	$(1,588)	$(2,793)	$12,348		$3,217

F-1
The pro forma interest adjustments represent the use of the proceeds from the Dispositions totaling $160.4 million to repay a portion of certain of Prentiss’s other borrowings with a fixed rate of 7.69% per annum in October 2005 as part of a larger loan defeasance with a combined amount of $204.2 million.  The incremental portion of the defeasance was financed with additional borrowings under Prentiss’s credit facility and its net impact was not considered significant.

F-2
Reflects the allocation of earnings to the minority interests in the Prentiss Operating Partnership and subsidiaries of the Operating Partnership as a result of the pro forma adjustments based on weighted average minority interest ownership percentages for the period.

     The following table reflects the pro forma impact of Prentiss’s consolidated statements of operations for the years ended December 31, 2003 and 2002 for the reclassification of the Disposition Properties and Sale Properties to discontinued operations.  The statements also reflect the reclassification of certain items to conform to Brandywine’s financial statement presentation.

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	2003				2002

	Prentiss Historical	Reclassifica- tions	Discontinued Operations	Prentiss As Adjusted	Prentiss Historical	Reclassifica- tions	Discontinued Operations	Prentiss As Adjusted

Revenues
Rents	$314,718	$(45,528)	$(41,447)	$227,743	$307,487	$(52,351)	$(42,027)	$213,109
Tenant Reimbursements	—	43,331	(14,523)	28,808	—	43,322	(15,150)	28,172
Other	16,769	476	(633)	16,612	4,386	7,073	(4,451)	7,008

Total revenue	331,487	(1,721)	(56,603)	273,163	311,873	(1,956)	(61,628)	248,289
Operating expenses
Property operating expenses	80,583	10,513	(13,865)	77,231	75,235		(13,469)	61,766
Real estate taxes	31,274	—	(9,012)	22,262	35,119	—	(10,223)	24,896
Depreciation and amortization	72,483	—	(15,005)	57,478	61,944	—	(13,184)	48,760
Administrative expenses	21,501	(10,513)	—	10,988	10,361		—	10,361

Total operating expenses	205,841	—	(37,882)	167,959	182,659	—	(36,876)	145,783

Operating income	125,646	(1,721)	(18,721)	105,204	129,214	(1,956)	(24,752)	102,506

Other Income (Expense):
Interest Income	—	1,721	(7)	1,714		1,956	(7)	1,949
Interest Expense	(69,516)	—	6,754	(62,762)	(66,300)	—	7,850	(58,450)
Equity in income of real estate ventures	2,555	—	—	2,555	3,154	—	—	3,154
Net gain on sale of real estate	9,435	—	—	9,435	—	—	—	—

Income before minority interest	68,120	—	(11,974)	56,146	66,068	—	(16,909)	49,159
Minority interest attributable to continuing operations	(10,227)	—	431	(9,796)	(10,450)	—	639	(9,811)

Income from continuing operations	57,893	—	(11,543)	46,350	55,618	—	(16,270)	39,348
Income allocated to Preferred Shares	(8,452)	—	—	(8,452)	(8,358)	—	—	(8,358)
Preferred Share redemption/conversion benefit		—	—	—		—	—	—
Income allocated to Common Shares
	$49,441	$—	$(11,543)	$37,898	$47,260	$—	$(16,270)	$30,990

Per Share data:
Basic earnings per Common Share from continuing operations	$1.23			$0.95	$1.23			$0.81
Diluted earnings per Common Share from continuing operations	$1.23			$0.94	$1.22			$0.80
Weighted average number of Common Shares outstanding	40,068			40,068	38,409			38,409
Weighted average number of common and dilutive common equivalent shares outstanding	40,270			40,270	38,649			38,649

     (G)  The operating results for the 2005 Acquired Properties since the date of acquisition are already included in Prentiss’s historical results from operations.  The pro forma amounts below represent the additional amounts necessary to reflect the results of the 2005 Acquired Properties for the period from January 1, 2005 through the earlier of the acquisition date for the 2005 Acquired Properties or June 30, 2005.

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	2005 Acquired Properties

	President’s Plaza	Tysons International Partners	1333 Broadway	Concord Airport Plaza	Pro Forma Adjustments		Total Acquisitions

Revenue:
Rents	$557	$3,881	$2,705	$3,647	$41	G-1	$10,831
Tenant Reimbursements	23	330	109	909	—		1,371
Other	—	—	—	—	—		—

Total revenue	580	4,211	2,814	4,556	41		12,202
Operating Expenses
Property operating expenses	141	1,017	1,375	1,136	(384	) G-2	3,285
Real estate taxes	58	452	229	299	—		1,038
Depreciation and amortization	—	—	—	—	4,585	G-3	4,585
Administrative expenses	—	—	—	—	—		—

Total operating expenses	199	1,469	1,604	1,435	4,201		8,908

Operating income	381	2,742	1,210	3,121	(4,160)		3,294
Other Income (Expense):
Interest Income	—	—	—	—	—		—
Interest Expense	—	(8,831)	—	—	4,698	G-4	(4,133)
Equity in income of real estate ventures	—	—	—	—	2,216	G-5	2,216
Net gain on sale of real estate	—	—	—	—	—		—

Income before minority interest	381	(6,089)	1,210	3,121	2,754		1,377
Minority Interest attributable
to continuing operations	—	—	—	—	61	G-6	61

Income from continuing operations	$381	$(6,089)	$1,210	$3,121	$2,815		$1,438

G-1
Reflects the adjustment necessary to record rental income for in-place leases on a straight-line basis beginning January 1, 2004 and amortization of the above and below market lease values from the 2005 Acquired Properties over the remaining noncancelable term of the leases ranging from 1 to 9 years.

G-2
Reflects adjustments to exclude historical property management fees paid to third parties (through the dates of acquisition) as the 2005 Acquired Properties will be managed by an entity affiliated with Prentiss.

G-3
Reflects depreciation and amortization related to the 2005 Acquired Properties.  Purchase price allocated to buildings and improvements is amortized over their estimated useful lives of 40 years.  Purchase price allocated to other real estate assets is amortized over the estimated useful lives ranging from 1 to 9 years.

G-4
Reflects the additional interest costs for the six month period ended June 30, 2005 that would have been incurred by the Company had the properties been acquired on January 1, 2005, offset by an adjustment to remove an $8.8 million non-recurring charge resulting from early prepayment of debt in connection with the acquisition of Tysons International Properties.  The increased interest cost results from $68.3 million of debt assumed with the Acquired Properties and $156.9 million of borrowings under Prentiss’s revolving credit facility.  The increase in interest cost from the debt assumptions is partially offset in the pro forma adjustments by the amortization of the fair value adjustment to the debt assumed.  Interest costs from additional borrowings under Prentiss’s revolving credit facility are based on 30-day LIBOR of 3.85% plus 95 basis points.  Each 1/8th of 1% increase in the annual interest rate of the revolving credit facility will increase interest expense by approximately $0.1 million.

G-5	Reflects the equity in income of Tysons International Properties before the acquisition.

G-6
Reflects the 49% minority interest in pro forma net income of the President’s Plaza Properties and the 1333 Broadway Property.  Also reflects the adjustment to minority interest due to holders of Prentiss Operating Partnership common units based on the pro forma net income change and the additional Operating Partnerships common units issued in the Concord Airport Plaza acquisition.

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     (H)  As previously described in footnote (B) to the consolidated pro forma balance sheet, subsequent to June 30, 2005, Prentiss sold five properties with a net book value of $117.1 million and reclassified 17 properties, with a net book value of $302.6 million, to assets held for sale.  The pro forma consolidated statement of operations for the six months ended June 30, 2005 is presented as if the Dispositions had occurred on January 1, 2005 and the Sale Properties had been reclassified to discontinued operations on January 1, 2005; the Dispositions and the Sale Properties are excluded from income from continuing operations in the pro forma consolidated statement of operations for the six months ended June 30, 2005.

	Six Months Ended June 30, 2005

	Dispositions

	123 North Wacker	Chicago Industrials	Held for Sale Properties	Pro Forma Adjustments		Discontinued Operations

Revenue:
Rents	$(5,574)	$(1,086)	$(16,822)	$—		$(23,482)
Tenant Reimbursements	(3,504)	(647)	(5,840)	—		(9,991)
Other	(158)	—	—	—		(158)

Total revenue	(9,236)	(1,733)	(22,662)	—		(33,631)
Operating Expenses
Property operating expenses	(1,725)	(226)	(6,587)	—		(8,538)
Real estate taxes	(2,040)	(569)	(3,642)	—		(6,251)
Depreciation and amortization	(2,450)	(359)	(6,861)	—		(9,670)
Administrative expenses	—	—	—	—		—

Total operating expenses	(6,215)	(1,154)	(17,090)	—		(24,459)

Operating income	(3,021)	(579)	(5,572)	—		(9,172)
Other Income (Expense):
Interest Income	—	—	(32)	—		(32)
Interest Expense	—	—	4,148	6,165	H-1	10,313
Equity in income of real estate ventures	—	—	—	—		—

Income before minority interest	(3,021)	(579)	(1,456)	6,165		1,109
Minority Interest attributable to continuing operations	—	—	—	17	H-2	17

Income from continuing operations	$(3,021)	$(579)	$(1,456)	$6,182		$1,126

H-1
The pro forma interest adjustments represent the use of the proceeds from the Dispositions totaling $160.4 million to repay a portion of certain of Prentiss’s other borrowings with a fixed rate of 7.69% per annum in October 2005 as part of a larger loan defeasance with a combined amount of $204.2 million.  The incremental portion of the defeasance was financed with additional borrowings under Prentiss’s credit facility and its net impact was not considered significant.

H-2
Reflects the allocation of earnings to the minority interests in the Prentiss Operating Partnership and subsidiaries of the Prentiss Operating Partnership as a result of the pro forma adjustments based on weighted average minority interest ownership percentages for the period.

     (I)  Rents are adjusted to: (i) remove Prentiss’s historical straight-line rent adjustment; (ii) recognize the total minimum lease payments provided under the acquired leases on a straight-line basis over the remaining term as if the merger had occurred on January 1, 2004; and (iii) include amortization of the asset and liability created at the merger date associated with acquired leases where the net present value was assumed to be favorable or unfavorable to relative estimated market rates as if the merger had occurred on January 1, 2004.

     (J)  Represents the increase in depreciation and amortization expense as a result of the step-up in basis to record Prentiss’s real estate at the estimated fair value as if the merger had occurred on January 1, 2004 and the increase in amortization expense related to intangible assets associated with acquired leases that were

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 recognized under purchase accounting. Allocations of the step-up to fair value were estimated between depreciable and non-depreciable components based on the asset type and market conditions. An estimated useful life of 40 years was assumed to compute the adjustment to real estate depreciation.  For assets and liabilities associated with the value of in place leases, the amortization expense was calculated over the remaining terms of the leases.

     (K)  Management of Brandywine expects that the merger will create operational and general and administrative cost savings, including property management costs, costs associated with corporate administrative functions and executive compensation. There can be no assurance that Brandywine will be successful in achieving these anticipated cost savings. No estimate of these expected future cost savings has been included in the pro forma financial statements. Such adjustments cannot be factually supported within the Securities and Exchange Commission regulations governing the preparation of pro forma financial statements until such time as the operations of the two companies have been fully integrated.

     (L)  Adjustments to interest expense are as follows (in thousands):

			Impact on Pro forma Interest Expense

	Principal Balance	Weighted Average Interest Rate	Year ended December 31,2004	Six Months ended June 30, 2005

Estimated incremental unsecured borrowing at LIBOR plus spread	$623,701	4.75%	$29,626	$14,813
Impact of secured loans to be prepaid after June 30, 2005	(149,856)	5.58%	(8,369)	(4,184)
Impact of new secured borrowings after June 30, 2005	100,000	4.91%	4,907	2,454
Eliminate historical premium amortization on assumed debt			601	300
Add amortization of new debt premium in purchase accounting			(2,731)	(1,366)

			$24,034	$12,017

     The pro forma increase in interest expense as a result of the assumed issuance of new debt in the merger is calculated using current market rates (LIBOR of 3.85%) as if the borrowings had been outstanding as of January 1, 2004.  Each 1/8 of 1% increase in the annual interest rate assumed with respect to the debt will increase the pro forma interest expense by $0.8 million for the year ended December 31, 2004 and $0.4 million for the six months ended June 30, 2005.

     (M)  Adjustment to reflect the pro forma impact of the minority interest attributable to continuing operations assuming all Prentiss Operating Partnership units to be converted to Brandywine Operating Partnerhsip units had been outstanding as of January 1, 2004.

     (N)  During the year ended December 31, 2004 and the six months ended June 30, 2005, Prentiss had outstanding Series D preferred shares which are convertible into Prentiss common shares at a rate of $26.50 per share.  Prentiss may redeem these securities at $26.50 per share plus accrued and unpaid dividends anytime after December 29, 2005.  Based on the implied transaction value, it is anticipated that these securities would either be converted prior to, or shortly after, the consummation of the REIT Merger upon call for redemption.  Accordingly, for purposes of these pro forma financial statements, this conversion has been assumed to occur effective January 1, 2004 and the related preferred distributions have been removed.  Also eliminated from the income allocated to preferred shares is a charge of approximately $1.6 million relating to the redemption of previously outstanding preferred shares of Prentiss in 2004.

     (O)  The calculations of basic and diluted earnings from continuing operations attributable to common shares per share are as follows:

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	For the year ended December 31, 2004

	Brandywine Historical		Brandywine Pro Forma

	Basic	Diluted	Basic	Diluted

Weighted average common shares outstanding	47,781,789	47,781,789	47,781,789	47,781,789
Pro forma adjustment for additional common shares issued in September 2004	—	—	5,505,464	5,505,464
Options and warrants	—	236,915	—	236,915
Pro forma adjustment for additional common shares issued as part of the merger	—	—	34,012,868	34,012,868

Total weighted average common shares outstanding	47,781,789	48,018,704	87,300,121	87,537,036

Earnings per Common Share, Continuing Operations	$1.10	$1.09	$0.22	$0.22

	For the six months ended June 30, 2005

	Brandywine Historical		Brandywine Pro Forma

	Basic	Diluted	Basic	Diluted

Weighted average common shares outstanding	55,562,384	55,562,384	55,562,384	55,562,384
Options and warrants	—	223,686	—	223,686
Pro forma adjustment for additional common shares issued as part of the merger	—	—	34,012,868	34,012,868

Total weighted average common shares outstanding	55,562,384	55,786,070	89,575,252	89,798,938

Earnings per Common Share, Continuing Operations	$0.26	$0.26	$0.06	$0.06

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ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF OCTOBER 3, 2005,

by and among

BRANDYWINE REALTY TRUST,
BRANDYWINE OPERATING PARTNERSHIP, L.P.
BRANDYWINE COGNAC I, LLC
BRANDYWINE COGNAC II, LLC
PRENTISS PROPERTIES TRUST

and

PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P.

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Schedules and Exhibits

Schedule I — Principal Company Limited Partners

Exhibit A          Form of Voting Agreement

Exhibit B          Form of Registration Rights Agreement

Exhibit C          Rule 145 Affiliate Letter

Exhibit D          Prudential Asset Purchase Agreement

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AGREEMENT AND PLAN OF MERGER, dated as of October 3, 2005 (this “Agreement”), among Brandywine Realty Trust, a Maryland real estate investment trust (“Parent”), Brandywine Operating Partnership, L.P., a Delaware limited partnership (“Parent L.P.”), Brandywine Cognac I, LLC, a Maryland limited liability company (“Merger Sub”), Brandywine Cognac II, LLC, a Delaware limited liability company (“L.P. Merger Sub”), Prentiss Properties Trust, a Maryland real estate investment trust (the “Company”), and Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership (“Company L.P.”).

RECITALS:

WHEREAS, the board of trustees of the Company (the “Company Board”) has approved and declared the merger (the “REIT Merger”) of the Company with and into Merger Sub, with Merger Sub to be the surviving entity (except as provided in Article X), on the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding common share of beneficial interest, par value $.01 per share, of the Company (“Company Common Shares”) (except for shares owned or held by Parent, Parent L.P., the Company or any of their respective direct or indirect wholly owned Subsidiaries) shall be converted into the right to receive the REIT Merger Consideration in accordance with this Agreement, advisable and fair to, and in the best interests of, the Company and its shareholders and desires to provide herein, in accordance with Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (“Maryland REIT Law”) and the Maryland Limited Liability Company Act (the “MLLCA”);

WHEREAS, the Company, as sole general partner (through a wholly-owned direct Subsidiary) of Company L.P., has approved and declared this Agreement advisable and fair to, and in the best interests of, Company L.P. and its partners and desires to provide herein, in accordance with the Delaware Revised Uniform Limited Partnership Act (“DRULPA”) and the Delaware Limited Liability Company Act (“DLLCA”), for the merger (the “OP Merger”) of L.P. Merger Sub with and into Company L.P. immediately following the REIT Merger, with Company L.P. to be the surviving entity, on the terms and subject to the conditions set forth in this Agreement, whereby each Company Common Unit owned by the limited partners of Company L.P. (except for Company Common Units owned or held by Parent, Parent L.P., Merger Sub, L.P. Merger Sub, Company G.P., Company L.P. or any of their respective direct or indirect wholly owned Subsidiaries) shall be converted automatically into the right to receive the OP Merger Consideration;

WHEREAS, as an alternative to receiving the OP Merger Consideration in connection with the OP Merger, each holder of Company L.P. Units (other than the Company) shall have the right to elect, effective immediately prior to the OP Merger, to exercise their exchange right under the Company L.P. Partnership Agreement, regardless of whether or not they would otherwise be entitled to exercise that exchange right under the Company L.P. Partnership Agreement, and the Company shall issue Company Common Shares in satisfaction of that right, thereby allowing former limited partners in Company L.P. (other than the Company) to participate in the REIT Merger as holders of the Company Common Shares;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent, Parent L.P. and certain limited partners of Company L.P. set forth in Schedule I hereto (the “Principal Company Limited Partners”) have entered into voting agreements in the form of Exhibit A attached hereto (the “Voting Agreements”) pursuant to which the Principal Company Limited Partners have agreed to take specified actions in furtherance of the REIT Merger; and

WHEREAS Parent, Parent L.P., Merger Sub, L.P. Merger Sub, the Company and Company L.P. desire to make certain representations, warranties, covenants and agreements in connection with the REIT Merger and the OP Merger and also to prescribe various conditions to the REIT Merger and the OP Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

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ARTICLE I
The Mergers

Section 1.01.     The Mergers.

          (a)     REIT Merger.     Except as provided in Section 10.5, on the terms and subject to the conditions set forth in this Agreement, at the REIT Effective Time, the Company shall be merged with and into Merger Sub. Except as provided in Section 10.5, at the REIT Effective Time, the separate existence of the Company shall cease and Merger Sub shall continue as the surviving company (the “Surviving Company”).

          (b)     OP Merger.     On the terms and subject to the conditions set forth in this Agreement, immediately following the REIT Merger, L.P. Merger Sub shall be merged with and into Company L.P. At such time, the separate existence of L.P. Merger Sub shall cease and Company L.P. shall continue as the surviving partnership (the “Surviving L.P.”).

Section 1.02.     Closings.

          (a)     Unless this Agreement has been earlier terminated in accordance with its terms or the REIT Merger has been abandoned pursuant to Section 10.05(a), the closing (the “REIT Closing”) of the REIT Merger shall take place at the offices of Pepper Hamilton LLP, Philadelphia, Pennsylvania at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by the party or parties entitled to the benefits thereof) of the conditions set forth in Article VII if Parent shall have received the Private Letter Ruling that confirms the matters referred to in Section 6.22 prior to the Final Condition Notice Date, or such other place, time and date as shall be agreed in writing between Parent and the Company.

          (b)     Unless this Agreement has been earlier terminated in accordance with its terms or the REIT Merger has been consummated pursuant to Section 1.02(a), the REIT Closing of the Reverse REIT Merger shall take place at the offices of Pepper Hamilton LLP, Philadelphia, Pennsylvania at 10:00 a.m. on the first business day following the Final Condition Satisfaction Date if Parent shall not have received the Private Letter Ruling that confirms the matters referred to in Section 6.22 before the Final Condition Satisfaction Date, or such other place, time and date as shall be agreed in writing between Parent and the Company.

          (c)     The closing of the OP Merger (the “OP Closing” and, together with the REIT Closing, the “Closing”) shall take place immediately after the effectiveness of the REIT Merger at the offices identified above. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” If the REIT Closing and the OP Closing occur on different dates, then the term “Closing Date” shall mean, with respect to the REIT Merger, the date on which the REIT Closing occurs and, with respect to the OP Merger, the date on which the OP Closing occurs.

Section 1.03.     Effective Times.

          (a)     Prior to the REIT Closing, Parent L.P., Merger Sub and the Company shall prepare, and, on the Closing Date, the Company shall file with the State Department of Assessments and Taxation of Maryland articles of merger and/or such other appropriate documents (the “Articles of Merger”) executed in accordance with the applicable provisions of the Maryland REIT Law and the MLLCA and shall make all other filings or recordings required under the Maryland REIT Law and the MLLCA to effect the REIT Merger. The REIT Merger shall become effective at such time as the Articles of Merger are accepted for record by the State Department of Assessments and Taxation of Maryland, or at such later time as Parent L.P. and the Company shall agree and specify in the Articles of Merger; provided, however, that if Parent shall not have received the Private Letter Ruling that confirms the matters referred to in Section 6.22 before the Final Condition Satisfaction Date, the Company shall file the Articles of Merger with the State Department of Assessment and Taxation of Maryland on the Final Condition Satisfaction Date to be effective on the following business day at 10:00 a.m. Eastern Time (the time at which the REIT Merger becomes effective being the “REIT Effective Time”).

          (b)     Prior to the OP Closing, Parent L.P., L.P. Merger Sub and Company L.P. shall prepare, and, immediately after the REIT Effective Time or as soon thereafter as reasonably practicable, Company L.P.

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shall file with the Secretary of State of the State of Delaware a certificate of merger and/or such other appropriate documents (the “OP Merger Certificate”) executed in accordance with the applicable provisions of the DRULPA and the DLLCA and shall make all other filings or recordings required under the DRULPA and the DLLCA to effect the OP Merger. The OP Merger shall become effective at such time as the OP Merger Certificate is duly filed with the office of the Secretary of State of the State of Delaware, or at such later time as Parent L.P. and Company L.P. shall agree and specify in the OP Merger Certificate; provided, however, that if Parent shall not have received the Private Letter Ruling that confirms the matters referred to in Section 6.22 before the Final Condition Satisfaction Date, Company L.P. shall file the OP Merger Certificate with the of Secretary of State of the State of Delaware on the Final Condition Satisfaction Date to be effective on the following business day at 10:00 a.m. Eastern Time (the time at which the OP Merger becomes effective being the “OP Effective Time” and, together with the REIT Effective Time, the “Effective Time”).

Section 1.04.     Legal Effects of Mergers.     The REIT Merger shall have the effects set forth in Section 8-501.1 of the Maryland REIT Law and Section 4A-709 of the MLLCA. The OP Merger shall have the effects set forth in Section 17-211 of the DRULPA and Section 18-209 of the DLLCA.

Section 1.05.     Effect of the REIT Merger on the Organizational Documents and Management of the Surviving Company.

          (a)     Organizational Documents.     Except as provided in Section 10.5, from and after the REIT Effective Time, the operating agreement of Merger Sub shall be the operating agreement of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

          (b)     Management.     The officers of Merger Sub as of the REIT Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

Section 1.06.     Effect of the OP Merger on the Company L.P. Partnership Agreement.     The Company L.P. Partnership Agreement shall be amended and restated as of the OP Effective Time in accordance with the instructions of Parent and, as so amended, shall be the Agreement of Limited Partnership of the Surviving L.P. until thereafter changed or amended as provided therein or by applicable Law.

Section 1.07.     Effect of REIT Merger on Company Shares.

          (a)     Each Company Common Share issued and outstanding immediately prior to the REIT Effective Time (other than Company Common Shares owned or held by Parent, Parent L.P., the Company or any of their respective direct or indirect wholly owned Subsidiaries, all of which shall be canceled as provided in Section 1.07(d)) shall be converted into the right to receive (i) $21.50 in cash minus the Cash Adjustment Amount (as the same may be adjusted pursuant to Section 10.5 the “Cash Consideration”) and (ii) a fraction of a fully paid and nonassessable Parent Common Share equal to the Common Exchange Ratio (which Common Exchange Ratio is subject to adjustment as set forth below), subject to Section 2.05 with respect to fractional shares (collectively, the “REIT Merger Consideration”). For purposes of this Agreement, the “Common Exchange Ratio” means 0.69, appropriately adjusted for any share splits, reverse share splits, share dividends, recapitalizations or other similar transactions.

          (b)     Each Company Series D Preferred Share issued and outstanding on the date hereof shall be redeemed, if subject to redemption, by the Company as provided in Section 6.13 unless earlier converted by the holder into a Company Common Share prior to such time; provided, however, that any Company Series D Preferred Share, which is not subject to redemption on or prior to the Closing Date, issued and outstanding immediately prior to the REIT Effective Time (other than Company Series D Preferred Shares owned or held by Parent, Parent L.P., the Company or any of their respective direct or indirect wholly owned Subsidiaries, all of which shall be canceled as provided in Section 1.07(d)), shall be converted into the right to receive one fully paid and nonassessable Parent Series E Cumulative Convertible Redeemable Preferred Share (the “Parent Series E Preferred Shares”). As a result of the REIT Merger and without any action on the part of the holders thereof, at the REIT Effective Time, all Company Series D Preferred Shares shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the REIT Effective Time evidenced any such Company Series D Preferred Share (a

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“Series D Certificate”) shall thereafter cease to have any rights with respect to such Company Series D Preferred Shares, except (i) the right to receive Parent Series E Preferred Shares, and (ii) any dividends or other distributions to which holders of Company Series D Preferred Shares become entitled, all in accordance with Article II upon the surrender of such Series D Certificate. If the Closing Date occurs prior to the date that the Company Series D Preferred Shares may be redeemed and any such shares remain issued and outstanding, prior to the REIT Effective Time, the Declaration of Trust of Parent shall be amended in accordance with Maryland law in order to create the Parent Series E Preferred Shares, which will have the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a Company Series D Preferred Share (except for changes that do not materially and adversely affect the holders of the Company Series D Preferred Shares).

          (c)     As a result of the REIT Merger and without any action on the part of the holders thereof, at the REIT Effective Time, all Company Common Shares and Company Series D Preferred Shares, including those Company Common Shares held by the Company in trust, or otherwise designated, for the participants in and beneficiaries of the Company Deferred Compensation Plans (other than shares referred to in Section 1.07(d)) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the REIT Effective Time evidenced any such shares (a “Certificate”) shall thereafter cease to have any rights with respect to such Company Common Shares or Company Series D Preferred Shares except (i) the right to receive the REIT Merger Consideration or Parent Series E Preferred Shares, as the case may be, (ii) any cash in lieu of fractional Parent Common Shares to be issued or paid in consideration for Company Common Shares and (iii) any dividends or other distributions to which holders become entitled, all in accordance with Article II upon the surrender of such Certificate.

          (d)     Each Company Common Share and Company Series D Preferred Share owned or held by Parent, Parent L.P., the Company or any of their respective direct or indirect wholly owned Subsidiaries at the REIT Effective Time (other than those Company Common Shares held by the Company in trust, or otherwise designated, for the participants in and beneficiaries of the Company Deferred Compensation Plans) shall, by virtue of the REIT Merger, cease to be outstanding and shall be canceled and retired and shall cease to exist and no REIT Merger Consideration or other consideration shall be delivered in exchange therefor.

          (e)     Each Company Common Share held by the Company in trust, or otherwise designated, for participants in and beneficiaries of the Company Deferred Compensation Plans shall be converted into a number of fully paid and non-assessable Parent Common Shares equal to the Option Exchange Ratio.

          (f)     Except as provided in Section 10.5, the membership interests of Merger Sub issued and outstanding immediately prior to the REIT Effective Time shall remain issued and outstanding and unchanged by the REIT Merger.

          (g)     If prior to the REIT Effective Time, Parent or the Company, as the case may be, should split, combine or otherwise reclassify the Parent Common Shares or the Company Common Shares, or make a distribution in Parent Common Shares or Company Common Shares, as applicable, or otherwise change the Parent Common Shares or Company Common Shares into any other securities, or make any other such share dividend or distribution in shares of beneficial interest of Parent or the Company in respect of the Parent Common Shares or the Company Common Shares, respectively, then any number or amount contained herein which is based upon the price of the Parent Common Shares or the number of Company Common Shares or Parent Common Shares, as the case may be (including but not limited to the Cash Consideration and the Common Exchange Ratio), will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

Section 1.08.     Company Options.

          (a)     Except as otherwise set forth in Section 1.08(c), the Company shall take all actions necessary and appropriate to provide that at the REIT Effective Time each outstanding and unexercised option to purchase Company Common Shares granted under any of the Company Incentive Plans (each, a “Company Option”), whether or not exercisable or vested, shall be converted into an option to purchase Parent Common Shares (each, a “New Parent Option”), on the same terms and conditions as were applicable under the

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Company Option (but taking into account any changes thereto, including the acceleration thereof, provided for in the Company Incentive Plans or other agreement set forth on the Company Disclosure Letter). Each New Parent Option shall be exercisable for a number of Parent Common Shares equal to (i) the number of Company Common Shares subject to the Company Option to which such New Parent Option relates multiplied by (ii) the Option Exchange Ratio, rounded to the nearest share. The per share exercise price of each New Parent Option shall equal (A) the per share exercise price of the Company Option to which such New Parent Option relates divided by (B) the Option Exchange Ratio, rounded to the nearest one-hundredth of a cent. For this purpose, the “Option Exchange Ratio” shall be equal to a fraction, the numerator of which is the per share dollar value of the REIT Merger Consideration on the Closing Date (with the portion of the REIT Merger Consideration that consists of Parent Common Shares valued at the Closing Date Market Price) and the denominator of which is the Closing Date Market Price; provided, however, that if a Special Dividend is declared pursuant to Section 10.3, the Option Exchange Ratio shall be an amount equal to the foregoing plus an amount equal to the quotient that results from dividing the Special Dividend Amount by the Closing Date Market Price.

          (b)     Subject to Section 1.08(c) and the terms of the Company Incentive Plans and applicable Laws, the Company and Parent shall take any actions necessary and appropriate to cause the Company Incentive Plans to be assumed by Parent at the REIT Effective Time, and from and after the REIT Effective Time, except as otherwise set forth herein, the terms of each Company Option and the Company Incentive Plan under which such Company Option was initially granted, in each case, as in effect immediately prior to the REIT Effective Time, shall continue to apply to the corresponding New Parent Option.

          (c)     Prior to the REIT Effective Time and subject to the terms of the Company Incentive Plans, the Company may, in its sole discretion, take all actions necessary and appropriate to allow each holder of a Company Option (whether or not exercisable or vested) to elect, in lieu of the treatment provided in Section 1.08(a), to convert each Company Option so held into the right to receive an amount of cash at the REIT Effective Time equal to the product of (i) the excess, if any, of the sum of the per share dollar value of the REIT Merger Consideration on the Closing Date (with the portion of the REIT Merger Consideration that consists of Parent Common Shares valued at the Closing Date Market Price) and the Special Dividend Amount, if any, over the per share exercise price of such Company Option and (ii) the number of Company Common Shares subject to such Company Option (such payment to be net of all applicable withholding taxes). The Company shall notify Parent not later than five days prior to the REIT Effective Time of the number of Company Options for which the treatment provided in this Section 1.08(c) has been elected and the total amount of cash payable pursuant to such elections.

          (d)     Prior to the REIT Effective Time, the Company shall take all necessary action for the adjustment of the Company Options under this Section 1.08. Parent shall reserve for issuance a number of Parent Common Shares at least equal to the number of Parent Common Shares that will be subject to the Company Options that are to be converted into New Parent Options pursuant to this Section 1.08. As soon as reasonably practicable following the REIT Effective Time, Parent shall file an amendment to the Form S-4 on Form S-8 or shall file a registration statement on Form S-8 (or any successor, or if Form S-8 is not available, other appropriate forms) with respect to the Parent Common Shares issuable upon exercise of the New Parent Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

Section 1.09.     Effect of OP Merger on Interests of Constituent Entities.

          (a)     As of the OP Effective Time, without any further action on the part of any holder of Company L.P. Units or any other party hereto:

                           (i)     The Company GP Units issued and outstanding immediately prior to the OP Effective Time shall remain issued and outstanding and unchanged by the OP Merger.

                           (ii)     Each Company Common Unit (other than any Company Common Units owned or held by Parent, Parent L.P., Merger Sub, L.P. Merger Sub, Company G.P., Company L.P. or any of their respective direct or indirect wholly owned Subsidiaries which shall remain issued and outstanding and

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unchanged by the OP Merger) owned or held by the limited partners of Company L.P. immediately prior to the effectiveness of the OP Merger shall be converted into the right to receive a number of Parent Class A Units equal to the Common Interest Exchange Ratio (the “OP Merger Consideration”). For purposes of this Agreement, the “Common Interest Exchange Ratio” means the sum of (x) the Common Exchange Ratio plus (y) the quotient that results from dividing the Cash Consideration (giving effect to any decrease thereto as provided in Section 1.07(a)) by $31.1594. As a result of the OP Merger and without any action on the part of the holders thereof, at the OP Effective Time, all Company Common Units converted as provided in the preceding sentence shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of such Company Common Units shall thereafter cease to have any rights with respect to such Company Common Units, except the right to receive the OP Merger Consideration and any dividends or other distributions to which such holder becomes entitled, all in accordance with Article II upon the exchange of such Company Common Unit; and

                           (iii)     The limited liability company interests in L.P. Merger Sub outstanding immediately prior to the effectiveness of the OP Merger shall be converted into a limited partnership interest in the Surviving L.P. representing 3% of the partnership interests therein, entitling the holder thereof to such rights, duties and obligations as are more fully set forth in the Agreement of Limited Partnership of the Surviving L.P. All limited liability company interests in L.P. Merger Sub so converted shall cease to be outstanding and shall be canceled and retired and shall cease to exist.

          (b)     If prior to the OP Effective Time, Parent L.P. or Company L.P., as the case may be, should split, combine or otherwise reclassify the Parent Class A Units or the Company L.P. Units, or pay a non-cash dividend or other non-cash distribution in Parent Class A Units, Parent Preferred Units or Company L.P. Units, as applicable, or make any other such non-cash dividend or non-cash distribution in interests of Parent L.P. or Company L.P. in respect of the Parent Class A Units or the Company L.P. Units, respectively, then any number or amount contained herein which is based upon the number of Parent Class A Units or Company L.P. Units, as the case may be, will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

Section 1.10.     Structure.     The Company shall cooperate with Parent and agree to any reasonable changes requested by Parent regarding the structure of the transactions contemplated herein (such cooperation shall include entering into appropriate amendments to this Agreement) in order to enable Parent, Parent L.P. or Merger Sub to obtain a “step up” in the tax basis of the assets of the Company or any Company Subsidiary; provided that any such changes do not have an adverse effect on either the holders of the Company Common Shares or Company Common Units or jeopardize the intended qualifications of the REIT Merger as a taxable sale by the Company of all of the Company’s assets to Merger Sub in exchange for the REIT Merger Consideration to be received by the shareholders of the Company and the assumption of all of the Company’s liabilities, and the treatment of this Agreement as a “plan of liquidation” of the Company for federal income tax purposes pursuant to Section 331 of the Code. If the Closing occurs pursuant to Section 1.02(a), the execution of this Agreement shall constitute the adoption of a plan of liquidation of the Company pursuant to Section 331 of the Code.

Section 1.11.     Election by Limited Partners in Company L.P. to Exercise the Exchange Right; The OP Merger.     Notwithstanding any limitation or restriction contained in the Company L.P. Partnership Agreement with respect to the right of a Limited Partner (as defined in the Company L.P. Partnership Agreement) to exercise the Exchange Right (as defined in the Company L.P. Partnership Agreement) (including, without limitation, any limitation or restriction contained in Section 8.05 of the Company L.P. Partnership Agreement), every Limited Partner shall have the right to exercise the Exchange Right by submitting to Company L.P. (with a copy to the Company) during the period between the mailing date of the Joint Proxy Statement/Prospectus for the Company Shareholders Meeting and 5:00 p.m., Eastern time, on the second business day prior to the date of the Company Shareholders Meeting a Notice of Exchange (as defined in the Company L.P. Partnership Agreement) specifying the number of Company Common Units which such Limited Partner desires to have exchanged pursuant to Section 8.05 of the Company L.P. Partnership Agreement (as modified by this Section 1.11), which Notice of Exchange shall be conditioned upon the closing of the OP Merger and which Notice of Exchange may be conditioned on whether the REIT Merger occurs as contemplated by Section 1.01(a) or occurs as contemplated by Section 10.5; provided, that,

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          (a)     with respect to each Notice of Exchange (a copy of the form of which shall accompany or form a part of the form of election) properly submitted by a Limited Partner in accordance with this Section 1.11 (an “Exercise”), the Company shall elect in accordance with Section 8.05(b) of the Company L.P. Partnership Agreement to purchase the Company Common Units relating to such Exercise by paying the REIT Shares Amount (as defined in the Company L.P. Partnership Agreement) and not the Cash Amount (as defined in the Company L.P. Partnership Agreement);

          (b)     Notwithstanding the provisions of Section 8.05(b) of the Company L.P. Partnership Agreement, the Company shall not be required to notify the Exchanging Partner (as defined in the Company L.P. Partnership Agreement) of the Company’s election to purchase the Company Common Units as described in the foregoing clause (a);

          (c)     The Specified Exchange Date (as defined in the Company L.P. Partnership Agreement) shall be the Closing Date (as defined herein) at a time prior to the consummation of the OP Merger; and

          (d)     Each Exchanging Partner shall be treated as an owner of the Company Common Shares issued pursuant to this Agreement at the REIT Effective Time.

ARTICLE II
Exchange of Securities

Section 2.01.     Exchange Fund.     On or prior to the Closing Date, Parent shall deposit with Computershare Limited or such other bank or trust company as Parent shall determine and which shall be reasonably satisfactory to the Company (the “Exchange Agent”), (i) in trust for the benefit of holders of Company Common Shares, for exchange in accordance with Section 1.07(a), all the cash and certificates evidencing Parent Common Shares to be paid or issued pursuant to this Agreement in exchange for outstanding Company Common Shares and cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.05, (ii) in trust for the benefit of holders of Company Series D Preferred Shares, for exchange in accordance with Section 1.07(e) all the certificates representing Parent Series E Preferred Shares, if any, to be issued pursuant to this Agreement in exchange for outstanding Company Series D Preferred Shares. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.03. Any cash and certificates of Parent Common Shares or Parent Series E Preferred Shares deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund”.

Section 2.02.     Exchange Procedures.

As promptly as practicable after the REIT Effective Time, the Exchange Agent will send to each record holder of Certificates other than Certificates to be canceled pursuant to Section 1.07(d): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify, subject to the Company’s approval not to be unreasonably withheld) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the REIT Merger Consideration or the Parent Series E Preferred Shares, as the case may be. As soon as reasonably practicable after the REIT Effective Time: (i) each holder of a Certificate evidencing Company Common Shares, upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor a certificate or certificates evidencing the number of full Parent Common Shares into which the aggregate number of Company Common Shares previously represented by such Certificate shall have been converted pursuant to this Agreement and the amount of cash that such holder is entitled to hereunder (including amounts to be paid pursuant to Section 1.07(a), in lieu of fractional Parent Common Shares pursuant to Section 2.05 and in respect of any dividends or other distributions to which holders are entitled pursuant to Section 2.03), and (ii) each holder of a Certificate evidencing Company Series D Preferred Shares, upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor a certificate or certificates evidencing the number of full

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Parent Series E Preferred Shares into which the aggregate number of Company Series D Common Shares previously represented by such Certificate shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or will accrue on any cash payable pursuant to Section 1.07, Section 2.03 or Section 2.05. In the event of a transfer of ownership of Company Common Shares which is not registered in the transfer records of the Company, one or more certificates of Parent Common Shares evidencing, in the aggregate, the proper number of Parent Common Shares, a check in the proper amount of cash pursuant to Section 1.07(a) and cash in lieu of any fractional Parent Common Shares pursuant to Section 2.05 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.03, may be issued with respect to such Company Common Shares to such a transferee if the Certificate representing such Company Common Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. In the event of a transfer of ownership of Company Series D Preferred Shares which is not registered in the transfer records of the Company, one or more certificates of Parent Series E Preferred Shares evidencing, in the aggregate, the proper number of Parent Series E Preferred Shares and any dividends or other distributions to which such holder is entitled pursuant to Section 2.03 may be issued with respect to such Company Series D Preferred Share to such a transferee if the Certificate representing such Company Series D Preferred Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Provision shall be made for holders of Certificates to procure in person immediately after the Effective Time a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Company Common Shares or Company Series D Preferred Shares, as the case may be, in exchange for the REIT Merger Consideration or the Parent Series E Preferred Shares, as applicable, and cash in lieu of fractional Parent Common Shares and dividends and distributions, if any, pursuant to Section 2.03.

Section 2.03.     Distributions with Respect to Unexchanged Securities.

          (a)     No dividends or other distributions declared or made with respect to Parent Common Shares or Parent Series E Preferred Shares with a record date after the REIT Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Shares or Parent Series E Preferred Shares that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional Parent Common Shares shall be paid to any such holder pursuant to Section 2.05 until such holder shall surrender such Certificate in accordance with Section 2.02.

          (b)     Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of Parent Common Shares or Parent Series E Preferred Shares issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional Parent Common Shares to which such holder is entitled pursuant to Section 2.05 and the amount of dividends or other distributions with a record date after the REIT Effective Time theretofore paid with respect to such whole Parent Common Shares or Parent Series E Preferred Shares, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the REIT Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Parent Common Shares or Parent Series E Preferred Shares.

          (c)     Subject to the effect of applicable Laws, following the automatic conversion of Company Common Units in the OP Merger as provided in Section 1.09, there shall be paid to such holder of Parent Class A Units issuable in exchange therefor, without interest, (a) promptly after the time of such exchange, the amount of distributions with a record date after the OP Effective Time theretofore paid with respect to such Parent Class A Units, and (b) at the appropriate payment date, the amount of distributions with a record date after the OP Effective Time but prior to such exchange and a payment date subsequent to such exchange payable with respect to such Parent Class A Units.

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Section 2.04.     No Further Ownership Rights in Company Common Shares, Company Series D Preferred Shares and Company Common Units.

          (a)     All Parent Common Shares issued and cash paid upon conversion of Company Common Shares in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 1.07(a), 2.03 or 2.05) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Company Common Shares.

          (b)     All Parent Series E Preferred Shares issued upon conversion of Company Series D Preferred Shares in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.03) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Company Series D Preferred Shares.

          (c)     The OP Merger Consideration issued upon conversion of Company Common Units in accordance with the terms of Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Units.

Section 2.05.     No Fractional Shares.

          (a)     No fractional Parent Common Shares or certificates or scrip or Parent Common Shares evidencing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates.

          (b)     Notwithstanding any other provision of this Agreement, each holder of Company Common Shares exchanged pursuant to the REIT Merger who would otherwise have been entitled to receive a fraction of a Parent Common Share (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a Parent Common Share multiplied by (ii) the Closing Date Market Price. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

Section 2.06.     Termination of Exchange Fund.     Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for one year after the REIT Effective Time shall be delivered to the Surviving Company or otherwise on the instruction of the Surviving Company, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company and Parent (subject to abandoned property, escheat or other similar laws) for (i) the REIT Merger Consideration with respect to Company Common Shares formerly represented thereby or the Parent Series E Preferred Shares with respect to the Company Series D Preferred Shares formerly represented thereby (as the case may be), in either case which such holders are entitled pursuant to Section 1.07, (ii) any cash in lieu of fractional Parent Common Shares to which such holders are entitled pursuant to Section 2.05 and (iii) any dividends or distributions with respect to Parent Common Shares to which such holders are entitled pursuant to Section 2.03.

Section 2.07.     No Liability.     None of Parent, Parent L.P., Merger Sub, L.P. Merger Sub, the Company, Company L.P. or the Exchange Agent shall be liable to any Person in respect of (i) any REIT Merger Consideration or Parent Series E Preferred Shares from the Exchange Fund or OP Merger Consideration, (ii) cash in lieu of fractional Parent Common Shares pursuant to Section 2.05 or (iii) any dividends or distributions with respect to Parent Common Shares, Parent Class A Units or Parent Series E Preferred Shares pursuant to Section 2.03 delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.08.     Investment of the Exchange Fund.     Any funds included in the Exchange Fund may be invested by the Exchange Agent, as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America or backed by the full faith and credit of the United States of America; provided, further, that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the Company shareholders pursuant to the other provisions of this Article II. Any interest and other income resulting from such investments shall promptly be paid to or at the discretion of Parent.

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Section 2.09.     Lost Certificates.     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate or other documentation (including an indemnity in customary form) reasonably requested by Parent, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable REIT Merger Consideration or Parent Series E Preferred Shares with respect to the Company Common Shares or Company Series D Preferred Shares formerly evidenced thereby, any cash in lieu of fractional Parent Common Shares, and unpaid dividends and distributions on Parent Common Shares or Parent Series D Preferred Shares deliverable in respect thereof, all pursuant to this Agreement.

Section 2.10.     Withholding Rights.     Each of the Surviving Company, the Surviving L.P., Parent and Parent L.P. shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares, any holder of Company Common Units and any holder of Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Company, the Surviving L.P., Parent or Parent L.P., as the case may be, and paid to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares, Company Common Units or Company Options, as the case may be, in respect of which such deduction and withholding was made by the Surviving Company, the Surviving L.P., Parent or Parent L.P., as the case may be.

Section 2.11.     Further Assurances.

          (a)     At and after the REIT Effective Time, the officers of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the REIT Merger.

          (b)     At and after the OP Effective Time, Company G.P., as the general partner of Company L.P., and the officers of Company L.P. will be authorized to execute and deliver, in the name and on behalf of Company L.P. or L.P. Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company L.P. or L.P. Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in Company L.P. any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Company L.P. as a result of, or in connection with, the OP Merger.

Section 2.12.     Share Transfer Books.

          (a)     At the close of business, New York time, on the day the REIT Effective Time occurs, the share transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Shares or Company Series D Preferred Shares on the records of the Company. From and after the REIT Effective Time, the holders of Certificates shall cease to have any rights with respect to such Company Common Shares or Company Series D Preferred Shares, except as otherwise provided herein or by Law. On or after the REIT Effective Time, any Certificates presented to the Exchange Agent, the Surviving Company or Parent for any reason shall be exchanged for the REIT Merger Consideration or Parent Series E Preferred Shares into which such Company Common Shares or Company Series D Preferred Shares have been converted, any cash in lieu of fractional Parent Common Shares to which the holders thereof are entitled pursuant to Section 2.05 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.03.

          (b)     At the close of business, New York time, on the day the OP Effective Time occurs, the transfer books of Company L.P. shall be closed and there shall be no further registration of transfers of Company L.P. Units thereafter on the records of Company L.P. (except as approved by Parent or Parent

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L.P.). From and after the OP Effective Time, the holders of Company L.P. Units shall cease to have any rights with respect to such Company L.P. Units, except as otherwise provided herein or by Law. On or after the OP Effective Time, any Company Common Units presented to Company L.P. or Parent L.P. for any reason shall be converted into the OP Merger Consideration. This Section shall not apply to Company L.P. Units owned or held by Parent, Parent L.P., Merger Sub, Company G.P., Company L.P. or any of their respective direct or indirect wholly owned Subsidiaries immediately after the OP Effective Time.

ARTICLE III
Representations and Warranties of the Company and Company L.P.

As an inducement to Parent, Parent L.P., Merger Sub and L.P. Merger Sub to enter into this Agreement, except as disclosed in a section of the Company Disclosure Letter corresponding to the section of this Article III to which such disclosure applies, each of the Company and Company L.P. hereby jointly and severally represents and warrants to Parent, Parent L.P., Merger Sub and L.P. Merger Sub as follows:

Section 3.01.     Organization, Standing and Power of the Company.     The Company is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland and has the requisite real estate investment trust power, authority and all necessary government approvals or licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such real estate investment trust power, authority, government approvals or licenses would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the Charter and bylaws in each case, as currently in effect (the “Company Organizational Documents”). The Company Organizational Documents are in full force and effect as of the date hereof.

Section 3.02.     Company Subsidiaries.

          (a)     Each Company Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate power, authority and all necessary government approvals and licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such corporate power, authority, government approvals or licenses would not, individually or in the aggregate, have a Company Material Adverse Effect. All outstanding shares of stock of each Company Subsidiary that is a corporation have been duly authorized, are validly issued, fully paid and nonassessable, and are not subject to any rights of first offer, rights of first refusal, tag-along rights or any other preemptive rights and are, except as disclosed in Section 3.02(a) of the Company Disclosure Letter, (i) 100% owned by the Company and/or another Company Subsidiary and (ii) owned free and clear of all Encumbrances, preemptive rights, call rights, assessments or other adverse interests of any kind or nature whatsoever.

          (b)     Each Company Subsidiary that is a partnership, limited liability company, trust or other entity (including, without limitation, Company L.P.) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite power, authority and all necessary government approvals and licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power, authority, government approvals or licenses would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the Company L.P.’s limited partnership agreement, as currently in effect which limited partnership agreement is in full force and effect as of the date hereof.

          (c)     Each Company Subsidiary is duly qualified or licensed to do business and is, where applicable, in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary,

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except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (d)     Except as set forth in Section 3.02(d) of the Company Disclosure Letter, there are no outstanding options, warrants or other rights to acquire ownership interests from or with respect to any Company Subsidiary. The Company has heretofore made available to Parent complete and correct copies of the charter, by-laws, partnership agreements, operating agreements or other organizational documents of each of the Company Subsidiaries, each as amended to date, and each such instrument or agreement is in full force and effect as of the date hereof. Section 3.02(d) of the Company Disclosure Letter sets forth (i) all Company Subsidiaries and their respective jurisdictions of incorporation or organization, and (ii) each owner and the respective amount of such owner’s equity interest in each Company Subsidiary. Except as set forth in Section 3.02(d) of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interests in any other Person, or any interest convertible into or exchangeable or exercisable for any equity or similar interests in any other Person.

Section 3.03.     Authority; No Violations; Consents and Approval.

          (a)     The Company and Company L.P. each has all requisite real estate investment trust or partnership power and authority to enter into this Agreement and each of the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, subject, with respect to the consummation of the REIT Merger and the Prudential Asset Sale, to receipt of the affirmative vote of the holders of at least a majority of all votes entitled to be cast on the REIT Merger and the Prudential Asset Sale (the “Required Company Vote”) and the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland, and the acceptance for filing of the OP Merger Certificate by the Secretary of State of the State of Delaware. Each Company Subsidiary that is a party to any Transaction Document has all requisite power and authority to enter into such Transaction Document and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of the Company and each applicable Company Subsidiary, subject, with respect to the consummation of the REIT Merger and the Prudential Asset Sale, to receipt of the Required Company Vote. The Transaction Documents have been duly executed and delivered by the Company and each applicable Company Subsidiary and constitute legal, valid and binding obligations of the Company and each applicable Company Subsidiary, and assuming they are binding obligations of Parent, Parent L.P., Merger Sub and L.P. Merger Sub in accordance with their terms, are enforceable against the Company and each Company Subsidiary in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

          (b)     Except as set forth in Section 3.03(b) of the Company Disclosure Letter, the execution and delivery of the Transaction Documents by the Company and each applicable Company Subsidiary do not, and, after obtaining the Required Company Vote, the consummation of the transactions contemplated hereby or thereby, and compliance with the provisions hereof or thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation, or the material loss of a benefit under, or give rise to a right of purchase, first offer or forced sale, under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of the Company Subsidiaries under any provision of:

                           (i)     the Company Organizational Documents or the comparable charter or organizational documents (including any operating agreement or limited partnership agreement) of any Company Subsidiary;

                           (ii)     any Contract applicable to the Company or any Company Subsidiary, or their respective properties or assets or any guarantee by the Company or any Company Subsidiary of any of the foregoing, it being understood that no representation is being given as to whether the Surviving Company, the Surviving L.P. and their Subsidiaries will be in compliance with any financial covenants contained therein following the Mergers; or

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                           (iii)     assuming the consents, approvals, authorizations, permits and filings or notifications referred to in Section 3.03(d) are duly and timely obtained or made and the Required Company Vote and Required Parent Vote each have been obtained, any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to the Company or any Company Subsidiary, or any of their respective properties or assets;

except as to clauses (ii) and (iii) as would not, individually or in the aggregate, cause a Company Material Adverse Effect.

          (c)     Except as set forth on Section 3.03(c) of the Company Disclosure Letter, without limiting the generality of Section 3.03(b), the transactions contemplated herein do not violate any provision regarding direct or indirect transfers of interests in any Company Subsidiary that are set forth in any agreement relating to the operation of, or the ownership of interests in, any Company Subsidiary, even if such transactions result in a termination under Section 708 of the Code of any Company Subsidiary.

          (d)     Except as set forth in Section 3.03(d) of the Company Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required by or on behalf of the Company or any of the Company Subsidiaries in connection with the execution and delivery of the Transaction Documents by the Company and each of the applicable Company Subsidiaries or the consummation by the Company or the applicable Company Subsidiaries of the transactions contemplated hereby or thereby, except for:

                           (i)     as to the REIT Merger, the filing of the Articles of Merger with the Department of Assessment and Taxation of the State of Maryland, and as to the OP Merger, the filing of the OP Merger Certificate with the Secretary of State of the State of Delaware;

                           (ii)     a proxy statement relating to the Required Company Vote (as amended or supplemented from time to time, the “Company Proxy Statement”) and the Registration Statement (as defined below);

                           (iii)     rules and regulations of the NYSE;

                           (iv)     such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement;

                           (v)     such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Parent Common Shares and Parent Class A Units pursuant to this Agreement; and

                           (vi) such other consents, approvals, orders, authorizations, registrations, declarations, filings or permits that (1) may be required in connection with the payment of any transfer and gains taxes or under federal, state or local environmental laws or (2) the failure to obtain or make, individually or in the aggregate, would not have a Company Material Adverse Effect.

Section 3.04.     Capital Structure.

          (a)     The Company is authorized to issue 120,000,000 shares of beneficial interest, consisting of 100,000,000 Company Common Shares and 20,000,000 preferred shares of beneficial interest, par value of $.01 per share (the “Company Preferred Shares”), of which 1,000,000 have been designated Junior Participating Cumulative Preferred Shares of Beneficial Interest and 3,773,585 shares have been designated as Series D Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest (“Company Series D Preferred Shares”). As of the date hereof, (i) 46,328,782 Company Common Shares (excluding shares held by the Company but including Common Shares held by the Company in trust or otherwise designated for the participants in and beneficiaries of the Company Deferred Compensation Plans) were issued and outstanding, (ii) 2,823,583 Company Series D Preferred Shares were issued and outstanding; (iii) 2,823,583 Company Common Shares were reserved for issuance upon conversion of the Company Series D Preferred Shares, (iv) 3,233,553 Company Common Shares were held by the Company, (v) 5,455,186 Company Common Shares were reserved for issuance upon exercise of Company Options issued and outstanding pursuant to Company Incentive Plans, (vi) 1,594,814 Company Common Shares were reserved for issuance upon exercise of

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Company Options available for future grant pursuant to Company Incentive Plans (but, for the sake of clarity, no such Options will be awarded without Parent’s consent) and (vii) 1,797,479 Company Common Shares were reserved for issuance upon exchange of Company Common Units. The conversion price per share of the Company Series D Preferred Shares is $26.50 and the quarterly dividend rate per share of the Company Series D Preferred Shares is $0.56.

          (b)     To the Knowledge of the Company, the issuance and sale of the issued and outstanding shares of beneficial interest described in this Section 3.04 have been made in compliance in all material respects with United States federal and state securities Laws. Section 3.04(b) of the Company Disclosure Letter accurately sets forth as of the date hereof the names of all holders of options or rights to purchase the Company’s shares of beneficial interest (including but not limited to Company Options) and the number and type of shares issuable upon exercise of such options, the exercise price and vesting schedule with respect thereto. Except as set forth in Section 3.04(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has agreed to register any securities under the Securities Act or under any state securities Law or granted registration rights to any Person, and complete and correct copies of any such agreements have previously been made available to Parent. Except as set forth in Section 3.04(b) of the Company Disclosure Letter, as of the date hereof, there are no outstanding share or stock-appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, share or stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith.

          (c)     (i) As of the date hereof, the issued and outstanding partnership interests of Company L.P. consist of (A) 47,152 units of general partner interest (the “Company GP Units”), all of which are owned by Prentiss Properties I, Inc., a Delaware corporation (“Company G.P.”), a wholly owned Subsidiary of the Company and (B) 48,079,109 common units of limited partner interest (“Company Common Units”) of which 46,281,630 Common Units are owned by the Company and Company G.P.

                           (ii)     Company G.P. is a wholly owned Subsidiary of the Company and is the sole general partner of Company L.P. and as of the date hereof holds Company GP Units representing 100% of the outstanding Company GP Units. Section 3.04(c) of the Company Disclosure Letter sets forth the name of each partner and the number of Company Common Units held by such partner in Company L.P.

                           (iii)     Each Company Common Unit may, under certain circumstances and subject to certain conditions set forth in the Company L.P. Partnership Agreement, be exchanged into Company Common Shares on a one-for-one basis. To the Knowledge of the Company, as of the date hereof, no notice has been received by the Company or Company L.P. of the exercise of any of the rights set forth in this Section 3.04(c)(iii), which are not reflected in this Section. Notwithstanding anything to the contrary contained herein, except as otherwise restricted pursuant to the Voting Agreements for certain holders, the holders of Company Common Units may at any time and from time to time prior to the REIT Effective Time convert such interests into Company Common Shares.

          (d)     Except as set forth in Sections 3.04(a) or (c) hereof or in Section 3.04(b) or 3.04(d) of the Company Disclosure Letter, as of the date hereof there are issued and outstanding or reserved for issuance: (i) no Company Common Shares or other shares of beneficial interest, Voting Debt or other voting securities of the Company; (ii) no restricted Company Common Shares or other shares of beneficial interest, capital stock or equity interests of the Company or any Company Subsidiary, performance share awards or dividend equivalent rights relating to the equity interests of the Company or any Company Subsidiary, (iii) no securities of the Company or any Company Subsidiary or securities or assets of any other entity convertible into or exchangeable for Company Common Shares, other shares of beneficial interest, Voting Debt or other voting securities of the Company or any Company Subsidiary; and (iv) no subscriptions, options, warrants, conversion rights, share appreciation rights, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements to which the Company or any Company Subsidiary is a party or by which it is bound in any case obligating the Company or any Company Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or

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acquired, additional Company Common Shares, other shares of beneficial interest or stock, Voting Debt or other voting securities of the Company or of any Company Subsidiary, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, share appreciation right, call, right, commitment, arrangement or agreement. All outstanding shares of beneficial interest or capital stock of the Company and each Company Subsidiary (including Company L.P.) are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and, with respect to Company Subsidiaries that are corporations, nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right or Encumbrance and with respect to each Company Subsidiary, 100% owned by the Company and/or another Company Subsidiary except as disclosed in Section 3.04(d) of the Company Disclosure Letter.

          (e)     Except as disclosed in the Company SEC Documents, all dividends or distributions on securities of the Company or any Company Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

          (f)     Except for the Transaction Documents, except as set forth in Section 3.04(f) of the Company Disclosure Letter and except as disclosed in the Company SEC Documents, to the Knowledge of the Company, there are not any (i) shareholder agreements, voting trusts, proxies or other agreements or understandings relating to the voting of any shares of beneficial interest or stock of the Company or any Company Subsidiary or (ii) agreements or understandings relating to the sale or transfer (including agreements imposing transfer restrictions) of any Company Common Shares or Company Preferred Shares or any ownership interests in any Company Subsidiary, to which the Company or any Company Subsidiary is a party or by which it is bound. Except as set forth in Section 3.04(f) of the Company Disclosure Letter, there are no restrictions on the Company’s ability to vote the equity interests of any of the Company Subsidiaries.

          (g)     Except as set forth in Section 3.04(g) of the Company Disclosure Letter, there are no Company Subsidiaries (other than Company L.P.) in which any officer, trustee or director of the Company or any Company Subsidiary owns any shares of beneficial interest, stock or other securities. To the Knowledge of the Company, as of the date hereof, there are no agreements or understandings between the Company or any Company Subsidiary and any Person that could cause such Person to be treated as holding any shares of beneficial interest, stock or security in the Company or any Company Subsidiary as an agent for, or nominee of, the Company or any Company Subsidiary.

Section 3.05.     Vote Required.     The Required Company Vote is the only vote of the holders of any class or series of the Company’s or the Company Subsidiaries shares of beneficial interest or capital stock necessary to approve this Agreement, the REIT Merger, the Prudential Asset Sale and the OP Merger.

Section 3.06.     SEC Documents.

          (a)     The Company has filed with the SEC, and has heretofore made available to Parent (by public filing with the SEC or otherwise) true and complete copies of, all reports, schedules, forms, statements and other documents required to be filed with the SEC by the Company since December 31, 2001 (collectively, the “Company SEC Documents”). The Company does not have any outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents. None of the Company SEC Documents is the subject of any confidential treatment request by the Company.

          (b)     As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as and to the extent applicable thereto, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document. Except to the extent that information contained in any Company SEC Document filed and publicly available prior to the date of this Agreement has been revised or superseded by a later filed Company SEC Document, which later filed Company SEC Document was filed prior to the date of this Agreement, none of the Company SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements

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therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, and to the extent as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as and to the extent may be indicated in the notes thereto) and fairly present the financial position of the Company and the Company Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (c)     The management of the Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 3.07.     Absence of Certain Changes or Events.     Except as and to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.07 of the Company Disclosure Letter or as otherwise permitted pursuant to this Agreement to occur after the date hereof, since December 31, 2004, the Company and the Company Subsidiaries have conducted their business only in the ordinary course and there has not been:

          (a)     other than (x) as permitted pursuant to Section 6.11 or for dividends from a wholly owned Subsidiary to its parent entity or (y) for distributions pursuant to the joint venture agreements or other documents identified on Section 3.17(e) of the Company Disclosure Letter, any declaration, setting aside or payment of any dividends on, or any other distributions in respect of, any of their shares of beneficial interest or capital stock or other ownership interests, including, without limitation, Company L.P. Units;

          (b)     any amendment of any term of any material outstanding debt or equity security of the Company or any Company Subsidiary other than in the ordinary course of business;

          (c)     any split, combination or reclassification of any Company Common Shares or the stock of any Company Subsidiary (other than the stock of Subsidiaries wholly-owned, directly or indirectly, by the Company), or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of stock or any ownership interest in, the Company or any Company Subsidiary other than in connection with (1) the conversion, redemption or exchange of the Company Series D Preferred Shares or Company L.P. Units in accordance with their terms, (2) the exercise of Company Options in accordance with their terms or (3) any dividend reinvestment or share purchase program;

          (d)     any material change in accounting methods, principles or practices of the Company or Company Subsidiaries, except as may be required by a change in industry practice, Law, GAAP or by a Governmental Entity;

          (e)     to the Knowledge of the Company, any amendment of any employment, consulting, severance, incentive stock, stock option, deferred compensation, bonus, retirement, retention or any other agreement, or the adoption of any new such agreement, between (i) the Company or any Company Subsidiary, on the one hand and (ii) any officer, trustee or director of the Company or any Company Subsidiary, on the other hand, earning more than $150,000 per year; other than as required by any contract, agreement or Company Employee Benefit Plan;

          (f)     any change in the lines of business in which the Company or any of the Company Subsidiaries participates or is engaged;

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          (g)     any direct or indirect acquisition (whether through merger or consolidation with, the purchase of a substantial equity interest in, the purchase of a substantial portion of the assets of, or otherwise) any business or any corporation, partnership, association or other business organization or a division thereof or any significant assets other than in the ordinary course of business in an amount not involving more than $1,000,000 individually or $5,000,000 in the aggregate or as otherwise specified in the Company Corporate Budget;

          (h)     any incurrence of indebtedness for borrowed money or guarantee for such indebtedness, in each case by the Company or any Company Subsidiary, other than to meet (i) the current cash needs of the Company and Company Subsidiaries not exceeding the amount contemplated by the Company Corporate Budget for such period, a copy of which has been previously provided to Parent, (ii) for projects currently under construction in amounts disclosed in the Company Corporate Budget and (iii) as needed for the conversion, redemption or exchange of Company Series D Preferred Shares or Company L.P. Units in accordance with their terms;

          (i)     any change, event, effect, damage, destruction or loss relating to the business or operations of the Company or any Company Subsidiary that has had a Company Material Adverse Effect; or

          (j)     any Contract, commitment or arrangement to do or engage in any action the consummation of which would effect any of the events listed in this Section 3.07.

Section 3.08.     Environmental Matters.     Except as disclosed in Section 3.08 of the Company Disclosure Letter, the Company SEC Documents filed prior to the date of this Agreement or which, individually or in the aggregate, would not have a Company Material Adverse Effect:

          (a)     The Company has not received written notice that any judicial, administrative or compliance order has been issued, any unresolved complaint has been filed, any unpaid penalty has been assessed, or that any investigation or review is pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to any alleged failure by the Company or any Company Subsidiary to comply with any Environmental Law;

          (b)     To the Knowledge of the Company, neither the Company nor any Company Subsidiary nor, any previous owner or lessee of any property currently owned, operated or leased by the Company or any Company Subsidiary, has used, generated, stored, treated or handled any Hazardous Material in a manner that would reasonably be expected to result in liability under Environmental Laws. In addition, to the Company’s Knowledge: (i) there are no asbestos-containing materials or Microbial Matter present on, in or under any property owned, leased or operated by the Company or any Company Subsidiary not in compliance with applicable Law, (ii) there are no PCBs present on, in or under any property owned, leased or operated by the Company or any Company Subsidiary not in compliance with applicable Law, (iii) there are no environmental conditions, including without limitation any wetlands or endangered species, that will impede use of the Company Properties as currently used, and (iv) there are currently no leaking underground storage tanks, active or abandoned, used for the storage of Hazardous Materials on, in or under any property owned, leased or operated by the Company or any Company Subsidiary;

          (c)     The Company and the Company Subsidiaries have not received notice of any unresolved claim, investigation, litigation, proceeding, notice of violation, complaint, or request for information, to the effect that it is or may be liable to a Third Party, including a Governmental Entity, as a result of a violation of any Environmental Law or a Release or threatened Release of a Hazardous Material at any property currently or formerly owned, leased or operated by the Company or a Company Subsidiary;

          (d)     To the Knowledge of the Company, the Company and the Company Subsidiaries have not transported or arranged for the transportation of any Hazardous Material to any location which is the subject of any action, suit or proceeding that would be reasonably expected to result in claims against the Company or any Company Subsidiary related to such Hazardous Material;

          (e)     There are no Encumbrances threatened or attached to any Company Property arising under or pursuant to any applicable Environmental Law, and no action of any Governmental Entity has been taken or,

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to the Knowledge of the Company, is in process which could subject any of such properties to such Encumbrances;

          (f)     Neither the Company nor any Company Subsidiary has in its possession or control or knows of the existence of any environmental assessment or investigation reports or environmental testing results relating to Microbial Matter prepared within the last four years that have not been made available to Parent prior to the execution of this Agreement;

          (g)     To the Knowledge of the Company, each of the Company Properties and operations conducted thereon is in compliance in all material respects with all Environmental Laws and the Company and all Company Subsidiaries are in compliance in all material respects with all Environmental Laws applicable to any of their owned or leased properties;

          (h)     To the Knowledge of the Company, there has been no Release or threatened Release of Hazardous Material in violation of any Environmental Law or which would reasonably be expected to result in liability on any property owned, leased or operated by the Company or any Company Subsidiary; and

          (i)     There are no claims pending relating to alleged personal injury attributable to air quality or Microbial Matter at the Company Properties. To the Knowledge of the Company, there have been no indications of improper design or construction of any structure at the Company Properties or any system contained therein that has led or would reasonably be expected to lead to the growth of Microbial Matter. The Company is not subject to any material capital expenditures or material obligations (contractual or otherwise) arising under or relating to Environmental Laws.

Section 3.09.     Properties.

          (a)     Except as described in Section 3.09(a) of the Company Disclosure Letter, the Company or a Company Property Owner owns fee simple title to each of the real properties (or the applicable portion thereof) listed on Section 3.09(a) of the Company Disclosure Letter as being owned in fee (collectively, the “Company Owned Properties”). Except as described in Section 3.09(a) of the Company Disclosure Letter, the Company or a Company Property Owner has a valid leasehold interest in each of the real properties (or the applicable portion thereof) listed on Section 3.09(a) of the Company Disclosure Letter as being ground leased or subleased (together with the Company Owned Properties, collectively, the “Company Properties”) pursuant to those certain ground leases or subleases (together with any amendments thereto, collectively, the “Company Ground Leases”) described on Section 3.09(a) of the Company Disclosure Letter. The Company Properties are all of the real properties owned or leased by Company and the Company Property Owners. To the Knowledge of the Company, the interests of the Company and the Company Property Owners in the Company Properties are good and insurable and the same are owned free and clear of Encumbrances except for (i) indebtedness for money borrowed and other matters specifically identified in Section 3.09(a) of the Company Disclosure Letter with reference to the particular property affected thereby, (ii) inchoate Encumbrances imposed for construction work in progress, including mechanics liens, workers or repairmen’s liens, or otherwise incurred in the ordinary course of business that do not adversely affect in any material respects the use or operation of the applicable Company Property, (iii) easement agreements disclosed and all other matters disclosed on the existing title policies which were previously provided (or made available) to Parent (a list of all of which title policies is included in Section 3.09(a) of the Company Disclosure Letter) (“Existing Company Title Policies”), (iv) matters as would be disclosed on current title reports or surveys that arise in the ordinary course and do not materially and adversely affect the value, use or operation of the applicable Company Property (restrictive covenants in forms generally created for office parks of the types or which Company Properties are located shall be deemed Permitted Company Encumbrances), (v) matters disclosed in Section 3.09(a) of the Company Disclosure Letter with reference to the particular property affected thereby, (vi) real estate Taxes and special assessments not yet delinquent (except as is being contested in good faith by appropriate proceedings and for which a reserve in accordance with GAAP has been set forth on the books of the Company or a Company Property Owner, as applicable), (vii) Space Leases and (viii) in the case of a Company Property Owner identified in Section 3.17(e) as a joint venture in which a Company Subsidiary holds an ownership interest, the interest of the other member or partner in such Company Property Owner, as and to the extent such interest is disclosed in Section 3.17(e) of the Company

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Disclosure Letter (the matters in clauses (i) through (viii), inclusive, the “Permitted Company Encumbrances”) and (ix) Encumbrances being contested in good faith in the ordinary course of business.

          (b)     Except as listed in Section 3.09(b) of the Company Disclosure Letter or Existing Company Title Policies or which would not have a Company Material Adverse Effect, the Company Properties are not subject to any rights of way, restrictive covenants, written agreements, Laws, ordinances and regulations affecting building use, parking or occupancy, or reservations of an interest in title (including, without limitation, reciprocal easement and operating easement agreements) (collectively, “Company Property Restrictions”), except for (i) Company Property Restrictions imposed or promulgated by Law with respect to real property, including zoning regulations and (ii) Permitted Company Encumbrances. Except as listed in Section 3.09(b) of the Company Disclosure Letter or which would not have a Company Material Adverse Effect, to the Knowledge of the Company, (i) each Company Property complies with the Company Property Restrictions, (ii) neither the Company nor any Company Property Owner, nor, to the Knowledge of the Company, any other party, is currently in default or violation of any Company Property Restriction and (iii) no event has occurred which, with due notice or lapse of time or both, would constitute a default thereunder.

          (c)     Except as set forth in Section 3.09(c) of the Company Disclosure Letter, (i) valid policies of title insurance or marked up title commitments have been issued insuring the Company’s or a Company Property Owner’s fee simple title or leasehold estate to each of the Company Properties in amounts at least equal to the purchase price paid for the applicable Company Property and, to the Knowledge of the Company, such policies are in full force and effect and (ii) no material claim has been made against any such policies.

          (d)     Except as listed in Section 3.09(d) of the Company Disclosure Letter or which, individually or in the aggregate, would not have a Company Material Adverse Effect, to the Knowledge of the Company, there is no certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or any other right which is necessary to permit the current use and operation of the buildings and improvements on any of the Company Properties or which is necessary to permit the current use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties or which govern the use and operation of the Company Properties (collectively, the “Company Property Agreements”) that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same. Except as listed in Section 3.09(d) of the Company Disclosure Letter or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Property Owner, nor to the Knowledge of the Company, any other party, is currently in default or violation of any Company Property Agreement and (ii) to the Knowledge of the Company, no event has occurred which, with due notice or lapse of time or both, would constitute a default or violation thereunder.

          (e)     Except as listed in Section 3.09(e) of the Company Disclosure Letter or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Property Owner has received written notice of any violation of any federal, state or municipal Law, ordinance, order, regulation or requirement affecting any portion of any of the Company Properties issued by any Governmental Entity that has not been heretofore remedied.

          (f)     Except as listed in Sections 3.09(f) and 3.13 of the Company Disclosure Letter or which, individually or in the aggregate, would not have a Company Material Adverse Effect, the Company has not received notice of any, (i) condemnation or rezoning or proceedings that are pending or, to the Knowledge of the Company, threatened with respect to any portion of any of the Company Properties; or (ii) to the Knowledge of the Company, violation of zoning, building, land-use, fire, safety and signage or other applicable Laws (including, without limitation, to the Knowledge of the Company, the Americans With Disabilities Act) or orders that are presently being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas.

          (g)     Except as listed in Section 3.09(g) of the Company Disclosure Letter, neither the Company nor any Company Property Owner is currently obligated under any option, right of first refusal or other

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contractual right to sell, dispose of any of the Company Properties or any material portion thereof or material interest therein to any Person other than Merger Sub.

          (h)     Each Company Ground Lease is valid, binding and enforceable against the Company (or any Company Property Owner, as applicable) and, to the Knowledge of the Company, the other parties thereto in accordance with its terms, and is in full force and effect. Except as listed in Section 3.09(h) of the Company Disclosure Letter or which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company has performed in all material respects all material obligations required to be performed by it to date under each of the Company Ground Leases and (ii) neither the Company nor any Company Property Owner, nor to the Knowledge of the Company, any other party, is in default under any Company Ground Lease (and no event has occurred which, with due notice or lapse of time or both, would constitute such a default). The Company has delivered (or made available) to Parent a true, correct and complete copy of each Company Ground Lease and all amendments thereto. No option has been exercised under any of such Company Ground Leases, except options whose exercise has been evidenced by a written document as described in Section 3.09(h) of the Company Disclosure Letter, a true, complete and accurate copy of which has been delivered to Parent with the corresponding Company Ground Lease.

          (i)     The rent rolls for each of the Company Properties as of September 30, 2005, copies of which dated September 30, 2005 were delivered to Parent (collectively, the “Rent Roll”) have been provided or made available to Parent. Except as disclosed in Section 3.09(i) of the Company Disclosure Letter and for discrepancies that, either individually or in the aggregate, would not have a Company Material Adverse Effect, to the Knowledge of the Company, the information set forth in the Rent Roll is true, correct and complete as of the date thereof. Except as disclosed in Section 3.09(i) of the Company Disclosure Letter (i) to the Knowledge of the Company, neither the Company nor any Company Property Owner is in any monetary default under any Space Lease which default or defaults, individually or in the aggregate, would result in a Company Material Adverse Effect and (ii) neither a Company Property Owner nor the Company has received written notice or a copy of a notice from any tenant under any Space Lease claiming that the Company or the applicable Company Property Owner is currently in default under its obligations as landlord under any such lease which monetary default or defaults would result in a Company Material Adverse Effect.

          (j)     To the Knowledge of the Company, the Company and each of the Company Property Owners have good and sufficient title to, or are permitted to use under valid and existing leases, personal and non-real properties and assets sufficient for the conduct and operation of their respective businesses and properties.

          (k)     Section 3.09(k) of the Company Disclosure Letter identifies the Company Properties that consist of or include undeveloped land and any Company Properties that are in the process of being developed, expanded or rehabilitated or that are being held for future development (each such Company Property, a “Company Development Property”) and a brief description of the development, expansion or rehabilitation being carried out by or on behalf of the Company or a Company Property Owner or intended by the Company or a Company Property Owner to be carried out or completed thereon (collectively, the “Projects”), including the budget and development, expansion or rehabilitation schedule therefor prepared as of respective dates thereof by or for the Company or Company Property Owner (collectively, the “Development Budget and Schedule”). In the case of each Project, the implementation of which has been commenced as of the date hereof, the costs or expenses incurred in connection with such Project and the progress thereof are consistent in all material respects with the Development Budget and Schedule applicable thereto, as modified from time to time.

Section 3.10.     No Undisclosed Material Liabilities.     Except as set forth in Section 3.10 of the Company Disclosure Letter, there are no liabilities or obligations of the Company or any Subsidiary thereof of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would be reasonably expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the consolidated balance sheet of the Company as of June 30, 2005 included in the Company SEC Documents filed prior to the date of this Agreement or referred to in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2005; and (iii) liabilities or

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obligations which, in case of (i), (ii) and (iii), would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.11.     No Default.     Except as set forth in Section 3.11 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is in default or violation (and to the Knowledge of the Company no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of:

          (a)     the Company Organizational Documents or the comparable charter or organizational documents (including any operating agreement or limited partnership agreement) of any of the Company Subsidiaries, or

          (b)     any Contract applicable to the Company or any Company Subsidiary or their respective properties or assets or any guarantee by the Company or any Company Subsidiary of any of the foregoing; except, in the case of clause (b), for defaults and violations which, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute a Company Material Adverse Effect.

Section 3.12.     Compliance with Applicable Laws.     The Company and the Company Subsidiaries hold, and are in compliance with, all permits, licenses, certificates, registrations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except where the failure so to hold or be in compliance, individually or in the aggregate, would not have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Entities, except for failures to file which, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute a Company Material Adverse Effect. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement and as, individually or in the aggregate, would not reasonably be expected to constitute a Company Material Adverse Effect, the businesses of the Company and the Company Subsidiaries are not being conducted in violation of any Law.

Section 3.13.     Litigation.     Except as set forth in Section 3.13 of the Company Disclosure Letter or the Company SEC Documents filed prior to the date of this Agreement, and other than bodily injury and other tort litigation arising from the ordinary course of operations of Company and the Company Subsidiaries (a) which are substantially covered by insurance or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration, investigation or inquiry by or before any court, governmental or other regulatory or administrative agency or commission or any other Person instituted, pending or, to the Knowledge of the Company, threatened, in each case against the Company or any Company Subsidiaries or any of their respective properties or assets that would cause a Company Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against the Company or any Company Subsidiaries, or any order of any Governmental Entity applicable to the Company or any Company Subsidiary that would cause a Company Material Adverse Effect. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company or any of the Company Subsidiaries.

Section 3.14.     Taxes.     Except as set forth in Section 3.14 of the Company Disclosure Letter:

          (a)     The Company and each Company Subsidiary has (i) timely and duly filed with the appropriate Governmental Entities all material Tax Returns required to be filed by them (after giving effect to validly obtained extensions of time in which to make such filings) and each such Tax Return is accurate and complete in all material respects and (ii) timely paid all material Taxes due and, with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, have made adequate accruals for the projected amount of such Taxes in their books and records and in the balance sheet

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dated December 31, 2004 contained in the Company SEC Documents filed prior to the date of this Agreement.

          (b)     The Company and the Company Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including Taxes required to have been withheld in connection with amounts paid or owing to an employee, independent contractor, creditor or stockholder), have duly and timely withheld and paid over to the appropriate Governmental Entity all amounts so withheld and paid under all applicable Laws, and have duly and timely filed all material Tax Returns with respect to such withheld Taxes.

          (c)     The Company has always been, and will be through the Closing Date, (i) a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”), and (ii) to its Knowledge, a “domestically-controlled REIT” within the meaning of Section 897(h)(4)(B) of the Code. To its Knowledge, the Company has neither taken nor omitted to take any action that could result in a successful challenge to its status as a REIT and no such challenge is pending or threatened in writing.

          (d)     Section 3.14(d) of the Company Disclosure Letter sets forth each Company Subsidiary (for purposes of this Section 3.14(d), the definition of “Subsidiary” contained in Section 9.03 shall be applied by substituting “9.9%” for “50%” in clause (i) of such definition) and designates which Company Subsidiaries are “taxable REIT subsidiaries” within the meaning of Section 856(1) of the Code. Each Company Subsidiary that is a partnership, joint venture, or limited liability company (i) has always been, and will be through the Closing Date, a partnership or disregarded entity for federal income tax purposes, as the case may be, and not a corporation or an association taxable as a corporation and (ii) is controlled or managed by the Company. Each Company Subsidiary that is a corporation has always been, and will be through the Closing Date, a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code or a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code.

          (e)     Since January 1, 2002, the Company has incurred no liability for Taxes under Sections 856(c)(7)(B), 856(g)(5)(C), 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code or any Tax arising from “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code, and neither the Company nor any Company Subsidiary has incurred any material liability for Taxes other than in the usual, regular and ordinary course of business. To the Company’s Knowledge, no event has occurred and no condition or circumstance exists which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company or any Company Subsidiary.

          (f)     Neither the Company nor any Company Subsidiary holds any asset (i) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of (A) an election under IRS Notice 88-19 or Treasury Regulation 1 1.337(d)-5 or 1 1.337(d)-6 or (B) the application of Treasury Regulation 1 1.337(d)-7 or (ii) that would cause the Company to fail to satisfy the requirements of Section 856(c)(4) of the Code.

          (g)     Since January 1, 2002, the Company and the Company Subsidiaries have not taken or omitted to take any action which would reasonably be expected to result in any amounts treated by the Company and/or the Company Subsidiaries as rents paid by tenants of the Company Properties to be excluded from the definition of “rents from real property” within the meaning of Section 856(d) of the Code and Treasury Regulations thereunder.

          (h)     All material deficiencies for Taxes asserted against the Company or any Company Subsidiary (i) have been paid or (ii) are being contested in good faith and are disclosed on Section 3.14(h) of the Company Disclosure Letter. Since January 1, 2002, neither the Company nor any Company Subsidiary has been the subject of any audit, suit, proceeding, claim, examination, or assessment by any Governmental Entity regarding Taxes, and no such audit, suit, proceeding, claim, examination, or assessment is currently pending or, to the Knowledge of the Company, threatened or proposed. No claim has been made in writing by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns such that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction.

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          (i)     Neither the Company nor any of the Company Subsidiaries (i) has any liability for the Taxes of any Person, other than the Company or the Company Subsidiaries, under Treasury Regulation 1 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor or (ii) has entered into or is subject, directly or indirectly, to any Tax Protection Arrangement, Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement; and Section 3.14 of the Company Disclosure Letter identifies the maximum amounts that could become payable under any such agreements.

          (j)     Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

          (k)     The Company and each Company Subsidiary has disclosed to the IRS on the appropriate Tax Returns any Reportable Transaction, as defined in Treasury Regulation 11.6011-4(b), in which it has participated. The Company and each Company Subsidiary has retained all documents and other records pertaining to any Reportable Transaction in which it has participated, in accordance with Treasury Regulation 1 1.6011-4(g).

          (l)     The Company and each Company Subsidiary has disclosed on their federal income Tax Returns all positions taken therein which could give rise to a substantial understatement of income Tax under Section 6662 of the Code.

          (m)     There are no Encumbrances for Taxes upon the assets of the Company or the Company Subsidiaries except for Taxes not yet due and payable.

          (n)     Neither the Company nor any other Person on its behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any Knowledge that any Governmental Entity has proposed any such adjustment, or has any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the Company or any Company Subsidiary, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any Company Subsidiary, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension of the statute of limitations for the assessment or collection of Taxes, or otherwise entered into or filed any agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return, or any payment of Taxes, (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter, or (vi) received a ruling from any Governmental Entity in respect of Taxes or signed an agreement in respect of Taxes with any Governmental Entity.

Section 3.15.     Pension and Benefit Plans; ERISA.

          (a)     Section 3.15(a) of the Company Disclosure Letter sets forth (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all material employee compensation and benefit plans, policies, arrangements or payroll practices, including, without limitation, severance pay, severance agreements, employment agreements, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus (including, without limitation, any retention bonus plan), long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by the Company or any of the Company Subsidiaries or with respect to which the Company or any of the Company Subsidiaries has any liability; and (ii) all “employee pension benefit plans,” as defined in Section 3(2) of ERISA, maintained or contributed to by the Company or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with the Company under Section 4.14(b), (c), (m) or (o) of the Code (a “Company ERISA Affiliate”) or to which the Company or any of the Company Subsidiaries or any Company ERISA Affiliate contributed or is obligated to contribute thereunder within six years prior to the Closing (the

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“Company Pension Plans”) (all such plans listed in clauses (i) and (ii) being hereinafter referred to as the “Company Employee Benefit Plans”).

          (b)     Except as set forth on Section 3.15(b) of the Company Disclosure Letter, true and complete copies of each Company Employee Benefit Plan, related trust (or other funding or financing arrangement) and all amendments thereto have been made available to Parent, as have the most recent summary plan descriptions, administrative service agreements, investment management or advisory agreements, audit reports, fidelity bonds, and fiduciary liability policies for such Company Employee Benefit Plans, as well as (i) Form 5500s for each Company Employee Benefit Plan for each of the past three (3) years, (ii) all material correspondence with any Governmental Entity relating to any Company Employee Benefit Plan, and (iii) with respect to any Company Employee Benefit Plan intended to be qualified pursuant to Section 401(a) of the Code, a current IRS determination letter.

          (c)     All individual employment, consulting, termination, severance, change in control, retention, bonus, post employment and other compensation agreements, arrangements and plans existing prior to the execution of this Agreement or which will exist prior to the Closing, which are between the Company or a Company Subsidiary and any current or former trustee, director, officer or employee thereof, including the name of such current or former trustee, director, officer or employee, the type of agreement and the amount of any estimated severance payment (including estimated gross-up, if applicable) owed thereunder due to the transactions contemplated by this Agreement and any subsequent termination of employment, are listed in Section 3.15(c) of the Company Disclosure Letter (collectively, the “Company Employment Agreements”).

          (d)     The Company Pension Plans intended to qualify under Section 401 of the Code have received a favorable determination letter from the IRS and such determination has not been modified, revoked or limited, and, to the Knowledge of the Company, as of the Closing Date, nothing has occurred with respect to the operation of the Company Pension Plans that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or Tax under ERISA or the Code.

          (e)     Except as would not, individually or in the aggregate, have a Company Material Adverse Effect or except as disclosed in Section 3.15(e) of the Company Disclosure Letter:

                           (i)     All Company Employee Benefit Plans have been maintained in accordance with the terms of such plan and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable Law.

                           (ii)     None of the Company Pension Plans is a “multiemployer plan”, as defined in Section 3(37) of ERISA (“Company Multiemployer Plan”), and neither the Company nor any Company ERISA Affiliate has at any time in the past sponsored, contributed to any such Company Multiemployer Plan, or has any liabilities with respect to any such Company Multiemployer Plan.

                           (iii)     Neither the Company nor any Company ERISA Affiliate has ever maintained, sponsored, contributed to or otherwise incurred any present or contingent liability with respect to any “single-employer plan”, as defined in Section 4001(a)(15) of ERISA, and neither the Company nor any Company ERISA Affiliate has any present or contingent liability that is subject to Title IV of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any Company ERISA Affiliate.

                           (iv)     There is no liability for breaches of fiduciary duty in connection with Company Employee Benefit Plans, and neither the Company nor any of the Company Subsidiaries or any “party in interest” or “disqualified person” with respect to Company Employee Benefit Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

                           (v)     There are no actions, disputes, suits, claims, arbitration or legal, administrative or other proceeding or governmental investigation pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened, alleging any breach of the terms of any Company Employee Benefit

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Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any such Company Employee Benefit Plan.

                           (vi)     All contributions, premiums and other payments required by Law or any Company Employee Benefit Plan or applicable collective bargaining agreement have been made under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof, and no amounts are or will be due to the Pension Benefit Guaranty Corporation as of the Closing Date (except for premiums in the ordinary course of business, which will be payable by the Company); and any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing Date, or otherwise with respect to periods before and through the Closing Date, due from any of the Company or its Company ERISA Affiliates to, under or on account of each Company Employee Benefit Plan shall have been paid prior to the Closing Date or shall have been fully reserved and provided for or accrued on the Company financial statements.

                           (vii)     The Company and Company ERISA Affiliates have complied with the requirements of Section 4980B of the Code and Parts 6 and 7 of Subtitle B of Title I of ERISA regarding health care coverage under Company Employee Benefit Plans.

                           (viii)     No amount has been paid by the Company or any Company Subsidiaries, and no amount is expected to be paid by the Company or any Company Subsidiaries, which would be subject to the provisions of Section 162(m) of the Code such that all or a part of such payments would not be deductible by the payor.

                           (ix)     Each Company Employee Benefit Plan may be unilaterally amended or terminated in its entirety by the Company except as to benefits accrued thereunder prior to amendment or termination and except for the rights of third-party administrators under the Company’s Contracts with such administrators, which Contracts have been previously provided to Parent.

          (f)     Except as set forth in Section 3.15(f) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, whether alone, or in connection with any other event, will (i) result in any payment (including, but not limited to, any retention bonuses, parachute payments or noncompetition payments) becoming due to any employee or former employee or group of employees or former employees of the Company or any of the Company Subsidiaries; (ii) increase any benefits otherwise payable under any Company Employee Benefit Plan or any Company Employment Agreement; (iii) result in the acceleration of the time of payment or vesting of any Company Options or any other rights or benefits; or (iv) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a current or former employee of the Company or any of the Company Subsidiaries.

Section 3.16.     Labor and Employment Matters.     Except as to clauses (b), (c), (e) and (f) of this Section 3.16, which, individually or in the aggregate, would not have a Company Material Adverse Effect and except as disclosed in Section 3.16 of the Company Disclosure Letter:

          (a)     Neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no question involving current union representation of employees of the Company or any of the Company Subsidiaries, nor does the Company or any of the Company Subsidiaries have any Knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

          (b)     There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure pending, or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries.

          (c)     There is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing, or any written threat to initiate any of the foregoing, alleging breach of any express or implied contract of employment, any Law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious

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conduct in connection with the employment relationship pending, or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries.

          (d)     There is no strike, slowdown, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, against or involving the Company, any of the Company Subsidiaries, or any Company Development Property.

          (e)     The Company and each of the Company Subsidiaries are in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health.

          (f)     As of the date of this Agreement, there is no proceeding, claim, suit, action or governmental investigation pending or, to the Knowledge of the Company, threatened, with respect to which any current or former trustee, director, officer, employee or agent of the Company or any of the Company Subsidiaries is claiming indemnification from the Company or any of the Company Subsidiaries.

Section 3.17.     Contracts.

          (a)     As of the date hereof, Section 3.17(a) of the Company Disclosure Letter lists all Material Contracts of the Company and all Company Subsidiaries, other than those Material Contracts filed as exhibits to the Company SEC Documents filed prior to the date of this Agreement. Except as set forth in Section 3.17(a) of the Company Disclosure Letter or as set forth in the Company SEC Documents filed prior to the date of this Agreement, each Material Contract of the Company or a Company Subsidiary is valid, binding and enforceable and in full force and effect and there are no defaults or violations thereunder by the Company or the Company Subsidiaries party thereto or, to the Company’s Knowledge, any other party thereto, nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or a default thereunder, except those defaults or violations that have not and would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (b)     All mortgages, deeds of trust, loan agreements or other similar documents encumbering any of the Assets, or to which the Company or a Company Subsidiary is a party, are listed in Section 3.17(b) of the Company Disclosure Letter; and Section 3.17(b) of the Company Disclosure Letter also identifies each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction and any other agreement relating to a similar transaction to which the Company or a Company Subsidiary is a party. The transactions contemplated hereby and by the Transaction Documents will not trigger any due-on-sale provision on any of such mortgages, deeds of trust, loan agreements or other documents or agreements, except as set forth in Section 3.17(b) of the Company Disclosure Letter, and will not require the consent of any lender or other Person, except as set forth in Section 3.17(b) of the Company Disclosure Letter.

          (c)     Except as set forth in Section 3.17(c) of the Company Disclosure Letter, there is no confidentiality agreement, non-competition agreement or other contract or agreement that contains covenants that materially restrict the Company’s or any of the Company Subsidiaries’ ability to conduct its business in any location.

          (d)     Except as set forth in Section 3.17(d) of the Company Disclosure Letter, there are no indemnification agreements entered into by and between the Company or any of the Company Subsidiaries and any trustee, director or officer of the Company or any of the Company Subsidiaries.

          (e)     All joint venture agreements applicable to the Company or any of the Company Subsidiaries are listed in Section 3.17(e) of the Company Disclosure Letter or are filed as exhibits to the Company SEC Documents. The transactions contemplated by this Agreement and the Transaction Documents will not trigger any termination, buy-sell, transfer, option, right of first refusal, right of first offer, tag-along or any similar right by any party under any of such joint venture agreements, except as set forth in Section 3.17(e) of the Company Disclosure Letter, and will not require the consent of any joint venture partner, except as set forth in Section 3.17 of the Company Disclosure Letter. Section 3.17(e) of the Company Disclosure Letter discloses the ownership interests in each joint venture; the capital accounts of each partner or member of each joint venture; any outstanding loans by a partner or member to a joint venture; and any capital calls made by a partner or member in a joint venture, but not fully funded as of the date of this Agreement.

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          (f)     Except as set forth in Section 3.17(f) of the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries is a party to any agreement which would restrict any of them from prepaying any of their indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of indebtedness with respect to any of the Company Properties.

          (g)     Except as set forth in Section 3.17(g) of the Company Disclosure Letter or except as disclosed in the Company SEC Documents, none of the Company or any of the Company Subsidiaries is a party to any agreement relating to the management of any Company Property by any Person other than the Company or a Company Subsidiary.

          (h)     None of the Company or any of the Company Subsidiaries is a party to any agreement pursuant to which the Company or any of the Company Subsidiaries manages or provides services with respect to any real properties other than Company Properties, except for the agreements listed in Section 3.17(h) of the Company Disclosure Letter or filed as exhibits to the Company SEC Documents filed prior to the date of this Agreement. No party to any such agreement has given written notice of its intention to terminate or cancel any such agreements.

          (i)     Section 3.17(i) of the Company Disclosure Letter lists all Material Contracts entered into by the Company or any of the Company Subsidiaries providing for the sale of, or option to sell, any Company Properties or the purchase of, or option to purchase, by the Company or any of the Company Subsidiaries, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof except where such termination or cancellation would not have a Company Material Adverse Effect.

          (j)     Section 3.17(j) of the Company Disclosure Letter lists all agreements entered into by the Company or any of the Company Subsidiaries with any investment bankers or financial advisors that are currently in effect.

Section 3.18.     Intellectual Property.     All Company Intellectual Property is owned or licensed by the Company or the Company Subsidiaries free and clear of any and all Encumbrances, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and neither the Company nor any such Company Subsidiary has forfeited or otherwise relinquished any Company Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.19.     Insurance.     Section 3.19 of the Company Disclosure Letter sets forth a true, correct and complete schedule of the insurance policies (including the type, amount of coverage and premiums and expiration dates of such policies) held by, or for the benefit of, the Company, the Company Subsidiaries and any Company Property Owner. The Company or the applicable Company Subsidiary has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any respect except to the extent that such failure to pay would not have a Company Material Adverse Effect. Section 3.19 of the Company Disclosure Letter also includes a list of five years of loss runs for losses in excess of $10,000 for every line of insurance, including large-loss descriptions on any such policies. None of the Company or any of the Company Subsidiaries has received any insurance company notice of any material defects or deficiencies affecting the insurability of the Company or any of the Company Subsidiaries or any of their respective assets thereunder. Except as set forth in Section 3.19 of the Company Disclosure Letter, (i) neither the Company nor any of the Company Subsidiaries has received any written notice of cancellation or termination with respect to any existing insurance policy held by or for the benefit of the Company, any of the Company Subsidiaries or any Company Property Owner, and (ii) there are no outstanding or to the Company’s Knowledge, threatened, requirements for any repairs or alterations to be made to any Company Property by any (x) insurance company that has issued an insurance policy covering any Company Property, or (y) board of fire underwriters or other body exercising similar functions. The Company and Company Subsidiaries maintain insurance in form and amount and with carriers that meet requirements for insurance included in loan agreements and other Material Contracts.

Section 3.20.     Brokers.     Except for the fees and expenses payable to the Company Financial Advisor (which engagement letter with respect to the Company Financial Advisor has been made available to Parent), no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or

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commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 3.21.     Related Party Transactions.     Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as set forth in Section 3.21 of the Company Disclosure Letter, there are no material arrangements, agreements or contracts entered into by the Company or any of the Company Subsidiaries, on the one hand, and any Person who is an officer, trustee, director or Affiliate of the Company or any Company Subsidiary, any relative of the foregoing or an entity of which any of the foregoing is an Affiliate or an Associate, on the other hand. Copies of all such documents listed on Section 3.21 of the Company Disclosure Letter have been made available to Parent.

Section 3.22.     Opinion of Financial Advisor.     The Company Board has received the written opinion of the Company Financial Advisor to the effect that, based on, and subject to the various assumptions and qualifications set forth in such opinion, as of the date of such opinion, the REIT Merger Consideration to be received by the Company’s shareholders (or, if the Reverse REIT Merger is to be consummated pursuant to Article X of this Agreement, the Special Dividend, together with the REIT Merger Consideration) is fair from a financial point of view to the Company’s public holders of Company Common Shares. A copy of the written opinion of the Company Financial Advisor has been delivered to Parent.

Section 3.23.     Investment Company Act of 1940.     Neither the Company nor any of the Company Subsidiaries is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 3.24.     Board Recommendation.     The Company Board, at a meeting duly called and held, has, by unanimous vote of all its members, (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and the shareholders of the Company, and (ii) resolved to recommend that the holders of Company Common Shares approve and adopt this Agreement and the transactions contemplated thereby, including the REIT Merger.

Section 3.25.     Inapplicability of Takeover Statutes, Rights Agreement and Certain Charter and Bylaw Provisions.

          (a)     The Company has taken all action required to be taken by it in order to exempt this Agreement and the REIT Merger from, and this Agreement and the REIT Merger are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other takeover Laws and regulations of any state (collectively, “Takeover Statutes”), including the Maryland Business Combination Act and Maryland Control Share Acquisition Act and any takeover provision in the Company Organizational Documents.

          (b)     The Company and the Company Board have taken all appropriate and necessary actions to render any and all limitations on ownership of (i) Company Common Shares and Company Preferred Shares as set forth in the Charter and (2) Company L.P. Units as set forth in the Company L.P. Partnership Agreement, including the Ownership Limit (as defined in the Charter), inapplicable to the REIT Merger, the OP Merger, the Transaction Documents and the other transactions contemplated thereby.

          (c)     The Company Board has amended the Company Rights Agreement prior to the execution of this Agreement so as to provide that (i) (A) none of Parent, Parent L.P. or any of their Affiliates or associates will become an “Acquiring Person” (as defined in the Company Rights Agreement) and (B) no “Share Acquisition Date” or “Distribution Date” or “Section 11(a)(ii) Event” or “Section 13 Event” (each as defined in the Company Rights Agreement) will occur or be deemed to have occurred, in each case, as a result of the approval, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) the Company Rights Agreement will terminate immediately prior to the REIT Effective Time.

Section 3.26.     Information Supplied by the Company.

          (a)     The information supplied or to be supplied by the Company for inclusion or incorporation in the Joint Proxy Statement/Prospectus and the Partner Exchange Materials, and any other documents filed with the SEC in connection herewith, will not, at the time the Registration Statement is declared effective by the

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SEC, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders of the Company and first mailed to shareholders of Parent, or at the time of either of the Company Shareholders Meeting or Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Proxy Statement included in the Joint Proxy Statement/Prospectus will, at the time of the Company Shareholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act.

          (b)     Notwithstanding the foregoing, the Company makes no representations or warranties with respect to information that has been or will be supplied by Parent or Merger Sub, or their auditors, attorneys, financial advisers, other consultants or advisers, specifically for use in the Joint Proxy Statement/Prospectus.

Section 3.27.     Hart-Scott-Rodino Antitrust Improvements Act.     The transactions contemplated hereby are exempt from any requirement to make any filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the implementing regulations thereto, 16 C.F.R. parts 801-803, because (a) the Company is a REIT; and (b) the Company has determined that the aggregate fair market value of the non-exempt assets of the Company and the entities controlled by the Company is less than $53.1 million.

Section 3.28.     Limitation.     The representations and warranties set forth in this Agreement were made in contemplation of the REIT Merger and the Reverse REIT Merger and Company and Company L.P. are not responsible for any breach of a representation or warranty that results from the consummation of the Prudential Purchase Agreement.

ARTICLE IV
Representations and Warranties of Parent, Parent L.P., Merger Sub and L.P. Merger Sub

As an inducement to the Company and Company L.P. to enter into this Agreement, except as disclosed in a section of the Parent Disclosure Letter corresponding to the section of this Article IV to which such disclosure applies, each of Parent, Parent L.P., Merger Sub and L.P. Merger Sub hereby jointly and severally represents and warrants to the Company and Company L.P. as follows:

Section 4.01.     Organization, Standing and Power of Parent.     Parent is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland and has the requisite real estate investment trust power, authority and all necessary government approvals or licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such real estate investment trust power, authority, government approvals or licenses would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has heretofore made available to the Company complete and correct copies of Parent’s Declaration of Trust and bylaws in each case, as currently in effect (the “Parent Organizational Documents”) and Parent Organizational Documents Organizational Documents are in full force and effect as of the date hereof.

Section 4.02.     Parent Subsidiaries.

          (a)     Each Parent Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate power, authority and all necessary government approvals and licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such corporate power, authority, government approvals or licenses would not, individually or in the aggregate, have a Parent Material Adverse Effect. All outstanding shares of stock of each of the Parent Subsidiaries that is a corporation have been duly authorized, are validly issued, fully paid and nonassessable, and are not subject to any rights of first offer, rights of first refusal, tag-along rights or any other preemptive rights and are, except as disclosed in 4.02(a) of the Parent Disclosure Letter, (i) 100% owned by Parent and/or another Parent Subsidiary and (ii) owned free

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and clear of all Encumbrances, preemptive rights, call rights, assessments or other adverse interests of any kind or nature whatsoever.

          (b)     Each Parent Subsidiary that is a partnership, limited liability company, trust or other entity (including, without limitation, Parent, L.P., Merger Sub, and Merger L.P.) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite power, authority and all necessary government approvals and licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power, authority, government approvals or licenses would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has heretofore made available to the Company complete and correct copies of (i) the Parent L.P. Partnership Agreement, (ii) Merger Sub’s certificate of formation and operating agreement as currently in effect (the “Merger Sub Organizational Documents”) and (iii) L.P. Merger Sub’s certificate of formation and operating agreement as currently in effect (the “L.P. Merger Sub Organizational Documents”). The Parent L.P. Partnership Agreement, the Merger Sub Organizational Documents and the L.P. Merger Sub Organizational Documents are in full force and effect as of the date hereof.

          (c)     Each Parent Subsidiary is duly qualified or licensed to do business and is, where applicable, in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

          (d)     Except as set forth in Section 4.02(d) of the Parent Disclosure Letter and except for any interest in Merger Sub or Merger L.P. that Prudential or an Affiliate of Prudential may acquire, there are no outstanding options, warrants or other rights to acquire ownership interests from or with respect to any Parent Subsidiary. Parent has heretofore made available to the Company complete and correct copies of the charter, by-laws, partnership agreements, operating agreements or other organizational documents of each of the Parent Subsidiaries, each as amended to date, and each such instrument or agreement is in full force and effect as of the date hereof. Section 4.02(d) of the Parent Disclosure Letter sets forth (i) all Parent Subsidiaries and their respective jurisdictions of incorporation or organization, and (ii) each owner and the respective amount of such owner’s equity interest in each Parent Subsidiary. Except as set forth in Section 4.02(d) of the Parent Disclosure Letter, Parent does not directly or indirectly own any equity or similar interests in any other Person, or any interest convertible into or exchangeable or exercisable for any equity or similar interests in any other Person.

Section 4.03.     Authority; No Violations; Consents and Approval.

          (a)     Each of Parent and any Parent Subsidiary party hereto or thereto has all requisite real estate investment trust, limited partnership or limited liability company power and authority to enter into this Agreement and each of the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, subject with respect to the consummation of the REIT Merger, to receipt of the approval by a majority of the votes cast by the holders of outstanding Parent Common Shares entitled to vote on the REIT Merger (provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the REIT Merger) (the “Required Parent Vote”) and the acceptance for recording of the Articles of Merger by the State of Maryland Department of Assessments and Taxation. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Parent and each applicable Parent Subsidiary, subject with respect to the consummation of the REIT Merger, to receipt of the Required Parent Vote. The Transaction Documents have been duly executed and delivered by Parent and each applicable Parent Subsidiary and constitute legal, valid and binding obligations of Parent and each applicable Parent Subsidiary, and assuming they are binding obligations of the Company and Company L.P. in accordance with their terms, are enforceable against Parent and each applicable Parent Subsidiary in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

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          (b)     Except as set forth in Section 4.03(b) of the Parent Disclosure Letter, the execution and delivery of the Transaction Documents by each of Parent, Parent L.P., Merger Sub, L.P. Merger Sub and each other Parent Subsidiary party thereto do not, and the consummation of the transactions contemplated hereby or thereby, and compliance with the provisions hereof or thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation, or the material loss of a benefit under, or give rise to a right of purchase, first offer or forced sale, under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of the Parent Subsidiaries under, any provision of:

                           (i)     the Parent Organizational Documents or the comparable charter or organizational documents (including any operating agreement or limited partnership agreement) of any Parent Subsidiary;

                           (ii)     any Contract applicable to Parent or any Parent Subsidiary, or their respective properties or assets or any guarantee by Parent or any Parent Subsidiary of any of the foregoing; or

                           (iii)     assuming the consents, approvals, authorizations, permits and filings or notifications referred to in Section 4.02(c) are duly and timely obtained or made and the Required Company Vote and Required Parent Vote each have been obtained, any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Parent or any Parent Subsidiary, or any of their respective properties or assets;

except as to clauses (ii) and (iii) as would not individually or in the aggregate, cause a Parent Material Adverse Effect.

          (c)     Without limiting the generality of Section 4.03(b), the transactions contemplated herein do not violate any provision regarding direct or indirect transfers of interests in any Parent Subsidiary that are set forth in any agreement relating to the operation of, ownership of interests in, any Parent Subsidiary, even if such transactions result in a termination under Section 708 of the Code of any Parent Subsidiary.

          (d)     Except as set forth in Section 4.03(d) of the Parent Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to Parent, Parent L.P., Merger Sub L.P., Merger Sub and each other Parent Subsidiary in connection with the execution and delivery by such entity of the Transaction Documents to which such entity is a party or the consummation by such entity of the transactions contemplated hereby or thereby, except for:

                           (i)     as to the REIT Merger, the filing of the Articles of Merger with the Department of Assessment and Taxation of the State of Maryland, and as to the OP Merger, the filing of the OP Merger Certificate with the Secretary of State of the State of Delaware;

                           (ii)     a proxy statement relating to the Required Parent Vote (as amended or supplemented from time to time, the “Parent Proxy Statement”) and the Registration Statement;

                           (iii)     rules and regulations of the NYSE;

                           (iv)     such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement;

                           (v)     such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Parent Common Shares and Parent Class A Units pursuant to this Agreement; and

                           (vi)     such other consents, approvals, orders, authorizations, registrations, declarations, filings or permits that (1) may be required in connection with the payment of any transfer and gains taxes or under federal, state or local environmental laws or (2) the failure to obtain or make, individually or in the aggregate, would not have a Parent Material Adverse Effect.

Section 4.04.     Capital Structure.

          (a)     Parent is authorized to issue 110,000,000 shares of beneficial interest, consisting of 100,000,000 common shares of beneficial interest, par value $.01 per share (“Parent Common Shares”) and 10,000,000 preferred shares of beneficial interest, par value $.01 per share of which 2,000,000 shares have

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been designated as 7.50% Series C Cumulative Redeemable Preferred Shares and 2,300,000 shares have been designated as 7.375% Series D Cumulative Redeemable Preferred Shares. As contemplated by this Agreement, Parent intends to designate a class of Parent Series E Preferred Shares. As of the date hereof, (i) 56,495,269 Parent Common Shares (excluding shares held by Parent) were issued and outstanding, (ii) 2,000,000 7.50% Series C Cumulative Redeemable Preferred Shares were issued and outstanding, (iii) 2,300,000 7.375% Series D Cumulative Redeemable Preferred Shares were issued and outstanding, (iv) no Parent Common Shares were held by Parent, (v) 1,276,722 Parent Common Shares were reserved for issuance upon exercise of outstanding options to purchase Parent Common Shares (each, a “Parent Option”), (vi) 2,743,521 Parent Common Shares were available for future grant pursuant to Parent’s Amended and Restated 1997 Long-Term Incentive Plan and (vii) 3,749,717 Parent Common Shares were reserved for issuance upon exchange of Parent Class A Units.

          (b)     To the Knowledge of Parent, the issuance and sale of the issued and outstanding shares of beneficial interest described in this Section 4.04 have been made in compliance in all material respects with United States federal and state securities Laws. Section 4.04(b) of the Parent Disclosure Letter accurately sets forth as of the date hereof the names of all holders of options or rights to purchase the Parent’s shares of beneficial interest (including but not limited to Parent Options) and the number and type of shares issuable upon exercise of such options, the exercise price and vesting schedule with respect thereto. Except as set forth in Section 4.04(b) of the Parent Disclosure Letter, neither the Parent nor any Parent Subsidiary has agreed to register any securities under the Securities Act or under any state securities Law or granted registration rights to any Person, and complete and correct copies of any such agreements have previously been made available to Company. Except as set forth in the Parent SEC Documents or Section 4.04(b) of the Parent Disclosure Letter, as of the date hereof, there are no outstanding share or stock-appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, share or stock price performance or other attribute of Parent or any of its Subsidiaries or assets or calculated in accordance therewith.

          (c)     (i)     As of the date hereof, the issued and outstanding partnership interests of Parent L.P. consist of (A) 54,690,817 units of general partner interests in Parent L.P., all of which are owned by Parent, (B) 3,749,717 Class A units of limited partner interests in Parent L.P. (“Parent Class A Units”), 1,804,452 of which are owned by Parent and 1,945,265 of which are owned by Persons who are not Subsidiaries of Parent, (C) 2,000,000 Series D Preferred Mirror Units, all of which are owned by Parent, and (D) 2,300,000 Series E Preferred Mirror Units (together with the Series D Preferred Mirror Units, the “Parent Preferred Units”), all of which are owned by Parent.

                           (ii)     Parent is the sole general partner of Parent L.P.

                           (iii)     The holders of Parent Class A Units have the right, under certain circumstances, to exchange such units for Parent Common Shares on a one-for-one basis pursuant to the terms of the Parent L.P. Partnership Agreement. To the Knowledge of Parent, as of the date hereof, no notice has been received by Parent or Parent L.P. of the exercise of any of the rights set forth in this Section 4.04(c)(iii), which are not reflected in this Section.

          (d)     Except as set forth in Sections 4.04(a) or (c) hereof or in Sections 4.04(b) or 4.04(d) of the Parent Disclosure Letter, as of the date hereof there are issued and outstanding or reserved for issuance: (i) no Parent Common Shares or other shares of beneficial interest, Voting Debt or other voting securities of Parent; (ii) no restricted Parent Common Shares or other shares of beneficial interest, capital stock or equity interests of Parent or any Parent Subsidiary, performance share awards or dividend equivalent rights relating to the equity interests of Parent or any Parent Subsidiary, (iii) no securities of Parent or any Parent Subsidiary or securities or assets of any other entity convertible into or exchangeable for Parent Common Shares, shares of stock, Voting Debt or other voting securities of Parent or any Parent Subsidiary; and (iv) no subscriptions, options, warrants, conversion rights, shares appreciation rights, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements to which Parent or any Parent Subsidiary is a party or by which it is bound in any case obligating Parent or any Parent Subsidiary to issue,

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deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional Parent Common Shares, other shares of beneficial interest or stock, Voting Debt or other voting securities of Parent or of any Parent Subsidiary, or obligating Parent or any Parent Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, share appreciation right, call, right, commitment, arrangement or agreement. All outstanding shares of beneficial interest or capital stock of Parent and each Parent Subsidiary (including Parent L.P.) are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and, with respect to Parent Subsidiaries that are corporations, nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right or Encumbrance and with respect to each Parent Subsidiary, 100% owned by the Parent and/or another Parent Subsidiary except as disclosed in Section 4.04(d) of the Parent Disclosure Letter.

          (e)     Except as set forth in the Parent SEC Documents, all dividends or distributions on securities of Parent or any Parent Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

          (f)     Except for the Transaction Documents and except as set forth in Section 4.04(f) of the Parent Disclosure Letter, to the Knowledge of Parent, as of the date hereof there are not any (i) shareholder agreements, voting trusts, proxies or other agreements or understandings relating to the voting of any shares of beneficial interest of Parent or any Parent Subsidiary or (ii) agreements or understandings relating to the sale or transfer (including agreements imposing transfer restrictions) of any Parent Common Shares or any preferred shares of Parent or any ownership interests in any Parent Subsidiary, to which Parent or any Parent Subsidiary is a party or by which it is bound. Except as set forth in Section 4.04(f) of the Parent Disclosure Letter, as of the date hereof there are no restrictions on Parent’s ability to vote the equity interests of any Parent Subsidiary.

          (g)     Except as set forth in the Parent SEC Documents or in Section 4.04(g) of the Parent Disclosure Letter, as of the date hereof there are no material Parent Subsidiaries (other than Parent L.P.) in which any officer, trustee or director of Parent or any Parent Subsidiary owns any shares of beneficial interest, stock or other securities. To the Knowledge of Parent, as of the date hereof, there are no agreements or understandings between Parent or any material Parent Subsidiary and any Person that could cause such Person to be treated as holding any stock or security in Parent or any material Parent Subsidiary as an agent for, or nominee of, Parent or any material Parent Subsidiary.

Section 4.05.     Vote Required.     The Required Parent Vote is the only vote of the holders of any class or series of Parent’s shares of beneficial interest or the Parent Subsidiaries capital stock necessary to approve this Agreement, the REIT Merger and the OP Merger.

Section 4.06.     SEC Documents.

          (a)     Parent has filed with the SEC, and has heretofore made available to the Company (by public filing with the SEC or otherwise) true and complete copies of, all reports, schedules, forms, statements and other documents required to be filed with the SEC by Parent since December 31, 2001 (collectively, the “Parent SEC Documents”). Parent does not have any outstanding and unresolved comments from the SEC with respect to any of the Parent SEC Documents. None of the Parent SEC Documents is the subject of any confidential treatment request by Parent.

          (b)     As of its respective date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act, as and to the extent applicable thereto, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document. Except to the extent that information contained in any Parent SEC Document filed and publicly available prior to the date of this Agreement has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made,

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not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, and to the extent as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as and to the extent may be indicated in the notes thereto) and fairly present the financial position of Parent and the Parent Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (c)     The management of Parent has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its consolidated subsidiaries, is made known to the management of Parent by others within those entities, and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), to Parent’s outside auditors and the audit committee of the board of trustees of Parent (the “Parent Board”) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

Section 4.07.     Absence of Certain Changes or Events.     Except as and to the extent disclosed in the Parent SEC Documents filed prior to the date of this Agreement or as disclosed in Section 4.07 of the Parent Disclosure Letter or as otherwise permitted pursuant to this Agreement to occur after the date hereof, since December 31, 2004, Parent and the Parent Subsidiaries have conducted their business only in the ordinary course and there has not been:

          (a)     other than (x) as permitted pursuant to Section 6.11 or for dividends from a wholly owned Subsidiary to its parent entity or (y) for distributions pursuant to the joint venture agreements or other documents identified on Section 4.17(e) of the Parent Disclosure Letter, any declaration, setting aside or payment of any dividends on, or any other distributions in respect of, any of their shares of beneficial interest or capital stock or other ownership interests, including, without limitation, Parent L.P. Units;

          (b)     any amendment of any term of any material outstanding debt or equity security of Parent or any Parent Subsidiary other than in the ordinary course of business;

          (c)     any split, combination or reclassification of any Parent Common Shares or the stock of any Parent Subsidiary (other than the stock of Subsidiaries wholly-owned, directly or indirectly, by Parent), or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of stock or any ownership interest in, Parent or any Parent Subsidiary other than in connection with (1) the conversion, redemption or exchange of Parent L.P. Units in accordance with their terms, (2) the exercise of Parent Options in accordance with their terms or (3) any dividend reinvestment or share purchase program;

          (d)     any material change in accounting methods, principles or practices of Parent or Parent Subsidiaries, except as may be required by a change in industry practice, Law, GAAP or by a Governmental Entity;

          (e)     to the Knowledge of Parent, any amendment of any employment, consulting, severance, incentive stock, stock option, deferred compensation, bonus, retirement, retention or any other agreement between (i) Parent or any Parent Subsidiary, on the one hand and (ii) any officer, trustee or director of Parent or any Parent Subsidiary, earning more than $150,000 per year other than as required by any contract, agreement or Parent Employee Benefit Plan;

          (f)     any change in the lines of business in which Parent or any the Parent Subsidiaries participates or is engaged;

          (g)     any direct or indirect acquisition (whether through merger or consolidation with, the purchase of a substantial equity interest in, the purchase of a substantial portion of the assets of, or otherwise) of any

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business or any corporation, partnership, association or other business organization or a division thereof or any significant assets other than in the ordinary course of business in an amount not involving more than $1,000,000 individually or $5,000,000 in the aggregate or as otherwise specified in the Parent Corporate Budget;

          (h)     any incurrence of indebtedness for borrowed money or guarantee for such indebtedness, in each case by Parent or any Parent Subsidiary, other than to meet (i) the current cash needs of Parent and Parent Subsidiaries not exceeding the amount contemplated by the Parent Corporate Budget for such period, a copy of which has been previously provided to the Company, (ii) for projects currently under construction in amounts disclosed in the Parent Corporate Budget and (iii) as needed for the conversion, redemption or exchange of Parent L.P. Units in accordance with their terms;

          (i)     any change, event, effect, damage, destruction or loss relating to the business or operations of Parent or any Parent Subsidiary that has had a Parent Material Adverse Effect; or

          (j)     any Contract, commitment or arrangement to do or engage in any action the consummation of which would effect any of the events listed in this Section 4.07.

Section 4.08.     Environmental Matters.     Except as disclosed in Section 4.08 of the Parent Disclosure Letter, the Parent SEC Documents filed prior to the date of this Agreement or which, individually or in the aggregate, would not have a Parent Material Adverse Effect:

          (a)     Parent has not received written notice that any judicial, administrative or compliance order has been issued, any unresolved complaint has been filed, any unpaid penalty has been assessed, or that any investigation or review is pending or, to the Knowledge of Parent, threatened by any Governmental Entity with respect to any alleged failure by Parent or any Parent Subsidiary to comply with any Environmental Law;

          (b)     To the Knowledge of Parent, neither Parent nor any Parent Subsidiary nor any previous owner or lessee of any property currently owned, operated or leased by Parent or any Parent Subsidiary, has used, generated, stored, treated or handled any Hazardous Material in a manner that would reasonably be expected to result in liability under Environmental Laws. In addition, to Parent’s Knowledge: (i) there are no asbestos-containing materials or Microbial Matters present on, in or under any property owned, leased or operated by Parent or any Parent Subsidiary not in compliance with applicable Law, (ii) there are no PCBs present on, in or under any property owned, leased or operated by Parent or any Parent Subsidiary not in compliance with applicable Law, and (iii) there are currently no leaking underground storage tanks, active or abandoned, used for the storage of Hazardous Materials on, in or under any property owned, leased or operated by Parent or any Parent Subsidiary;

          (c)     Parent and the Parent Subsidiaries have not received notice of any unresolved claim, investigation, litigation, proceeding, notice of violation, complaint, or request for information, to the effect that it is or may be liable to a Third Party, including a Governmental Entity, as a result of a violation of any Environmental Law or a Release or threatened Release of a Hazardous Material at any property currently or formerly owned, leased or operated by Parent or a Parent Subsidiary;

          (d)     To the Knowledge of Parent, Parent and the Parent Subsidiaries have not transported or arranged for the transportation of any Hazardous Material to any location which is the subject of any action, suit or proceeding that would be reasonably expected to result in claims against Parent or any Parent Subsidiary related to such Hazardous Material;

          (e)     There are no Encumbrances threatened or attached to any Parent Property arising under or pursuant to any applicable Environmental Law, and no action of any Governmental Entity has been taken or, to the Knowledge of Parent, is in process which could subject any of such properties to such Encumbrances;

          (f)     Neither Parent nor any Parent Subsidiary has in its possession or control or knows of the existence of any environmental assessment or investigation reports or environmental testing results relating to Microbial Matter prepared within the last four years that have not been provided to the Company prior to the execution of this Agreement;

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          (g)     To the Knowledge of Parent, each of the Parent Properties and operations conducted thereon is in compliance in all material respects with all Environmental Laws and Parent and all Parent Subsidiaries are in compliance in all material respects with all Environmental Laws applicable to any of their owned or leased properties; and

          (h)     To the Knowledge of Parent, there has been no Release or threatened Release of Hazardous Material in violation of any Environmental Law or which would reasonably be expected to result in liability on any property owned, leased or operated by Parent or any Parent Subsidiary.

          (i)     There have been no complaints relating to air quality or Microbial Matter at the Parent Properties and there have been no significant incidents of water damage at the Parent Properties or visual evidence of Microbial Matter in any structure or system at the Parent Properties. To the Knowledge of the Parent, there have been no indications of improper design or construction of any structure at the Parent Properties or any system contained therein that has led or would reasonably be expected to lead to the growth of Microbial Matter. Parent is not subject to any material capital expenditures or material obligations (contractual or otherwise) arising under or relating to Environmental Laws.

Section 4.09.     Properties.

          (a)     Except as described in Section 4.09(a) of the Parent Disclosure Letter, Parent or a Parent Property Owner owns fee simple title to each of the real properties (or the applicable portion thereof) listed on Section 4.09(a) of the Parent Disclosure Letter as being owned in fee (collectively, the “Parent Owned Properties”). Except as described in Section 4.09(a) of the Parent Disclosure Letter, Parent or a Parent Property Owner has a valid leasehold interest in each of the real properties (or the applicable portion thereof) listed on Section 4.09(a) of the Parent Disclosure Letter as being ground leased or subleased (together with the Parent Owned Properties, collectively, the “Parent Properties”) pursuant to those certain ground leases or subleases (together with any amendments thereto, collectively, the “Parent Ground Leases”) described on Section 4.09(a) of the Parent Disclosure Letter. The Parent Properties are all of the real properties owned or leased by Parent and the Parent Property Owners. To the Knowledge of Parent, the interests of Parent and the Parent Property Owners in the Parent Properties are good and insurable and the same are owned free and clear of Encumbrances except for (i) indebtedness for money borrowed and other matters specifically identified in Section 4.09(a) of the Parent Disclosure Letter with reference to the particular property affected thereby, (ii) inchoate Encumbrances imposed for construction work in progress, including mechanics liens, workers or repairmen’s liens, or otherwise incurred in the ordinary course of business that do not adversely affect in any material respects the use or operation of the applicable Parent Property, (iii) easement agreements disclosed and all other matters disclosed on the existing title policies (“Existing Parent Title Policies”), (iv) matters as would be disclosed on current title reports or surveys that arise in the ordinary course and do not materially and adversely affect the value, use or operation of the applicable Parent Property (restrictive covenants in forms generally created for office parks of the types of which Parent Properties are located shall be deemed Permitted Parent Encumbrances), (v) matters disclosed in Section 4.09(a) of the Parent Disclosure Letter with reference to the particular property affected thereby, (vi) real estate Taxes and special assessments not yet delinquent (except as is being contested in good faith by appropriate proceedings and for which a reserve in accordance with GAAP has been set forth on the books of Parent or a Parent Property Owner, as applicable), (vii) Space Leases and (viii) in the case of a Parent Property Owner identified in Section 4.17(e) as a joint venture in which a Parent Subsidiary holds an ownership interest, the interest of the other member or partner in such Parent Property Owner, as and to the extent such interest is disclosed in Section 4.17(e) of the Parent Disclosure Letter (the matters in clauses (i) through (viii), inclusive, the “Permitted Parent Encumbrances”) and (ix) Encumbrances being contested in good faith in the ordinary course of business.

          (b)     Except as listed in Section 4.09(b) of the Parent Disclosure Letter or Existing Parent Title Policies or which would not have a Parent Material Adverse Effect, Parent Properties are not subject to any rights of way, restrictive covenants, written agreements, Laws, ordinances and regulations affecting building use, parking or occupancy, or reservations of an interest in title (including, without limitation, reciprocal easement and operating easement agreements) (collectively, “Parent Property Restrictions”), except for (i) Parent Property Restrictions imposed or promulgated by Law with respect to real property, including zoning

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regulations and (ii) Permitted Parent Encumbrances. Except as listed in Section 4.09(b) of the Parent Disclosure Letter or which would not have a Parent Material Adverse Effect, to the Knowledge of Parent, (i) each Parent Property complies with the Parent Property Restrictions, (ii) neither Parent nor any Parent Property Owner, nor, to the Knowledge of Parent, any other party, is currently in default or violation of any Parent Property Restriction and (iii) no event has occurred which, with due notice or lapse of time or both, would constitute a default thereunder.

          (c)     Except as set forth in Section 4.09(c) of the Parent Disclosure Letter, (i) valid policies of title insurance or marked up title commitments have been issued insuring Parent’s or a Parent Property Owner’s fee simple title or leasehold estate to each of the Parent Properties in amounts at least equal to the purchase price paid for the applicable Parent Property and, to the Knowledge of Parent, such policies are in full force and effect and (ii) no material claim has been made against any such policies.

          (d)     Except as listed in Section 4.09(d) of the Parent Disclosure Letter or which, individually or in the aggregate, would not have a Parent Material Adverse Effect, to the Knowledge of Parent, there is no certificate, permit or license from any Governmental Entity having jurisdiction over any of the Parent Properties or any agreement, easement or any other right which is necessary to permit the current use and operation of the buildings and improvements on any of the Parent Properties or which is necessary to permit the current use and operation of all driveways, roads and other means of egress and ingress to and from any of the Parent Properties or which govern the use and operation of the Parent Properties (collectively, the “Parent Property Agreements”) that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same. Except as listed in Section 4.09(d) of the Parent Disclosure Letter or which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (i) neither Parent nor any Parent Property Owner, nor to the Knowledge of Parent, any other party, is currently in default or violation of any Parent Property Agreement and (ii) to the Knowledge of Parent no event has occurred which, with due notice or lapse of time or both, would constitute a default or violation thereunder.

          (e)     Except as listed in Section 4.09(e) of the Parent Disclosure Letter or which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any Parent Property Owner has received written notice of any violation of any federal, state or municipal Law, ordinance, order, regulation or requirement affecting any portion of any of the Parent Properties issued by any Governmental Entity that has not been heretofore remedied.

          (f)     Except as listed in Sections 4.09(f) and 4.13 of the Parent Disclosure Letter or which, individually or in the aggregate, would not have a Parent Material Adverse Effect, Parent has not received notice of any: (i) condemnation or rezoning or proceedings that are pending or, to the Knowledge of Parent, threatened with respect to any portion of any of the Parent Properties; or (ii) to the Knowledge of Parent, violation of zoning, building, land-use, fire, safety and signage or other applicable Laws (including, without limitation, to the Knowledge of Parent the Americans With Disabilities Act) or orders that are presently being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Parent Properties or by the continued maintenance, operation or use of the parking areas.

          (g)     Except as listed in Section 4.09(g) of the Parent Disclosure Letter, neither Parent nor any Parent Property Owner is currently obligated under any option, right of first refusal or other contractual right to sell, dispose of any of the Parent Properties or any material portion thereof or material interest therein to any Person other than Merger Sub.

          (h)     Each Parent Ground Lease is valid, binding and enforceable against Parent (or any Parent Property Owner, as applicable) and, to the Knowledge of Parent, the other parties thereto in accordance with its terms, and is in full force and effect. Except as listed in Section 4.09(h) of the Parent Disclosure Letter or which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent has performed in all material respects all material obligations required to be performed by it to date under each of the Parent Ground Leases and (ii) neither Parent nor any Parent Property Owner, nor to the Knowledge of Parent, any other party, is in default under any Parent Ground Lease (and no event has occurred which, with due notice or lapse of time or both, would constitute such a default). Parent has

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delivered (or made available) to the Company a true, correct and complete copy of each Parent Ground Lease and all amendments thereto. No option has been exercised under any of such Parent Ground Leases, except options whose exercise has been evidenced by a written document as described in Section 4.09(h) of the Parent Disclosure Letter, a true, complete and accurate copy of which has been delivered to Parent with the corresponding Parent Ground Lease.

          (i)     The rent rolls for each of the Parent Properties as of September 23, 2005, copies of which dated September 23, 2005 were delivered to the Company (collectively, the “Parent Rent Roll”) have been provided or made available to the Company. Except as disclosed in Section 4.09(i) of the Parent Disclosure Letter and for discrepancies that, either individually or in the aggregate, would not have a Parent Material Adverse Effect, to the Knowledge of Parent, the information set forth in the Parent Rent Roll is true, correct and complete as of the date thereof. Except as disclosed in Section 4.09(i) of the Parent Disclosure Letter (i) to the Knowledge Parent, neither Parent nor any Parent Property Owner is in any monetary default under any Space Lease which default or defaults, individually or in the aggregate, would result in a Parent Material Adverse Effect and (ii) neither a Parent Property Owner nor Parent has received written notice or a copy of a notice from any tenant under any Space Lease claiming that Parent or the applicable Parent Property Owner is currently in default under its obligations as landlord under any such lease which monetary default or defaults would result in a Parent Material Adverse Effect.

          (j)     To the Knowledge of Parent, Parent and each of the Parent Property Owners have good and sufficient title to, or are permitted to use under valid and existing leases, personal and non-real properties and assets sufficient for the conduct and operation of their respective businesses and properties.

          (k)     Section 4.09(k) of the Parent Disclosure Letter identifies the Parent Properties that consist of or include undeveloped land and any Parent Properties that are in the process of being developed, expanded or rehabilitated or that are being held for future development) (each such Parent Property, a “Parent Development Property”) and a brief description of the development, expansion or rehabilitation being carried out by or on behalf of Parent or a Parent Property Owner or intended by Parent or a Parent Property Owner to be carried out or completed thereon, including the status thereof.

Section 4.10.     No Undisclosed Material Liabilities.     Except as set forth in Section 4.10 of the Parent Disclosure Letter, there are no liabilities or obligations of Parent or any Subsidiary thereof of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would be reasonably expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the consolidated balance sheet of Parent as of June 30, 2005 included in the Parent SEC Documents filed prior to the date of this Agreement or referred to in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2005; and (iii) liabilities or obligations which, in case of (i), (ii) and (iii), would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.11.     No Default.     Except as set forth in Section 4.11 of the Parent Disclosure Letter, neither Parent nor any of the Parent Subsidiaries is in default or violation (and to the Knowledge of Parent no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of:

          (a)     the Parent Organizational Documents or the comparable charter or organizational documents (including any operating agreement or limited partnership agreement) of any of the Parent Subsidiaries, or

          (b)     any Contract applicable to Parent or any Parent Subsidiary or their respective properties or assets or any guarantee by Parent or any Parent Subsidiary of any of the foregoing;

except, in the case of clause (b), for defaults and violations which, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute a Parent Material Adverse Effect.

Section 4.12.     Compliance with Applicable Laws.     Parent and the Parent Subsidiaries hold, and are in compliance with, all permits, licenses, certificates, registrations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Parent Permits”), except where the failure so to hold or be in compliance, individually or in the aggregate,

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would not have a Parent Material Adverse Effect. All applications required to have been filed for the renewal of the Parent Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Parent Permits have been duly made on a timely basis with the appropriate Governmental Entities, except for failures to file which, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute a Parent Material Adverse Effect. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement and as, individually or in the aggregate, would not reasonably be expected to constitute a Parent Material Adverse Effect, the businesses of Parent and the Parent Subsidiaries are not being conducted in violation of any Law.

Section 4.13.     Litigation.     Except as set forth in Section 4.13 of the Parent Disclosure Letter or the Parent SEC Documents filed prior to the date of this Agreement, and other than bodily injury and other tort litigation arising from the ordinary course of operations of Company and the Company Subsidiaries (a) which are substantially covered by insurance or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration, investigation or inquiry by or before any court, governmental or other regulatory or administrative agency or commission or any other Person instituted, pending or, to the Knowledge of Parent, threatened, in each case against Parent or any Parent Subsidiaries or any of their respective properties or assets that would cause a Parent Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against Parent or any Parent Subsidiaries, or any order of any Governmental Entity applicable to Parent or any Parent Subsidiary that would cause a Parent Material Adverse Effect. To the Knowledge of Parent, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any executive officer of Parent or any of the Parent Subsidiaries.

Section 4.14.     Taxes.     Except as set forth in Section 4.14 of the Parent Disclosure Letter:

          (a)     Parent and each Parent Subsidiary has (i) timely and duly filed with the appropriate Governmental Entities all material Tax Returns required to be filed by them (after giving effect to validly obtained extensions of time in which to make such filings) and each such Tax Return is accurate and complete in all material respects and (ii) timely paid all material Taxes due and, with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, have made adequate accruals for the projected amount of such Taxes in their books and records and in the balance sheet dated December 31, 2004 contained in the Parent SEC Documents filed prior to the date of this Agreement.

          (b)     Parent and the Parent Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including Taxes required to have been withheld in connection with amounts paid or owing to an employee, independent contractor, creditor or stockholder), have duly and timely withheld and paid over to the appropriate Governmental Entity all amounts so withheld and paid under all applicable Laws, and have duly and timely filed all material Tax Returns with respect to such withheld Taxes.

          (c)     Parent has always been, and will be through the Closing Date, (i) a REIT, and (ii) to its Knowledge, a “domestically-controlled REIT” within the meaning of Section 897(h)(4)(B) of the Code. To its Knowledge, Parent has neither taken nor omitted to take any action that could result in a successful challenge to its status as a REIT and no such challenge is pending or threatened in writing.

          (d)     Section 4.14(d) of the Parent Disclosure Letter sets forth each Parent Subsidiary (for purposes of this Section 4.14(d), the definition of “Subsidiary” contained in Section 9.03 shall be applied by substituting “9.9%” for “50%” in clause (i) of such definition) and designates which Parent Subsidiaries are “taxable REIT subsidiaries” within the meaning of Section 856(1) of the Code. Each Parent Subsidiary that is a partnership, joint venture, or limited liability company (i) has always been, and will be through the Closing Date, a partnership or disregarded entity for federal income tax purposes, as the case may be, and not a corporation or an association taxable as a corporation and (ii) is controlled or managed by Parent. Each Parent Subsidiary that is a corporation has always been, and will be through the Closing Date, a “qualified

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REIT subsidiary” within the meaning of Section 856(i) of the Code or a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code.

          (e)     Since January 1, 2002, Parent has incurred no liability for Taxes under Sections 856(c)(7)(B), 856(g)(5)(C), 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code or any Tax arising from “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code, and neither Parent nor any Parent Subsidiary has incurred any material liability for Taxes other than in the usual, regular and ordinary course of business. To Parent’s Knowledge, no event has occurred and no condition or circumstance exists which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Parent or any Parent Subsidiary.

          (f)     Neither Parent nor any Parent Subsidiary holds any asset (i) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of (A) an election under IRS Notice 88-19 or Treasury Regulation 1 1.337(d)-5 or 1 1.337(d)-6 or (B) the application of Treasury Regulation § 1.337(d)-7 or (ii) that would cause Parent to fail to satisfy the requirements of Section 856(c)(4) of the Code.

          (g)     Since January 1, 2002, Parent and the Parent Subsidiaries have not taken or omitted to take any action which would reasonably be expected to result in any amounts treated by Parent and/or the Parent Subsidiaries as rents paid by tenants of the Parent Properties to be excluded from the definition of “rents from real property” within the meaning of Section 856(d) of the Code and Treasury Regulations thereunder.

          (h)     All material deficiencies for Taxes asserted against Parent or any Parent Subsidiary (i) have been paid or (ii) are being contested in good faith and are disclosed on Section 4.14(h) of the Parent Disclosure Letter. Since January 1, 2002, neither Parent nor any Parent Subsidiary has been the subject of any audit, suit, proceeding, claim, examination, or assessment by any Governmental Entity regarding Taxes, and no such audit, suit, proceeding, claim, examination, or assessment is currently pending or, to the Knowledge of Parent, threatened or proposed. No claim has been made in writing by a Governmental Entity in a jurisdiction where Parent or any Parent Subsidiary does not file Tax Returns such that Parent or any Parent Subsidiary is or may be subject to taxation by that jurisdiction.

          (i)     Neither Parent nor any of the Parent Subsidiaries (i) has any liability for the Taxes of any Person, other than Parent or the Parent Subsidiaries, under Treasury Regulation 1 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor or (ii) has entered into or is subject, directly or indirectly, to any Tax Protection Arrangement, Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement except as set forth on Section 4.14(i) of the Parent Disclosure Letter.

          (j)     Neither Parent nor any Parent Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

          (k)     Parent and each Parent Subsidiary has disclosed to the IRS on the appropriate Tax Returns any Reportable Transaction, as defined in Treasury Regulation § 1.6011-4(b), in which it has participated. Parent and each Parent Subsidiary has retained all documents and other records pertaining to any Reportable Transaction in which it has participated, in accordance with Treasury Regulation § 1.6011-4(g).

          (l)     Parent and each Parent Subsidiary has disclosed on their federal income Tax Returns all positions taken therein which could give rise to a substantial understatement of income Tax under Section 6662 of the Code.

          (m)     There are no Encumbrances for Taxes upon the assets of Parent or the Parent Subsidiaries except for Taxes not yet due and payable.

          (n)     Neither Parent nor any other Person on its behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any Knowledge

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that any Governmental Entity has proposed any such adjustment, or has any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to Parent or any Parent Subsidiary, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to Parent or any Parent Subsidiary, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension of the statute of limitations for the assessment or collection of Taxes, or otherwise entered into or filed any agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return, or any payment of Taxes, (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter, or (vi) received a ruling from any Governmental Entity in respect of Taxes or signed an agreement in respect of Taxes with any Governmental Entity.

Section 4.15.     Pension and Benefit Plans; ERISA.

          (a)     Section 4.15(a) of the Parent Disclosure Letter sets forth (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all material employee compensation and benefit plans, policies, arrangements or payroll practices, including, without limitation, severance pay, severance agreements, employment agreements, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus (including, without limitation, any retention bonus plan), long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by Parent or any of the Parent Subsidiaries or with respect to which Parent or any of the Parent Subsidiaries has any liability; and (ii) all “employee pension benefit plans,” as defined in Section 3(2) of ERISA, maintained or contributed to by Parent or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Parent under Section 4.14(b), (c), (m) or (o) of the Code (a “Parent ERISA Affiliate”) or to which Parent or any of the Parent Subsidiaries or any Parent ERISA Affiliate contributed or is obligated to contribute thereunder within six years prior to the Closing (the “Parent Pension Plans”) (all such plans listed in clauses (i) and (ii) being hereinafter referred to as the “Parent Employee Benefit Plans”).

          (b)     True and complete copies of each Parent Employee Benefit Plan, related trust (or other funding or financing arrangement) and all amendments thereto have been made available to Parent, as have the most recent summary plan descriptions, administrative service agreements, investment management or advisory agreements, audit reports, fidelity bonds, and fiduciary liability policies for such Parent Employee Benefit Plans, as well as (i) Form 5500s for each Parent Employee Benefit Plan for each of the past three (3) years, (ii) all material correspondence with any Governmental Entity relating to any Parent Employee Benefit Plan, and (iii) with respect to any Parent Employee Benefit Plan intended to be qualified pursuant to Section 401(a) of the Code, a current IRS determination letter.

          (c)     All individual employment, consulting, termination, severance, change in control, retention, bonus, post employment and other compensation agreements, arrangements and plans existing prior to the execution of this Agreement or which will exist prior to the Closing, which are between Parent or a Parent Subsidiary and any current or former trustee, director, officer or employee thereof, including the name of such current or former trustee, director, officer or employee, the type of agreement and the amount of any estimated severance payment (including estimated gross-up, if applicable) owed thereunder due to the transactions contemplated by this Agreement and any subsequent termination of employment, are listed in Section 4.15(c) of the Parent Disclosure Letter (collectively, the “Parent Employment Agreements”).

          (d)     Parent Pension Plans intended to qualify under Section 401 of the Code have received a favorable determination letter from the IRS and such determination has not been modified, revoked or limited, and, to the Knowledge of Parent as of the Closing Date, nothing has occurred with respect to the operation of the Parent Pension Plans that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or Tax under ERISA or the Code.

          (e)     Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect or except as disclosed in Section 4.15(e) of the Parent Disclosure Letter:

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                           (i)     All Parent Employee Benefit Plans have been maintained in accordance with their express terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable Law.

                           (ii)     None of the Parent Pension Plans is a “multiemployer plan”, as defined in Section 3(37) of ERISA (“Parent Multiemployer Plan”), and neither Parent nor any Parent ERISA Affiliate has at any time in the past sponsored, contributed to any such Parent Multiemployer Plan, or has any liabilities with respect to any such Parent Multiemployer Plan.

                           (iii)     Neither Parent nor any Parent ERISA Affiliate has ever maintained, sponsored, contributed to or otherwise incurred any present or contingent liability with respect to any “single-employer plan”, as defined in Section 4001(a)(15) of ERISA, and neither Parent nor any Parent ERISA Affiliate has any present or contingent liability under Title IV of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to Parent or any Parent ERISA Affiliate.

                           (iv)     There is no liability for breaches of fiduciary duty in connection with Parent Employee Benefit Plans, and neither Parent nor any of the Parent Subsidiaries or any “party in interest” or “disqualified person” with respect to Parent Employee Benefit Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

                           (v)     There are no actions, disputes, suits, claims, arbitration or legal, administrative or other proceeding or governmental investigation pending (other than routine claims for benefits) or, to the Knowledge of Parent, threatened, alleging any breach of the terms of any Parent Employee Benefit Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any such Parent Employee Benefit Plan.

                           (vi)     All contributions, premiums and other payments required by Law or any Parent Employee Benefit Plan or applicable collective bargaining agreement have been made under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof, and no amounts are or will be due to the Pension Benefit Guaranty Corporation as of the Closing Date (except for premiums in the ordinary course of business, which will be payable by Parent); and any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing Date, or otherwise with respect to periods before and through the Closing Date, due from any of Parent or its Parent ERISA Affiliates to, under or on account of each Parent Employee Benefit Plan shall have been paid prior to the Closing Date or shall have been fully reserved and provided for or accrued on Parent financial statements.

                           (vii)     Parent and Parent ERISA Affiliates have complied with the requirements of Section 4980B of the Code and Parts 6 and 7 of Subtitle B of Title I of ERISA regarding health care coverage under Parent Employee Benefit Plans.

                           (viii)     No amount has been paid by Parent or any Parent Subsidiaries, and no amount is expected to be paid by Parent or any Parent Subsidiaries, which would be subject to the provisions of Section 162(m) of the Code such that all or a part of such payments would not be deductible by the payor.

                           (ix)     Each Parent Employee Benefit Plan may be unilaterally amended or terminated in its entirety by Parent except as to benefits accrued thereunder prior to amendment or termination and except for the rights of third-party administrators under Parent’s Contracts with such administrators, which Contracts have been previously provided to the Company.

          (f)     Except as set forth in Section 4.15(f) of the Parent Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, whether alone, or in connection with any other event, will (i) result in any payment (including, but not limited to, any retention bonuses, parachute payments or noncompetition payments) becoming due to any employee or former employee or group of employees or former employees of Parent or any of the Parent Subsidiaries; (ii) increase any benefits otherwise payable under any Parent Employee Benefit Plan or any Parent Employment Agreement; (iii) result in the acceleration of the time of payment or vesting of any Parent Options or any

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other rights or benefits; or (iv) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a current or former employee of Parent or any of the Parent Subsidiaries.

Section 4.16.     Labor and Employment Matters.     Except as to clauses (b), (c), (e) and (f) of this Section 4.16, which, individually or in the aggregate, would not have a Parent Material Adverse Effect:

          (a)     Neither Parent nor any of the Parent Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no question involving current union representation of employees of Parent or any of the Parent Subsidiaries, nor does Parent or any of the Parent Subsidiaries have any Knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

          (b)     There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure pending, or, to the Knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries.

          (c)     There is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing, or any written threat to initiate any of the foregoing, alleging breach of any express or implied contract of employment, any Law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship pending, or, to the Knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries.

          (d)     There is no strike, slowdown, work stoppage or lockout pending, or, to the Knowledge of Parent, threatened, against or involving Parent, any of the Parent Subsidiaries, or any Parent Development Property.

          (e)     Parent and each of the Parent Subsidiaries are in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health.

          (f)     As of the date of this Agreement, there is no proceeding, claim, suit, action or governmental investigation pending or, to the Knowledge of Parent, threatened, with respect to which any current or former trustee, director, officer, employee or agent of Parent or any of the Parent Subsidiaries is claiming indemnification from Parent or any of the Parent Subsidiaries.

Section 4.17.     Contracts.

          (a)     As of the date hereof, Section 4.17(a) of the Parent Disclosure Letter lists all Material Contracts of Parent and all Parent Subsidiaries, other than those Material Contracts filed as exhibits to the Parent SEC Documents filed prior to the date of this Agreement. Except as set forth in Section 4.17(a) of the Parent Disclosure Letter or as set forth in the Parent SEC Documents filed prior to the date of this Agreement, each Material Contract of Parent or a Parent Subsidiary is valid, binding and enforceable and in full force and effect and there are no defaults or violations thereunder by Parent or the Parent Subsidiaries party thereto or, to Parent’s Knowledge, any other party thereto, nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or a default thereunder, except those defaults or violations that have not and would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has made available, or caused to be made available, to the Company true and complete copies of each Material Contract and all ancillary documents pertaining thereto.

          (b)     All mortgages, deeds of trust, loan agreements or other similar documents encumbering any of the assets, or to which Parent or a Parent Subsidiary is a party, are listed in Section 4.17(b) of the Parent Disclosure Letter; and Section 4.17(b) of the Parent Disclosure Letter also identifies each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction and any other agreement relating to a similar transaction to which Parent or a Parent Subsidiary is a party. The transactions contemplated hereby and by the Transaction Documents will not trigger any due-on-sale provision on any of such mortgages, deeds of trust, loan agreements or other documents or agreements, except as set forth in Section 4.17(b) of

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the Parent Disclosure Letter, and will not require the consent of any lender or other Person, except as set forth in Section 4.17(b) of the Parent Disclosure Letter.

          (c)     Except as set forth in Section 4.17(c) of the Parent Disclosure Letter, there is no confidentiality agreement, non-competition agreement or other contract or agreement that contains covenants that materially restrict Parent’s or any of the Parent Subsidiaries’ ability to conduct its business in any location.

          (d)     Except as set forth in Section 4.17(d) of the Parent Disclosure Letter, there are no indemnification agreements entered into by and between Parent or any of the Parent Subsidiaries and any trustee, director or officer of Parent or any of the Parent Subsidiaries.

          (e)     All joint venture agreements applicable to Parent or any of the Parent Subsidiaries are listed in Section 4.17(e) of the Parent Disclosure Letter or are filed as exhibits to the Parent SEC Documents. The transactions contemplated by this Agreement and the Transaction Documents will not trigger any termination, buy-sell, transfer, option, right of first refusal, right of first offer, tag-along or any similar right by any party under any of such joint venture agreements, except as set forth in Section 4.17(e) of the Parent Disclosure Letter, and will not require the consent of any joint venture partner, except as set forth in Section 4.17(e) of the Parent Disclosure Letter. Section 4.17(e) of the Parent Disclosure Letter discloses the ownership interests in each joint venture; the capital accounts of each partner or member of each joint venture; any outstanding loans by a partner or member to a joint venture; and any capital calls made by a partner or member in a joint venture, but not fully funded as of the date of this Agreement.

          (f)     Except as set forth in Section 4.17(f) of the Parent Disclosure Letter or except as disclosed in the Parent SEC Documents, none of Parent or any of the Parent Subsidiaries is a party to any agreement relating to the management of any Parent Property by any Person other than Parent or a Parent Subsidiary.

          (g)     None of Parent or any of the Parent Subsidiaries is a party to any agreement pursuant to which Parent or any of the Parent Subsidiaries manages or provides services with respect to any real properties other than Parent Properties, except for the agreements listed in Section 4.17(g) of the Parent Disclosure Letter or filed as exhibits to the Parent SEC Documents filed prior to the date of this Agreement. No party to any such agreement has given written notice of its intention to terminate or cancel any such agreements except where such termination or cancellation would not have a Parent Material Adverse Effect.

          (h)     Section 4.17(h) of the Parent Disclosure Letter lists all agreements entered into by Parent or any of the Parent Subsidiaries providing for the sale of, or option to sell, any Parent Properties or the purchase of, or option to purchase, by Parent or any of the Parent Subsidiaries, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof except where such termination or cancellation would not have a Parent Material Adverse Effect.

          (i)     Section 4.17(i) of the Parent Disclosure Letter lists all agreements entered into by Parent or any of the Parent Subsidiaries with any investment bankers or financial advisors that are currently in effect.

Section 4.18.     Intellectual Property.     All Parent Intellectual Property is owned or licensed by Parent or the Parent Subsidiaries free and clear of any and all Encumbrances, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor any such Parent Subsidiary has forfeited or otherwise relinquished any Parent Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.19.     Insurance.     Section 4.19 of the Parent Disclosure Letter sets forth a true, correct and complete schedule of the insurance policies (including the type, amount of coverage and premiums and expiration dates of such policies) held by, or for the benefit of, Parent, the Parent Subsidiaries and any Parent Property Owner. Parent or the applicable Parent Subsidiary has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. Section 4.19 of the Parent Disclosure Letter also includes a list of five years of loss runs for every line of insurance, including large-loss descriptions on any such policies. None of Parent or any of the Parent Subsidiaries has received any insurance company notice of any material defects or deficiencies affecting the insurability of Parent or any of the Parent Subsidiaries or any of their respective assets thereunder. Except as set forth in Section 4.19 of the Parent Disclosure Letter, (i) neither Parent nor any of the Parent Subsidiaries

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has received any written notice of cancellation or termination with respect to any existing insurance policy held by or for the benefit of Parent, any of the Parent Subsidiaries or any Parent Property Owner, and (ii) there are no outstanding or to Parent’s Knowledge, threatened, requirements for any repairs or alterations to be made to any Parent Property by any (x) insurance company that has issued an insurance policy covering any Parent Property, or (y) board of fire underwriters or other body exercising similar functions. Parent and Parent Subsidiaries maintain insurance in form and amount and with carriers that meet requirements for insurance included in loan agreements and other Material Contracts.

Section 4.20.     Brokers.     Except for the fees and expenses payable to the Parent Financial Advisor (which engagement letter with respect to the Parent Financial Advisor has been made available to the Company), no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Parent, for which fee or commission Parent or any Parent Subsidiary may be liable.

Section 4.21.     Related Party Transactions.     Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement or as set forth in Section 4.21 of the Parent Disclosure Letter, there are no arrangements, agreements or contracts entered into by Parent or any of the Parent Subsidiaries, on the one hand, and any Person who is an officer, trustee, director or Affiliate of Parent or any Parent Subsidiary, any relative of the foregoing or an entity of which any of the foregoing is an Affiliate or an Associate, on the other hand. Copies of all such documents listed on Section 4.21 of the Parent Disclosure Letter have been made available to the Company.

Section 4.22.     Opinion of Financial Advisor.     The Parent Board has received the written opinion of the Parent Financial Advisor to the effect that, based on, and subject to the various assumptions, limitations and qualifications set forth in such opinion, as of the date of such opinion, the Parent and Parent L.P. consideration to be paid for the “pro forma Company” in the transactions contemplated by this Agreement (and certain related agreements with Prudential) is fair from a financial point of view to Parent. A copy of the written opinion of the Parent Financial Advisor will be delivered to Company.

Section 4.23.     Investment Company Act of 1940.     Neither Parent nor any of the Parent Subsidiaries is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 4.24.     Board Recommendation.     The Parent Board, at a meeting duly called and held, has, by unanimous vote of all its members, (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable, fair to and in the best interests of Parent and the shareholders of Parent, and (ii) resolved to recommend that the holders of Parent Common Shares approve and adopt this Agreement and the transactions contemplated thereby, including the REIT Merger.

Section 4.25.     Inapplicability of Takeover Statutes, Rights Agreement and Certain Charter and By-law Provisions.

          (a)     Parent has taken all action required to be taken by it in order to exempt this Agreement and the REIT Merger from, and this Agreement and the REIT Merger are exempt from Takeover Statutes, including the Maryland Business Combination Act and Maryland Control Share Acquisition Act and any takeover provision in the Parent Organizational Documents.

          (b)     Parent and the Parent Board have taken all appropriate and necessary actions to render any and all limitations on ownership of (i) Parent Common Shares and Parent’s preferred shares as set forth in Parent’s Declaration of Trust and (2) partnership interests in Parent L.P. as set forth in the Parent L.P. Partnership Agreement, including the Ownership Limit (as defined in Parent’s Declaration of Trust), inapplicable to the REIT Merger, the OP Merger, the Transaction Documents and the other transactions contemplated thereby.

Section 4.26.     Information Supplied by Parent.

          (a)     The information supplied or to be supplied by Parent for inclusion or incorporation in the Joint Proxy Statement/Prospectus and any other documents filed with the SEC in connection herewith, will not, at

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the time the Registration Statement is declared effective by the SEC, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders of Parent and first mailed to shareholders of Parent, or at the time of either of the Company Shareholders Meeting or Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Parent Proxy Statement included in the Joint Proxy Statement/Prospectus will, at the time of the Parent Shareholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act.

          (b)     The information supplied or to be supplied by Parent for inclusion or incorporation in the Partner Exchange Materials will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (c)     Notwithstanding the foregoing, Parent makes no representations or warranties with respect to information that has been or will be supplied by the Company, or their auditors, attorneys, financial advisers, other consultants or advisers, specifically for use in the Joint Proxy Statement/Prospectus.

Section 4.27.     Merger Sub.     Neither Merger Sub nor L.P. Merger Sub has incurred nor will it incur any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance hereof, and the consummation of the transactions contemplated hereby, including the REIT Merger and the OP Merger. Except as contemplated by this Agreement, including by Article X, neither Merger Sub nor L.P. Merger Sub has engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any person or entity, or become subject to or bound by any obligation or undertaking. As of the date hereof, and except as set forth in Section 4.27 of the Parent Disclosure Letter, all of the issued and outstanding equity interests of Merger Sub are owned beneficially and of record by Parent L.P., free and clear of all Encumbrances (other than those created by this Agreement and the transactions contemplated hereby). As of the date hereof, and except as set forth in Section 4.27 of the Parent Disclosure Letter, all of the issued and outstanding equity interests of L.P. Merger Sub are owned beneficially and of record by Parent L.P., free and clear of all Encumbrances (other than those created by this Agreement and the transactions contemplated hereby).

Section 4.28.     Hart-Scott-Rodino Antitrust Improvements Act.     The transactions contemplated hereby are exempt from any requirement to make any filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the implementing regulations thereto, 16 C.F.R. parts 801-803, because (a) the Parent is a REIT; and (b) the Parent has determined that the aggregate fair market value of the non-exempt assets of the Parent and entities controlled by Parent, is less than $53.1 million.

ARTICLE V
Covenants Relating to Conduct of Business

Section 5.01.     Conduct of Business by the Company.

          (a)     Conduct of Business by the Company and the Company Subsidiaries. Except with respect to the sale of the Subject Properties at a price for each Subject Property no less than the price set forth next to the name of such Subject Property on Section 5.01(a) of the Company Disclosure Letter or for matters set forth in Section 5.01(a) of the Company Disclosure Letter or as contemplated by the Company SEC Documents or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company and the Company Subsidiaries shall conduct their business in the usual, regular and ordinary course in substantially the same manner as previously conducted (except as otherwise contemplated by the corporate budget included in Section 5.01 of the Company Disclosure Letter (the “Company Corporate Budget”)), and use their commercially reasonable efforts to preserve their current business organization, assets and technology, keep available the services of their current officers and employees and maintain their relationships with tenants, customers, joint venture partners, collaborators, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except in connection with the sale of the Subject Properties at a price for each Subject Property no less than the price set forth next to the name of such Subject Property

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on Section 5.01(a) of the Company Disclosure Letter or for matters set forth in Section 5.01(a) of the Company Disclosure Letter or as contemplated by the Company SEC Documents or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company and the Company Subsidiaries shall not authorize, commit or agree to do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned:

                           (i)     (A) other than (x) as permitted pursuant to Section 6.11 or pursuant to Section 10.03 or for dividends from a wholly owned Subsidiary to its parent entity or (y) for distributions pursuant to the joint venture agreements identified on Section 3.17(e) of the Company Disclosure Letter, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of their shares of beneficial interest (including Company Common Shares) or capital stock or other ownership interests, including, without limitation, Company L.P. Units, (B) split, combine or reclassify any of their shares of beneficial interest or capital stock or other ownership interests, including, without limitation, Company L.P. Units, (C) purchase, redeem or otherwise acquire (other than in connection with (1) the conversion or redemption of the Company Series D Preferred Shares in accordance with their terms or the conversion or redemption of Company L.P. Units outstanding on the date hereof in accordance with their terms (and solely for the REIT Shares Amount (as defined in the Company L.P. Partnership Agreement)), (2) the redemption of Company Common Shares under the Charter in order to preserve the status of the Company as a REIT under the Code, (3) the exercise of Company Options outstanding on the date hereof in accordance with their terms or (4) the use of Company Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein) any shares of beneficial interest or capital stock or other ownership interests, including, without limitation, Company L.P. Units, of the Company and the Company Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, (D) take any action the result of which is that the Company acquires, forms or creates a Subsidiary of the Company or (E) except as permitted in Section 5.01(a)(iv), take any action the result of which is that the Company or a Company Subsidiary acquires or otherwise owns any equity interest in any other Person other than the Company Subsidiaries identified in Section 3.02(d) of the Company Disclosure Letter;

                           (ii)     Other than issuances of Company Common Shares in connection with (1) the conversion of the Company Series D Preferred Shares in accordance with their terms or the redemption or conversion of Company L.P. Units outstanding on the date hereof in accordance with their terms (and solely for the REIT Shares Amount (as defined in the Company L.P. Partnership Agreement)), (2) the exercise of Company Options outstanding on the date hereof in accordance with their terms or (3) the Company Dividend Reinvestment and Share Purchase Plan or the Amended and Restated Share Purchase Plan (provided that all such issuances shall be subject to Section 6.21 below), issue, deliver, sell, pledge, grant or otherwise encumber (A) any Company Common Shares or any other shares of beneficial interest or capital stock or other ownership interests, (B) any Voting Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares or capital stock, Voting Debt, voting securities or convertible or exchangeable securities or (D) any phantom stock, phantom stock rights, stock appreciation rights, stock-based performance units, or other rights or interests based on or linked to the value of Company Common Shares;

                           (iii)     except to the extent required to comply with applicable Law and except for changes or amendments to reflect the conversion or redemption of the Company Series D Preferred Shares in accordance with their terms or the redemption or exchange of Company L.P. Units in accordance with their terms or as provided in Section 1.11, amend the Company Organizational Documents or any organizational documents of any Company Subsidiary including, without limitation, Company L.P.;

                           (iv)     except as provided in Section 5.01(a)(x), directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a portion of the assets of, or equity interests in, or by any other manner, any business or any corporation, partnership, trust, joint venture, association or other business organization or division thereof or (B) any assets, in each case other than purchases in the ordinary course of business consistent with past practice in an amount not involving more than $1,000,000 individually or $5,000,000 in the aggregate or as otherwise specifically provided for in the Company Corporate Budget;

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                           (v)     except as required by applicable Law or written contractual commitments existing on the date hereof and that are disclosed on Section 5.01(a)(v) of the Company Disclosure Letter or as otherwise disclosed on Section 5.01(a)(v) of the Company Disclosure Letter, (A) increase the compensation or benefits payable or to become payable to the trustees, directors, officers or employees of the Company, any Company Subsidiary or any Affiliate thereof; provided that, without the Parent’s consent, between the date of this Agreement and the Closing Date, the Company shall be permitted to increase the compensation payable to employees of the Company, any Company Subsidiary or any Affiliate thereof by up to, in the aggregate for all employees, $100,000, (B) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance, stock incentive or other plan, agreement, trust, fund, policy or arrangement for the benefit of any trustee, director, officer or employee, except as provided in this Agreement or to the extent required by Law, (C) increase the benefits payable under any existing severance or termination pay policies or employment or other agreements (except that the Company Board or Compensation Committee thereof may provide for vesting of the Company Options outstanding on the Closing Date by reason of this Agreement and the transactions contemplated hereby), (D) make any material determinations not in the ordinary course of business consistent with past practice under any collective bargaining agreement or Company Employee Benefit Plan, (E) amend or modify any Company Incentive Plan, other than pursuant to the provisions of Sections 1.08 or 6.05 hereof, (F) grant or promise any tax offset payment award under any Company Incentive Plan, (G) except in the ordinary course of business, make any loan or cash advance to, or engage in any transaction with, any current or former trustee, director, officer or employee or (H) make any loan or cash advance to any current or former consultant or independent contractor;

                           (vi)     (A) enter into any employment, consulting or severance agreement with or grant any severance or termination pay to any officer, trustee or director of the Company or any Company Subsidiary or enter into any material employment, consulting or severance agreement with or grant any material severance or termination pay to any employee who is not an officer of the Company or any Company Subsidiary, (B) hire or agree to hire any new or additional employees or officers other than employees hired in the ordinary course of business, consistent with past practice who are not hired as officers of the Company or any Company Subsidiary, provided, however, that if any non-officer employee of the Company or any Company Subsidiary who is not a party to an employment agreement or other similar agreement resigns after the date hereof but prior to Closing, such entity may hire a person to replace such employee on substantially similar terms consistent with past practice, provided that the Company or any Company Subsidiary does not enter into any employment, consulting or severance agreement with such new hire, or (C) otherwise enter into, amend or modify any material agreement or arrangement with any person that is an Affiliate of the Company (other than agreements with Company Subsidiaries) or, as of the date of this Agreement, is an employee, officer, trustee or director of the Company or any Company Subsidiary;

                           (vii)     make any material change in accounting methods, principles or practices of the Company or Company Subsidiaries, except as may be required by a change in industry practice, Law, GAAP or by a Governmental Entity;

                           (viii)     directly or indirectly transfer, sell, lease (as lessor) (other than as provided in Section 5.01(a)(x)(D)), license, sell and leaseback, mortgage or otherwise dispose of or encumber or subject to any Encumbrance any properties or assets or any interest therein, except sales in the ordinary course of business consistent with past practice in an amount not involving more than $3,000,000 in one transaction or series of related transactions or as otherwise specifically provided for in the Company Corporate Budget, or enter into or amend, modify or terminate any Material Contract or waive, release or assign any material rights or claims thereunder.

                           (ix)     (A) except with respect to arrangements made with respect to the defeasance of the PPREFI Portfolio Loan, the loan secured by the Company Property known as “Corporetum” and prepayment of debt related to loans secured by the Subject Properties (in each case including any prepayment penalties, legal costs or defeasance costs) in accordance with the applicable loan documents in effect as of the date of this Agreement and except to meet the current cash needs of the Company and Company Subsidiaries not exceeding the amount provided for in the Company Corporate Budget for the period specified therein, incur any indebtedness (including the $135,000,000 proposed loan to be secured by the Barton Skyway I-IV

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property (the “Proposed Barton Skyway Loan”)) or guarantee any indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing except as needed for the conversion, redemption or exchange of the Company Series D Preferred Shares or Company L.P. Units in accordance with their terms or (B) except as disclosed in the Development Budget and Schedule or in Section 5.01(a)(ix) of the Company Disclosure Letter, make any loans, advances or capital contributions to, or investments in, any other Person, except loans or investments by the Company or a wholly owned Company Subsidiary to or in the Company or any wholly owned Company Subsidiary;

                           (x)     except as disclosed in the Development Budget and Schedule or in Section 5.01(a)(x) of the Company Disclosure Letter, (A) enter into any commitments obligating the Company or any Company Subsidiary to make capital expenditures in excess of $500,000 individually or $2,000,000 in the aggregate, not including tenant allowances under new or existing leases, (B) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a “Commitment”) for, the acquisition of any real property or other transaction in excess of $1,000,000 individually or $3,500,000 in the aggregate (provided that with respect to the projects identified in Section 5.01(a)(x) of the Company Disclosure Letter, the Company shall be authorized to incur predevelopment expenditures not in excess of $750,000 per individual project and $2,500,000 in the aggregate), (C) commence construction of, or enter into any Commitment to develop or construct, other real estate projects involving in excess of $3,500,000, or (D) enter into or amend or waive rights of the Company or any Company Subsidiary under any lease in excess of 25,000 square feet or incur or commit to incur any tenant allowances or landlord funded construction expenditures related thereto; provided that, if Parent fails to respond to any request made in writing by the Company to approve any of the lease transactions described in this Section 5.01(a)(x)(D) within two business days from such request, such request will be deemed to have been agreed to by Parent.

                           (xi)     (A) settle or compromise any material Tax liability or waive or extend the statute of limitations with respect to any Taxes of the Company or any Company Subsidiary, (B) take or omit to take any action that could cause the termination or revocation of the Company’s REIT status or the status of any Company Subsidiary as a partnership for U.S. federal income tax purposes where such Company Subsidiary presently files Tax Returns as a partnership or the status of any Company Subsidiary as a REIT where such Company Subsidiary has elected to be taxed as a REIT, (C) make or rescind any material election relating to Taxes of the Company or any Company Subsidiary, except as provided in the preceding clause (B) or (D) enter into, or permit any Company Subsidiary to enter into, any Tax Protection Arrangement;

                           (xii)     (A) settle or compromise any claim, litigation or other legal proceeding, other than those wholly-covered by insurance or in the ordinary course of business consistent with past practice in an amount not involving more than $200,000 individually or $1,000,000 in the aggregate (and other than settlement of tenant receivables disclosed in Section 5.01(a)(xii) of the Company Disclosure Letter), (B) pay, discharge, settle or satisfy any claims (including claims of shareholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date of this Agreement (for amounts not in excess of such reserves) or incurred since the date of such audited financial statements in the ordinary course of business consistent with past practice, (C) cancel any indebtedness or waive, release, grant or transfer any claims or rights of material value or (D) waive any benefit of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company is a party unless Company simultaneously and similarly waives any such similar provisions applicable to Parent or its Affiliates;

                           (xiii)     in connection with any Company Development Property, fail to diligently pursue the development, rehabilitation, renovation, addition or expansion of each such Company Development Property

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in a manner that is (i) in accordance with the Company’s past development practices and (ii) consistent in all material respects with the applicable Development Budget and Schedule;

                           (xiv)     commence any lawsuit, arbitration or any administrative proceeding against any Third Party, excluding actions brought in the ordinary course of business; provided that with respect to the Company Properties identified in Section 5.01(a) of the Company Disclosure Letter, the Company shall not authorize, commit or agree to commence any lawsuit, arbitration or any administrative proceeding against any Third Party, excluding, for purposes of this proviso, (A) actions against tenants under Space Leases in such properties that do not involve eviction proceedings or (B) actions to enforce any contractual rights;

                           (xv)     make any payments or incur any liability or obligation for the purpose of obtaining any consent from any person to the REIT Merger or the OP Merger;

                           (xvi)     permit any insurance policy naming the Company or any Company Subsidiary as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent unless such entity shall have obtained, prior to or simultaneous with such cancellation or termination, an insurance policy with substantially similar terms and conditions to the canceled or terminated policy; or

                           (xvii)     take any action that would reasonably be expected to (A) result in any condition to the REIT Merger set forth in Article VII not being satisfied in all material respects or (B) prevent, materially delay or materially impede the consummation of the REIT Merger or the OP Merger or the other transactions contemplated by this Agreement or (C) result in (i) any representation and warranty of the Company and Company L.P. set forth in this Agreement that is qualified as to materiality becoming untrue or (ii) any such representation and warranty that is not so qualified becoming untrue in any material respect.

          (b)     Notice of Changes; Filings.     Each party shall confer with the other party on a regular and frequent basis to report on operational matters and other matters reasonably requested by such party. Parent and the Company shall promptly advise the other orally and in writing of any change or event that could reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable. The Company and Parent shall each promptly provide the other copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the Transactions, other than the portions of such filings, if any, that include confidential information not directly related to the Transactions.

          (c)     Certain Tax Matters.     During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, (i) furnish all material Tax Returns required to be filed by the Company or any Company Subsidiary after the date hereof (“Post-Signing Returns”) to Parent for review and comment at least twenty (20) days before the due date for such Tax Returns and shall promptly file such Tax Returns after receiving approval from Parent, which approval shall not be unreasonably withheld, delayed or conditioned; (ii) timely pay all Taxes due and payable by the Company or any of its Subsidiaries in respect of such Post-Signing Returns that are so filed, other than those being contested in good faith for which appropriate reserves have been made; (iii) accrue a reserve in the books and records and financial statements of the Company in accordance with past practice for all projected Taxes payable by the Company for which no Post-Signing Return is due prior to the Effective Time; and (iv) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, “Actions”) pending against or with respect to the Company in respect of any Tax and not settle or compromise any such Action without Parent’s prior written consent.

Section 5.02.     Conduct of Business by Parent.     Except for matters expressly permitted by this Agreement or as contemplated by the Parent SEC Documents, from the date of this Agreement to the Effective Time, the Parent and the Parent Subsidiaries shall conduct their business in the usual, regular and ordinary course in substantially the same manner as previously conducted (except as otherwise contemplated by the corporate budget included in Section 5.02 of the Parent Disclosure Letter (the “Parent Corporate Budget”)) and use their commercially reasonable efforts to preserve their current business organization, assets and technology, keep available the services of their current officers and employees and maintain their relationships with tenants, customers, joint venture partners, collaborators, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters expressly permitted by this Agreement or as contemplated by the Parent

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SEC Documents, from the date of this Agreement to the Effective Time, Parent and its Subsidiaries shall not do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

                           (i)     Except as set forth in Section 5.02(a)(i) of the Parent Disclosure Letter, (A) other than (x) as permitted pursuant to Section 6.11 or for dividends from a wholly owned Subsidiary to its parent entity or (y) for distributions pursuant to the joint venture agreements identified on Section 4.17(e) of the Parent Disclosure Letter, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of their shares of beneficial interest or capital stock or other ownership interests, including, without limitation, Parent Class A Units, (B) split, combine or reclassify any of their shares of beneficial interest or capital stock or other ownership interests, including, without limitation, Parent Class A Units, (C) purchase, redeem or otherwise acquire (other than in connection with (1) the redemption of the Parent Series C Preferred Shares, Parent Series D Preferred Shares or Parent Class A Units in accordance with their terms, (2) the redemption of Parent Common Shares under the Parent charter in order to preserve the status of Parent as a REIT under the Code, (3) the exercise of Parent Options in accordance with their terms or (4) the use of Parent Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein or to fund any transactions pursuant to Parent’s dividend reinvestment and share purchase plan) any shares of beneficial interest or capital stock or other ownership interests, including, without limitation, Parent Class A Units, of Parent and the Parent Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, (D) take any action the result of which is that Parent acquires, forms or creates a Subsidiary of Parent or (E) take any action the result of which is that Parent or a Parent Subsidiary acquires or otherwise owns any equity interest in any other Person;

                           (ii)     Other than in connection with (1) the exercise of Parent Options in accordance with their terms or (2) issuances and deliveries pursuant to any Parent dividend reinvestment or share purchase program or (3) the redemption or exchange of Parent Class A Units, issue, deliver, sell, pledge, grant or otherwise encumber (A) any shares of their beneficial interest or capital stock or other ownership interests, (B) any Voting Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares or capital stock, Voting Debt, voting securities or convertible or exchangeable securities or (D) any phantom stock, phantom stock rights, stock appreciation rights, stock-based performance units, or other rights or interests based on or linked to the value of Parent Common Shares except as set forth in Section 5.02(a)(ii) of the Parent Disclosure Letter;

                           (iii)     except to the extent required to comply with applicable Law, to increase the authorized shares of beneficial interest of Parent or to provide for the issuance of Parent Class A Units or the Parent Series E Preferred Shares as described in this Agreement, amend Parent’s Declaration of Trust or by-laws or amend the Parent L.P. Partnership Agreement or the organizational documents of any Parent Subsidiary including, without limitation, Parent L.P.;

                           (iv)     Except as set forth in Section 5.02(a)(iv) of the Parent Disclosure Letter, directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a portion of the assets of, or equity interests in, or by any other manner, any business or any corporation, partnership, trust, joint venture, association or other business organization or division thereof or (B) any assets, in each case other than purchases in the ordinary course of business consistent with past practice in an amount not involving more than $1,000,000 individually or $5,000,000 in the aggregate or as otherwise provided for in the Parent Corporate Budget;

                           (v)     make any material change in accounting methods, principles or practices of Parent or Parent Subsidiaries, except as may be required by a change in industry practice, Law, GAAP or by a Governmental Entity;

                           (vi)     (A) settle or compromise any material Tax liability or waive or extend the statute of limitations with respect to any Taxes of Parent or any Parent Subsidiary, (B) take or omit to take any action that could cause the termination or revocation of Parent’s REIT status or the status of any Parent Subsidiary as a partnership for U.S. federal income tax purposes where such Parent Subsidiary presently files Tax Returns as a partnership or the status of any Parent Subsidiary as a REIT where such Parent Subsidiary has

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elected to be taxed as a REIT or (C) make or rescind any material election relating to Taxes of Parent or any Parent Subsidiary; or

                           (vii)     take any action that would reasonably be expected to (A) result in any condition to the REIT Merger or the OP Merger set forth in Article VII not being satisfied in all material respects or (B) prevent, materially delay or materially impede the consummation of the REIT Merger or the OP Merger or the other transactions contemplated by this Agreement.

Section 5.03.     Control of Other Party’s Business.     Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s operations or give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE VI
Additional Agreements

Section 6.01.     Preparation of the Joint Proxy Statement/Prospectus; Shareholder Meetings.

          (a)     As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC a joint proxy statement in preliminary form relating to the Company Shareholders Meeting and the Parent Shareholders Meeting and, in connection therewith, Parent shall prepare and file with the SEC a registration statement on Form S-4 (the “Registration Statement”) (together, the “Joint Proxy Statement/Prospectus”) and each of Parent and the Company shall use their reasonable best efforts to respond to comments, if any, of the SEC as promptly as practicable, and cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as necessary to consummate the REIT Merger. The Joint Proxy Statement/Prospectus shall include the recommendation of the Company Board in favor of approval and adoption of this Agreement and the REIT Merger, except to the extent the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement as permitted by Section 6.04(e). The parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Joint Proxy Statement/ Prospectus and advise one another of any oral comments received from the SEC. The Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act, respectively.

          (b)     Parent and the Company shall make all necessary filings with respect to the REIT Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Shares issuable in connection with the REIT Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or requests by the SEC for additional information. No amendment or supplement to the Joint Proxy Statement/Prospectus shall be filed without the approval of both parties hereto, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party which are incorporated by reference in the Joint Proxy Statement/Prospectus, this right of approval by the other party shall apply only with respect to information relating to such other party and its Affiliates, their business, financial condition or results of operations or the Transactions; and provided, further, that the Company, in connection with a Subsequent Determination, may amend or supplement the Joint Proxy Statement/Prospectus (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a Subsequent Determination, and in such event, this right of approval shall apply only with respect to information relating to the Parent and its Affiliates or their business, financial condition or results of operations. “Qualifying Amendment” means an amendment or supplement to the Joint Proxy Statement/Prospectus (including by incorporation by reference) to the extent it contains (i) a Subsequent Determination, (ii) a statement of the reasons of the Company Board for making such Subsequent Determination and (iii) additional information reasonably related to the

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foregoing. If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers, trustees or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement/Prospectus, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company and Parent.

          (c)     The Company shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to its shareholders as promptly as practicable after the Registration Statement becomes effective and shall duly call and hold a meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of obtaining the Required Company Vote as promptly as practicable after the mailing of the Joint Proxy Statement/Prospectus. In connection with the Company Shareholder Meeting, the Company will (i) subject to Section 6.04(e), use its reasonable best efforts to obtain the Required Company Vote and (ii) otherwise comply with all legal requirements applicable to such meeting.

          (d)     Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to its shareholders as promptly as practicable after the Registration Statement becomes effective and shall duly call and hold a meeting of its shareholders (the “Parent Shareholders Meeting”) for the purpose of obtaining the Required Parent Vote as promptly as practicable after the mailing of the Joint Proxy Statement/Prospectus. In connection with the Parent Shareholder Meeting, Parent will (i) use its reasonable best efforts to obtain the Required Parent Vote and (ii) otherwise comply with all legal requirements applicable to such meeting.

          (e)     It shall be a condition to the mailing of the Joint Proxy Statement/Prospectus that (i) Parent and Parent L.P. shall have received a “comfort” letter from PricewaterhouseCoopers LLP, independent public accountants for the Company and Company L.P., of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the “AICPA Statement”), dated a date within two business days before the effective date of the Registration Statement, addressed to Parent and Parent L.P., in form and substance reasonably satisfactory to Parent and Parent L.P., concerning the procedures undertaken by PricewaterhouseCoopers LLP with respect to the financial statements and information of the Company, Company L.P. and the Company Subsidiaries contained in the Registration Statement and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement and (ii) the Company shall have received a “comfort” letter from PricewaterhouseCoopers LLP, independent public accountants for Parent and Parent L.P., of the kind contemplated by the AICPA Statement, dated a date within two business days before the effective date of the Registration Statement, addressed to the Company and Company L.P., in form and substance reasonably satisfactory to the Company, concerning the procedures undertaken by PricewaterhouseCoopers LLP with respect to the financial statements and information of Parent, Parent L.P. and the Parent Subsidiaries contained in the Registration Statement and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

          (f)     As promptly as practicable after the execution of this Agreement, the Company and Company L.P. shall prepare certain materials (the “Partner Exchange Materials”), which will be used by the Company and Company L.P. to notify each Limited Partner (as defined in the Company L.P. Partnership Agreement) of such Limited Partner’s right to exercise the Exchange Right (as defined in the Company L.P. Partnership Agreement) in the manner described in Section 1.11 of this Agreement. The Partner Exchange Materials shall be prepared by the Company and Company L.P. in compliance with applicable Law and shall include information about Parent and Parent L.P., a description of the Transactions, a general description of the federal income Tax consequences of receiving the OP Merger Consideration, and such other information as the parties reasonably determine. All Partner Exchange Materials, and all mailings to holders of Company Common Units in connection with the OP Merger, shall be subject to the prior review, comment and consent

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of Parent and Parent L.P. (not to be unreasonably withheld or delayed). Parent and the Company shall make all necessary filings with respect to the OP Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party hereto shall use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by any Governmental Entity with respect to the Partner Exchange Materials and to cause such Partner Exchange Materials to be mailed to the holders of Company Common Units at or about the same time as the Joint Proxy Statement/Prospectus is mailed to the shareholders of the Company.

          (g)     Parent and the Company agree to schedule the Parent Shareholders Meeting and Company Shareholders Meeting for the same date.

Section 6.02.     Access to Information.     Subject to applicable Law, including any applicable competition, merger control, antitrust or similar Law, or confidentiality obligations owed to third parties, upon reasonable notice each party shall afford to each other party and to Prudential and their respective Affiliates and Representatives, reasonable and prompt access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its properties, assets, books, contracts, commitments, Representatives and records, and during such period, (x) such party and Prudential shall have the right, subject to the terms of this Section 6.02, to prepare or cause to be prepared surveys, inspections, engineering studies, environmental assessments and other tests, examinations or studies with respect to the Company Properties or the Parent Properties, as the case may be; provided that such party and Prudential may not do any destructive testing of the Company Properties or the Parent Properties, as the case may be, (y) each party shall provide a monthly review of the revenues, capital spending and performance data of it and its Subsidiaries to the other party within 20 days after the end of each such month, and (z) each party shall make available to the other party on a prompt basis (i) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) Laws and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. In addition, upon reasonable notice the Company and the Company Subsidiaries shall afford to each of Parent, Merger Sub and Prudential and to their respective Affiliates and Representatives, reasonable and prompt access, during normal business hours during the period prior to the Effective Time or the termination of this Agreement to tenants at Company Owned Properties. Each of the parties will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement between the Company and Parent entered into in 2005 (the “Confidentiality Agreement”). Any investigation by the parties shall not affect the representations and warranties or the conditions to the obligations of the Company or Parent, as the case may be.

Section 6.03.      Reasonable Best Efforts; Notification.

          (a)     Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the REIT Merger and the other Transactions, including using reasonable best efforts to obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and to make all necessary registrations, declarations and filings (including filings with Governmental Entities, if any) and to take all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; provided, however, that Parent will not be required to agree to, or proffer to, (A) divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any of Parent’s, the Company’s or any of their respective Affiliates’ businesses or (B) cease to conduct business or operations in any jurisdiction in which Parent, the Company or any of their respective Affiliates conducts business or operations as of the date of this Agreement. Each party shall use its reasonable best efforts (i) to obtain consents of all third parties necessary, proper or advisable for the consummation by such party or any of its Affiliates of the transactions contemplated by this Agreement (including without limitation obtaining the consents required under the agreements set forth on Section 3.03(b) of the Company Disclosure Letter or Section 4.03(b) of Parent Disclosure Letter, as the case may be);

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provided that, without the prior written consent of Parent, the Company shall not agree to any significant modification to any contractual arrangement to obtain such consents or certificates; (ii) to provide any material notices to third parties required to be provided by the Company or any of its Affiliates prior to the Effective Time, including under any leases or insurance policies; and (iii) to comply in all material respects with the terms of the insurance policies.

          (b)     In connection with and without limiting the foregoing, the Company, Company L.P. and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Voting Agreements, the REIT Merger, the OP Merger or any of the other Transactions and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, the Voting Agreements, the REIT Merger, the OP Merger or any of the other Transactions, take all action necessary to ensure that the REIT Merger, the OP Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting Agreements and otherwise to minimize the effect of such statute or regulation on the REIT Merger, the OP Merger and the other Transactions.

          (c)     The Company shall give notice to Parent within 48 hours of becoming aware of any representation or warranty made by it and contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 7.02(a) would not be satisfied; provided that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (d)     Parent shall give notice to the Company within 48 hours of becoming aware of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 7.03(a) would not be satisfied; provided that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.04.     No Solicitation.

          (a)     Neither the Company or any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of their Representatives to, directly or indirectly, (i) solicit, initiate, encourage or knowingly take any other action to facilitate (including by the furnishing of non-public information) the submission of any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or their Affiliates) relating to, or that could reasonably be expected to lead to, any Takeover Proposal, (ii) agree to, approve or recommend any Takeover Proposal or enter into any agreement with respect to any Takeover Proposal or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal. “Takeover Proposal” means any offer or proposal for any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (i) 30% or more of the assets of the Company and the Subsidiaries of the Company, taken as a whole, or (ii) 30% or more in voting power of the outstanding Company Common Shares, (iii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 30% or more in voting power of the outstanding Company Common Shares, or (iv) any merger, consolidation, business combination, recapitalization, reclassification, share exchange, liquidation, dissolution or similar transaction or series of transactions involving the Company or any Significant Subsidiary; provided, however, the sale of the Subject Properties shall not be a Takeover Proposal.

          (b)     In addition to the obligations of the Company set forth in paragraph (a) of this Section 6.04, the Company shall notify Parent promptly (but in any event within two business days) after receipt or occurrence of (i) any Takeover Proposal, (ii) any request for information with respect to any Takeover Proposal or (iii) any inquiry, proposal, discussions or negotiation with respect to any Takeover Proposal, and such notice shall include the material terms and conditions of any such Takeover Proposal, request for information, inquiry, proposal, discussion or negotiation and the identity of the Person making any such Takeover Proposal, request for information, inquiry or proposal or with whom discussions or negotiations are

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taking place. The Company shall keep Parent informed in all material respects of the status and details (including amendments or proposed amendments) of any such inquiry, request or Takeover Proposal.

          (c)     Nothing contained in this Section 6.04 shall prohibit the Company and the Company Board from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board (after having obtained sufficient preliminary information upon which to make such judgment), after consultation with outside counsel, failure so to disclose would be reasonably likely to cause a breach of its duties under applicable Law. Subject to Sections 6.04(e) and 8.01(d), in no event shall the Company, the Company Board or any committee thereof withdraw (or modify in a manner adverse to Parent), or propose publicly to withdraw (or modify in a manner adverse to Parent), its position with respect to this Agreement, the Voting Agreements, the REIT Merger, the OP Merger or the other Transactions or adopt, approve or recommend, or propose to adopt, approve or recommend, a Takeover Proposal.

          (d)     Notwithstanding anything in this Section 6.04 to the contrary, prior to the REIT Effective Time, the Company may negotiate and participate in discussions and negotiations with such Person that has made an unsolicited bona fide written Takeover Proposal not resulting from or arising out of a breach of Section 6.04(a) (provided that the Company shall not agree to any exclusive right to negotiate with such Person) and may furnish information concerning its business, properties or assets to such Person pursuant to appropriate confidentiality agreements (on terms not less favorable to the Company than the terms (including standstill terms) of the Confidentiality Agreement, as such may be waived in accordance with Section 5.01(a)(xii)); provided that the Company Board shall be permitted to take any such action if, and only if, prior to taking such action, the Company Board (after having obtained sufficient preliminary information upon which to make such determination) has determined by the affirmative vote of a majority of all of the members of the Company Board or any committee thereof to which the power to consider such matters has been delegated that (i) such Takeover Proposal would result in, or would be reasonably likely to result in, a Superior Proposal and (ii) after consultation with outside legal counsel, the failure to provide information to such Person or access or to engage in discussions or negotiations with such Person would be reasonably likely to cause a breach of the duties of the Company Board under applicable Law. “Superior Proposal” means a Takeover Proposal (as defined in Section 6.04(a), except that the reference to “30%” in such definition shall be deemed to be a reference to “50%”) whereby the Person making such proposal has on an unsolicited basis submitted a bona fide written proposal to the Company relating to any such transaction on terms that the Company Board determines in its good faith judgment (after consultation with a nationally recognized financial advisor, taking into account all the terms and conditions of the Takeover Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) is more favorable to the Company’s shareholders, from a financial point of view, than this Agreement and the REIT Merger, taken as a whole, and that is reasonably capable of being completed. The Company shall not provide any nonpublic information, which was not previously provided to Parent, regarding the Company to any other Person pursuant to this Section 6.04(d) unless such information is simultaneously provided to Parent.

          (e)     If the Company Board, after consultation with outside legal counsel, determines that failure to accept a Superior Proposal would be reasonably likely to cause a breach of the duties of the trustees of the Company to the Company and its shareholders under applicable Law, the Company Board may inform the holders of Company Common Shares that it no longer believes that the REIT Merger is advisable and no longer recommends approval (a “Subsequent Determination”), but only at a time that is prior to the Company Shareholders Meeting and after the third business day following Parent’s receipt of written notice advising Parent that the Company has received a Superior Proposal specifying the terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation), identifying the person making the Superior Proposal and stating that it is considering a Subsequent Determination; provided, that (i) during such three business day period Parent does not make an offer that the Company Board shall have reasonably concluded in good faith (following consultation with its nationally recognized financial advisors and outside counsel) is more favorable to the shareholders of the Company than such Superior Proposal and (ii) at the end of such three business day period such Takeover Proposal continues to be a Superior Proposal. At any time after the three business day period following notification to Parent of the

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Company’s consideration to do so and if the Company has otherwise complied with the terms of this Section 6.04 (but in no event following approval of the REIT Merger pursuant to this Agreement at the Company Shareholders Meeting), the Company may terminate this Agreement pursuant to Section 8.01(e) and enter into an agreement with respect to the Superior Proposal; provided that prior to such termination the Company shall have made payment to Parent of the full amounts, if any, required under Sections 8.03(c) and (d) to be paid at that time.

Section 6.05.     Employees and Benefit Plans.

          (a)     Parent L.P. intends to interview Company employees and may in its discretion (taking into account the views of the Company) offer employment as of the Closing Date to employees of the Company (the “Company Employees”) on terms and conditions, including salary and bonus, which are no less favorable than those under which the Company Employees are currently employed, and with benefits that are no less favorable in the aggregate to those applicable to similarly situated employees of Parent L.P. as in effect from time to time. Parent L.P. shall continue such salary, benefits and bonuses of each Company Employee who accepts such offer of employment for a period of one year from the Closing Date, unless such Company Employee voluntarily resigns or is terminated for cause.

          (b)     Parent L.P. agrees that it shall interview Company executive employees (the “Corporate Employees”) with the goal of offering each such Corporate Employee a position with Parent L.P. or any of its Affiliates reasonably comparable to the position such Corporate Employee currently holds with the Company or any of its Affiliates. Parent L.P. shall act in good faith taking into account the staffing needs of Parent L.P. or any of its Affiliates and the qualifications of the applicable Corporate Employee. Parent L.P. shall use reasonable efforts to complete such interviews and make the offers contemplated by this Section 6.05(b) no later than ten days prior to the Closing and, at such time, shall provide a written notice to the Company identifying the Corporate Employees that have received offers of employment. Offers, if made, shall include compensation and bonus, which are no less favorable than those under which Corporate Employees are currently employed and with other benefits in line with similar positions at Parent L.P. or any of its Affiliates. Notwithstanding the foregoing, no legal obligation shall be created on Parent L.P. or any of its Affiliates to hire any such Corporate Employees.

          (c)     From and after the Effective Time, Parent shall, and shall cause the Surviving Company to, honor in accordance with their respective terms (as in effect on the date of this Agreement) the Company Employment Agreements and the Company’s obligations under the change of control arrangements and Company employee severance policies identified, listed or described in Section 3.15(c) of the Company Disclosure Letter.

          (d)     Parent will honor in accordance with their terms, all vested accrued benefit obligations to, and contractual rights of, current and former employees of the Company and its Subsidiaries which are disclosed in Section 3.15(c) of the Company Disclosure Letter. To the extent such agreements and policies were adopted or executed on or before the date of this Agreement, Parent acknowledges that a “change of control” within the meaning of the Company Incentive Plans will occur on the Effective Time and as a result, except as provided in Section 6.05(d) of the Company Disclosure Letter, all vesting of unvested options will be accelerated and all of them will vest. The Company may make any required employee matching contributions under its 401(k) Plan in a manner consistent with historical practices.

          (e)     With respect to any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by Parent or any of its Subsidiaries, to the extent such plan is made available to an employee of the Company, for all purposes (other than benefit accrual), service with the Company, its Subsidiaries or their predecessors shall be treated as service with Parent or any of its Subsidiaries as applicable.

          (f)     Parent shall waive or cause to be waived any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its Affiliates (other than the Company) in which employees of the Company (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such preexisting condition limitation would have been applicable under the comparable Company welfare benefit plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company employee

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(and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

          (g)     Without limiting the Company’s obligations in Section 6.21, the Company shall take all actions necessary and appropriate to ensure that (i) the Amended and Restated Share Purchase Plan is terminated prior to the REIT Effective Time, and that no Company employee shall thereafter have any rights under the Amended and Restated Share Purchase Plan and (ii) participation in the Amended and Restated Share Purchase Plan is suspended as of the end of the first “Option Period” (as defined in the Amended and Restated Share Purchase Plan) that occurs following the date of this Agreement.

          (h)     Subject to Section 6.05(a), nothing contained in this Section 6.05 or elsewhere in this Agreement shall be construed to prevent, from and after the Effective Time, the termination of employment of any individual employee of the Company or any change in the employee benefits available to any such individual employee or the amendment or termination of any particular Company Employee Benefit Plan or other employee benefit plan, program, policy or arrangement.

          (i)     Parent acknowledges that, prior to December 31, 2005, or at such later time as may be permitted under Section 409A of the Code and the regulations and guidance issued thereunder (collectively “Section 409A”), and in accordance with, and to the extent permitted under Section 409A, the participants in the Company Deferred Compensation Plans shall be permitted to amend the timing and form of payments to be made under the Company Deferred Compensation Plans, and thereafter, that the Company shall amend the Company Deferred Compensation Plans to the extent necessary to conform to Section 409A. To the extent not already vested, the parties acknowledge that all amounts currently deferred under the Company Deferred Compensation Plans shall become vested at the Effective Time except to the extent otherwise provided in Section 6.05(i) of the Company Disclosure Letter. Subject to Section 409A, Parent shall assume the Company Deferred Compensation Plans and maintain the Company Deferred Compensation Plans in accordance with their respective terms for the benefit of the participants thereunder to the extent that such participants maintain account balances after the Effective Time.

Section 6.06.     Indemnification.

          (a)     Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former trustees or officers of the Company as provided in the Company Organizational Documents and indemnification agreements of the Company identified in Section 6.06 of the Company Disclosure Letter shall be assumed by the Surviving Company in the REIT Merger, without further action, at the REIT Effective Time and shall survive the REIT Merger and shall continue in full force and effect in accordance with their terms.

          (b)     The Surviving Company shall (i) for a period of six years after the REIT Effective Time cause to be maintained in effect in the Surviving Company’s (or any successor) charter and by-laws (or similar governing documents), provisions regarding elimination of liability of trustees, indemnification of officers, trustees and employees and advancement of expenses which are no less advantageous to the intended beneficiaries as those currently contained in the declaration of trust and by-laws of the Company and (ii) maintain for a period of at least six years the current policies of trustees’ and officers’ liability insurance maintained by the Company (provided that the Surviving Company may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the REIT Effective Time) with respect to claims arising from facts or events that occurred on or before the REIT Effective Time; including, without limitation, in respect of the transactions contemplated by this Agreement; provided, however, that in no event shall the Surviving Company be required to expend in excess of 200% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the aggregate premiums of such insurance coverage would exceed such amount, the Surviving Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The provisions of this subsection (b) shall be deemed to have been satisfied if prepaid policies have been obtained by the Surviving Company for purposes of this Section

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6.06, which policies (together with the Company’s existing policy) provide such trustees and officers with the coverage described in this subsection (b) for an aggregate period of not less than six years with respect to claims arising from facts or events that occurred on or before the REIT Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement.

          (c)     If the Surviving Company or any of its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 6.06. The parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Company’s obligations pursuant to this Section 6.06.

          (d)     The provisions of this Section 6.06 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.06 applies without the consent of such affected indemnitee and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

Section 6.07.     Public Announcements.     Each of Parent, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the OP Merger, the REIT Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

Section 6.08.     Transfer Taxes.     Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Company shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Shares, Company Series D Preferred Shares, Company L.P. Units and/or Company Options, all Transfer Taxes.

Section 6.09.     Listing of Shares.     Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued in the REIT Merger and the Parent Common Shares to be reserved for issuance upon exercise of Company Options and upon conversion of Parent Class A Units to be approved for listing, upon official notice of issuance, on the NYSE.

Section 6.10.     Affiliate Letter.     On or prior to the date of the Company Shareholders Meeting, the Company will deliver to Parent a letter (the “Company Affiliate Letter”) identifying all persons who are “affiliates” of the Company for purposes of Rule 145 under the Securities Act (“Rule 145”). On or prior to the Closing Date, the Company will use all reasonable efforts to cause each person identified as an “affiliate” in the Company Affiliate Letter to deliver a written agreement, in the form attached hereto as Exhibit C, in connection with restrictions on affiliates under Rule 145.

Section 6.11.     Coordination of Dividends.     From and after the date of this Agreement, except as provided in Article X, the Company shall not make any dividend or distribution to its shareholders, and Company L.P. shall not make any dividend or distribution to its partners, in each case without the prior written consent of Parent in its sole discretion; provided, however, that the written consent of Parent shall not be required for the authorization and payment of (i) distributions required for the Company to maintain its status as a REIT under the Code, (ii) quarterly distributions of up to $0.56 per Company Common Share to

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the holders thereof for the quarter ending September 30, 2005 (the “Initial Dividend”) and for each quarter thereafter ending prior to the REIT Effective Time; provided that the record and payment dates for each distribution with respect to the Company Common Shares pursuant to this clause (ii) (other than the Initial Dividend) shall be the same date as the record and payment dates for the quarterly distributions for the Parent Common Shares, as provided by Parent to the Company by written notice not less than twenty (20) business days prior to the record date for each such quarterly Parent distribution; provided, however, that the record date for the fourth quarter dividend for 2005 shall be on or before the date which is ten days prior to the Closing Date and the record date for the first quarter dividend for 2006 (if the Closing shall not have occurred on or prior to December 31, 2005) shall be on or before the date which is ten days prior to the Closing Date, (iii) a distribution per Company Common Unit in the same amount as a dividend per Company Common Share permitted pursuant to clauses (i) or (ii) above, with the same record and payment dates as such dividends on Company Common Shares and (iv) regular quarterly dividends of $0.56 per share on the Company Series D Preferred Shares in accordance with the requirements of the Charter and corresponding dividend on the Company L.P. Series D Convertible Preferred Units in accordance with the requirements of the Company L.P. Partnership Agreement. In the event that a distribution with respect to the Company Common Shares permitted by this Section 6.11 has (x) a record date prior to the REIT Effective Time and (y) has not been paid as of the REIT Effective Time, the holders of Company Common Shares shall be entitled to receive such distribution from the Company at the time such shares are exchanged pursuant to Article II of this Agreement.

Section 6.12.     Section 16(b).     Assuming that the Company delivers to Parent the Company Section 16 Information (as hereinafter defined) in a timely fashion prior to the REIT Effective Time, the Parent Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Company Insiders (as hereinafter defined) of Parent Common Shares in exchange for Company Common Shares, of Parent Class A Units in exchange for Company Common Units, and of options to purchase Parent Common Shares in exchange for options to purchase Company Common Shares, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Company Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act in accordance with Rule 16b-3 and interpretations of the SEC thereunder. “Company Section 16 Information” shall mean information accurate in all material respects regarding Company Insiders, the number of shares of Company Common Shares held by each such Company Insider and expected to be exchanged for Parent Common Shares in the REIT Merger, the number of Company Common Units held by each such Company Insider and expected to be exchanged for Parent Class A Units in the OP Merger, the number and description of the options to purchase shares of Company Common Shares held by each such Company Insider and expected to be converted into options to purchase Parent Common Shares in connection with the REIT Merger and any other information that may be required under applicable interpretations of the SEC under Rule 16b-3. “Company Insiders” shall mean those officers and trustees of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Company Section 16 Information.

Section 6.13.     Redemption of Company Series D Preferred Shares.     After December 29, 2005 (if the REIT Merger has not occurred) and prior to the REIT Effective Time, the Company shall redeem all of the outstanding Company Series D Preferred Shares, if any, for a cash amount equal to $26.50 per share plus accrued but unpaid dividends thereon at the rate specified in Charter (except for any such shares which are converted by the holder into Company Common Shares prior to such time).

Section 6.14.     Conversion of Company G.P.     Prior to the REIT Effective Time, at Parent’s election exercised by written notice to Company not less than fifteen (15) days prior to the REIT Effective Time, either (i) the Company shall cause Company G.P., its wholly owned subsidiary to convert from a corporation to a Delaware limited liability company or (ii) the Company and Company GP shall make a valid election on IRS Form 8875 to treat Company GP as a taxable REIT subsidiary under Section 856(l) of the Code effective prior to the REIT Effective Time (the conversion or election under (i) or (ii) is referred to herein as the “Company GP Conversion”). In the absence of such written notice by Parent to Company, Parent shall be

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deemed to have elected alternative (i) above, and the Company shall cause Company G.P. to convert from a corporation to a Delaware limited liability company prior to the REIT Effective Time.

Section 6.15.     Repayment of PPREFI Portfolio Collateralized Loan.     Prior to the REIT Effective Time, the Company shall cause all mortgages and other liens securing the Company’s PPREFI Portfolio collateralized loan (the “PPREFI Portfolio Loan”) to be released such that they are free of any obligations relating to the PPREFI Portfolio Loan on or before Closing.

Section 6.16.     Registration Rights.     The Company’s registration rights agreements identified in Section 6.16 of the Company Disclosure Letter and registration rights of holders of Company L.P. Units pursuant to the terms of the Company L.P. Partnership Agreement will be assumed by Parent in accordance with their terms and the holders of registration rights under such agreements shall have substantially the same rights with respect to the registration of the securities of Parent that such holders may receive on the Closing Date as a result of the REIT Merger or the OP Merger as they currently possess under such agreements. On the date hereof, Parent shall enter into a Registration Rights Agreement with Michael V. Prentiss in the form attached hereto as Exhibit B. Parent agrees to use good faith commercially reasonable efforts to file, on or within thirty (30) days following the Closing Date, a shelf registration statement (the “Shelf Registration Statement”) pursuant to Rule 415 under the Securities Act registering the resale of the Parent Common Shares (the “Registrable Securities”) issuable by Parent upon the conversion or redemption of any Parent Class A Units received by persons who were holders of Company Common Units of Company L.P. immediately prior to the OP Merger. The Shelf Registration Statement shall be filed on Form S-3 and, if Parent is eligible, the Shelf Registration Statement shall utilize the automatic shelf registration process under Rule 415 and Rule 462 as amended by Securities Act Release No. 8591. Parent will use its best efforts to maintain its status as a “well known seasoned issuer” as defined in Rule 405 as amended by Securities Act Release No. 8591. If Parent is not a “well known seasoned issuer” or is otherwise ineligible to utilize the automatic shelf registration process, then Parent shall use its best efforts to have the Shelf Registration Statement declared effective under the Securities Act as expeditiously as practicable. Parent will maintain the effectiveness of the Shelf Registration Statement, including by filing any necessary post-effective amendments and prospectus supplements, or, alternatively, by filing new registration statements relating to the Registrable Securities as required by Rule 415 under the Securities Act to permit the disposition of all Registrable Securities pursuant hereto until the earliest date on which (i) all Registrable Securities registered pursuant to the Shelf Registration Statement or any successors thereto have been sold or (ii) all Registrable Securities may be sold pursuant to Rule 144(k) under the Securities Act. Parent acknowledges that the holders of the Company Common Units are third party beneficiaries of this Section 6.16.

Section 6.17.     Assumption of Existing Tax Protection Arrangements.     Parent and Parent L.P. shall assume the obligations of the Company, Company L.P. or the applicable Company Subsidiary, as the case may be, under the Company’s Tax Protection Arrangements described in Section 3.14 to the Company Disclosure Letter.

Section 6.18.     Director Nominees.     Parent shall use its best efforts to cause the Director Nominees to be elected as members of the Parent Board by the existing trustees of the Parent Board simultaneous with Closing, subject to applicable Law. Each Director Nominee shall serve as a trustee for a term expiring at Parent’s next annual meeting of shareholders following the Effective Time and until his successor is elected and qualified, provided that Parent shall use its best efforts to cause the Parent Board to re-nominate each Director Nominee as a trustee for election at the Parent’s annual meeting of shareholders for each of 2006 and 2007. Parent shall take such action, including amending its bylaws, as may be required to cause the number of trustees constituting the Parent Board immediately after the Effective Time to be increased by two members in furtherance of its agreements in this Section 6.18. “Director Nominees” means Michael V. Prentiss and Thomas F. August.

Section 6.19.     Tenants Estoppels and SNDA’s.     The Company shall use its commercially reasonable efforts to obtain prior to the Closing Date tenant estoppels from all tenants at Company Properties who have Space Leases which cover more than 25% of the square footage of any Company Property, each in form and substance reasonably satisfactory to Parent. The Company shall use its commercially reasonable efforts to obtain prior to the Closing Date, if requested by Prudential, subordination, non-disturbance and attornment

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agreements from all tenants at Company Properties which are to be acquired by Prudential who have Space Leases which cover more than 25% of the square footage of any Company Property, each in form and substance reasonably satisfactory to Prudential. The Company shall not be obligated to expend any funds in connection with its obligations under this Section 6.19.

Section 6.20.     Suspension of Dividend Reinvestment Plan; Amended and Restated Share Purchase Plan.     The Company has suspended, and shall not reinstate, the Company Dividend Reinvestment and Share Purchase Plan, and the Company will not hereafter allow any participants in the Company Dividend Reinvestment and Share Purchase Plan to elect to purchase Company Common Shares pursuant to such plan. Without limiting the foregoing, the Company shall not waive any maximum investment restrictions contained in the Company Dividend Reinvestment and Share Purchase Plan. The Company shall not waive any restrictions contained in the Company’s Amended and Restated Share Purchase Plan and shall not permit any participant in the Amended and Restated Share Purchase Plan to increase the number of Company Common Shares to be purchased by such participant under the Amended and Restated Share Purchase Plan.

Section 6.21.     Third Party Consents.     Company shall use its commercially reasonable efforts to obtain, prior to Closing, and each in form and substance reasonably satisfactory to Prudential: (i) the third party consents set forth in Section 6.21 of the Company Disclosure Letter, (ii) an estoppel certificate from Shell Oil Company for the benefit of Prudential and its transferees pursuant to Section 3.6 of the Release and Settlement Agreement dated September 12, 1996 among Shell Oil Company, Cadillac Fairview/California, Inc., GP Holdings, Inc. and The Prentiss/Copley Investment Group, (iii) an agreement from Collins Corporate Center, LLC that acknowledges that Prudential or its transferee shall upon Closing become the “Managing Member” under the Operating Agreement of Prentiss/Collins Del Mar Heights, LLC and confirming such other matters as Prudential may reasonably request, (iv) the Required Debt Consents (as defined in the Prudential Asset Purchase Agreement) and (v) such documents and instruments in recordable form as will remove from title any option or other right under a Space Lease that is no longer in effect and any documents securing debt that has been repaid, but shall not be obligated to expend any funds in connection therewith.

Section 6.22.     Private Letter Ruling.     Parent shall apply for, and use its reasonable best efforts to obtain, a private letter ruling from the IRS that confirms that the REIT Merger will (i) be treated for Federal income taxes as (x) a taxable sale of assets by the Company, immediately followed by (y) a taxable liquidation of the Company under Section 331 of the Code, or (ii) that the Transactions do not constitute a reorganization as defined in Section 368(a) of the Code. (the “Private Letter Ruling”).

ARTICLE VII
Conditions Precedent

Section 7.01.     Conditions to Each Party’s Obligation to Effect the REIT Merger.     The respective obligation of each party to effect the REIT Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)     Shareholder Approval. The Company shall have obtained the Required Company Vote in connection with the approval and adoption of the REIT Merger, the Prudential Asset Sale and this Agreement by the shareholders of the Company. Parent shall have obtained the Required Parent Vote in connection with the approval and adoption of this Agreement by the shareholders of Parent.

          (b)     No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the REIT Merger shall be in effect; and Parent and the Company shall use their reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn prior to the REIT Effective Time.

          (c)     NYSE Listing. The Parent Common Shares to be issued in the REIT Merger and the Parent Common Shares to be reserved for issuance upon exercise of Company Options and conversion of Parent Class A Units issued in the OP Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

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          (d)     Effectiveness of the Registration Statement.     The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated and not concluded or withdrawn.

Section 7.02.     Conditions to Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to effect the REIT Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)     Representations and Warranties.     (i) Each of the representations and warranties of the Company set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall have been true and correct as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date, and (ii) each of the representations and warranties of the Company that is not so qualified shall have been true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (except, in each case, for those representations and warranties which address matters only as of a particular date, in which case, they shall be true and correct, or true and correct in all material respects, as applicable, as of such date).

          (b)     Performance of Obligations of the Company.     The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)     Material Adverse Effect.     Since the date of this Agreement, there shall not have been any state of facts, change, development, effect, event, condition or occurrence that, individually or in the aggregate, constitutes, has had or would reasonably be expected to have a Company Material Adverse Effect.

          (d)     Tax Opinion.     Parent shall have received an opinion of Akin Gump Strauss Hauer & Feld LLP, dated as of the Closing Date, that, commencing with its taxable year ended December 31, 1996, the Company has been organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code (such opinion shall be in form and substance reasonably satisfactory to Parent and shall be subject to customary assumptions, qualifications and representations).

          (e)     Payment of PPREFI Portfolio Loan.     The Company shall have defeased the PPREFI Portfolio Loan and released the collateral.

          (f)     LLC Conversion.     The Company shall have effected the LLC Conversion and delivered evidence of the LLC Conversion to Parent.

          (g)     “Comfort” Letter.     Parent and Parent L.P. shall have received a “comfort” letter from PricewaterhouseCoopers LLP, as described in Section 6.01(e).

Section 7.03.     Conditions to Obligation of the Company.     The obligation of the Company to effect the REIT Merger is further subject to the following conditions:

          (a)     Representations and Warranties.     (i) Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that is qualified as to Material Adverse Effect shall have been true and correct as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date, and (ii) each of the representations and warranties of each of Parent and Merger Sub that is not so qualified shall have been true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (except, in each case, for those representations and warranties which address matters only as of a particular date, in which case, they shall be true and correct, or true and correct in all material respects, as applicable, as of such date).

          (b)     Performance of Obligations of Parent and Merger Sub.     Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c)     Material Adverse Effect.     Since the date of this Agreement, there shall not have been any state of facts, change, development, effect, event, condition or occurrence that, individually or in the aggregate, constitutes, has had or would reasonably be expected to have a Parent Material Adverse Effect.

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          (d)     Tax Opinion.     The Company shall have received an opinion of Pepper Hamilton LLP, dated as of the Closing Date, that, commencing with its taxable year ended December 31, 1986, Parent has been organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code (such opinion shall be in form and substance reasonably satisfactory to the Company and shall be subject to customary assumptions, qualifications and representations).

          (e)     “Comfort” Letter.     Company and Company L.P. shall have received a “comfort” letter from PricewaterhouseCoopers LLP, as described in Section 6.01(e).

ARTICLE VIII
Termination, Amendment and Waiver

Section 8.01.     Termination.     This Agreement may be terminated at any time prior to the REIT Effective Time, whether before or after receipt of the Required Company Vote:

          (a)     by the mutual written consent of Parent and the Company;

          (b)     by either Parent or the Company, if any Governmental Entity of competent authority shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the REIT Merger or the OP Merger substantially on the terms contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

          (c)     by either Parent or the Company, if the REIT Merger has not been consummated by 5:00 p.m. Eastern Standard Time on April 1, 2006 (the “Drop-Dead Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the REIT Effective Time to occur on or before such date and such action or failure to perform constitutes a breach of this Agreement;

          (d)     by Parent, if (i) the Company Board shall have withdrawn or materially modified its recommendation of this Agreement or the REIT Merger in a manner adverse to Parent or shall have resolved to do so; (ii) the Company shall fail to call or hold the Company Shareholders Meeting in accordance with Section 6.01; (iii) the Company shall have intentionally and materially breached its obligations under Section 6.04; or (iv) the Company shall have entered into a definitive agreement with respect to a Superior Proposal;

          (e)     by the Company, if prior to the approval of the REIT Merger pursuant to this Agreement at the Company Shareholders Meeting, the Company Board shall have approved, and the Company shall concurrently enter into, a definitive agreement providing for the implementation of a Superior Proposal; but only if (i) the Company is not then in breach of Section 6.04, and (ii) concurrently with such termination the Company shall have made payment to Parent of the full amounts, if any, required by Sections 8.03(c) and (d) to be paid at that time;

          (f)     by the Company or Parent, if either (i) the approval by the shareholders of the Company required for the consummation of the REIT Merger shall not have been obtained by reason of the failure to obtain the Required Company Vote at the Company Shareholders Meeting (or any adjournment or postponement thereof) or (ii) the approval by the shareholders of Parent required for the consummation of the REIT Merger shall not have been obtained by reason of the failure to obtain the Required Parent Vote at the Parent Shareholders Meeting (or any adjournment or postponement thereof);

          (g)     by the Company, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Sections 7.03(a) or (b) would not be satisfied and (A) such breach is not reasonably capable of being cured or (B) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (x) 20 business days following notice of such breach and (y) the Drop-Dead Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if the Company or Company L.P. is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; and

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          (h)     by Parent, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Sections 7.02(a) or (b) would not be satisfied and (A) such breach is not reasonably capable of being cured or (B) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (x) 20 business days following notice of such breach and (y) the Drop-Dead Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

          (i)     by Company, if Parent shall fail to call or hold the Parent Shareholders Meeting in accordance with Section 6.01.

Section 8.02.     Effect of Termination.     In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any of Parent or the Company, other than the provisions of the Confidentiality Agreement, this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination; provided that nothing herein shall relieve any party from any liability for any willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement.

Section 8.03.     Fees and Expenses.

          (a)     Except as otherwise set forth in this Section 8.03, whether or not the REIT Merger and the OP Merger is consummated, all Expenses (as hereinafter defined) incurred in connection with this Agreement and the other transactions contemplated hereby shall be paid by the party incurring such Expenses, provided that Parent and the Company shall each bear and pay one-half of the Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus and the Partner Exchange Materials; provided, further, however, that the registration fee for the Registration Statement shall be paid by Parent and the filing fee for the Company Proxy Statement shall be paid by the Company. As used in this Agreement, “Expenses” includes all documented reasonable out-of-pocket expenses (including all documented reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, approval, preparation, negotiation, execution and performance of this Agreement and the other transactions contemplated hereby. For the Company, Expenses shall also include any unrecoverable out-of-pocket expenses paid by the Company to terminate the Proposed Barton Skyway Loan and any lost deposits related thereto (such expenses being herein referred to as the “Barton Skyway Loan Expenses”).

          (b)     In the event that this Agreement is terminated by (x) the Company pursuant to Section 8.01(g) or Section 8.01(i), (y) by the Company or Parent pursuant to Section 8.01(f)(ii), or (z) by the Company or Parent pursuant to Section 8.01(c) and Parent’s failure to comply with any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the REIT Effective Time to occur on or before the Drop-Dead Date, then Parent shall promptly (but in no event later than three business days after the date of such termination) pay the Company an amount equal to the Company’s Expenses (other than the Barton Skyway Loan Expenses) up to $6,000,000, by wire transfer of same day funds to an account designated by the Company. In addition, in the event this Agreement is terminated pursuant to any provision in Section 8.01 other than Section 8.01(d), Section 8.01(e) or Section 8.01(h), then Parent shall promptly (but in no event later than three business days after the date of such termination) pay the Company an amount equal to the Barton Skyway Loan Expenses by wire transfer of same day funds to an account designated by the Company which obligation to pay the Company an amount equal to the Barton Skyway Loan Expenses shall be in addition to the Company’s obligation under the immediately preceding sentence.

          (c)     In the event that this Agreement is terminated by (w) the Company or Parent pursuant to Section 8.01(f)(i), (x) by the Company pursuant to Section 8.01(e), (y) by Parent pursuant to Section 8.01(d) or (h) or (z) by the Company or Parent pursuant to Section 8.01(c) and Company’s failure to comply with any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the REIT Effective Time to occur on or before the Drop-Dead Date, then the Company shall promptly (but in no event later than three business days after the date of such termination) pay Parent an amount equal to Parent’s Expenses up to $6,000,000 by wire transfer of same day funds to an account designated by Parent.

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          (d)     In addition to any amounts payable to Parent pursuant to Section 8.03(c), in the event that this Agreement is terminated (i) by Parent pursuant to Section 8.01(d) or by the Company pursuant to Section 8.01(e) or (ii) by the Company or Parent pursuant to Section 8.01(f)(i) and (for purposes of this clause (ii)) a Takeover Proposal shall at the time of such termination be publicly proposed or publicly announced and not withdrawn prior to the Company Shareholder Meeting and within 9 months of the termination of this Agreement the Company consummates a Takeover Proposal or enters into any definitive agreement with respect to any Takeover Proposal that is subsequently consummated (whether or not such Takeover Proposal is the same Takeover Proposal which had been received at the time of termination of this Agreement) with any Person, then the Company shall pay Parent an amount equal to $60,000,000 (the “Termination Fee”) (in addition to the prior or concurrent payment of Parent’s Expenses pursuant to Section 8.03(c), if applicable), by wire transfer of immediately available funds to an account designated by Parent, in the case of a payment as a result of any event referred to in Section 8.03(d)(ii), within three business days after the consummation of the Takeover Proposal, and in the case of a payment as a result of any event referred to in Sections 8.03(d)(i), promptly, but in no event later than three business days after the date of such termination.

          (e)     In addition to any amounts payable to Parent pursuant to Section 8.03(c), in the event that this Agreement is terminated (y) by the Company or Parent pursuant to Section 8.01(f)(i) and the approval by the shareholders of Parent required for the consummation of the REIT Merger was obtained at the Parent Shareholders Meeting (or any adjournment or postponement hereof) or (z) by the Company or Parent pursuant to Section 8.01(c) and Company’s failure to comply with any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the REIT Effective Time to occur on or before the Drop-Dead Date, then the Company shall pay Parent an amount equal to the Alternate Fee (as hereinafter defined) (in addition to the prior or concurrent payment of Parent’s Expenses pursuant to Section 8.03(c), if applicable), by wire transfer of immediately available funds to an account designated by Parent, promptly, but in no event later than three business days after the date of such termination. Notwithstanding any provisions contained herein to the contrary, if Parent qualifies to receive payment of both the Termination Fee and the Alternate Fee, it shall receive only the Termination Fee and shall not be entitled to the Alternate Fee. The “Alternate Fee” shall be an amount equal to $12,500,000. In addition to any amounts payable to the Company pursuant to Section 8.03(b), in the event that this Agreement is terminated (x) by the Company or Parent pursuant to Section 8.01(f)(ii) and the approval by the shareholders of the Company required for the consummation of the REIT Merger was obtained at the Company Shareholders Meeting (or any adjournment or postponement hereof), (y) by Company pursuant to Section 8.01(i) or (z) by the Company or Parent pursuant to Section 8.01(c) and Parent’s failure to comply with any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the REIT Effective Time to occur on or before the Drop-Dead Date, then Parent shall pay the Company an amount equal to the Alternate Fee (in addition to the prior or concurrent payment of Company’s Expenses (other than the Barton Skyway Loan Expenses) and/or the Barton Skyway Loan Expenses, as applicable, pursuant to Section 8.03(b)), by wire transfer of immediately available funds to an account designated by Company, promptly, but in no event later than three business days after the date of such termination.

          (f)     The Termination Fee or the Alternate Fee, as the case may be, which is required to be paid pursuant to this Section 8.03 shall not exceed the sum of (A) the maximum amount that can be paid to a party (the “Payee”) without causing Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by independent accountants to Payee, and (B) in the event Payee receives and, prior to the date the Termination Fee or the Alternate Fee, as the case may be, is due to be paid to Payee as described above, provides a copy to the paying party (the “Payor”) of, an opinion or a letter from outside counsel (the “Fee Tax Opinion”) indicating that Payee has received an opinion of counsel or a ruling from the IRS holding that Payee’s receipt of the Termination Fee or Alternate Fee, as the case may be, would either constitute Qualifying Income or would be excluded from gross income of Payee within the meaning of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”), the amount of the Termination Fee or Alternate Fee, as the case may be, less the amount payable under clause (A) above. In the event that Payee is not able to receive the full amount of the Termination Fee or the Alternate Fee, as the case may be, on the date such fee is due as described above, Payor shall place the amount by which such fee exceeds the amount paid under clause (A) of the preceding

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sentence above (the “Unpaid Fee Amount”) in escrow and shall not release any portion thereof to Payee unless and until Payee provides the Payor with either one of the following: (x) a letter from Payee’s independent accountants indicating the maximum portion of the Unpaid Fee Amount that can be paid at that time to Payee without causing Payee to fail to meet the REIT Requirements or (y) a Fee Tax Opinion, in either of which events the Payor shall pay to Payee from the escrow the lesser of the Unpaid Fee Amount and, if applicable, the maximum amount stated in the accountants’ letter referred to in clause (x) of this sentence. The Payor’s obligation to pay any portion of the Unpaid Fee Amount shall terminate three (3) years from the date of this Agreement. Amounts remaining in escrow after such obligation terminates shall be released to the Payor.

          (g)     The Company and Parent agree that the agreements contained in Section 8.03 above are an integral part of the transactions contemplated by this Agreement, and that the payments to be made thereunder shall be compensation for the loss suffered by the applicable party as a result of the failure of the REIT Merger to be consummated and constitute liquidated damages and not a penalty.

Section 8.04.     Amendment.     This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of trustees or managers (or other similar entity, as the case may be), at any time before or after approval of the matters presented in connection with the REIT Merger by the shareholders of the Company or Parent, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of the relevant stock exchange requires further approval by such shareholders, partners or members without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.05.     Extension; Waiver.     At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of trustees or managers (or other similar entity, as the case may be), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX
General Provisions

Section 9.01.     Nonsurvival of Representations and Warranties.     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02.     Notices.     All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent, Parent L.P., Merger Sub or L.P. Merger Sub, to:

401 Plymouth Road Plymouth Meeting, PA 19462 Attn: Brad A. Molotsky, Senior Vice President and General Counsel Facsimile: (610) 832-4928

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with a copy to:

Pepper Hamilton LLP 3000 Two Logan Square Philadelphia, PA 19103 Attention: Michael H. Friedman, Esq. Facsimile: (215) 981-4750

(b)	if to the Company or Company L.P., to:
3890 West Northwest Highway
Suite 400,
Dallas, Texas 75220
Attention: Gregory S. Imhoff, SVP, Chief Administrative Officer,
General Counsel and Secretary
Facsimile: (214) 358-6443

with a copy to:

Akin Gump Strauss Hauer & Feld LLP 1700 Pacific Avenue, Suite 4100 Dallas, Texas 75201 Attention: Michael E. Dillard, P.C. Fax No.: (214) 969-4343

(c)	if to Prudential, to: c/o Prudential Real Estate Investors 8 Campus Drive Parsippany, NJ 07054 Attention: James P. Walker Facsimile: (973) 683-1752

with a copy to:

c/o Prudential Real Estate Investors 8 Campus Drive Parsippany, NJ 07054 Attention: Joan Hayden, Esq. Fax No.: (973) 683-1778

and

Goodwin Procter LLP Exchange Place Boston, MA 02109 Attention: Minta E. Kay, P.C. Fax No.: (617) 523-1231

Section 9.03.     Definitions. For purposes of this Agreement:

“Actions” shall have the meaning given thereto in Section 5.01(c).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” shall have the meaning given thereto in the Introduction.

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“AICPA Statement” shall have the meaning given thereto in Section 6.01(e).

“Alternate Fee” shall have the meaning given thereto in Section 8.03(e).

“Amended and Restated Share Purchase Plan” shall mean the Company’s Amended and Restated Share Purchase Plan dated as of July 1, 2000, as amended by Amendment No. 1 dated as of October 23, 2002, as amended prior to the date hereof.

“Articles of Merger” shall have the meaning given thereto in Section 1.03(a).

“Assets” means the material properties and assets of the Company and the Company Subsidiaries including, without limitation, the Company Properties.

“Associate” of any Person has the meaning given thereto by Rule 12b-2 under the Exchange Act.

“Barton Skyway Loan Expenses” shall have the meaning given thereto in Section 8.03(a).

“Cash Adjustment Amount” shall mean the aggregate amount of distributions, if any, payable by the Company pursuant to clause (i) of Section 6.11 unless and solely to the extent that any such distributions pursuant to clause (i) also are included within clause (ii) of Section 6.11.

“Cash Consideration” shall have the meaning given thereto in Section 1.07(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq., as amended.

“Certificate” shall have the meaning given thereto in Section 1.07(c).

“Charter” means the Amended and Restated Declaration of Trust of the Company, as amended and supplemented prior to the date hereof.

“Closing” shall have the meaning given thereto in Section 1.02.

“Closing Date” shall have the meaning given thereto in Section 1.02.

“Closing Date Market Price” means the average closing prices of Parent Common Shares for the ten trading day period ending on the trading date immediately prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” shall have the meaning given thereto in Section 5.01(a)(x).

“Common Exchange Ratio” shall have the meaning given thereto in Section 1.07(a).

“Common Interest Exchange Ratio” shall have the meaning given thereto in Section 1.09(a)(ii).

“Company” shall have the meaning given thereto in the Introduction.

“Company Affiliate Letter” shall have the meaning given thereto in Section 6.10.

“Company Board” shall have the meaning given thereto in the Recitals.

“Company Common Shares” shall have the meaning given thereto in the Recitals.

“Company Common Units” shall have the meaning given thereto in Section 3.04(c).

“Company Corporate Budget” shall have the meaning given thereto in Section 5.01(a).

“Company Deferred Compensation Plan” shall mean the (i) Prentiss Property Executive Choice Share Deferral Plan for Trustees, effective February 12, 2003, (ii) Prentiss Properties Executive Choice Share Deferral Plan, effective February 12, 2003, (iii) Prentiss Properties Executive Choice Deferred Compensation Plan for Trustees, effective February 12, 2003, (iv) Prentiss Properties Limited Inc. Key Employee Share Option Plan, effective February 9, 2000, (v) Prentiss Properties Executive Choice Deferred Compensation Plan, effective February 12, 2003, (vi) Prentiss Properties Executive Choice Deferred Compensation Plan Trust Agreement, effective June 23, 2003, as each such plan or agreement may have been modified prior to the date hereof, and (vii) any other plan identified in Section 3.15(a) of the Company Disclosure Letter

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sponsored or maintained by the Company which permits directors, officers or other key employees of either the Company or Company Subsidiaries to defer compensation as defined under such plans.

“Company Development Property” shall have the meaning given thereto in Section 3.09(k).

“Company Disclosure Letter” means the disclosure letter dated as of the date of this Agreement and delivered to Parent by the Company in connection with the execution hereof.

“Company Dividend Reinvestment and Share Purchase Plan” means the Company’s Dividend Reinvestment and Share Purchase Plan as in effect on the date hereof.

“Company Employee Benefit Plans” shall have the meaning given thereto in Section 3.15(a).

“Company Employees” shall have the meaning given thereto in Section 6.05(a).

“Company Employment Agreements” shall have the meaning given thereto in Section 3.15(c).

“Company ERISA Affiliate” shall have the meaning given thereto in Section 3.15(a).

“Company Financial Advisor” means Lazard Freres & Co. LLC

“Company G.P.” shall have the meaning given thereto in Section 3.04(c).

“Company GP Conversion” shall have the meaning given thereto in Section 6.14.

“Company GP Units” shall have the meaning given thereto in Section 3.04(c).

“Company Ground Leases” shall have the meaning given thereto in Section 3.09(a).

“Company Incentive Plans” means the Company’s (i) 1996 Share Incentive Plan, as amended prior to the date hereof, (ii) 2005 Share Incentive Plan, as amended prior to the date hereof, and (iii) the Trustee Share Incentive Plan.

“Company Insiders” shall have the meaning given thereto in Section 6.12.

“Company Intellectual Property” shall mean all of the following owned or used by the Company or any Company Subsidiaries in the operation of their respective businesses: (i) trademarks, service marks, trade dress, trade names, designs and logos, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions, discoveries, improvements, ideas, know-how, processes, technology, computer programs and software (including source code, object code, documentation, programming tools, drawings, specifications and data) and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, software programs and software, applications or registrations in any jurisdiction for the foregoing and moral rights related thereto; (v) databases and database rights; and (vi) Internet Web sites, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of such Internet Web sites, together with all licenses and other agreements providing the Company and any Company Subsidiary with the right to use any item of the type referred to in clauses (i) through (vi).

“Company L.P.” shall have the meaning given thereto in the Introduction.

“Company L.P. Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Company L.P., dated as of October 1, 2001, as amended prior to the date hereof.

“Company L.P. Units” means Company Common Units and Company GP Units.

“Company Material Adverse Effect” means a material adverse effect on the business, properties, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or which materially impairs or materially delays the ability of any such Person to consummate the transactions contemplated by this Agreement; provided, however, that a Company Material Adverse Effect shall not include any change with respect to the Company or any Company Subsidiary resulting from or attributable to (i) general national, international or regional economic conditions or securities markets in

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general, (ii) the announcement, execution or consummation of this Agreement and the transactions contemplated hereby, or (iii) conditions generally affecting the industry in which the Company and the Company Subsidiaries operate (except to the extent disproportionately affecting such Person, relative to other industry participants).

“Company Multiemployer Plan” shall have the meaning given thereto in Section 3.15(e)(ii).

“Company Option” shall have the meaning given thereto in Section 1.08(a).

“Company Organizational Documents” shall have the meaning given thereto in Section 3.01.

“Company Owned Properties” shall have the meaning given thereto in Section 3.09(a).

“Company Pension Plans” shall have the meaning given thereto in Section 3.15(a).

“Company Permits” shall have the meaning given thereto in Section 3.12.

“Company Preferred Shares” shall have the meaning given thereto in Section 3.04(a).

“Company Properties” shall have the meaning given thereto in Section 3.09(a).

“Company Property Agreements” shall have the meaning given thereto in Section 3.09(d).

“Company Property Owner” means the Company, each Company Subsidiary and each joint venture (whether formed as a joint venture, limited partnership, limited liability company or otherwise) identified in Section 3.17(e) of the Company Disclosure Letter, which owns or leases any Company Property.

“Company Property Restrictions” shall have the meaning given thereto in Section 3.09(b).

“Company Proxy Statement” shall have the meaning given thereto in Section 3.03(d).

“Company Rights Agreement” means the Amended and Restated Rights Agreement dated as of January 22, 2002 between the Company and Computer Share, f.k.a. EquiServe Trust Company, N.A., as amended prior to the date hereof.

“Company SEC Documents” shall have the meaning given thereto in Section 3.06(a).

“Company Section 16 Information” shall have the meaning given thereto in Section 6.12.

“Company Series D Preferred Shares” shall have the meaning given thereto in Section 3.04(a).

“Company Shareholders Meeting” shall have the meaning given thereto in Section 6.01(c).

“Company Subsidiaries” means all of the Subsidiaries of the Company.

“Confidentiality Agreement” shall have the meaning given thereto in Section 6.02.

“Contract” means any lease, license, loan or credit agreement, indenture, note, bond, agreement, guarantee, permit, concession, franchise or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, license, whether oral or written (each, including all amendments thereto).

“Corporate Employees” shall have the meaning given thereto in Section 6.05(b).

“Development Budget and Schedule” shall have the meaning given thereto in Section 3.09(k).

“Director Nominees” shall have the meaning given thereto in Section 6.18.

“DLLCA” shall have the meaning given thereto in the Recitals.

“Drop-Dead Date” shall have the meaning given thereto in Section 8.01(c).

“DRULPA” shall have the meaning given thereto in the Recitals.

“Effective Time” shall have the meaning given thereto in Section 1.03(b).

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“Encumbrance” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

“Environmental Law” means any Law of any Governmental Entity, with jurisdiction over the Company Subsidiaries, relating to the protection of human health, safety, natural resources or the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and such regulations issued thereunder.

“Exchange Act” shall have the meaning given thereto in Section 3.03(d)(iv).

“Exchange Agent” shall have the meaning given thereto in Section 2.01.

“Exchange Fund’ shall have the meaning given thereto in Section 2.01.

“Exercise” shall have the meaning given thereto in Section 1.11(a).

“Existing Company Title Policies” shall have the meaning given thereto in Section 3.09(a).

“Existing Parent Title Policies” shall have the meaning given thereto in Section 4.09(a).

“Expenses” shall have the meaning given thereto in Section 8.03(a).

“Fee Tax Opinion” shall have the meaning given thereto in Section 8.03(f).

“Final Condition Notice” shall have the meaning given thereto in Section 10.01.

“Final Condition Notice Date” shall have the meaning given thereto in Section 10.01.

“Final Condition Satisfaction Date” shall have the meaning given thereto in Section 10.02.

“GAAP” means generally accepted accounting principles.

“Governmental Entity” means any United States federal, state or local or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Hazardous Material” means (i) any petroleum or petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls (“PCBs”); (ii) any chemicals, materials, substances or wastes which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutant,” “contaminant” or words of similar import, or regulated as such, under any Environmental Law or for which a Person may be subject to liability under any Environmental Law.

“Initial Dividend’ shall have the meaning set forth in Section 6.11.

“IRS” means the United States Internal Revenue Service.

“Joint Proxy Statement/Prospectus” shall have the meaning given thereto in Section 6.01(a).

“Knowledge”, or any similar expression, means with respect to a Person, the actual knowledge of any of the individuals set forth on Section 9.03 to the Company Disclosure Letter with respect to the Company and Section 9.03 of the Parent Disclosure Letter with respect to Parent.

“Law” means any statute, law, regulation, order, interpretation, permit, license, approval, authorization, rule or ordinance of any Governmental Entity applicable to Parent, Merger Sub or the Company or any of their respective Subsidiaries.

“LLC Conversion” shall have the meaning given thereto in Section 6.14.

“L.P. Merger Sub” shall have the meaning given thereto in the Introduction.

“L.P. Merger Sub Organizational Documents” shall have the meaning given thereto in Section 4.02(b).

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“Maryland REIT Law” shall have the meaning given thereto in the Recitals.

“Material Contracts” means (i) any loan agreement, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized lease obligation or other indebtedness to any Person, other than indebtedness in a principal amount less than $750,000 and (ii) each commitment, contractual obligation, capital expenditure or transaction entered into by the Company or any Company Subsidiary which may result in total payments to or by or liability of the Company or any Company Subsidiary in excess of $750,000 in any one fiscal year, other than the Company Ground Leases or Space Leases; provided, however, that any contract, agreement or other arrangement under clause (ii) above that, by its terms, is terminable within 30 days (without termination fee or penalty) of the date of this Agreement shall not be deemed to be a Material Contract.

“Merger Sub” shall have the meaning given thereto in the Introduction.

“Merger Sub Organizational Documents” shall have the meaning given thereto in Section 4.02(b).

“Microbial Matter” means fungi, bacterial or viral matter which reproduces through the release of spores or the splitting of cells or other means, including, but not limited to, mold, mildew and viruses, whether or not such Microbial Matter is living, which is likely to result in serious injury to any person or serious damage to any property.

“MLLCA” shall have the meaning given thereto in the Recitals.

“New Parent Option” shall have the meaning given thereto in Section 1.08(a).

“NYSE” shall mean the New York Stock Exchange.

“OP Closing” shall have the meaning given thereto in Section 1.02.

“OP Effective Time” shall have the meaning given thereto in Section 1.03(b).

“OP Merger” shall have the meaning given thereto in the Recitals.

“OP Merger Certificate” shall have the meaning given thereto in Section 1.03(b).

“OP Merger Consideration” shall have the meaning given thereto in Section 1.09(a)(ii).

“Option Exchange Ratio” shall have the meaning given thereto in Section 1.08(a).

“Parent” shall have the meaning given thereto in the Introduction.

“Parent Board” shall have the meaning given thereto in Section 4.06(c).

“Parent Class A Units” shall have the meaning given thereto in Section 4.04(c).

“Parent Common Shares” shall have the meaning given thereto in Section 4.04(a).

“Parent Corporate Budget” shall have the meaning given thereto in Section 5.02.

“Parent Development Property” shall have the meaning given thereto in Section 4.09(k).

“Parent Disclosure Letter” means the disclosure letter dated as of the date of this Agreement and delivered to the Company by Parent in connection with the execution hereof.

“Parent Employee Benefit Plans” shall have the meaning given thereto in Section 4.15(a).

“Parent Employment Agreements” shall have the meaning given thereto in Section 4.15(c).

“Parent ERISA Affiliate” shall have the meaning given thereto in Section 4.15(a).

“Parent Financial Advisor” means J.P. Morgan Securities Inc.

“Parent Ground Leases” shall have the meaning given thereto in Section 4.09(a).

“Parent Intellectual Property” shall mean all of the following owned or used by Parent or any Parent Subsidiary in the operation of their respective businesses: (i) trademarks, service marks, trade dress, trade

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names, designs and logos, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions, discoveries, improvements, ideas, know-how, processes, technology, computer programs and software (including source code, object code, documentation, programming tools, drawings, specifications and data) and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, software programs and software, applications or registrations in any jurisdiction for the foregoing and moral rights related thereto; (v) databases and database rights; and (vi) Internet Web sites, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of such Internet Web sites, together with all licenses and other agreements providing Parent and any Parent Subsidiary with the right to use any item of the type referred to in clauses (i) through (vi).

“Parent L.P.” shall have the meaning given thereto in the Introduction.

“Parent L.P. Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of Parent, as amended and supplemented from time to time.

“Parent Material Adverse Effect” means a material adverse effect on the business, properties, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or which materially impairs or materially delays the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that a Parent Material Adverse Effect shall not include any change with respect to Parent or any Parent Subsidiary resulting from or attributable to (i) general national, international or regional economic conditions or securities markets in general, (ii) the announcement, execution or consummation of this Agreement and the transactions contemplated hereby, or (iii) conditions generally affecting the industry in which Parent and Parent Subsidiaries operate (except to the extent disproportionately affecting such Person, relative to other industry participants).

“Parent Multiemployer Plan” shall have the meaning given thereto in Section 4.15(e)(ii).

“Parent Options” shall have the meaning given thereto in Section 4.04(a).

“Parent Organizational Documents” shall have the meaning given thereto in Section 4.01.

“Parent Owned Properties” shall have the meaning given thereto in Section 4.09(a).

“Parent Pension Plans” shall have the meaning given thereto in Section 4.15(a).

“Parent Permit” shall have the meaning given thereto in Section 4.12.

“Parent Preferred Units” shall have the meaning given thereto in Section 4.04(c).

“Parent Properties” shall have the meaning given thereto in Section 4.09(a).

“Parent Property Agreements” shall have the meaning given thereto in Section 4.09(d).

“Parent Property Owner” means the Parent, each Parent Subsidiary and each joint venture (whether formed as a joint venture, limited partnership, limited liability company or otherwise) identified on Section 4.9(a) of the Parent Disclosure Letter, which owns or leases any Parent Property.

“Parent Property Restrictions” shall have the meaning given thereto in Section 4.09(b).

“Parent Proxy Statement” shall have the meaning given thereto in Section 4.03(d).

“Parent Rent Roll” shall have the meaning given thereto in Section 4.09(i).

“Parent SEC Documents” shall have the meaning given thereto in Section 4.06(a).

“Parent Series E Preferred Shares” shall have the meaning given thereto in Section 1.07(d).

“Parent Shareholders Meeting” shall have the meaning given thereto in Section 6.01(d).

“Parent Subsidiaries” means all of the Subsidiaries of Parent.

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“Partner Exchange Materials” shall have the meaning given thereto in Section 6.01(f).

“Payee” shall have the meaning given thereto in Section 8.03(f).

“Payor” shall have the meaning given thereto in Section 8.03(f).

“Permitted Company Encumbrances” shall have the meaning given thereto in Section 3.09(a).

“Permitted Parent Encumbrances” shall have the meaning given thereto in Section 4.09(a).

“Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, unincorporated organization, Governmental Entity or other entity.

“Post-Signing Returns” shall have the meaning given thereto in Section 5.01(c).

“PPREFI Portfolio Loan” shall have the meaning given thereto in Section 6.15.

“Principal Company Limited Partners” shall have the meaning given thereto in the Recitals.

“Private Letter Ruling” shall have the meaning given thereto in Section 6.22.

“Projects” shall have the meaning given thereto in Section 3.09(k).

“Proposed Barton Skyway Loan” shall have the meaning given thereto in Section 5.01(a)(ix).

“Prudential” means The Prudential Insurance Company of America, a New Jersey corporation.

“Prudential Asset Purchase Agreement” shall have the meaning given thereto in Section 10.02.

“Prudential Asset Purchase Closing Date” shall have the meaning given thereto in Section 10.02.

“Prudential Asset Sale” shall have the meaning given thereto in Section 10.02.

“Qualifying Amendment” shall have the meaning given thereto in Section 6.01(b).

“Qualifying Income” shall have the meaning given thereto in Section 8.03(f).

“Registrable Securities” shall have the meaning given thereto in Section 6.16.

“Registration Statement” shall have the meaning given thereto in Section 6.01(a).

“REIT” shall have the meaning given thereto in Section 3.14(c).

“REIT Closing” shall have the meaning given thereto in Section 1.02.

“REIT Effective Time” shall have the meaning given thereto in Section 1.03(a).

“REIT Merger” shall have the meaning given thereto in the Recitals.

“REIT Merger Consideration” shall have the meaning given thereto in Section 1.07(a).

“REIT Requirements” shall have the meaning given thereto in Section 8.03(f).

“Release” means any past or present release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, escaping, injecting, dumping or disposing into the environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) as regulated by CERCLA or any other applicable Environmental Laws.

“Rent Roll” shall have the meaning given thereto in Section 3.09(i).

“Representatives” of a Person means such Person’s officers, trustees, directors, employees, investment bankers, attorneys, accountants, auditors or other advisors or representatives.

“Required Company Vote” shall have the meaning given thereto in Section 3.03(a).

“Required Parent Vote” shall have the meaning given thereto in Section 4.03(a).

“Reverse REIT Merger” shall have the meaning given thereto in Section 10.05(a).

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“Rule 145” shall have the meaning given thereto in Section 6.10.

“Sarbanes-Oxley Act” shall have the meaning given thereto in Section 3.06(b).

“SEC” shall mean the United States Securities and Exchange Commission. “Section 409A” shall have the meaning given thereto in Section 6.05(i).

“Securities Act” shall have the meaning given thereto in Section 3.06(b).

“Shelf Registration Statement” shall have the meaning given thereto in Section 6.16.

“Significant Subsidiary” means any Subsidiary of the Company whose assets constitute 10% or more of the assets of the Company and its Subsidiaries taken as a whole.

“Space Lease” means any lease or other occupancy agreement affecting a Company Property.

“Special Company L.P. Distribution” shall have the meaning given thereto in Section 10.03.

“Special Dividend” shall have the meaning given thereto in Section 10.03.

“Special Dividend Amount” shall have the meaning given thereto in Section 10.03.

“Subject Properties” means the Company Properties identified under the caption “Subject Properties” in Section 5.01(a)(viii) of the Company Disclosure Letter.

“Subsequent Determination” shall have the meaning given thereto in Section 6.04(e).

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, real estate investment trust, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) (i) owns at least 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity, or (ii) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” shall have the meaning given thereto in Section 6.04(d).

“Surviving Company” shall have the meaning given thereto in Section 1.01(a), subject to Section 10.5.

“Surviving L.P.” shall have the meaning given thereto in Section 1.01(b).

“Takeover Proposal” shall have the meaning given thereto in Section 6.04(a).

“Takeover Statutes” shall have the meaning given thereto in Section 3.25(a).

“Tax” or “Taxes” means (i) any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind whatsoever imposed by any Governmental Entity (including, without limitation, taxes or other charges on or with respect to income, alternative minimum tax, franchises, windfall or other profits, gross receipts, excise, excess distributions, impositions, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; withholding, ad valorem, stamp, transfer, mortgage recording, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges), (ii) any interest or penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with (A) any item described in clause (i) or (B) the failure to comply with any requirement imposed with respect to any Tax Return, and (iii) any obligation with respect to Taxes described in clause (i) and/or (ii) above payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation 1 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Tax Protection Arrangement” means an agreement or arrangement, oral or written, (A) that has as one of its purposes to permit a Person or entity to take the position that such Person or entity could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the Company or any Company Subsidiary that is treated as a partnership for U.S. federal income tax purposes, and (B) that (i) prohibits or restricts in any manner the disposition of any assets of the Company or any Company Subsidiary, (including, without limitation, requiring the Company or any Company Subsidiary to indemnify any Person for any Tax liabilities resulting from any such disposition), (ii) requires that the Company or any Company

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Subsidiary maintain, or put in place, or replace, indebtedness, whether or not secured by one or more of the Company Properties, or (iii) requires that the Company or any Company Subsidiary offer to any Person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for U.S. federal income tax purposes for indebtedness or other liabilities of the Company or any Company Subsidiary.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” shall have the meaning given thereto in Section 8.03(d).

“Third Party” means any Person other than Merger Sub and its respective Affiliates.

“Transaction Documents” shall mean, collectively, this Agreement, the Voting Agreements and, if it is executed pursuant to Article X, the Prudential Asset Purchase Agreement.

“Transactions” shall mean the REIT Merger, the OP Merger and the other transactions contemplated by the Transaction Documents.

“Transfer Taxes” shall have the meaning given thereto in Section 6.08.

“Unpaid Fee Amount” shall have the meaning given thereto in Section 8.03(f).

“Voting Agreements” shall have the meaning given thereto in the Recitals.

“Voting Debt” shall, with respect to any Person, mean bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests in such Person may vote.

“$” means U.S. dollars or other legal currency of the United States of America.

Section 9.04.     Interpretation.     When a reference is made in this Agreement to an Article, Section or Schedule such reference shall be to an Article or Section of, or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented (other than the Company SEC Documents or Parent SEC Documents). References to a person are also to its permitted successors and assigns.

Section 9.05.     Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible.

Section 9.06.     Counterparts.     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07.     Entire Agreement; No Third-Party Beneficiaries.     The Transaction Documents (including the exhibits and schedules thereto), taken together with the Company Disclosure Letter and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and

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understandings, both written and oral, among the parties with respect to the Transactions. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 6.05, 6.06, 6.16, 6.17 and 6.18 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 9.08.     Governing Law.     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable conflict or choice of law rules.

Section 9.09.     Assignment.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that (i) Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect Subsidiary of Parent and (ii) L.P. Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent L.P. or to any direct or indirect Subsidiary of Parent L.P., but no such assignment shall relieve Parent, Parent L.P., Merger Sub or L.P. Merger Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10.     Enforcement.     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

Section 9.11.     Disclosure Letters.     The disclosures made on any disclosure schedule, including the Company Disclosure Letter and the Parent Disclosure Letter, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is reasonably evident from the face of the disclosure schedule. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

ARTICLE X
Sale of Specified Assets

Section 10.01.     Final Condition Notice.     Notwithstanding any provision in this Agreement to the contrary, if Parent shall not have received the Private Letter Ruling that confirms the matters referred to in Section 6.22 by the business day which is ten business days prior to the Company Shareholders Meeting and Parent Shareholders Meeting (such business day, the “Final Condition Notice Date”), then Parent shall notify the Company, Company L.P. and Prudential of such fact by sending a written notice to the Company, Company L.P. and Prudential indicating that the Private Letter Ruling has not yet been obtained (the “Final Condition Notice”).

Section 10.02.     Entry into Prudential Asset Purchase Agreement.     Concurrently with the execution of this Agreement, Company L.P., Prentiss Properties Real Estate Fund I, L.P. and Prudential have entered into the asset purchase agreement attached hereto as Exhibit D (the “Prudential Asset Purchase Agreement”) which agreement will become effective as provided therein. Parent acknowledges that if it delivers the Final Condition Notice as contemplated by Section 10.01, then on the first business day following the Company Shareholders Meeting and Parent Shareholders Meeting and the satisfaction (or, to the extent permitted by Law, waiver by the party or parties entitled to the benefits thereof) of the conditions set forth in Article VII of this Agreement (such first business day, the “Final Condition Satisfaction Date;” provided that if the day following such first business date is not also a business date, the Final Condition Satisfaction Date shall be

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delayed until the next business day that is also immediately followed by a business day), the Prudential Asset Purchase Agreement will become effective and Prudential and/or one or more transferees of Prudential and Company L.P. will consummate the transactions contemplated by the Prudential Asset Purchase Agreement. The obligation of Company L.P. and Prentiss Properties Real Estate Fund I, L.P. to consummate the transactions provided for in the Prudential Asset Purchase Agreement (the “Prudential Asset Sale”) is subject to the receipt by the Company, Company L.P. and Prudential of the Final Condition Notice on the Final Condition Notice Date and a written letter, in form and substance reasonably satisfactory to the Company, from Parent and Parent L.P. on the Final Condition Satisfaction Date that confirms that the conditions to the obligations of Parent and Parent L.P. to effect the REIT Merger and OP Merger have been irrevocably satisfied or waived; and the obligation of Parent to consummate the transactions provided for in Section 10.5 is subject to the receipt by Parent, Parent, L.P. and Prudential of a written letter, in form and substance reasonably satisfactory to Parent, from the Company and Company L.P. on the Final Condition Satisfaction Date that confirms that the conditions to the obligations of the Company and Company L.P. to effect the REIT Merger and OP Merger have been irrevocably satisfied or waived.

Section 10.03.     Declaration of Distribution and Special Dividend.     Immediately following, and subject to, the consummation of the transactions provided for in the Prudential Asset Purchase Agreement, and on the Final Condition Satisfaction Date: (a) the Company shall cause Company G.P. to authorize a distribution (the “Special Company L.P. Distribution”) by Company L.P. payable to the holders of record of Company GP Units and Company Common Units at the close of business on the Final Condition Satisfaction Date and (b) the Company Board shall authorize the Company to declare a special dividend (the “Special Dividend”) payable to the holders of record of Company Common Shares at the close of business on the Final Condition Satisfaction Date. The amount of the Special Dividend per Company Common Share shall be equal to the amount of the Special Company L.P. Distribution per Company L.P. Unit. The amount of the Special Company L.P. Distribution per Company L.P. Unit shall be equal to the quotient that results from dividing 95% of the cash consideration paid by Prudential to the Company at the closing of the Prudential Asset Sale by the aggregate number of Company GP Units and Company Common Units outstanding at the close of business on the Final Condition Satisfaction Date (the “Special Dividend Amount”).

Section 10.04.     Payment of Special Dividend.     The Special Company L.P. Distribution and Special Dividend shall be payable on the first business day following the Final Condition Satisfaction Date. The Company shall effect the declaration and payment of the Special Dividend pursuant to Section 10.3 and this Section 10.4 in such a manner as to comply with the rules and regulations of the NYSE.

Section 10.05.     Effects of the Execution of the Prudential Asset Purchase Agreement and the Payment of the Special Dividend.     Upon and subject to the execution and delivery of the Prudential Asset Purchase Agreement, the consummation of the transactions provided for therein and the declaration of the Special Company L.P. Distribution and Special Dividend, the following provisions of this Agreement shall be automatically modified as follows:

          (a)     Notwithstanding the provisions of Section 1.01, at the REIT Effective Time, the REIT Merger shall be abandoned and Merger Sub shall be merged with and into the Company (the “Reverse REIT Merger”). At the REIT Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company and all references in this Agreement to the “Surviving Company” shall be deemed to be references to the Company after the REIT Effective Time and all references to the REIT Merger other than set forth in Section 1.02(a) shall be deemed to be references to the Reverse REIT Merger.

          (b)     As provided in Section 1.02, if Parent shall not have received the Private Letter Ruling that confirms the matters referred to in Section 6.22 before Final Condition Satisfaction Date, the REIT Closing shall take place at 10:00 a.m. Eastern Time on the first business day following the Final Condition Satisfaction Date.

          (c)     Notwithstanding the provisions of Section 1.05(a), from and after the REIT Effective Time, the Company Organizational Documents shall be the declaration of trust and bylaws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

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          (d)     As referenced in Section 1.07(a), the Cash Consideration that forms part of the REIT Merger Consideration shall be reduced by an amount equal to the Special Dividend Amount.

          (e)     Notwithstanding the provisions of Section 1.07(f), the membership interests of Merger Sub issued and outstanding immediately prior to the REIT Effective Time shall be converted into Company Common Shares. All membership interests of Merger Sub so converted shall cease to be outstanding and shall be canceled and retired and shall cease to exist.

          (f)     The Option Exchange Ratio shall be adjusted in the manner set forth in Section 1.08(a).

          (g)     The Common Interest Exchange Ratio shall be adjusted in the manner set forth in Section 1.09(a)(ii).

[Signature Page Follows]

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IN WITNESS WHEREOF, Parent, Parent L.P., Merger Sub, L.P. Merger Sub, the Company and Company L.P. have duly executed this Agreement, all as of the date first written above.

BRANDYWINE REALTY TRUST

By:	/s/ Gerard H. Sweeney

Name: Gerard H. Sweeney
Title: President and Chief Executive Officer

BRANDYWINE OPERATING PARTNERSHIP, L.P.

By:	BRANDYWINE REALTY TRUST,
its General Partner

By:	/s/ Gerard H. Sweeney

Name: Gerard H. Sweeney
Title: President and Chief Executive Officer

BRANDYWINE COGNAC I, LLC

By:	BRANDYWINE OPERATING PARTNERSHIP, L.P.
its Member

By:	/s/ Gerard H. Sweeney

Name: Gerard H. Sweeney
Title: President and Chief Executive Officer

BRANDYWINE COGNAC II, LLC

By:	BRANDYWINE OPERATING PARTNERSHIP, L.P.
its Member

By:	/s/ Gerard H. Sweeney

Name: Gerard H. Sweeney
Title: President and Chief Executive Officer

PRENTISS PROPERTIES TRUST

By:	/s/ Thomas F. August

Name: Thomas F. August
Title: President and Chief Executive Officer

PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P.

By:	Prentiss Properties I, Inc.
its General Partner

By:	/s/ Thomas F. August

Name: Thomas F. August
Title: President and Chief Executive Officer

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SCHEDULE I
Principal Company Limited Partners

1.	Michael V. Prentiss; and

2.	Thomas F. August.

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 ANNEX B

EXECUTION COPY

MASTER AGREEMENT

Master Agreement, dated as of October 3, 2005 (this “Agreement”), by and between Brandywine Operating Partnership, L.P., a Delaware limited partnership (“Brandywine”), and The Prudential Insurance Company of America, a New Jersey corporation (“Prudential”).

Background

On the date hereof, Brandywine, Brandywine Realty Trust, a Maryland real estate investment trust (“Parent”), Brandywine Cognac I, LLC, a Maryland limited liability company (“Merger Sub”), Brandywine Cognac II, LLC, a Delaware limited liability company (“L.P. Merger Sub”), Prentiss Properties Trust, a Maryland real estate investment trust (the “Company”), and Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership (“Company L.P.”), have executed and delivered an Agreement and Plan of Merger (the “Merger Agreement”). Terms used herein as defined terms but not defined herein have the meanings assigned to them in the Merger Agreement.

On the date hereof, Prudential, the Company and Company L.P. have executed and delivered the Prudential Asset Purchase Agreement attached hereto as Exhibit A (the “Prudential Asset Purchase Agreement”).

Brandywine and Prudential desire to enter into this agreement to, among other things, set forth the terms under which Prudential will acquire the Specified Assets (x) from Company L.P. or one or more Company Subsidiaries pursuant to the Prudential Asset Purchase Agreement on the business day prior to the Closing Date as more particularly provided herein and in the Merger Agreement or (y) from Merger Sub pursuant to the Alternative Asset Purchase Agreement (as defined herein) immediately following the OP Effective Time as more particularly provided herein and in the Merger Agreement. The terms “Specified Assets” and “Joint Venture Owned Property” shall have the meanings given to them in the Prudential Asset Purchase Agreement.

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.     Acquisition of Specified Assets.

      a.     In the event that Prudential is obligated to consummate the Prudential Asset Purchase Agreement pursuant to Article X of the Merger Agreement, then Prudential agrees to perform or cause to be performed all of its and the Transferees’ (defined below) obligations thereunder.

      b.     In the event that the Closing is scheduled to occur under the Merger Agreement and Prudential, Company L.P. and Prentiss Properties Real Estate Fund I, L.P. are not required to consummate the transactions described in the Prudential Asset Purchase Agreement pursuant to Article X of the Merger Agreement, then (1) Prudential shall cause the Transferees to make a capital contribution to Merger Sub in immediately available funds in the aggregate amount of the Specified Assets Purchase Price by noon Eastern Time on the Closing Date, (2) Brandywine and Prudential shall enter into an asset purchase agreement, substantially in the form attached hereto as Exhibit B (the “Alternative Asset Purchase Agreement”), and (3) simultaneously with the Closing, Brandywine will cause the Specified Assets to be transferred and conveyed to Prudential or the Transferees in exchange for the transfer to Company L.P. of the interest of Prudential and the Transferees in Merger Sub. The term “Specified Assets Purchase Price” means $747,650,417, subject to adjustment as provided herein and less the outstanding balance of any indebtedness on any of the Specified Assets (including the Joint Venture Owned Property) that is not repaid in full on or before the Closing date.

      c.     Prudential shall pay all state and local transfer and similar taxes and fees (the “Transfer Taxes”) associated with the transfer of the Specified Assets pursuant to the Merger Agreement, the Prudential Purchase Agreement, the Alternative Asset Purchase Agreement and this Agreement, as applicable; provided, however, that in the event that Prudential and/or a Transferee acquires the Specified Assets pursuant to Paragraph 1.b and the Transfer Taxes associated therewith are higher than they would have been if Prudential

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had acquired the Specified Assets pursuant to the Prudential Asset Purchase Agreement, then Brandywine shall pay Prudential at Closing the amount of the excess.

      d.     Brandywine acknowledges that Prudential shall have the right to assign all or any portion of the rights and obligations of Prudential under this Agreement to one (1) or more entities designated by it (each, a “Transferee”). No such assignment shall release Prudential from its obligations under this Agreement.

      e.     Without limiting the terms of Section 16, Prudential, on behalf of each Transferee, agrees that neither Brandywine nor any Affiliate of Brandywine shall have any liability to Prudential or to any Transferee for any of the representations, warranties or covenants of the Company or Company L.P. contained in the Merger Agreement. However, Brandywine agrees, if requested by Prudential and at Prudential’s cost and expense, to enforce Brandywine’s rights under the Merger Agreement with respect to any misrepresentations or breaches of covenants that have resulted in loss, cost or expense to Prudential and to cooperate with Prudential in all reasonable respects with respect to any such enforcement.

2.     Management and Leasing Agreement. On the Final Condition Satisfaction Date (in the event that Prudential and/or a transferee acquires the Specified Assets pursuant to Paragraph 1(a)) and otherwise on the Closing Date, each Transferee and BTRS, Inc., an Affiliate of Brandywine, shall execute and deliver a Leasing and Management Agreement in substantially the form attached hereto as Exhibit C and Brandywine shall cause the existing property management agreements for the Specified Assets to be terminated.

3.     Prudential Payments.

      a.     At the REIT Effective Time, Prudential agrees to pay to Brandywine, or its assignee, One Million Dollars ($1,000,000) in immediately available funds to be used to pay a portion of the fees owing by Brandywine to J.P. Morgan Securities Inc. in connection with the transactions contemplated by the Merger Agreement.

      b.     At the REIT Effective Time, Prudential agrees to pay to Brandywine Four Million Dollars ($4,000,000) in immediately available funds on account of severance costs that Brandywine will incur in connection with the transactions contemplated by the Merger Agreement.

4.     Authority Under Merger Agreement.

      a.     None of Brandywine, Parent, Merger Sub, L.P. Merger Sub or any Affiliate of any of them (collectively, the “BDN Parties”) shall amend the Merger Agreement in any way without in each instance obtaining the prior written consent of Prudential, which consent shall not be unreasonably withheld or delayed.

      b.     None of the BDN Parties shall grant or withhold any consent or approval under or in connection with the Merger Agreement, or authorize, commit to or agree to any matter in connection with the Merger Agreement, without in each instance obtaining the prior written consent of Prudential, which consent shall not be unreasonably withheld or delayed. Without limiting the foregoing, the terms of this Paragraph 4.b shall apply to (i) any changes in the structure of the transactions contemplated by the Merger Agreement requested pursuant to Section 1.10 of the Merger Agreement and (ii) any matters for which consent of Parent is required under Section 5.01 of the Merger Agreement.

      c.     None of the BDN Parties shall waive any of its conditions to Closing without in each instance obtaining the prior written consent of Prudential, which consent shall not be unreasonably withheld or delayed.

      d.     No BDN Party shall exercise any right or remedy under the Merger Agreement, including, without limitation, any termination or extension right, without in each instance obtaining the prior written consent of Prudential, which consent shall not be unreasonably withheld or delayed.

      e.     In any instance where the consent or approval of Prudential is requested under this Agreement, Prudential will use commercially reasonable efforts to respond to Brandywine within two (2) business days after Brandywine’s request for consent or approval has been submitted to Prudential.

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5.     Property Diligence and Sharing of Remediation Expenses.

      a.     Each of Brandywine and Prudential will have until October 20, 2005 (the “Due Diligence Period”) to conduct, at its sole cost and expense (subject to the other terms of this Agreement) diligence on the Company Properties allocated to it (i.e., the Specified Assets, in the case of Prudential, and the other Company Properties, in the case of Brandywine). For purposes of this Paragraph 5, the diligence of Brandywine and Prudential will be limited to title, survey, zoning, permitting and land use, structural and environmental diligence (i.e., leases, rent rolls and tenant credit would not be subject to diligence for purposes of this Paragraph 5) (such permitted due diligence matters, collectively, the “Permitted Due Diligence”). Any such diligence or activities shall be conducted in the manner permitted by Section 6.02 of the Merger Agreement.

      b.     Each of Brandywine and Prudential, on behalf of the Transferees, agrees to fund a portion of the Eligible Remediation Costs (defined below) for the Company Properties to be acquired by the other. The aggregate maximum amount that Brandywine shall be obligated to pay to Prudential on account of Eligible Remediation Costs (net of any payments made by Prudential to Brandywine on account of Eligible Remediation Costs) is $18,750,000. The aggregate maximum amount that Prudential shall be obligated to pay to Brandywine on account of Eligible Remediation Costs (net of any payments made by Brandywine to Prudential on account of Eligible Remediation Costs) is $6,250,000.

      c.     Neither Brandywine nor Prudential shall have any obligation to make a payment to the other on account of Eligible Remediation Costs for a Company Property to be acquired by the other unless the aggregate amount of Eligible Remediation Costs for such Company Property exceeds ten percent (10%) of the Allocated Value (defined below) of such Company Property. If the aggregate amount of Eligible Remediation Costs for such Company Property exceeds ten percent (10%) of the Allocated Value of such Company Property, then (i) if such Company Property is to be acquired by Brandywine, Prudential will pay to Brandywine an amount equal to the Prudential Percentage multiplied by the amount of such excess over ten percent (10%) of the Allocated Value (subject to the above aggregate $6,250,000 cap) and (ii) if such Company Property is to be acquired by a Transferee, Brandywine will pay to Prudential an amount equal to the Brandywine Percentage (as defined below) multiplied by the amount of such excess over ten percent (10%) of the Allocated Value (subject to the above aggregate $18,750,000 cap). The “Allocated Value” of a Company Property is the dollar amount allocated to such Company Property as set forth on Exhibit D hereto.

      d.     Notwithstanding the foregoing, if the aggregate amount of Eligible Remediation Costs for a Company Property to be acquired by a Transferee exceeds ten percent (10%) of the Allocated Value of such Company Property, then, if such Company Property is not an Excluded Property (defined below), Prudential shall have the right, on behalf of the applicable Transferee, in Prudential’s sole and absolute discretion, to elect either (i) to drop such Company Property (i.e., not acquire such Company Property), or (ii) to cause the applicable Transferee to acquire a Substitute Property (defined below) in lieu of such Company Property. If Prudential elects to drop a Company Property (such Company Property, a “Dropped Property”), it shall receive a credit against the Specified Assets Purchase Price in an amount equal to (x) the Allocated Value for such Dropped Property minus (y) the Prudential Percentage of all of the Eligible Remediation Costs for such Dropped Property. Any such election must be made by Prudential within fifteen (15) days following expiration of the Due Diligence Period. In no event may Prudential elect to drop or substitute Company Properties that have an aggregate Allocated Value in excess of $150,000,000 (the “$150,000,000 Limit”). In addition, in no event may Prudential elect to drop or substitute a Company Property if Brandywine elects to pay to Prudential the amount by which Eligible Remediation Costs for such Company Property exceed ten percent (10%) of the Allocated Value of such Company Property. Any such election must be made by Brandywine no later than the later of (x) the fifteenth (15th) day after expiration of the fifteen (15) day period referred to above in this Paragraph 5.d and (y) the fifteenth (15th) day after agreement of Brandywine and Prudential as to, or other determination as provided in Paragraph 6 below of, the Eligible Remediation Costs of the applicable Company Property, and all such Eligible Remediation Costs shall be paid to Prudential on the Closing Date. Each of the Company Properties identified on Exhibit E-1 is an “Excluded Property.” In addition to the right of Prudential to elect to drop or cause a substitution of a Company Property that is not an Excluded Property, as provided in this Paragraph 5.d, Prudential may elect to drop any “development property” identified on Exhibit E-2 if Prudential, in its reasonable discretion, is not satisfied with the

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development potential or the status of land use permits and approvals for such development property. In order to exercise this right with respect to a development property, Prudential must make such an election on or before 5:00 p.m. on October 20, 2005, and in the event that Prudential makes such an election, it will receive a credit against the Specified Assets Purchase Price in an amount equal to the Allocated Value for such dropped development property or properties, and the Allocated Value attributable to such dropped development property or properties shall not count against the $150,000,000 Limit.

      e.     Within fifteen (15) days after the date of this Agreement, Brandywine and Prudential will act in good faith to identify a group of Company Properties which are eligible for exchange in accordance with, and subject to, Section 5(d)(ii) each, a “Substitute Property”); provided that in the event that Prudential, during the thirty (30)-day period (the “Substitute Property Due Diligence Period”) that commences at the expiration of the foregoing fifteen day period, identifies, through Permitted Due Diligence, Eligible Remediation Costs in respect of any of such Substitute Properties in an amount that exceeds, in respect of any given Substitute Property, ten percent (10%) of the Allocated Value of such Substitute Property, then Prudential may remove such Substitute Property from the pool of Substitute Properties. Prudential may exercise its right to acquire a Substitute Property in lieu of a Company Property only if the Company Property has an Allocated Value that is within 10% of the Allocated Value of the Substitute Property. Any such election by Prudential must be made by Prudential within fifteen (15) days following expiration of the Substitute Due Diligence Period, and, for clarity, will be subject to the right of Brandywine to override such election, as provided in Paragraph 5.d, if Brandywine elects to pay to Prudential the amount by which Eligible Remediation Costs for such Company Property exceeds ten percent (10%) of the Allocated Value of such Company Property. Any such election must be made by Brandywine no later than the later of (x) the fifteenth (15th) day after expiration of the fifteen (15) day period referred to in the immediately preceding sentence and (y) the fifteenth (15th) day after agreement of Brandywine and Prudential as to, or other determination as provided in Paragraph 6 below of, the Eligible Remediation Costs of the applicable Company Property. If all of the Substitute Properties exchanged pursuant to this Section 5.e have a lower Allocated Value in the aggregate than the Company Properties for which they were exchanged, the Contribution Amount will be decreased by an amount equal to the difference between the aggregate Allocated Values of such Company Properties and the Substitute Properties. If all of Substitute Properties exchanged pursuant to this Section 5.e have a higher Allocated Value in the aggregate than the Company Properties for which they were exchanged, the Contribution Amount will be increased by an amount equal to the difference between the aggregate Allocated Values of such Company Properties and the Substitute Properties.

      f.     If either Brandywine or Prudential identifies costs that it believes qualify as Eligible Remediation Costs, Brandywine or Prudential, as applicable, will provide to the other, no later than five (5) days following expiration of the Due Diligence Period, a reasonably detailed description of the cost and reason why Brandywine or Prudential, as applicable, believes the cost so qualifies. The parties will cooperate reasonably and in good faith to resolve any disagreements as to the amount and qualification of any such costs, and any disagreements that are not resolved by the parties by the fifteenth (15th) day following expiration of the Due Diligence Period shall be determined in accordance with Paragraph 6 below.

      g.     A cost will constitute an “Eligible Remediation Cost” only if (i) the cost relates to removal of, or diminution in the value of a Company Property on account of, an Encumbrance, any other title exception, or any other matter shown on a survey, including, without limitation, any encroachment, in each case that would have a material adverse effect on either (x) the value of the applicable Company Property or (y) its ability to be used for its intended purposes, or (ii) the cost relates to a structural problem at a Company Property that is not in the nature of preventative maintenance and that an owner of a property of a comparable quality would, in the exercise of reasonable and prudent judgment, repair within one year following the date of this Agreement, or (iii) the cost would reasonably be incurred to remediate an environmental condition in, on or about a Company Property that an institutional lender would reasonably require to be remediated, including, without limitation, any such condition posing a threat to the well-being, value or safety of any person or property, or (iv) the cost relates to the curing of any zoning or land use violation affecting a Company Property, or to obtaining any permit, license or approval from a governmental agency relating to the land use, construction or occupancy of a Company Property, which, in each case, if not

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cured or obtained, would have an adverse effect on (x) the value of the applicable Company Property or (y) its ability to be used for its intended purposes.

      h.     Brandywine and Prudential, on behalf of the Transferees, shall each defend, indemnify, and hold the other harmless on account of any claims, actions, losses, liabilities, damages, costs and expenses, whether arising out of injury or death to persons or damage to any real or personal property, including any property of tenants at Company Properties or otherwise and including but not limited to, reasonable attorneys’ fees and costs incurred, suffered by, or claimed against the other caused by the entry by Brandywine or Prudential (as applicable) or any of its respective representatives upon a Company Property or in carrying out any of its due diligence activities.

6.     The parties shall attempt in good faith to resolve any dispute over the amount or qualification of a cost as an Eligible Remediation Cost (a “Dispute”) within ten (10) days from the date that one party notifies the other in writing of the Dispute. In the event that the parties are unable to resolve such Dispute within this ten day period, either party may, within ten (10) days of the expiration of the initial ten (10) day period, notify the other party that the Dispute shall be finally settled under the Commercial Arbitration Rules of the AAA (or any similar successor rules thereto) as are in force on the date when a notice of arbitration is received and such party may initiate such process. The AAA shall propose arbitrator(s) that are, to the extent reasonably possible, experts in the subject matter of the Dispute. The number of arbitrators shall be three (3) unless Brandywine and Prudential agree to one (1) within five (5) days within the receipt of the written notice of the Dispute. The AAA shall provide, upon a party’s request, a list of ten (10) proposed arbitrators, and each of Brandywine and Prudential shall pick one (1) arbitrator from such list within five (5) days within the receipt of such list and the arbitrators so selected shall pick a third arbitrator from such list within five (5) days of the selection of these two arbitrators. The arbitration proceedings shall be conducted in New York, New York. For clarity, the pendency of an arbitration proceeding shall not limit the obligations of Brandywine or Prudential to proceed with the consummation of the transactions provided for in this Agreement or in the Prudential Asset Purchase Agreement; provided, however, that Prudential at its election shall not be obligated to take or cause a Transferee to take title to any Company Property that is subject to a Dispute.

7.     Material Adverse Change Following Due Diligence Period. If, following the expiration of the Due Diligence Period and prior to the Final Notice Date (defined below), a change occurs to a Specified Asset and such post-Due Diligence Period change relates to a subject matter of the Permitted Due Diligence and the post-Due Diligence change (if it had occurred prior to the expiration of the Due Diligence Period) would have given rise to an Eligible Remediation Cost, then the terms of Paragraph 5 of this Agreement shall apply just as if such change had occurred and been known and objected to by Prudential during the Due Diligence Period in accordance with the terms of this Agreement; provided that any Eligible Remediation Cost attributable to such post-Due Diligence Period change shall be subject to a new ten percent (10%) threshold that is separate and apart from (and not aggregated with) the ten percent (10%) threshold applicable to Eligible Remediation Costs identified in the Due Diligence Period; and provided further that the right of Prudential in Paragraph 5.d and this Paragraph 7 to elect to drop a Specified Asset or substitute a Company Property, on and subject to the terms and conditions set forth therein and herein, may not be exercised after the Final Notice Date. The “Final Notice Date” is the fifteenth (15th) day prior to the scheduled date of the Parent Shareholders Meeting. For clarity, any Specified Asset or Company Properties that Prudential may elect to drop or substitute, as the case may be, under this paragraph 7 or under Paragraph 5.d shall be subject to the single (aggregate) $150,000,000 Limit except as otherwise expressly provided with respect to dropped development properties and the Membership Interest (defined below).

8.     Expenses and Expense Recoveries; Other Receipts Under Merger Agreement.

      a.     The parties agree to be solely responsible for their respective legal and other expenses attributable to the negotiation and preparation of this Agreement and the Prudential Asset Purchase Agreement.

      b.     In the event that the Merger Agreement is terminated and Brandywine receives payment of the Termination Fee or the Alternate Fee, then the Termination Fee or the Alternate Fee received by Brandywine, minus any portion of the Termination Fee or the Alternate Fee that Brandywine is obligated to pay to Parent

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Financial Advisor, shall be split between Brandywine and Prudential as follows: Brandywine shall be entitled to the Brandywine Percentage (defined below) and Prudential shall be entitled to the Prudential Percentage (defined below). The “Brandywine Percentage” shall equal (i) the aggregate of all of the Allocated Values for the Company Properties, minus the aggregate of all of the Allocated Values of all of the Specified Assets (excluding any Dropped Properties), divided by (ii) the aggregate of all of the Allocated Values for the Company Properties. The Prudential Percentage shall equal 1.0 minus the Brandywine Percentage (the “Prudential Percentage”). If Brandywine is entitled to be reimbursed for its Expenses pursuant to the terms of the Merger Agreement, any amount of such Expenses that remains after Brandywine pays any and all required fees to Parent Financial Advisor shall be allocated between Brandywine and Prudential in accordance with the Prudential Percentage and Brandywine Percentage; provided, however, that neither Brandywine nor Prudential shall be entitled to a portion of the Expenses that exceeds such party’s out of pocket expenses.

      c.     Brandywine hereby agrees to indemnify, defend and hold Prudential and the Transferees harmless from and against any and all loss, liability, cost, claim, damage and expense (each, a “Loss”), including, without limitation, reasonable attorney’s fees, suffered or incurred by Prudential or any Transferee at any time in connection with the existence and terms of any Tax Protection Arrangements, but this agreement (except as provided in Paragraph 8(e)) shall not be construed to apply to any tax matters that arise under the joint venture asset included in the Specified Assets known as “Prentiss/Collins del Mar Heights, LLC”. This provision 9.c shall survive Closing and not be merged therein.

      d.     Brandywine hereby agrees to indemnify, defend and hold Prudential and the Transferees harmless from and against any and all Loss suffered or incurred by Prudential or any Transferee on account of its having held in interest in Merger Sub or any other subsidiary or Affiliate of Brandywine. This provision 9.d shall survive Closing and not be merged therein.

      e.     Brandywine hereby agrees to indemnify, defend and hold Prudential and the Transferees harmless from and against any and all Loss suffered or incurred by Prudential or any Transferee pursuant to Section 8.6 of the Operating Agreement of Prentiss/Collins Del Mar Heights, LLC. and this agreement shall survive Closing and not be merged therein.

      f.     Brandywine hereby agrees to indemnify and hold harmless Prudential and the Transferees from and against all liability and cost (including reasonable attorneys’ fees) incurred by reason of claims against Prudential and the Transferees relating to Space Leases or the proceeds under Space Leases arising from or relating to the period prior to the date of Closing in respect of Company Properties acquired by Prudential or a Transferee. Prudential hereby agrees to indemnify and hold harmless Brandywine and Company L.P. from and against all liability and cost (including reasonable attorneys’ fees) incurred by reason of claims against Brandywine or Company L.P. relating to the Space Leases or the proceeds under Space Leases arising from or relating to the period from and after the date of Closing in respect of Company Properties acquired by Prudential or a Transferee. The agreements in this Paragraph 8(f) shall survive Closing and not be merged therein.

9.     Company Property Substitutions. In the event Prudential elects to acquire a Substitute Property pursuant to Paragraphs 5 and 7 above, such Substitute Property shall become a Specified Asset under the Merger Agreement, the Prudential Asset Purchase Agreement, the Alternative Asset Purchase Agreement and this Agreement for all purposes thereunder and hereunder.

10.     Consent. In the event that Collins Corporate Center, LLC does not consent in writing, prior to the fifth (5th) day prior to the scheduled Closing Date, to the acquisition by Prudential or a Transferee of the membership interest (the “Membership Interest”) of Company L.P. in the limited liability company known as “Prentiss/Collins Del Mar Heights, LLC (the “Del Mar LLC”), and acknowledge the right of Prudential or such Transferee to hold the position of “Managing Member” under the Operating Agreement dated as of December 17, 2001 of Del Mar LLC (the “Del Mar Operating Agreement”), then Prudential may, by 5:00 p.m. on the day prior to the Final Condition Satisfaction Date or Closing Date, as applicable, elect to drop its acquisition of the Membership Interest, in which case neither Prudential nor any Transferee shall acquire the Membership Interest and Prudential will receive a credit against the Specified Assets Purchase Price in an amount equal to the Allocated Value for the Membership Interest. The Allocated Value attributable to such dropped Membership Interest shall not count against the $150,000,000 Limit.

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11.     Representations and Warranties of Brandywine. Brandywine hereby represents and warrants to Prudential and the Transferees as of the date hereof and as of Closing as follows:

      a.     Brandywine is a limited partnership duly formed and validly existing under the laws of the State of Delaware, has full limited partnership power and authority to own its properties and to carry on its business as now conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected, individually or in the aggregate, to have a material adverse effect.

      b.     Brandywine has full power and authority to enter into this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by Brandywine and is a valid and legally binding obligation of Brandywine, enforceable against Brandywine in accordance with its terms.

      c.     Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated herein, will constitute or cause a breach, default or violation of (i) the charter documents or bylaws of Brandywine or (ii) any contract to which Brandywine is a party.

      d.     Brandywine has not made any agreement or taken any action which may cause anyone claiming through Brandywine to become entitled to a commission as a result of the transactions contemplated pursuant to this Agreement (except for claims which would be made solely against Brandywine).

      e.     Set forth in Section 3.7(b) of the Company Disclosure Letter is a list of all indebtedness affecting any Fee Owned Property (as defined in the Prudential Asset Purchase Agreement) or the Joint Venture Owned Property (as defined in the Prudential Asset Purchase Agreement), in each case that will not be repaid in full by the Company, the applicable Property Owner or the owner of the Joint Venture Owned Property, as the case may be, at its sole cost and expense on or before the Specified Assets Closing Date (as defined in the Prudential Asset Purchase Agreement) (collectively, the “Outstanding Indebtedness”). The Outstanding Indebtedness is free from default. Except for the Outstanding Indebtedness listed the Company Disclosure Letter and the schedules attached thereto, (the “Consent Required Outstanding Indebtedeness”), the Outstanding Indebtedness may be assumed by each applicable Transferee without the consent of any party thereto and without payment of any fee or other amount to the holder thereof or any other party.

      f.     None of Company L.P. or any of its Affiliates has transferred or permitted the transfer of any interest in a Fee Owned Property or has granted any person or entity the right or option to acquire any interest in any Fee Owned Property other than as set forth the Company Disclosure Letter and the schedules attached thereto. None of Company L.P. or any of its Affiliates has created, voluntarily or otherwise, or permitted the creation, voluntarily or otherwise, of any lien or encumbrance on any Fee Owned Property or the Joint Venture Owned Property, other than the Permitted Encumbrances (as defined in the Merger Agreement) and as set forth in the Company Disclosure Letter and the schedules attached thereto.

      g.     None of Company L.P. or any of its Affiliates has transferred any interest in, other otherwise encumbered or permitted the encumbrance of, all or any portion of the Joint Venture Interest, and the Joint Venture Interest is owned by the Joint Venture Interest Owner free and clear of any right, claim, warrant, option, lien or other interest or encumbrance of any nature whatsoever except as set forth in the Operating Agreement dated as of December 17, 2001 (the “Del Mar Operating Agreement”) between Company L.P. and Collins Corporate Center, LLC.

      h.     There are no leasing or similar commissions due in connection with any Space Lease affecting any of the Specified Assets, other than such market-rate commissions as may become due after the date hereof for expansions and renewals pursuant to written agreements provided to Prudential on or before the date hereof.

      i.     Company L.P. has made available to Prudential all material contracts affecting any Fee Owned Property or the Joint Venture Owned Property or Joint Venture Interest (as defined in the Prudential Asset

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Purchase Agreement). Company L.P. has delivered to Prudential a true, complete and correct copy of the Del Mar Operating Agreement.

      j.     The Release and Settlement Agreement dated September 12, 1996 among Shell Oil Company, Cadillac Fairview/California, Inc., GP Holdings, Inc. and The Prentiss/Copley Investment Group has not been modified and is in full force and effect and free of default and constitutes the entire agreement of the parties thereto on the subject covered thereby and Prudential will be a “Successor Party” and not a “Cadillac Party.”

12.     Representations and Warranties of Prudential. Prudential hereby represents and warrants to Brandywine as follows (with such representations and warranties applying to any Transferee):

      a.     Each Transferee is a limited liability company duly formed and validly existing under the laws of the State of Delaware, has full power and authority to own its properties and to carry on its business as now conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected, individually or in the aggregate, to have a material adverse effect. Prudential is a corporation duly organized and validly existing under the laws of the State of New Jersey, has full corporate power and authority to own its properties and to carry on its business as now conducted.

      b.     Each Transferee and Prudential has full power and authority to enter into this Agreement and, if applicable, the Prudential Asset Purchase Agreement and to consummate the transactions contemplated herein and, if applicable, contemplated in the Prudential Asset Purchase Agreement. This Agreement has been duly executed and delivered by Prudential and is a valid and legally binding obligation of Prudential, enforceable against Prudential in accordance with its terms and the Prudential Asset Purchase Agreement, if executed and delivered pursuant to Article X of the Merger Agreement, will be a valid and legally binding obligation of Prudential, enforceable against Prudential in accordance with its terms.

      c.     Neither the execution, delivery and performance of this Agreement and, if applicable, the Prudential Asset Purchase Agreement, nor the consummation of the transactions contemplated herein or, if applicable, therein, will constitute or cause a breach, default or violation of (i) the charter documents (if applicable) of Prudential or any Transferee or (ii) any contract to which Prudential or any Transferee is a party.

      d.     Prudential has not made any agreement or taken any action which may cause anyone claiming through Prudential to become entitled to a commission as a result of the transactions contemplated pursuant to this Agreement (except for claims which would be made solely against Prudential).

13.     Prorations.

      a.     Ad valorem, personal property and similar taxes (including assessments) for the then current tax period relating to the Specified Assets and, to the extent of the Joint Venture Interest, the Joint Venture Owned Property shall be prorated between the applicable Property Owner or other owner and the applicable Transferee at the Specified Assets Closing as of 11:59 p.m. on the day immediately preceding the Specified Assets Closing Date. If the Specified Assets Closing occurs before the tax rate or assessed valuation for a Specified Asset or the Joint Venture Owned Property, as the case may be, is fixed for the then current tax year, apportionment of taxes and other amounts hereunder shall be made on the basis of the tax rate for the preceding year applied to the latest assessed respective valuation of the applicable Specified Asset or the Joint Venture Owned Property, as applicable, and when the tax rate and assessed valuations are fixed for the tax year in which the Specified Assets Closing occurs, Company L.P. and the applicable Transferee hereby agree to adjust the proration of taxes hereunder and, if necessary, to refund or pay such sums to the other party as shall be necessary to effect such adjustment.

      b.     All rents and other payments from tenants under the Space Leases affecting the Specified Assets or Company L.P.’s or its Affiliate’s interest in the Joint Venture Owned Property shall be prorated between the applicable Property Owner and the applicable Transferee as of 11:59 p.m. on the day immediately preceding the Specified Assets Closing Date. Each Property Owner shall be entitled to all rents,

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charges, and other revenue of any kind attributable to any period under the Space Leases affecting its Specified Assets to, but not including, the Specified Assets Closing Date. Each Transferee of a Fee Owned Property shall be entitled to all rents, charges and other revenue of any kind attributable to any period under the Space Leases affecting its Specified Assets on and after the Specified Assets Closing Date. The owner of the Joint Venture Interest and the Transferee thereof shall prorate such rent, charges and other revenue attributable to the Joint Venture Owned Property on a similar basis in accordance with their interests. Rents or other reimbursements due landlord under the Space Leases affecting Specified Assets not collected as of the Specified Assets Closing Date shall not be prorated at the time of the Specified Assets Closing, but each applicable Transferee shall make a good faith effort (which shall not include bringing legal action against a tenant) to collect the same on the applicable Owner’s behalf and to tender the same to Company L.P. upon receipt (which obligation of such Transferee shall survive the Closing and not be merged therein for a period of four (4) months); provided, however, that all rents, escalations and other reimbursements due landlord under the Space Leases affecting its Specified Assets collected by a Transferee on or after the Specified Assets Closing Date, less the reasonable costs of collection, shall first be applied to all amounts due under the Space Leases affecting its Specified Assets at the time of collection (i.e., current rents and sums due such Transferee as the current owner and landlord) with the balance (if any) payable to Company L.P., but only to the extent of amounts delinquent and actually due to Company L.P. The owner of the Joint Venture Interest and the Transferee thereof shall treat rents and other reimbursements due landlord under the Space Leases affecting the Joint Venture Owned Property on a similar basis in accordance with their interests. At the Specified Assets Closing, each applicable Transferee shall receive a credit for any obligations for brokerage commissions or finders’ fees incurred in entering into any Space Leases affecting any of its Specified Assets, or the Joint Venture Owned Property, as the case may be, that was executed on or after the date of this Agreement.

      c.     Operating expenses for the Specified Assets and the Joint Venture Owned Property shall be prorated as of 11:59 p.m. on the day immediately preceding the Specified Assets Closing Date. Each Property Owner shall pay all utility charges and other operating expenses attributable to its Specified Assets to, but not including, the Specified Assets Closing Date, and each Transferee shall pay all utility charges and other operating expenses attributable to its Specified Assets on or after the Specified Assets Closing Date. The Joint Venture Interest Owner and its Transferee shall prorate utility charges and operating expenses attributable to the Joint Venture Owned Property on a similar basis in accordance with their interests. To the extent that the amount of actual consumption of any utility services is not determined prior to the Specified Assets Closing Date, a proration shall be made at the Specified Assets Closing based on the last available reading and post-closing adjustments between each Owner or the Joint Venture Interest Owner and the applicable Transferee and thereafter a final proration shall be made within twenty (20) days following the date that actual consumption for such pre-closing period is determined, which obligation shall survive the Closing and not be merged therein. No Property Owner shall assign to any Transferee any deposits which such Property Owner has with any of the utility services or companies servicing the Specified Assets. Each Transferee shall arrange with such services and companies to have accounts opened in its name beginning at 12:01 a.m. on the Specified Assets Closing Date.

14.     Notices and Information under Merger Agreement. Brandywine agrees to provide Prudential promptly with a copy of each notice received from or given to any BDN Party under or pertaining to the Merger Agreement. Brandywine agrees to keep Prudential fully informed as to the status of the transactions contemplated by the Merger Agreement, the status of satisfaction of all conditions to Closing, any Takeover Proposal and all information the BDN Parties obtain with respect to the Specified Assets or the transactions contemplated by the Merger Agreement or this Agreement. Brandywine agrees to consult with Prudential with respect to portions of the Joint Proxy Statement/Prospectus that relate to Prudential or the Specified Assets. Without limiting the foregoing or any other term of this Agreement, Brandywine shall provide Prudential with copies of all Partner Exchange Materials and all other correspondence related to the foregoing and all notices given or received under Sections 6.03(c) or (d) of the Merger Agreement.

15.     Public Announcements. The parties acknowledge that the BDN Parties will be required to make public disclosures, including filings with the Securities and exchange Commission, in connection with the transactions contemplated by this Agreement. BDN agrees to use good faith and commercially reasonable

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efforts to afford Prudential an opportunity to review and comment on press releases and public filings that reference Prudential or the transactions contemplated by this Agreement prior to the public disclosure thereof.

16.     Default or Failure of Condition Under Merger Agreement. If any BDN Party breaches any term of the Merger Agreement (or fails to perform any obligation of a BDN Party under the Merger Agreement required to be performed prior to Closing, the performance of which is within any BDN Party’s exclusive control, which, for the sake of clarity, does not include the failure to obtain the Required Parent Vote), or if Parent fails to call or hold the Parent Shareholders Meeting in accordance with Section 6.01 of the Merger Agreement and as a result Prudential does not acquire the Specified Assets as contemplated by this Agreement or the Prudential Asset Purchase Agreement, then each BDN Party shall be jointly and severally liable to, and hereby agrees to indemnify, Prudential for all of its actual out-of- pocket costs and expenses incurred in connection with the Merger Agreement, the Prudential Asset Purchase Agreement, this Agreement and the transactions contemplated by the Merger Agreement and this Agreement, plus liquidated damages of $5,000,000. The parties hereto acknowledge and agree that the damages suffered by Prudential as a result of such a breach are difficult to determine and that the above-referenced amount as a result is a reasonable approximation thereof. If Closing does not occur because the Parent does not obtain the Required Parent Vote, then each BDN Party shall be jointly and severally liable to, and hereby agrees to indemnify, Prudential for all of its actual out-of-pocket costs and expenses incurred in connection with the Merger Agreement, the Prudential Asset Purchase Agreement, this Agreement and the transactions contemplated by the Merger Agreement and this Agreement.

17.     Breach of Representation or Warranty under Merger Agreement. If there exists any breach by Company or Company L.P. of any representation or warranty in the Merger Agreement that pertains to any Specified Asset (other than as to matter(s) that could reasonably have been identified by Prudential in the course of its due diligence activities conducted prior to the Closing Date), then, at any time within six (6) months following the Closing Date and assuming the Closing is consummated, Prudential shall have the right to recover from Brandywine its direct out of pocket expenses resulting from such breach, up to an aggregate recovery of $5,000,000.

18.     Loan Guarantees. If any guarantees of the Company or Company L.P. or a Company Subsidiary of any loan that is secured by any of the Specified Assets is not released on the Closing Date or Final Condition Satisfaction Date, as applicable, then Prudential will indemnify the guarantor against any claims that the applicable lender may assert under any such guaranty with respect to any matter first arising after Closing.

19.     Notices. All notices, requests and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered to a party either personally or by sending a copy thereof by first class or express mail, postage prepaid, or by courier services, charges prepaid, or by telecopier (with a copy sent by first class mail), to such party’s address (or to such party’s telecopier number) as set forth below. Any such notice, request or communication shall be deemed to be delivered, given and received for all purposes of this Agreement (i) as of the date so delivered, if delivered personally or by telecopy to the person entitled thereto, (ii) three (3) business days after being deposited in the United States mail, if delivered by first class or express mail, postage prepaid or (iii) one (1) business day after being deposited with a telegraph office or courier service for delivery if notice is sent by telegraph or courier services.

If to Brandywine:

401 Plymouth Road
Plymouth Meeting, PA 19462
Attn: Gerard H. Sweeney, President and Chief Executive Officer
Telecopier No.: (610) 832-4919

With a copy to:

401 Plymouth Road
Plymouth Meeting, PA 19462
Attn: Brad A. Molotsky, Senior Vice President and General Counsel
Telecopier No.: (610) 832-4928

and

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Pepper Hamilton LLP
3000 Two Logan Square
Philadelphia, PA 19103
Attn: Michael H. Friedman, Esq.
Telecopier No.: (215) 981-4750

If to Prudential:

c/o Prudential Real Estate Investors
8 Campus Drive
Parsippany, NJ 07054
Attn: James P. Walker
(973) 683-1690
Telecopier No.: (973) 683-1752

With a copy to:

c/o Prudential Real Estate Investors
8 Campus Drive
Parsippany, NJ 07054
Attn: Joan Hayden, Esq.
(973) 683-1772
Telecopier No.: (973) 683-1778

and

Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attn: Minta E. Kay, P.C.
(617) 570-1877
Telecopier No.: (617) 523-1231

20.     Authorship; Advice of Counsel. Each of the parties has actively participated in the negotiation and drafting of this Agreement, and each has received independent legal advice from its attorney concerning this Agreement. In the event of a dispute regarding this Agreement, the parties will be conclusively deemed to be the joint authors of this Agreement, and no provision of this Agreement will be interpreted against a party by reason of authorship.

21.     Prevailing Party Reimbursement. In the event of any dispute between or among the parties arising out of this Agreement resulting in any litigation, the prevailing party in such litigation shall be entitled to recover from the non-prevailing parties all reasonable out- of-pocket costs and expenses in connection with such dispute.

22.     Headings. The headings preceding the text of the Paragraphs of this Agreement are inserted solely for convenience of reference and shall not constitute a part of this Agreement or affect its meaning or construction.

23.     Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware.

24.     Amendments. This Agreement may not be amended or otherwise changed in any respect whatsoever except by a writing signed by Brandywine and Prudential.

25.     Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes any and all prior or contemporaneous agreements, whether written or oral, concerning the subject matter hereof.

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26.     Cooperation. The parties hereto agree to cooperate with each other in all reasonable respects with respect to their obligations under this Agreement and, if applicable, under the Prudential Asset Purchase Agreement and consummation of the transactions contemplated thereby and hereby.

27.     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

28.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

29.     Facsimile. A facsimile copy of an original written signature shall be deemed to have the same effect as an original written signature.

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IN WITNESS THEREOF, this Agreement has been executed by Brandywine and Prudential as of the day, month and year first above written.

BRANDYWINE OPERATING PARTNERSHIP, L.P.

By:	BRANDYWINE REALTY TRUST,
its General Partner

By:	/s/ Gerard H. Sweeney
Name: Gerard H. Sweeney
Title: President and Chief Executive Officer

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA,
a New Jersey corporation

By:	/s/ James P. Walker
Name: James P. Walker
Title: Vice President

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 ANNEX C

EXECUTION COPY

PRUDENTIAL ASSET PURCHASE AGREEMENT

This PRUDENTIAL ASSET PURCHASE AGREEMENT is entered into as of this 3rd day of October, 2005 among PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P., a Delaware limited partnership (“Company L.P.”), PRENTISS PROPERTIES REAL ESTATE FUND I, L.P., a Delaware limited partnership (“Other Seller” and, collectively with Company L.P., “Seller”) and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation (together with its successors and assigns, “Prudential”).

RECITALS

Reference is made to the Agreement and Plan of Merger dated as of the date hereof by and among Brandywine Realty Trust, Brandywine Operating Partnership, L.P., Brandywine Cognac I, LLC, Brandywine Cognac II, LLC, Prentiss Properties Trust and Company L.P. (as it may be amended, the “Merger Agreement”) and the Master Agreement dated as of the date hereof between Brandywine Operating Partnership, L.P. and Prudential (the “Master Agreement”). This Agreement is referred to in the Merger Agreement as the “Prudential Asset Purchase Agreement” and is being delivered in connection with the Merger Agreement and the Master Agreement, in each case subject to the terms and conditions hereof.

In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto hereby agree as follows:

Section 1.     Capitalized Terms. Capitalized terms used in this Agreement without definition shall have the respective meaning given them in the Merger Agreement.

Section 2.     Effectiveness of this Agreement. Notwithstanding anything to the contrary, including, without limitation, the execution and delivery of this Agreement as of the date hereof, this Agreement shall not become effective unless and until the following conditions (the “Effectiveness Conditions”) are satisfied: (i) the Final Condition Satisfaction Date occurs, and (ii) each of Company L.P. and Brandywine Operating Partnership, L.P. delivers to Prudential a certification, in form and substance reasonably satisfactory to Prudential, that confirms that all conditions to such party’s and its affiliates’ obligations to effect the REIT Merger and the OP Merger have been irrevocably satisfied or waived in writing. Upon the occurrence of the Effectiveness Conditions, this Agreement shall become fully effective as if executed and delivered as of such date.

Section 3.     Identification of Specified Assets and Specified Interest. Listed on Exhibit A hereto are certain properties (collectively, the “Fee Owned Properties”), which are owned by the entities listed on Exhibit A as the owners thereof (each, a “Property Owner”). Listed on Exhibit B hereto is a property commonly known as High Bluff Ridge located in Del Mar, California (the “Joint Venture Owned Property”) owned by the entity listed thereon as the owner thereof (the “Joint Venture Property Owner”). The Fee Owned Properties and all of the right, title and interest of the Company or its Affiliate (the “Joint Venture Interest Owner”) in the Joint Venture Owned Property (the “Joint Venture Interest”) shall be conveyed to one (1) or more entities designated by Prudential (each such entity, a “Transferee”) in accordance with the terms of this Agreement. The Fee Owned Properties, the identity of which may change as described in Section 5 of this Agreement, are more particularly described below and are referred to in this Agreement with the following and with the Joint Venture Interest, collectively, as the “Specified Assets”:

      (a) All of that land more particularly described on Exhibit C and all improvements located thereon (the “Real Property”);

      (b) All right, title and interest, if any, of the applicable Property Owner, in and to any land lying in the bed of any street, road or access way, opened or proposed, in front of, at a side of or otherwise adjoining the Real Property;

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      (c) All right, title and interest of the applicable Property Owner, reversionary or otherwise, in and to all easements in, upon or benefiting the Real Property and all other rights and appurtenances belonging or in any wise pertaining thereto;

      (d) Any condemnation award to be made after the date of this Agreement for any claim of condemnation hereafter occurring, in connection with the Real Property and/or the other interests described in the foregoing subparagraphs 10.01(a) through (c), of this Section 3, and in and to any award for damage hereafter occurring to the Real Property and/or such interests;

      (e) All right, title and interest of the applicable Property Owner in and to any permits, approvals, agreements, rights and entitlements pertaining to the Real Property, in each of the foregoing cases to the extent assignable;

      (f) All right, title and interest of the applicable Property Owner in and to all air rights, water rights and mineral rights with respect to the Real Property or appurtenant to the Real Property;

      (g) Any and all rights to the present or future use of wastewater, drainage, water or other utility facilities that pertain to or benefit the Real Property, including, without limitation, all reservations, credits, commitments or letters covering any such use in the future;

      (h) All right, title and interest of the applicable Owner in and to any and all reversionary rights attributable to the Real Property;

      (i) All right, title and interest of the applicable Property Owner in and to all consents, authorizations, variances or waivers, licenses, credits, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality with respect to the Real Property, in each of the foregoing cases to the extent assignable; and

      (j) All right, title and interest of the applicable Property Owner in and to all contracts, agreements, plans, specifications, site plans, construction drawings, schematics and renderings, studies, reports, documents, materials and information, and any other tangible or intangible property, rights and benefits relating to the Real Property, in each of the following cases to the extent assignable.

Section 4.     Conveyance of Specified Assets and Joint Venture Interest; Specified Assets Purchase Price. On the business day immediately preceding the Closing Date (such business day, the “Specified Assets Closing Date”), Company L.P. shall cause to be conveyed by each Property Owner and the Joint Venture Interest Owner to the applicable Transferee(s) such Property Owner’s Specified Asset(s). The closing under this Section 4 (the “Specified Assets Closing”) shall take place at the offices of Pepper Hamilton LLP, Philadelphia, Pennsylvania. Each such conveyance by a Property Owner shall be made by delivery and recordation of a deed in the applicable form of Exhibit D hereto (each, a “Deed”) and delivery and recordation, if applicable, of the other documents and instruments listed in Section 6. The conveyance of the Joint Venture Interest by the Joint Venture Interest Owner shall be made by delivery of an assignment of interest in the form of Exhibit E hereto (the “Assignment of Interest”). In exchange for the conveyance of all of the Specified Assets in accordance with the terms of this Section, Prudential shall pay or cause to be paid to Company L.P. the sum of $747,650,417 (the “Specified Assets Purchase Price”), subject to adjustment as provided in this Agreement and less the outstanding balance of any indebtedness on any of the Specified Assets or the Joint Venture Owned Property that is not repaid in full on or before the Closing Date. The Specified Assets Purchase Price, as adjusted as provided herein, shall be paid by wire transfer of immediately available funds pursuant to wiring instructions provided by Company L.P. to Prudential in writing not less than two (2) business days prior to the Specified Assets Closing Date.

Section 5.     Change in Specified Assets. Company L.P. and Other Seller acknowledge and agree that Prudential has certain rights under the Master Agreement to modify the list of properties included in Specified Assets, including, without limitation, to drop or substitute the Joint Venture Interest from the transactions contemplated hereby and by the Master Agreement. Company L.P. and Other Seller further acknowledge and agree that Prudential shall have the right under this Agreement to modify the list of properties included in the Specified Assets, including without limitation, to drop or substitute the Joint Venture Interest if it does so under the Master Agreement, by delivering written notice thereof to Company L.P. or Other Seller, as the

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case may be. Upon each such modification and substitution, “Specified Assets” as used in this Agreement shall be deemed to include the then-current list of Specified Assets, as so modified and “Joint Venture Interest” shall be dropped from this Agreement or modified, as the case may be, in accordance with the terms hereof. Notwithstanding anything to the contrary in this Agreement, no Seller shall be required to convey any real property interest in a Specified Asset other than those listed in Exhibit A and Exhibit B as of the date of this Agreement unless and until either (a) any tenant or other party having a right to purchase such property or having another purchase-related right (such as to approve the property purchaser) has waived such party’s rights, such rights have expired or Seller can otherwise convey the real property without violating such tenant’s or other party’s rights, or (b) Prudential shall have agreed to indemnify Seller for any loss, cost or damages relating to the applicable matter set forth in item (a) of this sentence.

Section 6.     Delivery of Documents by Company L.P. On the Specified Assets Closing Date, Company L.P. and Other Seller shall, notwithstanding anything to the contrary, deliver or cause to be delivered to Prudential the following:

(a)	The Deeds and the Assignment of Interest, duly executed and delivered by the applicable Property Owner or the Joint Venture Interest Owner, as the case may be;

(b)
All transfer, recordation and similar tax forms required in connection with the Deeds and the Assignment of Interest, in form and substance reasonably satisfactory to Prudential, duly executed and delivered by the applicable Property Owner or the Joint Venture Interest Owner, as the case may be;

(c)	A Bill of Sale in the form of Exhibit F hereto (each, a “Bill of Sale”), duly executed and delivered by each applicable Property Owner;

(d)	An Assignment of Leases in the form of Exhibit G hereto (each, an “Assignment of Leases”), duly executed and delivered by each applicable Property Owner;

(e)
An Assignment of Intangibles in the form of Exhibit H hereto (each, an “Assignment of Intangibles”), duly executed and delivered by each applicable Property Owner, together with original copies of all permits, licenses, approvals, contracts and other matters conveyed thereby to the extent reasonably available in Company L.P.’s possession or under Company L.P.’s control;

(f)	All on-site books, records, files and keys related to each Specified Asset and the Joint Venture Owned Property;

(g)
Such affidavits and indemnities as are customarily required by the title insurance company issuing the title insurance policies on the Specified Assets or the Joint Venture Owned Property, including, without limitation, as to parties in possession, mechanic’s liens, a gap closing, if applicable, contest of encumbrances and no transfer of the Specified Assets or Joint Venture Owned Property or grant of any option or similar matter, and evidence of each Property Owner’s and the Joint Venture Interest Owner’s authority to convey the Specified Assets, which affidavits and indemnities are reasonably satisfactory to Prudential and such title insurance company. Notwithstanding the foregoing, with respect to Specified Assets located in Virginia, no Property Owner of any such Specified Asset shall be required to deliver an affidavit covering mechanic’s liens on such Specified Asset to the extent resulting from work of a tenant under a lease affecting such Specified Asset;

(h)	A non-foreign affidavit in the form of Exhibit I hereto, duly executed and delivered by each Property Owner and the Joint Venture Interest Owner;

(i)
To the extent obtained by Company L.P. or its affiliates, the Debt Assignment and Assumption Documents (as defined below) duly executed and delivered by Company L.P. and all parties thereto other than the applicable Transferee, it being acknowledged by Prudential, however, that it shall not be a condition to Prudential’s obligation to close under this Agreement that Company L.P. deliver any Debt Assignment and Assumption documents Company L.P. has not been able to obtain despite the efforts required under the Merger Agreement;

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(j)	Notices to all tenants under the Space Leases affecting the Specified Properties in the form of Exhibit J hereto, duly executed by or on behalf of each respective Property Owner;

(k)
Such other documents and instruments as are customary for real property sales of comparable property in the applicable jurisdiction and may be reasonably required by Prudential or the title company in connection with the transactions contemplated by this Agreement.

Section 7.     Delivery of Documents by Transferees. On the Specified Assets Closing Date, Prudential shall deliver or cause to be delivered to Company L.P. the following:

(a)	The Assignment of Interest, duly executed and delivered by the applicable Transferee;

(b)
All transfer, recordation and similar tax forms required in connection with the Deeds and the Assignment of Interest, in form and substance reasonably satisfactory to Prudential, duly executed and delivered by the applicable Transferee;

(c)	Each Assignment of Lease, duly executed and delivered by each applicable Transferee;

(d)	Each Assignment of Intangibles, duly executed and delivered by each applicable Transferee;

(e)	The Debt Assignment and Assumption Documents, duly executed and delivered by the applicable Transferees;

(f)	The Closing Statements, duly executed and delivered by each Transferee;

(g)	A certification by Prudential that all representations and warranties of Prudential contained in this Agreement are true and correct;

(i)	The Specified Assets Purchase Price; and

(j)	Such other documents and instruments as may be reasonably required by Company L.P. in connection with the transactions contemplated by this Agreement.

Section 8.     Assignment. Company L.P. and Other Seller acknowledge and agree that Prudential shall have the right to assign all of its right, title and interest in, to and under this Agreement to one (1) or more entities owned or advised by Prudential or any of its Affiliates (Prudential and each of the foregoing, a “Transferee”). Upon any such assignment, each applicable Transferee shall succeed to all applicable right, title and interest of Prudential under this Agreement, and each applicable Transferee shall assume all applicable obligations of Prudential under this Article first arising from and after the date of such assignment. No such assignment by Prudential shall release Prudential from its obligations under this Agreement.

Section 9.     Termination; Remedies. If the Merger Agreement is terminated in accordance with its terms, this Agreement shall be deemed terminated and of no further force or effect, except for any provisions which by their terms are to survive Closing. Without limiting any other term of this Agreement or any rights at law or in equity, Company L.P. and Other Seller acknowledge and agree that the terms of this Agreement shall be enforceable by one (1) or more actions in specific performance.

Section 10.     Representations and Warranties. Company L.P. and Other Seller hereby jointly and severally represent and warrant to Prudential, as of the date on which this Agreement becomes effective and as of the Closing Date, as follows:

(a)
Neither Company L.P. nor Other Seller is, and is not an affiliate (as defined in Section V(c) of Prohibited Transaction Class Exemption 84-14 (“PTE 84-14”)) of, any of the Trustees of the Western Conference of Teamsters Pension Trust Fund. None of Company L.P., Other Seller or any affiliate (within the meaning of Part V(c) of PTE 84-14) of either of them has the authority to appoint or terminate Prudential as investment manager of any assets of the Western Conference of Teamsters Pension Trust Fund or to negotiate the terms of any management agreement with Prudential on behalf of the Western Conference of Teamsters Pension Trust Fund, and neither Company L.P. nor Other Seller is a participating employer in the Western Conference of Teamsters Pension Trust Fund. The transaction contemplated by this Agreement (the “Transaction”) is not specifically excluded by Part I(b) of PTE 84-14. Neither Company L.P. nor Other Seller is a related

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party of Prudential (as defined by Part V(h) of PTE 84-14). The terms of the Transaction have been negotiated and determined at arm’s length, as such terms would be negotiated and determined by unrelated parties.

(b)
Neither Company L.P. nor Other Seller is a party in interest (as defined in Section 3(14) of ERISA) with respect to the Virginia Retirement System, the PRISA II 10% Plan or any of the PRISA III 10% Plans (all as defined below), other than by reason of providing services to the Virginia Retirement System, a PRISA II 10% Plan or a PRISA III 10% Plan, as the case may be, or by reason of a relationship to such a service provider described in Section 3(14)(F), (G), (H) or (I) of ERISA. Further, neither Company L.P. nor Other Seller exercises discretionary authority, control, responsibility or influence with respect to the investment of assets of the Virginia Retirement System, the PRISA II 10% Plan in Prudential Property Investment Separate Account II (“PRISA II”) or a PRISA III 10% Plan in Prudential Property Investment Separate Account III (“PRISA III”) or has discretionary authority, control, responsibility or influence with respect to the management or disposition of the assets of the Virginia Retirement System, the PRISA II 10% Plan held in PRISA II or a PRISA III 10% Plan held in PRISA III. For purposes hereof, (i) “PRISA II 10% Plan” shall mean the Virginia Supplemental Retirement System, and (ii) “PRISA III 10% Plans” shall mean (A) the General Board of Pension and Health Benefits of the United Methodists Church incorporated in Missouri as trustee of certain benefit and pension plans of the United Methodists Church, (B) STA-ILA of Baltimore Pension Fund, and (C) the New York State Teachers’ Retirement System.

(c)
Neither Company L.P. nor Other Seller is an employee pension benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA. None of Company L.P.’s or Other Seller”s assets constitute assets of any employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA and/or Section 4975 of the Code. Neither Company L.P nor Other Seller is a “governmental plan” within the meaning of Section 3(32) of ERISA and none of the Specified Assets or the Joint Venture Owned Property is subject to State statutes regulating the investments of and fiduciary obligations with respect to governmental plans.

(d)
The transactions contemplated by this Agreement, the Merger Agreement and the Master Agreement are exempt from any requirement to make any filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the implementing regulations thereto, 16 C.F.R. parts 801-803, because Company L.P. and Other Seller have determined that the aggregate fair market value of the non-exempt assets constituting a portion of the Specified Assets of Company L.P. and Other Seller and the entities controlled by Company L.P. or Other Seller is less than $53,100,000.

Section 11.     Consent Required Outstanding Indebtedness. Notwithstanding anything to the contrary contained in this Agreement, at all times prior to the Specified Assets Closing Date, Company L.P. and Other Seller shall use commercially reasonable efforts to obtain the consent to the assumption of each Consent Required Outstanding Indebtedness by the applicable Transferee from each holder thereof and any other necessary party thereto (each, a “Required Debt Consent”). Neither Company L.P. nor Other Seller shall have any obligation to pay any assumption fee or other amount due to any holder of any Consent Required Outstanding Indebtedness in order to obtain a Required Debt Consent. Each Required Debt Consent so obtained shall be in form and substance reasonably satisfactory to Prudential. Company L.P. and Other Seller agree that they shall not modify or permit to be modified any term of the Consent Required Outstanding Indebtedness without Prudential’s prior consent. If Company L.P. or Other Seller is not released from any obligations under a non-recourse carve-outs guaranty pursuant to a Required Debt Consent, Prudential shall indemnify, defend and hold harmless Company L.P. and/or Other Seller from any and all liability under such guaranty first arising from and after such time as Prudential or the applicable Transferee becomes the borrower thereunder.

Section 12.     Closing Costs. Prudential shall pay or cause to be paid all transfer and similar taxes and fees associated with the direct one(1) time transfer of the Fee Owned Properties and Joint Venture Interest to

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each Transferee pursuant to the terms of this Article, and each of Company L.P., Other Seller and Prudential shall pay their own legal fees and expenses associated with the transactions contemplated by this Agreement.

Section 13.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable conflict or choice or law rules.

Section 14.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that such transactions are fulfilled to the fullest extent possible.

Section 15.     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 16.     Entire Agreement; No Third Party Counterparts. This Agreement (including any exhibits and schedules hereto), taken together with the Merger Agreement and the Master Agreement (a) constitutes the entire agreement, and supersedse all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated hereby and thereby. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 17.     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except as expressly permitted herein. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 18.     Amendment. This Agreement may not be amended except in writing by all parties hereto.

[Remainder of page intentionally blank.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

COMPANY L.P.:

PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P., a Delaware limited partnership

By:	Prentiss Properties I, Inc., a Delaware corporation, its general partner

By:	/s/ Thomas F. August
Name: Thomas F. August
Title: President and Chief Executive Officer

OTHER SELLER:

PRENTISS PROPERTIES REAL ESTATE FUND I, L.P., a Delaware limited partnership

By:	Prentiss Properties Real Estate Fund I, LLC, a Delaware limited liability company, its general partner

By:	Prentiss Properties II, Inc., a Delaware corporation, its member

By:	/s/ Thomas F. August
Name: Thomas F. August
Title: President and Chief Executive Officer

PRUDENTIAL:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation

By:	/s/ James P. Walker James P. Walker, Vice President

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 ANNEX D

October 2, 2005

The Board of Trustees
Brandywine Realty Trust
401 Plymouth Rd., Ste 500
Plymouth Meeting, PA 19462

Members of the Board of Trustees:

You have informed us that Brandywine Realty Trust (“Brandywine”) is considering entering into an Agreement and Plan of Merger, to be dated as of October 3, 2005, (the “Merger Agreement”) among Brandywine, Brandywine Operating Partnership, L.P. (“Brandywine L.P.”), Brandywine Cognac I, LLC, Brandywine Cognac, II LLC, Prentiss Properties Trust (“Prentiss”) and Prentiss Properties Acquisition Partners (“Prentiss L.P.”), in connection with which Brandywine L.P. and Prudential Insurance Company of America (“Prudential”) would enter into a related Master Agreement, to be dated as of the same date, (the “Master Agreement”) and Prudential, Prentiss and Prentiss L.P. would enter into a related agreement, to be dated as of the same date, (together with the Master Agreement and the Merger Agreement, the “Agreements”). The Agreements provide for one of two alternative structures each including a series of mergers and other transactions (collectively, the “Transactions”), pursuant to and after giving effect to which:

(i)
Prudential will acquire, directly or indirectly, Specified Assets (as defined in an exhibit to the Agreements) of Prentiss (the “Prudential Acquisition”) for $747.7 million in cash and assumed debt, subject to a potential $150.0 million reduction to as low as $597.7 million in cash and assumed debt (the “Prudential Adjustment”) if Prudential elects to “drop properties” (as referred to in the Master Agreement) and not to acquire certain of the Specified Assets of Prentiss as contemplated in the Agreements (Prentiss, after giving effect to such series of transactions including the Prudential Acquisition and Prudential Adjustment, if applicable, and any related dividends, distributions or exchanges, and including all the outstanding equity interests of Prentiss L.P., hereinafter referred to as the “Pro Forma Company”); and

(ii)	Brandywine and/or Brandywine L.P. will acquire, directly or indirectly, all of the outstanding equity interest of the Pro Forma Company.

You have also informed us that pursuant to the Agreements, the consideration (the “Brandywine Consideration”) to be paid by Brandywine and/or Brandywine L.P. to the shareholders of Prentiss and the holders of limited partnership units of Prentiss L.P. in the Transactions for the acquisition of the Pro Forma Prentiss will consist of, in the aggregate, up to $424 million in cash and 35.5 million shares of Brandywine’s common shares of beneficial interest, par value $.01 per share (the “Brandywine Common Shares”), subject to (i) increases or decreases in the number of outstanding common shares of beneficial interest, par value $.01 per share, of Prentiss (the “Prentiss Common Shares”) and limited partnership units of Prentiss L.P. permitted under the Agreements, if any, and adjustments for any stock splits or similar events with respect to the Prentiss Common Shares and Brandywine Common Shares as contemplated in the Agreements; and (ii) a potential increase of the cash amount of $424 million to be paid by Brandywine to the shareholders of Prentiss and the holders of limited partnership units of Prentiss L.P. in the event of the Prudential Adjustment, if applicable, to the extent of the cash portion of such adjustment. You have requested our

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opinion as to the fairness, from a financial point of view, to Brandywine of the Brandywine Consideration to be paid by Brandywine in the Transactions for the Pro Forma Prentiss.

In arriving at our opinion, we have (i) reviewed drafts dated September 30, 2005 of the Agreements; (ii) reviewed certain publicly available business and financial information concerning Prentiss, the Pro Forma Company and Brandywine and the industries in which they operate; (iii) compared the proposed financial terms of the Transactions with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Pro Forma Company and Brandywine with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Prentiss Common Shares and the Brandywine Common Shares and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared and/or reviewed by the managements of Prentiss and Brandywine relating to the businesses of the Pro Forma Company and prepared by the management of Brandywine relating to the business of Brandywine, including the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transactions (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of Prentiss and Brandywine with respect to certain aspects of the Transactions, and the past and current business operations of Prentiss, the Pro Forma Company and Brandywine, the financial condition and future prospects and operations of Prentiss, the Pro Forma Company and Brandywine, the effects of the Transactions on the financial condition and future prospects of the Pro Forma Prentiss and Brandywine, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by Prentiss and Brandywine or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of Prentiss, the Pro Forma Company or Brandywine under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Pro Forma Company and Brandywine to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transactions will have the tax consequences as specified to us by the management of Brandywine and its counsel, and that the Transactions contemplated by the Agreements, including the Prudential Acquisition, will be consummated as described in the Agreements (without there occurring any swaps, exchanges or substitutions of properties constituting Specified Assets potentially contemplated by the Agreement and without Brandywine having elected to pay to Prudential any excess amounts for Eligible Remediation Costs (as defined in the Master Agreement), in each case, to the extent that it could be material to our analysis), and that the definitive Agreements will not differ in any material respects from the drafts thereof furnished to us. We have also assumed that (i) in all aspects which could be material to our analysis, the previously announced dispositions by Prentiss of its properties in the Chicago area and Detroit area, or substantial equivalents thereof, have been consummated prior to the acquisition of the Pro Forma Company by Brandywine; (ii) as you have instructed, for purposes of our analysis, the impact on the Pro Forma Prentiss of any Specified Assets being “dropped” as part of a Prudential Adjustment shall be deemed to be an increase to reflect the relevant financial contribution of the “dropped” Specified Assets equaling the product of (x) the percentage amount of Specified Assets “dropped” and (y) the blended aggregate of the relevant financial contribution of the Specified Assets taken as a whole; (iii) any cash or Brandywine Common Shares that may be provided by Brandywine to Brandywine L.P. for purposes of the Transactions will not result in any dilution of Brandywine’s equity interest in Brandywine L.P.; and (iv) we have assumed for purposes of our analysis that all Prentiss Series D Preferred Shares (as defined in the Master Agreement) will be converted into Prentiss Common Shares. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have further assumed that all material

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governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on the Pro Forma Company or Brandywine or on the contemplated benefits of the Transactions.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to Brandywine of the Brandywine Consideration to be paid in the proposed Transactions for the Pro Forma Company as contemplated by the Agreements, and we express no opinion as to the fairness of the Transactions (or any consideration paid therein) to the holders of any class of securities, creditors or other constituencies of Brandywine or Brandywine L.P. or as to the underlying decision by Brandywine or Brandywine L.P. to engage in the Transactions. We are expressing no opinion herein as to the price at which the Brandywine Common Shares will trade at any future time.

We have acted as financial advisor to Brandywine with respect to the proposed Transactions and will receive a fee from Brandywine for our services, a substantial portion of which will become payable only if the proposed Transactions are consummated. In addition, Brandywine has agreed to indemnify us for certain liabilities arising out of our engagement. We and our affiliates have in the past provided investment banking and commercial banking services to Brandywine, Prudential and Prentiss L.P. and their respective affiliates. Specifically, we acted as private placement agent for Brandywine in connection with the placement of its debt securities in November 2004, as joint lead managing underwriter of Brandywine’s public offering of its debt securities in October 2004, and as joint arranger for Brandywine’s term loans in August 2004. Our commercial bank affiliate is a lender to Brandywine. In addition, we and our commercial bank affiliate expect to arrange and/or provide a significant portion of Brandywine’s financing of the cash Consideration to be paid by it in the Transactions. Specifically, with respect to Prentiss L.P., our commercial bank affiliate is the administrative agent for Prentiss L.P.’s revolving credit facility and a lender thereunder. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of Brandywine, Prentiss or Prudential for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Brandywine Consideration to be paid by Brandywine in the proposed Transactions for the Pro Forma Company is fair, from a financial point of view, to Brandywine.

This letter is provided to the Board of Trustees of Brandywine in connection with and for the purposes of its evaluation of the Transactions. This opinion does not constitute a recommendation to any shareholder of Brandywine as to how such shareholder should vote with respect to the Transactions or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of Brandywine in connection with the Transactions but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours, /s/ J.P. Morgan Securities, Inc.

024451

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 ANNEX E

October 3, 2005

The Board of Trustees
Prentiss Properties Trust
3890 West Northwest Hwy, Suite 400
Dallas, Texas 75220

Dear Members of the Board:

We understand that Brandywine Realty Trust, a Maryland real estate investment trust (“Parent”), Brandywine Operating Partnership, L.P., a Delaware limited partnership of which Parent is the sole general partner (“Parent L.P.”), Brandywine Cognac I LLC, a Maryland limited liability company of which Parent L.P. is the sole member (“Merger Sub”), Brandywine Cognac II LLC, a Delaware limited liability company of which Parent L.P. is the sole member (“L.P. Merger Sub”), Prentiss Properties Trust, a Maryland real estate investment trust (the “Company”), and Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership of which the Company is the sole general partner (“Company L.P.”), have entered into an Agreement and Plan of Merger dated as of October 3, 2005 (the “Merger Agreement”). All capitalized terms used herein and not otherwise defined shall have the same meanings ascribed to such terms in the Merger Agreement.

Pursuant to the Merger Agreement, holders of the Company’s common shares, par value $.01 per share (the “Company Common Shares”), issued and outstanding immediately prior to the closing of the REIT Merger Transaction (as defined below) (other than those shares that are owned by the Company, Parent or their respective subsidiaries) will have their Company Common Shares converted into the right to receive aggregate consideration (the “REIT Merger Consideration”) equal to: (a) $21.50 in cash, (the “Cash Consideration”) and (b) .69 of a Parent Common Share (the “Share Consideration”). Pursuant to the Merger Agreement, the Company will either:

(x)
merge with and into Merger Sub, and as a result thereof each Company Common Share issued and outstanding immediately prior to the Effective Time (other than those shares that are owned by the Company, Parent or their respective subsidiaries) will be converted into the right to receive the REIT Merger Consideration (the transaction described in this clause (x) being referred to as the “One Step REIT Merger”), or

(y)
(i) sell a portion of the Company’s property portfolio (the “Prudential Allocated Assets”) to Prudential Real Estate Investors or one or more of its Affiliates (“Prudential”) in a transaction negotiated by Parent (the “Prudential Sale Transaction”), (ii) declare and pay a special dividend (the amount per share of any such special dividend being referred to as the “Special Dividend”) on the Company Common Shares outstanding on the closing date of the Prudential Sale Transaction from a portion of the proceeds of the Prudential Sale Transaction, and (iii) merge with Merger Sub with the Company surviving such merger, and as a result thereof each Company Common Share issued and outstanding immediately prior to the Effective Time (other than those shares that are owned by the Company, Parent or their respective subsidiaries) will be converted into the right to receive: (a) in cash, the excess of $21.50 over the amount of the Special Dividend, (the “Second Step Cash Consideration”) and (b) the Share Consideration (the “Second Step REIT Merger Consideration;” the transaction described in this clause (y) being referred to as the “Two Step REIT Merger,” and together with the One Step REIT Merger, the “REIT Merger Transaction”)

The Merger Agreement also contemplates that L.P. Merger Sub will merge with and into Company (the “OP Merger”) with Company L.P. resulting as the surviving entity. Each Company Common Unit (other than units held by Parent or the Company or their respective subsidiaries) will be converted into the right to receive a number of Parent Class A Units equal to the Common Interest Exchange Ratio.

We understand that if the REIT Merger Transaction is consummated as a One Step Merger, Parent proposes to consummate the Prudential Sale Transaction at or shortly following the Effective Time of the One Step Merger.

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You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to the holders of the Company Common Shares (other than the Parent and any affiliates of the Parent) (the “Public Shareholders”) of the REIT Merger Consideration to be paid to such Public Shareholders in the REIT Merger Transaction. In connection with this opinion, we have:

i.	Reviewed the financial terms and conditions of the Merger Agreement;

ii.	Analyzed certain historical business and financial information relating to the Company and the Parent;

iii.
Reviewed various financial forecasts and other data provided to us by the Company and the Parent as to the future financial performance of the Company and of the Parent, respectively, and of the Parent with respect to the combined entity;

iv.
Held discussions with members of the senior managements of the Company and the Parent with respect to the business and prospects of the Company and the Parent, respectively, and the strategic objectives of each;

v.	Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of the Company and the Parent;

vi.	Reviewed the financial terms of certain business combinations involving companies in lines of businesses we believe to be generally comparable to those of the Company and the Parent;

vii.	Reviewed the historical stock prices and trading volumes of the Company Common Shares and Parent Common Shares; and

viii.	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have relied upon the accuracy and completeness of the foregoing information and have not assumed any responsibility for any independent verification of such information or an independent valuation or appraisal of any of the assets or liabilities of the Company or the Parent, or concerning the solvency of, or issues relating to solvency concerning, the Company or the Parent. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company and of the Parent as to the future financial performance of the Company and of the Parent, respectively, and of the Parent with respect to the combined entity. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

In rendering our opinion, we did not address the relative merits of the REIT Merger Transaction as compared to any alternative potential transaction or the Company’s underlying decision to effect the REIT Merger Transaction. Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

In rendering our opinion, we have assumed that the REIT Merger Transaction will be consummated on the terms and subject to the conditions described in the Merger Agreement without any waiver or modification of any material terms or conditions by the Company, and that obtaining the necessary regulatory approvals for the Proposed Transaction will not have an adverse effect on the Company, the Parent or the combined entity. We have assumed for purposes of our analysis that (i) based on information provided by Parent’s advisors, the Prudential Allocated Assets will result in gross sale proceeds of approximately $750 million, and (ii) if the REIT Merger Transaction is accomplished as a One Step Merger, the Prudential Sale Transaction will be consummated by Parent at the Effective Time. In addition, with respect to our analysis of a potential Two Step Merger, with your consent we have viewed all of the steps of the Two Step Merger as a single transaction and assumed that there will be no difference between the holders of Company Common Shares entitled to receive the Special Dividend and those entitled to receive the Second Step Merger Consideration.

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We do not express any opinion as to the price at which Company Common Shares or Parent Common Shares may trade subsequent to the announcement of the proposed REIT Merger Transaction or as to the price at which Parent Common Shares may trade subsequent to the consummation of the REIT Merger Transaction. Furthermore, we do not express any opinion as to the terms of the OP Merger or the Prudential Sale Transaction, and note that we have not been involved in any way in advising on or negotiating the financial terms of the Prudential Sale Transaction. We do not express any opinion as to any tax or other consequences that might result from the contemplated transactions, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Lazard Frères & Co. LLC is acting as investment banker to the Company in connection with the REIT Merger Transaction and will receive a fee for our services, which is contingent upon the consummation of the REIT Merger Transaction. In addition, in the past, Lazard Frères & Co. LLC has provided investment banking services to the Company and the Parent for which we have been paid customary fees. In the ordinary course of our respective businesses, affiliates of Lazard Frères & Co. LLC and LFCM Holdings LLC (an entity owned in large part by managing directors of Lazard Frères & Co. LLC), may from time to time effect transactions and hold securities of the Company or Parent or their respective affiliates for our own or their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, as you know, managing directors of Lazard Frères & Co. LLC (including Matthew J. Lustig) have been members of Parent’s board of directors in the past and a private equity fund that was managed and sponsored by Lazard Frères & Co. LLC (which is currently managed by an affiliate of LFCM Holdings LLC) previously held preferred shares and units in the Parent and an affiliate of the Parent and continues to hold a small number of Parent Common Shares.

Our engagement and the opinion expressed herein are for the benefit of the Company’s Board of Trustees and our opinion is rendered to the Company’s Board of Trustees in connection with its consideration of the REIT Merger Transaction and is not intended to confer rights or remedies upon Parent, any security holder of Parent or the Company or any other person. This opinion is not intended to and does not constitute a recommendation to any holder of the Company Common Shares as to whether such holder should vote for the REIT Merger Transaction. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the REIT Merger Consideration to be paid to the Public Shareholders in the REIT Merger Transaction is fair to such Public Shareholders from a financial point of view.

Very truly yours,

LAZARD FRERES & CO. LLC

By: /s/ Matthew J. Lustig
Matthew J. Lustig
Managing Director

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Brandywine Realty Trust
     The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Brandywine’s Declaration of Trust contains a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

     The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees and officers to the same extent as permitted for directors and officers of a Maryland corporation under the Maryland General Corporation Law. In the case of directors and officers of a Maryland corporation, the Maryland General Corporation Law permits a Maryland corporation to indemnify present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of such service, unless it is established that either: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and either (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     Brandywine’s Bylaws require Brandywine to indemnify, without a preliminary determination of the ultimate entitlement to indemnification: (1) any present or former trustee, officer or shareholder who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding; (2) any present or former trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (a) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (b) he actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful; and (3) each shareholder or former shareholder against any claim or liability to which he may be subject by reason of such status as a shareholder or former shareholder.

     In addition, Brandywine’s Bylaws require Brandywine to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee, officer or shareholder made a party to a proceeding by reason of his status as a trustee, officer or shareholder provided that, in the case of a trustee or officer, Brandywine shall have received (1) a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by Brandywine as authorized by the Bylaws and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by Brandywine if it shall ultimately be determined that the applicable standard of conduct was not met. The Bylaws also (1) permit Brandywine, with the approval of its trustees, to provide indemnification and payment or reimbursement of expenses to a present or former trustee, officer or shareholder who served Brandywine’s predecessor in such capacity, and to any of Brandywine’s employees or agents of its predecessor, (2) provide that any indemnification or payment or reimbursement of the expenses permitted by our Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the Maryland General Corporation Law for directors of Maryland corporations and (3) permit Brandywine to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the Maryland General Corporation Law for directors of Maryland corporations.

Brandywine Operating Partnership, L.P.

     The limited partnership agreement of Brandywine Operating Partnership, L.P., referred to in the prospectus as the Brandywine Operating Partnership, also provides for indemnification by the Brandywine Operating Partnership of Brandywine and its trustees and officers for any costs, expenses or liabilities incurred by them by reason of any act performed by them for or on behalf of the Brandywine Operating Partnership; provided that such person’s conduct was taken in good faith and in the belief that such conduct was in the best interests of the Brandywine Operating Partnership and that such person was not guilty of fraud, willful misconduct or gross negligence.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our trustees and officers pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit No.	Description
2.1♦	Agreement and Plan of Merger dated as of October 3, 2005, by and among Brandywine Realty Trust, Brandywine Operating Partnership, L.P., Brandywine Cognac I, LLC, Brandywine Cognac II, LLC, Prentiss Properties Trust and Prentiss Acquisition Partners, L.P. (included as Annex A to the joint proxy statement/prospectus forming part of this registration statement).
2.2	Master Agreement dated as of October 3, 2005 by and between Brandywine Operating Partnership, L.P. and The Prudential Insurance Company of America (included as Annex B to the joint proxy statement/prospectus forming part of this registration statement).
2.3	Prudential Asset Purchase Agreement dated as of October 3, 2005 between Prentiss Properties Trust and The Prudential Insurance Company of America (included as Annex C to the joint proxy statement/prospectus forming part of this registration statement).
3.1.1	Amended and Restated Declaration of Trust of Brandywine amended and restated as of May 12, 1997 (Previously filed as an exhibit to Brandywine’s Current Report on Form 8-K dated June 9, 1997 and incorporated herein by reference).
3.1.2	Articles of Amendment to Declaration of Trust of Brandywine dated September 4, 1997 (Previously filed as an exhibit to Brandywine’s Current Report on Form 8-K dated September 10, 1997 and incorporated herein by reference).
3.1.3	Articles of Amendment to Declaration of Trust of Brandywine dated May 15, 1998 (Previously filed as an exhibit to Brandywine’s Current Report on Form 8-K dated June 3, 1998 and incorporated herein by reference).
3.1.4	Articles Supplementary to Declaration of Trust of Brandywine dated September 28, 1998) (Previously filed as an exhibit to Brandywine’s Current Report on Form 8-K dated October 13, 1998 and incorporated herein by reference).
3.1.5	Articles of Amendment to Declaration of Trust of Brandywine dated March 19, 1999) (Previously filed as an exhibit to Brandywine’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference).
3.1.6	Articles Supplementary to Declaration of Trust of Brandywine dated April 19, 1999) (Previously filed as an exhibit to Brandywine’s Current Report on Form 8-K dated April 26, 1999 and incorporated herein by reference).
3.1.7	Articles Supplementary to Declaration of Trust of Brandywine dated December 30, 2003) (Previously filed as an exhibit to Brandywine’s Form 8-A dated December 29, 2003 and incorporated herein by reference).
3.1.8	Articles Supplementary to Declaration of Trust of Brandywine dated February 5, 2004) (Previously filed as an exhibit to Brandywine’s Form 8-A dated February 5, 2004 and incorporated herein by reference).
3.1.9	Articles of Amendment to Declaration of Trust of Brandywine dated October 3, 2005 (Previously filed as an exhibit to Brandywine’s Current Report on Form 8-K dated October 4, 2005 and incorporated herein by reference).
3.2	Amended and Restated Bylaws of Brandywine (Previously filed as an exhibit to Brandywine’s Current Report on Form 8-K dated October 14, 2003 and incorporated herein by reference).
5.1	Opinion of Pepper Hamilton LLP.
8.1	Opinion of Pepper Hamilton LLP as to certain federal income tax matters regarding the status of Brandywine as a real estate investment trust.
8.2	Opinion of Akin Gump Strauss Hauer & Feld LLP as to certain federal income tax matters regarding the status of Prentiss as a real estate investment trust.
10.1	Voting Agreement dated as of October 3, 2005 by and among Brandywine Realty Trust, Brandywine Operating Partnership, L.P. and Michael V. Prentiss (previously filed as an exhibit to Brandywine’s Current Report Form 8-K dated October 4, 2005 and incorporated herein by reference).
10.2	Voting Agreement dated as of October 3, 2005 among Brandywine Realty Trust, Brandywine Operating Partnership L.P. and Thomas F. August (previously filed as an exhibit to Brandywine’s Current Report Form 8-K dated October 4, 2005 and incorporated herein by reference).
10.3	Registration Rights Agreement dated as of October 3, 2005 by and among Brandywine Realty Trust, Brandywine Operating Partnership L.P. and Michael V. Prentiss (previously filed as an exhibit to Brandywine’s Current Report Form 8-K dated October 4, 2005 and incorporated herein by reference).
10.4	Form of Affiliate Agreement.
12.1	Calculation of Ratio of Earnings to Fixed Charges.
21.1	List of Subsidiaries of Brandywine.
23.1	Consent of PricewaterhouseCoopers LLP with respect to Brandywine.
23.2	Consent of PricewaterhouseCoopers LLP with respect to Prentiss.
23.3	Consent of Pepper Hamilton LLP (included in Exhibits 5.1 and 8.1).
23.4	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 8.2).
24.1	Power of Attorney (appears on signature page in part II of this registration statement).
99.1	Financing Commitment Letter from JP Morgan Chase bank, N.A. and J.P. Morgan Securities Inc dated October 3, 2005 (Previously filed as an exhibit to Brandywine’s Current Report on Form 8-K dated October 4, 2005 and incorporated herein by reference).
99.2	Consent of Michael V. Prentiss to be named as a trustee of Brandywine Realty Trust.
99.3	Consent of Thomas F. August to be named as a trustee of Brandywine Realty Trust.
99.4	Consent of J.P. Morgan Securities Inc.
99.5	Consent of Lazard Frères & Co. LLC.
99.6	Form of proxy solicited by the Board of Trustees of Brandywine Realty Trust.
99.7	Form of proxy solicited by the Board of Trustees of Prentiss Properties Trust.

(b)	Financial Statement Schedules
     Schedules not listed above have been omitted because they are inapplicable or the information required to be set forth therein is contained, or incorporated by reference, in the consolidated financial statements of Brandywine or Prentiss or notes thereto.

(c)	Reports, Opinions or Appraisals
     The opinion of Opinion of Brandywine’s Financial Advisor, J.P. Morgan Securities Inc. is attached as Annex D to this joint proxy statement/prospectus. The opinion of Prentiss’ Financial Advisor, Lazard Frères & Co. LLC is attached as Annex E to this joint proxy statement/prospectus.

♦  Pursuant to Item 601(b)(2) of Regulation S-K, the Exhibits and Schedules to the Merger Agreement have been omitted. Such Exhibits and Schedules will be submitted to the Securities and Exchange Commission upon request.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2)	That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
(3)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
	(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
	(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(5)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
	(6)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
	(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the notes being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on this 27th day of October, 2005.

BRANDYWINE REALTY TRUST

By:	/s/ Gerard H. Sweeney
Name:	Gerard H. Sweeney
Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this registration statement and Power of Attorney have been signed by the following persons in the capacity and on the dates indicated.

     KNOW ALL MEN BY THESE PRESENTS, that each person whose name appears below hereby constitutes and appoints Gerard H. Sweeney his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

* * *

Signature	Title(s)	Date

/s/ Gerard H. Sweeney Gerard H. Sweeney	President, Chief Executive Officer and Trustee (Principal Executive Officer)	October 27, 2005

/s/ Christopher P. Marr Christopher P. Marr	Senior Vice President and Chief Financial Officer	October 27, 2005

/s/ Timothy M. Martin Timothy M. Martin	Vice President – Finance and Chief Accounting Officer	October 27, 2005

/s/ Walter D’Alessio Walter D’Alessio	Chairman of the Board of Trustees	October 27, 2005

/s/ D. Pike Aloian D. Pike Aloian	Trustee	October 27, 2005

/s/ Donald E. Axinn Donald E. Axinn	Trustee	October 27, 2005

/s/ Wyche Fowler Wyche Fowler	Trustee	October 27, 2005

/s/ Michael J. Joyce Michael J. Joyce	Trustee	October 27, 2005

/s/ Anthony A. Nichols, Sr. Anthony A. Nichols, Sr.	Trustee	October 27, 2005

/s/ Charles P. Pizzi Charles P. Pizzi	Trustee	October 27, 2005